     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1996.


                                                       REGISTRATION NO. 333-3852

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             ---------------------
                        PHYSICIANS RESOURCE GROUP, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                         8099                        76-0456864
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)   Classification Code Number)      Identification Number)

                        PHYSICIANS RESOURCE GROUP, INC.
                        THREE LINCOLN CENTRE, SUITE 1540
                                5430 LBJ FREEWAY
                                DALLAS, TX 75240
                                 (214) 982-8200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               RICHARD J. D'AMICO
                        PHYSICIANS RESOURCE GROUP, INC.
                        THREE LINCOLN CENTRE, SUITE 1540
                                5430 LBJ FREEWAY
                                DALLAS, TX 75240
                                 (214) 982-8200
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

              JAMES S. RYAN, III                           FREDERICK W. KANNER
           JACKSON & WALKER, L.L.P.                          DEWEY BALLANTINE
         901 MAIN STREET, SUITE 6000                   1301 AVENUE OF THE AMERICAS
               DALLAS, TX 75202                          NEW YORK, NEW YORK 10019

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC. As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering:  / /            .

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering:  / /            .

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        PHYSICIANS RESOURCE GROUP, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                       SHOWING LOCATIONS IN PROSPECTUS OF
                 INFORMATION REQUIRED BY THE ITEMS OF FORM S-1

  ITEM
  NO.                        ITEM                               LOCATION IN PROSPECTUS
  ----     ----------------------------------------    ----------------------------------------
   1.      Forepart of the Registration Statement
             and Outside Front Cover Page of
             Prospectus............................    Facing Page; Outside Front Cover Page of
                                                         Prospectus; Additional Information
   2.      Inside Front and Outside Back Cover
             Pages of Prospectus...................    Inside Front and Outside Back Cover
                                                       Pages of Prospectus
   3.      Summary Information, Risk Factors and
             Ratio of Earnings to Fixed Charges....    Prospectus Summary; The Company; Risk
                                                         Factors
   4.      Use of Proceeds.........................    Use of Proceeds
   5.      Determination of Offering Price.........    Outside Front Cover Page
   6.      Dilution................................    *
   7.      Selling Security Holders................    Principal and Selling Stockholders
   8.      Plan of Distribution....................    Underwriting
   9.      Description of Securities to be
             Registered............................    Description of Capital Stock
  10.      Interests of Named Experts and
             Counsel...............................    *
  11.      Information with Respect to the
             Registrant............................    Outside Front Cover of Prospectus;
                                                         Prospectus Summary; The Company; Risk
                                                         Factors; Use of Proceeds; Dividend
                                                         Policy; Selected Financial Data;
                                                         Management's Discussion and Analysis
                                                         of Financial Condition and Results of
                                                         Operations; Business; Management;
                                                         Certain Transactions; Principal and
                                                         Selling Stockholders; Description of
                                                         Capital Stock; Shares Eligible for
                                                         Future Sale; Index to Financial
                                                         Statements
  12.      Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities...........................    *

- ---------------

* Not applicable or answer is in the negative.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                   SUBJECT TO COMPLETION, DATED MAY 13, 1996

PROSPECTUS

                                5,000,000 SHARES

                    [PHYSICIANS RESOURCE GROUP, INC. LOGO]


                                  COMMON STOCK
                               ------------------
     Of the 5,000,000 shares of Common Stock offered hereby, 3,500,000 shares are being sold by Physicians Resource Group, Inc. ("PRG" or the "Company") and 1,500,000 shares are being sold by the Selling Stockholders named under "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.


     The Common Stock of the Company is traded on the New York Stock Exchange under the symbol "PRG." On May 9, 1996, the last reported sale price of the Common Stock was $29 5/8 per share.


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
    MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                                   UNDERWRITING                    PROCEEDS TO
                                     PRICE TO     DISCOUNTS AND    PROCEEDS TO       SELLING
                                      PUBLIC      COMMISSIONS(1)    COMPANY(2)     STOCKHOLDERS
- -------------------------------------------------------------------------------------------------
Per Share                               $               $               $               $
- -------------------------------------------------------------------------------------------------
Total(3)                                $               $               $               $
=================================================================================================

  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

  (2) Before deducting offering expenses estimated at $          , payable by
      the Company.

  (3) The Company has granted the Underwriters a 30-day option to purchase up to 750,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions
      and Proceeds to Company will be $          , $          and $          ,
      respectively. See "Underwriting."

                               ------------------


     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about May
  , 1996, at the offices of Smith Barney Inc., 14 Wall Street, New York, New York 10005.


                               ------------------
SMITH BARNEY INC.
                        ALEX. BROWN & SONS
                              INCORPORATED
                                             VOLPE, WELTY & COMPANY
May   , 1996

                        Physicians Resource Group, Inc.

                           232 Locations in 14 States



                                      [MAP]


Company Headquarters
 Dallas, Texas

 Regional Offices:
 Houston, Texas
 Memphis, Tennessee

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT
OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE
OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, OR OTHERWISE. SUCH STABILIZING, IF
COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. See "Risk Factors" for information that should be carefully considered by prospective investors.

                                  THE COMPANY


     Physicians Resource Group, Inc. is the nation's leading provider of physician practice management services to ophthalmic and optometric practices. PRG develops integrated eye care delivery systems through affiliations with locally prominent eye care practices in selected geographic markets across the United States. PRG acquires the operating assets of these practices and develops the practices into comprehensive eye care networks by providing management expertise, marketing, information systems, capital resources and ancillary services such as surgery centers and optical dispensaries. As of April 24, 1996, PRG provided management services to 79 practices with 173 ophthalmologists and 117 optometrists at 232 locations in 14 states, owned or operated 18 ambulatory (outpatient) surgery centers ("ASCs") and 104 optical dispensaries and owned or leased 13 excimer lasers.


     Eye care services in the United States are delivered through a fragmented system of local providers, including individual or small groups of ophthalmologists, optometrists and opticians. Unlike most medical specialists, eye care professionals generally do not depend on primary care physicians for referrals; rather, referrals originate from other eye care professionals since the optometrist or the ophthalmologist represents the primary patient contact for the vast majority of eye care services. Based on a market study conducted by Arthur D. Little (the "ADL Study"), PRG believes that the revenues generated by eye care providers (ophthalmologists and optometrists) were in excess of $20 billion in 1994. According to the ADL Study, approximately 15,600 ophthalmologists and 28,200 optometrists were actively involved in patient care in the United States in 1993. The ADL Study estimates that there are approximately 1,500 ophthalmic groups of five or more practitioners.

     Cost-containment pressure on providers in health care generally, and eye care specifically, has placed small to mid-size provider groups at a competitive disadvantage because these practices typically have high operating costs relative to revenue and lack the capital, information resources and management expertise necessary to provide both high quality and cost-effective medical care. To remain competitive, eye care providers are increasingly seeking to affiliate with larger organizations that manage the non-medical aspects of eye care practices and that can provide access to greater capital resources, more efficient cost structures and access to payors. PRG seeks to address these demands for the practices to which it provides management services (the "Affiliated Practices") through the implementation of its business strategy.

     PRG's business strategy is focused on (i) developing comprehensive eye care service networks in each of its markets, both in terms of service mix and geographic coverage, primarily through acquisitions, (ii) enabling its Affiliated Practices to provide efficient and cost-effective eye care services resulting from economies of scale, purchasing discounts, facility consolidation and improved personnel and information management and (iii) marketing the capabilities of the Affiliated Practices and networks to both payors and employers, particularly in the developing and expanding managed care marketplace. PRG believes that by establishing integrated delivery networks, Affiliated Practices are afforded significant opportunities for cross-referrals, expanded service capabilities and volume contracting with payors.


     Consistent with its strategic objectives, PRG recently completed certain transactions that resulted in the acquisition of the assets of 69 eye care practices and 13 ASCs. In March 1996, PRG acquired by merger (the "EyeCorp Merger") EyeCorp, Inc. ("EyeCorp"), a privately held physician practice management company devoted solely to eye care, in exchange for Common Stock having a market value, at closing, of approximately $152 million. The acquisition of EyeCorp, which provides management services to 50 ophthalmic and optometric practices and five ASCs, increased PRG's penetration in existing markets (Arkansas, California, Ohio, Tennessee and Texas) and afforded entry into five new states (Illinois, Kentucky, Massachusetts, Mississippi and Missouri). During the period from January 1 through April 24, 1996, PRG also consummated the acquisition of the assets of 19 practices and eight ASCs (the "1996 Acquisitions") for approximately $60 million, valued at closing, in cash and Common Stock. These acquisitions strengthened PRG's position in Houston (five additional practices), Las Vegas (two additional practices) and Ohio (two additional practices) and represented entries into new markets in Dallas, Phoenix, Oklahoma and South Carolina. In addition, PRG has entered into a definitive agreement to provide management services to, and acquire the assets of, one additional practice located in California (the "Probable Acquisition") for approximately $3.3 million in cash and Common Stock.


                                  THE OFFERING

Common Stock being offered by:
     The Company......................................  3,500,000 shares(1)
     The Selling Stockholders.........................  1,500,000 shares
Common Stock to be outstanding after the offering.....  21,380,795 shares(1)(2)
Use of Proceeds.......................................  To repay indebtedness and for acquisitions, capital expenditures
                                                        and other general corporate purposes
New York Stock Exchange Symbol........................  PRG

- ---------------

(1) Does not include up to 750,000 shares that may be sold by the Company pursuant to the Underwriters' over-allotment option. See "Underwriting."


(2) Does not include 2,603,958 shares issuable upon the exercise of outstanding stock options or an additional 133,127 shares issuable upon the exercise of stock options that are not currently outstanding, but are reserved for issuance upon the designation of optionees by certain third parties. Assumes the issuance of shares of Common Stock in connection with the closing of the Probable Acquisition. See "Management -- Stock Option Plans," "Shares Eligible for Future Sale" and Note 12 of Notes to Supplemental Combined Financial Statements of the Company.

                             ---------------------

     Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' option to purchase from the Company up to 750,000 additional shares of Common Stock solely to cover over-allotments, if any.

                           SUMMARY FINANCIAL DATA(1)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                 YEAR ENDED DECEMBER 31, 1995
                                                        ----------------------------------------------
                                                                                          UNAUDITED
                                                           PRG             PRG            PRO FORMA
                                                        HISTORICAL     PRO FORMA(2)     COMBINED(2)(3)
                                                        ----------     ------------     --------------
STATEMENT OF OPERATIONS DATA:
Revenues..............................................   $ 26,395        $ 51,306          $183,008
                                                         --------        --------          --------
Costs and expenses:
  Salaries, wages and benefits........................     12,161          22,360            72,786
  Pharmaceuticals and supplies........................      3,380           6,874            24,430
  General and administrative..........................      6,547          12,328            52,440
  Depreciation and amortization.......................        779           1,961            11,362
  Interest (income) expense...........................       (236)           (109)            2,939
  Executive resignation expenses......................      1,117           1,117             1,117
                                                         --------        --------          --------
          Total costs and expenses....................     23,748          44,531           165,074
                                                         --------        --------          --------
Income before income taxes............................      2,647           6,775            17,934
Provision for income taxes............................        975           2,585             7,093
                                                         --------        --------          --------
Net income............................................   $  1,672        $  4,190          $ 10,841
                                                         ========        ========          ========
Net income per share..................................   $    .28        $    .49          $    .59
                                                         ========        ========          ========
Number of shares used in net income per share
  calculation.........................................      5,977           8,601            18,414
                                                         ========        ========          ========



                                                                      DECEMBER 31, 1995
                                                        ----------------------------------------------
                                                                                          UNAUDITED
                                                                        UNAUDITED         PRO FORMA
                                                           PRG          PRO FORMA        COMBINED, AS
                                                        HISTORICAL     COMBINED(4)      ADJUSTED(4)(5)
                                                        ----------     ------------     --------------
BALANCE SHEET DATA:
Working capital.......................................   $ 16,244        $ 15,635          $ 68,347
Total assets..........................................     46,435         196,010           247,733
Long-term debt, net of current portion................      7,360          45,705             8,022
Stockholders' equity..................................     25,532          93,804           184,199


- ---------------

(1) PRG was incorporated in 1993 but did not conduct any significant operations prior to PRG's initial public offering (the "IPO") and concurrent acquisition of the assets of ten ophthalmic and optometric practices (the "Reorganization") in June 1995.

(2) Gives effect to the IPO and the Reorganization as if such transactions had been completed as of January 1, 1995.


(3) Gives effect to the EyeCorp Merger, certain acquisitions (the "EyeCorp Acquisitions") effected by EyeCorp prior to the EyeCorp Merger, the entering into and borrowings under credit facilities by PRG and EyeCorp (the "Debt Financings"), the 1996 Acquisitions and the Probable Acquisition as if such transactions had been completed as of January 1, 1995. See "The Company" and Physicians Resource Group, Inc. and EyeCorp, Inc. Unaudited Merger/Significant Transactions -- Pro Forma Combined Financial Statements.



(4) Gives effect to the EyeCorp Merger and the payment of $9.0 million of transaction costs related thereto, PRG's portion of the Debt Financing, the 1996 Acquisitions and the Probable Acquisition as if such transactions had been completed as of December 31, 1995. See "The Company" and Physicians Resource Group, Inc. and EyeCorp, Inc. Unaudited Merger/Significant Transactions -- Pro Forma Combined Financial Statements.


(5) Adjusted to reflect the sale of the 3,500,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $27.625 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                  THE COMPANY


     PRG was formed to provide physician practice management services to ophthalmic and optometric practices and to develop integrated eye care networks. PRG was incorporated on November 2, 1993 and until June 1995 had not conducted any significant operations. On June 28, 1995, PRG consummated its IPO and simultaneously exchanged cash, shares of Common Stock and a note payable for certain assets and liabilities of, and entered into service agreements ("Service Agreements") with ten ophthalmic and optometric practices (the "Founding Affiliated Practices"), which are located in Arizona, Arkansas, California, Nevada, Ohio, Tennessee and Texas. During the period from January 1 through April 24, 1996, PRG consummated the 1996 Acquisitions and the EyeCorp Merger and entered into definitive agreements with respect to the Probable Acquisition. See "Recent Developments." PRG's principal offices are located at Three Lincoln Centre, Suite 1540, 5430 LBJ Freeway, Dallas, Texas 75240 and its telephone number at that address is (214) 982-8200.


                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the factors listed below in evaluating an investment in the shares of Common Stock offered hereby. This Prospectus, other than the historical financial information, includes forward-looking statements that involve risks and uncertainties, including the Company's ability to successfully acquire the assets of, service and integrate eye care providers, regulatory developments, the ability to adapt to the managed care environment and the other risks detailed below.

LIMITED OPERATING HISTORY AND INTEGRATION OF OPERATIONS


     PRG was incorporated in November 1993 and conducted no significant operations prior to the Reorganization. Since its formation, PRG has grown principally through acquisitions and is pursuing an aggressive growth strategy. If PRG is to realize the anticipated benefits of acquisitions, including the EyeCorp Merger, the 1996 Acquisitions and any future acquisitions, the operations of these entities must be integrated and combined efficiently. The process of integrating management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, presents a significant challenge to the management of PRG. There can be no assurance that the integration process will be successful or that the anticipated benefits of its business combinations will be realized. The dedication of management resources to such integration may detract attention from the day-to-day operations of PRG. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial unanticipated costs associated with such activities or that there will not be other material adverse effects of these integration efforts. Such effects could materially reduce the earnings of PRG. PRG has incurred and is incurring certain transaction costs estimated at approximately $9 million in connection with the EyeCorp Merger, which will be recognized as an expense in the first quarter of 1996. Additionally, PRG has incurred and is incurring significant expenses in connection with the 1996 Acquisitions and the Probable Acquisition, the majority of which will be capitalized and amortized in the future. These amounts are preliminary estimates of legal, accounting, financial advisory and other costs directly attributable to negotiating and closing the EyeCorp Merger and the 1996 Acquisitions and do not reflect integration costs. There can be no assurance that PRG will not incur additional charges in subsequent quarters to reflect costs associated with the EyeCorp Merger and the 1996 Acquisitions.


ACQUISITION STRATEGY AND LIMITATION ON GROWTH

     An integral part of PRG's business strategy is to increase its revenues, earnings and market share through the acquisition of the assets of eye care physician practice groups, management services organizations ("MSOs"), ASCs and related businesses and the entry into management services relationships with such groups. There can be no assurance that PRG will be able to acquire and retain the assets of, or profitably provide management services to, additional eye care practices or successfully integrate such additional management services relationships. In addition, there can be no assurance that the assets of eye care practices acquired in the future, or the management services relationships entered into in the future, will be beneficial to the successful implementation of PRG's overall strategy, or that such assets and relationships will ultimately produce returns that justify their related investment or implementation by PRG.

     PRG's ability to expand is also dependent upon factors such as its ability to (i) identify attractive and willing candidates for acquisition, (ii) adapt or amend PRG's structure to comply with present or future state legal requirements affecting PRG's arrangements with physician practice groups, including state prohibitions on fee-splitting, corporate practice of medicine and referrals to facilities in which physicians have a financial interest, (iii) obtain regulatory approval and certificates of need, where necessary, and comply with licensing requirements applicable to physicians and facilities operated, and services offered, by physicians and (iv) expand PRG's infrastructure and management to accommodate expansion. There can be no assurance that PRG will be able to achieve these objectives or its planned growth, that the assets of eye care practice groups will continue to be available for acquisition by PRG, or that the addition of such practice groups will be profitable.

     PRG's expansion strategy also requires substantial capital investment. Capital is needed not only for the acquisition of the assets of physician practices, but also for their effective integration, operation and expansion and for the addition of medical equipment and technology. PRG may finance future acquisitions by using shares of Common Stock for all or a portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient valuation, or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of the assets of their businesses, PRG may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If PRG does not have sufficient cash resources, its growth could be limited and its existing operations impaired, unless it is able to obtain additional capital through subsequent debt or equity financings. There can be no assurance that PRG will be able to obtain such financing or that, if available, such financing will be on terms acceptable to PRG. The Company's credit facilities require, under certain circumstances, the consent of the Company's primary lender prior to the consummation of acquisitions and there can be no assurance the Company's primary lender will grant its consent each time the solicitation of such consent is required. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." As a result, there can be no assurance that PRG will be able to continue to implement its acquisition strategy successfully.

RISKS RELATED TO INTANGIBLE ASSETS

     As of December 31, 1995, PRG had approximately $3.8 million of intangible assets that arose primarily in a purchase transaction completed in connection with the Reorganization and IPO. These intangibles were created by the excess of the purchase price over the fair value of the net assets of the acquired businesses. These intangibles are being amortized over a 40-year period, which will result in approximately $95,000 of amortization expense annually.

     As a result of PRG's and EyeCorp's various acquisition transactions, intangibles of approximately $111.0 million have been added to PRG's balance sheet as a result of purchase accounting, resulting in total intangibles on PRG's balance sheet of approximately $115.0 million. Using an amortization period ranging from seven to 40 years for intangibles acquired by PRG as a result of the EyeCorp Merger and the 1996 Acquisitions, amortization of intangibles will be approximately $4.2 million per year. Purchases of additional businesses that result in the recognition of additional intangible assets would cause amortization expense to further increase. A substantial portion of the amortization generated by the total intangible assets is not deductible for tax purposes.

     As practice asset acquisitions are made, PRG evaluates each acquisition considering the practice's market position, reputation, profitability, and geographical penetration, its position in the PRG provider network, the collective experience of its executives and employees, its relationships with its customers and affiliated physicians, the relationships between its affiliated physicians and their patients and the specific service agreements entered into with the Affiliated Practices. All of these factors contribute to the purchase price paid for the acquisition and to the intangible created in the purchase transaction. Generally, PRG management believes that these intangibles will have a life of indefinite length.

     At the time of or following each acquisition, PRG will evaluate each acquisition and establish an appropriate amortization period based on the underlying facts and circumstances. Subsequent to such initial evaluation, PRG will periodically reevaluate such facts and circumstances to determine if the related intangible asset continues to be realizable and if the amortization period continues to be appropriate. As the underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the value of such intangible assets will be realized by PRG. Although at December 31, 1995, the net unamortized balance of intangible assets acquired and anticipated to be acquired was not considered to be impaired, any future determination that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on the Company's results of operations. See Physicians Resource Group, Inc. and EyeCorp, Inc. Consolidated Merger/Significant Transactions Pro Forma Combined Financial Statements.

GOVERNMENT REGULATION

     Various state and federal laws regulate the relationships between providers of health care services, physicians and other clinicians. See
"Business -- Government Regulation and Supervision."

     These laws include the fraud and abuse provisions of the Social Security Act, which include the "anti-kickback" and "anti-referral" laws. The "anti-kickback" laws prohibit the offering, payment, solicitation or receipt of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the ordering or providing of Medicare or Medicaid covered services, items or equipment. The "anti-referral" laws impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to the Affiliated Practices, could result in significant loss of reimbursement. A determination of liability under any such laws could have a material adverse effect on the Company's operations.

     Several states, including states in which some Affiliated Practices are located, have adopted laws similar to the "anti-kickback" and "anti-referral" laws that cover patients in private programs as well as government programs. The laws of many states also prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws vary from state to state and are enforced by the courts and by regulatory authorities with material discretion. A determination of liability under any such laws could have a material adverse effect on PRG.

     Although PRG believes that its operations as described in this Prospectus are in substantial compliance with existing applicable laws, PRG's business operations have not been the subject of judicial or regulatory interpretation. There can be no assurance that review of PRG's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of PRG or that the health care regulatory environment will not change so as to restrict PRG's existing operations or their expansion. In addition, the regulatory framework of certain jurisdictions may limit PRG's expansion into, or ability to continue operations within, such jurisdictions if PRG is unable to modify its operational structure to conform with such regulatory framework. Any limitation on PRG's ability to expand could have a material adverse effect on the Company's operations.

     In addition to extensive existing government health care regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. PRG believes that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect PRG.

REIMBURSEMENT; TRENDS AND COST CONTAINMENT

     PRG's revenues are derived principally from service fees paid to PRG by the Affiliated Practices. A substantial portion of the revenues of the Affiliated Practices are derived from government sponsored health care programs (principally, the Medicare and Medicaid programs). Since the amount of service fees payable to the Company is generally determined with reference to the revenues or earnings of the Affiliated Practices, any reduction in the revenues of Affiliated Practices could adversely affect the Company. The health care industry is experiencing a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. PRG believes that these trends will continue to result in a reduction from historical levels in per-patient revenue for such medical practices. Further reductions in payments to physicians or other changes in reimbursement for health care services would have an adverse effect on PRG's operations unless PRG is otherwise able to offset such payment reductions.

     Rates paid by private third-party payors are based on established physician, ASC and hospital charges and are generally higher than Medicare reimbursement rates. Any decrease in the relative number of patients covered by private insurance could have a material adverse effect on PRG's results of operations.

     The federal government has implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology for physician services. This methodology went into effect in 1992 and was implemented during a transition period in annual increments through December 31, 1995. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year, and is subject to increases or decreases at the discretion of Congress. To date, the implementation of RBRVS has reduced payment rates for certain of the procedures historically provided by the Affiliated Practices. RBRVS-type of payment systems have also been adopted by certain private third-party payors and may become a predominant payment methodology. Wider-spread implementation of such programs would reduce payments by private third-party payors, and could indirectly reduce PRG's operating margins to the extent that costs of providing management services related to such procedures could not be proportionately reduced.

     There can be no assurance that any or all of these reduced revenues and operating margins could be offset by PRG through cost reductions, increased volume, introduction of new procedures or otherwise. See "Business -- Government Regulation and Supervision."

RISKS ASSOCIATED WITH MANAGED CARE CONTRACTS

     As an increasing percentage of patients are coming under the control of managed care entities, PRG believes that its success will, in part, be dependent upon PRG's ability to negotiate, on behalf of the Affiliated Practices, contracts with health maintenance organizations ("HMOs"), employer groups and other private third-party payors pursuant to which services will be provided on a risk-sharing or capitated basis by some or all Affiliated Practices. Under some of such agreements, the healthcare provider accepts a pre-determined amount per patient per month in exchange for providing all necessary covered services to the patients covered under the agreement. Such contracts pass much of the financial risk of providing care, such as over-utilization, from the payor to the provider. The proliferation of such contracts in markets served by PRG could result in greater predictability of revenues, but greater unpredictability of expenses. There can be no assurance that PRG will be able to negotiate, on behalf of its Affiliated Practices, satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated, operating margins may be reduced, or in the worst case, the revenues derived from such contracts may be insufficient to cover the costs of the services provided. As a result, Affiliated Practices may incur additional costs, which would reduce or eliminate anticipated earnings under such contracts. Any such reduction or elimination of earnings could have a material adverse affect on PRG's results of operations.

COMPETITION


     PRG experiences competitive pressures for the acquisition of the assets of, and the provision of management services to, additional practices and the acquisition of MSOs. PRG knows of one public and two private practice management company focused on eye care services. Several other practice management companies, both publicly and privately held, that have established operating histories and, in some instances, greater resources than PRG are pursuing the acquisition of the assets of other general and specialty medical, including eye care, practices and the management of such practices. Additionally, some hospitals, clinics, health care companies, HMOs and insurance companies engage in activities similar to the activities of these other practice management companies. There can be no assurance that PRG will be able to compete effectively with such competitors for the acquisition of, or affiliation with, eye care practices, that additional competitors will not enter the market, that such competition will not make it more difficult or expensive to acquire the assets of, and provide management services to, eye care practices on terms beneficial to PRG or that competitive pressures will not otherwise adversely affect the Company.


     Affiliated Practices compete with numerous local eye care service providers. PRG believes that changes in governmental and private reimbursement policies and other factors have resulted in increased competition among providers for the provision of medical services to consumers. There can be no assurance that the Affiliated Practices will be able to compete effectively in the markets that they serve. PRG believes that the cost, accessibility and quality of services provided are the principal factors that affect competition. There can be no assurance that the Affiliated Practices will be able to compete effectively in the markets that they serve, which inability to compete could adversely affect PRG.

     Further, the Affiliated Practices will compete with other providers for managed care contracts. PRG believes that trends toward managed care have resulted, and will continue to result, in increased competition for such contracts. Other practices and MSOs may have more experience than the Affiliated Practices and PRG in obtaining such contracts. There can be no assurance that PRG and the Affiliated Practices will be able to successfully acquire sufficient managed care contracts to compete effectively in the markets they serve, which inability to compete could adversely affect PRG.

POTENTIAL LIABILITY AND INSURANCE; LEGAL PROCEEDINGS

     The provision of medical services entails an inherent risk of professional malpractice and other similar claims. In connection with the provision of its management services, PRG provides only facilities and non-medical administrative services, does not control or direct the practice of medicine by physicians and does not assume responsibility for compliance with certain regulatory and other requirements directly applicable to physicians and physician groups; however, there can be no assurance that claims, suits or complaints relating to services and products provided by Affiliated Practices will not be asserted against PRG in the future. Additionally, PRG owns and operates ASCs. PRG maintains insurance coverage that it believes is adequate both as to risks and amounts. Such insurance extends to professional liability claims that may be asserted against employees of PRG that work on site at Affiliated Practice locations. In addition, pursuant to the Service Agreements, the Affiliated Practices are required to maintain professional liability insurance. Nevertheless, there can be no assurance that successful malpractice or other claims will not be asserted against the Affiliated Practices or PRG that exceed applicable policy limits, which could have a material adverse effect on PRG.

     PRG, in connection with the acquisition of the assets of certain of the Affiliated Practices, typically succeeds to some or all of the liabilities of the Affiliated Practices. Therefore, claims may be asserted against PRG for events that occurred prior to the acquisition of the assets of certain of the Affiliated Practices. PRG maintains insurance coverage related to those risks that it believes is adequate both as to risks and amounts, although no assurance can be provided that any successful claims will not exceed applicable policy limits.

     The availability and cost of professional liability insurance has been affected by various factors, many of which are beyond the control of PRG and the Affiliated Practices. There can be no assurance that liability insurance will be available to PRG in the future at acceptable costs or that the future cost of such insurance to

PRG and the Affiliated Practices will not have an adverse effect on PRG's operations. See "Business -- Corporate Liability and Insurance."

SHARES ELIGIBLE FOR FUTURE SALES

     PRG has a significant number of shares of Common Stock outstanding that were not registered under the Securities Act upon issuance, but the holders of which have certain registration rights. In addition, the Company has a significant number of shares of Common Stock outstanding that were registered under the Securities Act upon issuance, the resale of which is contractually restricted. Prior to the IPO there had been no market for the Common Stock and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of PRG to raise equity capital in the future. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Restated Certificate of Incorporation, the Company's Bylaws and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of the Company and, consequently, limit the price that investors might be willing to pay in the future for shares of the Common Stock. These provisions include a classified Board of Directors, the inability to remove directors except for cause and the ability to issue, without further stockholder approval, shares of preferred stock with rights and privileges senior to the Common Stock. In addition, in April 1996 the Company adopted a stockholder rights plan, which can have a significant anti-takeover effect. The Company also is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. The Company's principal credit facilities require the Company to obtain the consent of the lender following a change in PRG's senior management personnel, and a "Change of Control" (as defined therein) constitutes an event of default under each of the credit facilities. These provisions of the Company's credit facilities could serve to impede or prevent a change of control or have a depressive effect on the price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Capital Stock."

POSSIBLE VOLATILITY OF STOCK PRICE

     The Company's initial public offering of Common Stock was completed in June 1995, and there can be no assurance that a viable public market for the Common Stock will be sustained. The trading price of the Common Stock could be subject to significant fluctuations in response to variations in the Company's quarterly operating results, general trends in the Company's industry and other factors. See "Price Range of Common Stock."

                              RECENT DEVELOPMENTS


     For the three months ended March 31, 1996, the Company reported total revenues of $36.2 million and a net loss of $6.8 million, or $0.42 per share on approximately 16.4 million shares. Exclusive of the non-recurring merger expenses of $9.0 million incurred in connection with the EyeCorp Merger, net income would have been $2.2 million, or $0.13 per share on approximately 17.2 million shares. The foregoing amounts represent the financial results of the combined operations of the Company and EyeCorp for the three months ended March 31, 1996, the first period that ended after consummation of the EyeCorp Merger. Although the Company conducted no significant operations from its inception through June 30, 1995, because results from the combined operations of the Company and EyeCorp now constitute the historical financial statements of the Company, total revenues were $7.1 million and net income was $227,000, or $0.05 per share on 4.6 million shares, for the three months ended March 31, 1995.



     Since the Reorganization, the Company has added by acquisition a total of 69 new practices, 13 ASCs, 116 ophthalmologists, 97 optometrists and eight excimer lasers in seven new states in the acquisitions described below. In addition, PRG has entered into a definitive agreement in connection with the Probable Acquisition.



1996 ACQUISITIONS AND PROBABLE ACQUISITION



     During the period from January 1 through April 24, 1996, PRG consummated the acquisition of the assets of 19 practices located in six states and eight ASCs for an aggregate consideration of approximately $8.2 million in cash and approximately 2.1 million shares of Common Stock. In connection with these acquisitions the Company entered into new markets in Dallas, Phoenix, Oklahoma and South Carolina and further penetrated existing markets in Houston, Las Vegas and Ohio. In addition, the Company has entered into a definitive agreement to acquire the assets of a practice located in California for an estimated $1.3 million in cash and approximately 74,000 shares of Common Stock.


EYECORP MERGER

     In March 1996, PRG closed the EyeCorp Merger for consideration of 6,089,506 shares of Common Stock in a pooling of interests transaction. EyeCorp was a privately held physician practice management company devoted solely to eye care and provided management services to 50 ophthalmic and optometric practices located in 10 states and owned and operated, or provided management services to, five ASCs.

     PRG pursued the EyeCorp Merger because PRG believed that the combination with EyeCorp would provide PRG with a substantial presence in the southeastern region of the United States and would result in greater operating leverage and a substantial increase in its future acquisition opportunities. In addition, the EyeCorp Merger resulted in a significant addition to the number of optometrists affiliated with PRG, which PRG believes enhances its overall strategy of efficient utilization of eye care professionals. Further, EyeCorp had established, and PRG intends to promote and replicate in other markets the Retinal Center of Excellence, which substantially strengthens PRG's subspecialty retina capabilities. Finally, the combination with EyeCorp resulted in the acquisition of The EyePA, Inc., an independent practice association, which was formed by EyeCorp to establish preferred provider networks composed of eye care professionals offering quality controlled, comprehensive vision care services to enrollees in various health insurance plans. See "Business -- Development and Operations."

     The following table sets forth certain information as of April 24, 1996 regarding the Affiliated Practices. The "Eye Care Professionals" caption in the table consists of ophthalmologists and optometrists.



                   AFFILIATED PRACTICES AT
                             IPO                1996 ACQUISITIONS          EYECORP MERGER               TOTAL
                  -------------------------   ----------------------   ----------------------   ----------------------
                  NUMBER                      NUMBER                   NUMBER                   NUMBER
                    OF          EYE CARE        OF       EYE CARE        OF       EYE CARE        OF       EYE CARE
     STATE        OFFICES     PROFESSIONALS   OFFICES  PROFESSIONALS   OFFICES  PROFESSIONALS   OFFICES  PROFESSIONALS
- ----------------  ------      -------------   ------   -------------   ------   -------------   ------   -------------
Arizona.........     3              --          14           17           --          --           17          17
Arkansas........     3               3          --           --            1           1            4           4
California......    17              39          --           --            1           3           18          42
Illinois........    --              --          --           --            9          12            9          12
Kentucky........    --              --          --           --            3           3            3           3
Massachusetts...    --              --          --           --            3           5            3           5
Mississippi.....    --              --          --           --           34          29           34          29
Missouri........    --              --          --           --            8          14            8          14
Nevada..........     4               3           6            9           --          --           10          12
Ohio............     5               8           4            7            3           6           12          21
Oklahoma........    --              --           3            7           --          --            3           7
South
  Carolina......    --              --           1            2           --          --            1           2
Tennessee.......     4               8          --           --           53          59           57          67
Texas...........    12              16          29           34           12           5           53          55
                    --              --          --           --          ---         ---          ---         ===
    Total.......    48              77          57           76          127         137          232         290
                    ==              ==          ==           ==          ===         ===          ===         ===

                                USE OF PROCEEDS

     The estimated proceeds to the Company from the sale of the 3,500,000 shares of Common Stock offered by the Company hereby, based upon an assumed public offering price of $27.625 per share and after deducting the estimated offering expenses payable by the Company and the underwriting discount ("Net Proceeds"), are approximately $90.4 million ($110.1 million if the Underwriters over-allotment option is fully exercised). Of this amount, approximately $38.7 million of the proceeds are anticipated to be used by PRG to repay indebtedness previously incurred. The indebtedness to be repaid from the Net Proceeds bears interest at annual rates ranging from 7% to 8% with a weighted average interest rate of 7.82%. Such indebtedness would otherwise mature at various dates through 2005. The indebtedness incurred within the last year that is to be repaid with portions of the Net Proceeds was incurred for capital expenditures, acquisitions and working capital. The remainder of the Net Proceeds will be used by the Company for acquisitions, capital expenditures and other general corporate purposes. Pending such uses, the net proceeds will be invested in short-term, interest bearing, investment grade securities. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.


     An integral part of the Company's business strategy is to grow through acquisitions and expansion of provider groups. The Company is currently in discussions with several such potential acquisition candidates; however, the Company has not entered into a binding agreement with respect to any such acquisitions (other than the Probable Acquisition). No assurance can be provided that any such acquisitions will be consummated.


                          PRICE RANGE OF COMMON STOCK

     The Common Stock was initially offered to the public on June 23, 1995 at a price of $13.00 per share and is listed on the New York Stock Exchange (the "NYSE") under the symbol "PRG." The following table sets forth the high and low sales prices by quarter as reported by the NYSE.


                                                                           HIGH      LOW
                                                                           -----    -----
    Fiscal year ended December 31, 1995:
         2nd Quarter (from June 23, 1995)................................  $14 3/8  $13 1/8
         3rd Quarter.....................................................   24 1/8   12 1/4
         4th Quarter.....................................................   24       17 3/4
    Fiscal year ended December 31, 1996:
         1st Quarter.....................................................   28 3/4   16 1/4
         2nd Quarter (through May   , 1996)..............................   34 3/8   26 3/4



     On May   , 1996, the last sale price for the Common Stock as reported by the NYSE was $ per share. On March 31, 1996, there were 146 holders of record of Common Stock.


                                DIVIDEND POLICY

     PRG has not paid any cash dividends since its inception and does not intend to pay cash dividends in the foreseeable future. Any payment of such dividends in the future will depend upon the earnings and financial position of PRG, its capital needs and such other factors as the Board of Directors may deem appropriate. The Company's credit agreements contain certain restrictions that could be interpreted as requiring lender approval prior to the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth as of December 31, 1995 PRG's historical capitalization, its unaudited pro forma combined capitalization and its unaudited pro forma combined capitalization, as adjusted.


                                                                         DECEMBER 31, 1995
                                                             ----------------------------------------
                                                                          (IN THOUSANDS)
                                                                                           UNAUDITED
                                                                           UNAUDITED       PRO FORMA
                                                               PRG         PRO FORMA      COMBINED, AS
                                                            HISTORICAL    COMBINED(2)    ADJUSTED(2)(3)
                                                            ----------    -----------    --------------
Current portion of long-term debt.........................   $  1,334      $   3,167       $    2,178
                                                             ========      =========       ==========
Long-term debt, net of current portion....................   $  7,360      $  45,705       $    8,022
                                                             --------      ---------       ----------
Stockholders' equity:
     Common Stock, $0.01 par value, 30,000,000 shares
       authorized; 9,558,244 shares issued and
       outstanding,
       PRG historical; 17,880,795 shares issued and
       outstanding, pro forma combined; and 21,380,795
       shares issued and outstanding, pro forma combined,
       as adjusted(1).....................................         96            179              214
     Additional paid-in capital...........................     23,787        100,833          191,193
     Retained earnings (deficit)..........................      1,649         (7,208)          (7,208)
                                                             --------      ---------       ----------
          Total stockholders' equity......................     25,532         93,804          184,199
                                                             --------      ---------       ----------
Total capitalization......................................   $ 32,892      $ 139,509       $  192,221
                                                             ========      =========       ==========


- ---------------

(1) The Board of Directors of the Company has approved, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 shares. See "Description of Capital Stock."


(2) Gives effect to the EyeCorp Merger and the payment of $9 million of transaction costs related thereto, the PRG portion of the Debt Financings, the 1996 Acquisitions and the Probable Acquisition as if such transactions had been completed as of December 31, 1995. See "The Company" and Physicians Resource Group, Inc. and EyeCorp, Inc. Unaudited
     Merger/Significant Transactions Pro Forma Combined Financial Statements.


(3) Adjusted to reflect the sale of the 3,500,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $27.625 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements include the unaudited pro forma combined balance sheet as of December 31, 1995 as if the EyeCorp Merger and certain other transactions described below had occurred on that date, and include the unaudited pro forma combined statement of operations for the year ended December 31, 1995 as if the EyeCorp Merger and certain other transactions as described below had occurred as of January 1, 1995. In the EyeCorp Merger, shares of Common Stock were exchanged for shares of common stock of EyeCorp. The EyeCorp Merger will be accounted for as a pooling of interests, and accordingly the historical operations and balance sheets of PRG and EyeCorp have been combined in these financial statements.


     The unaudited pro forma statements of operations for the year ended December 31, 1995 also give effect to (i) the Reorganization; (ii) the issuance of 3,553,000 shares of Common Stock in the IPO and the application of the net proceeds therefrom; (iii) the 1996 Acquisitions and the Probable Acquisition and the Service Agreements entered into with the Affiliated Practices in connection with such acquisitions; (iv) the EyeCorp Acquisitions and the Service Agreements entered into with the Affiliated Practices in connection with such acquisitions;
(v) the Debt Financings and the application of the proceeds from borrowings thereunder, all as if such transactions or events had occurred on January 1, 1995. The pro forma balance sheet as of December 31, 1995 also gives effect to
(i) the 1996 Acquisitions and the Probable Acquisition; and (ii) PRG's portion of the Debt Financings and application of the proceeds from borrowings thereunder, all as if such transactions or events had occurred on December 31, 1995.



     The unaudited pro forma combined financial statements have been prepared by PRG based on the supplemental combined financial statements of PRG and EyeCorp included elsewhere in this Prospectus, the unaudited financial statements of practices acquired by PRG in the 1996 Acquisitions or to be acquired in the Probable Acquisition and the practices acquired by EyeCorp in the 1995 EyeCorp Acquisitions and other assumptions deemed appropriate by PRG. These unaudited pro forma combined financial statements may not be indicative of the actual results had the above events and transactions occurred on the dates indicated or of actual results which may be realized in the future. Neither expected benefits and cost reductions anticipated by PRG and EyeCorp nor future corporate costs and expenses have been reflected in the accompanying unaudited pro forma combined financial statements. See Unaudited Merger/Significant Transactions Pro Forma Combined Financial Statements.

               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                                 (IN THOUSANDS)


                                                                                             ADJUSTMENTS
                                                                             --------------------------------------------
                                                              PRG AND                              1995
                                                              EYECORP                            EYECORP
                                                           SUPPLEMENTAL        1996 PRG        ACQUISITIONS       TOTAL
                                                             COMBINED        ACQUISITIONS       AND OTHER       PRO FORMA
                                                           -------------     ------------      ------------     ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................    $  17,451         $ (9,354)(A-1)    $     --       $   8,097
  Accounts receivable, net...............................       16,169            7,139(A-1)           --          23,308
  Inventories............................................        2,045              731(A-1)           --           2,776
  Prepaid expenses and other current assets..............        6,633            1,048(A-1)           --           7,681
                                                             ---------         --------          --------       ---------
          Total current assets...........................       42,298             (436)               --          41,862
PROPERTY AND EQUIPMENT, net:.............................       27,519            7,130(A-1)           --          34,649
INTANGIBLE ASSETS, net:
  Work force.............................................        3,285            5,612(A-1)           --           8,897
  Service Agreements.....................................       36,392           46,587(A-1)           --          85,444
                                                                                  2,465(A-2)
  Goodwill...............................................       12,580            8,068(A-1)           --          21,083
                                                                                    435(A-2)
                                                             ---------         --------          --------       ---------
                                                                52,257           63,167                --         115,424
OTHER NONCURRENT ASSETS, net.............................        1,538            2,537(A-1)           --           4,075
                                                             ---------         --------          --------       ---------
          Total assets...................................    $ 123,612         $ 72,398          $      -       $ 196,010
                                                             =========         ========          ========       =========
LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES:
  Obligation to former owners of affiliated practices....    $   1,086         $    386(A-1)     $     --       $   1,472
  Notes payable and current portion of long-term debt....        1,531            1,636(A-1)           --           3,167
  Accounts payable and accrued expenses..................       10,397            3,626(A-1)           --          14,023
  Accrued salaries and benefits..........................        3,075            1,390(A-1)           --           4,465
  Current portion of ASC obligation......................        3,100               --                --           3,100
                                                             ---------         --------          --------       ---------
          Total current liabilities......................       19,189            7,038                --          26,227
LONG-TERM DEBT, net of current portion...................       27,815            5,990(A-1)        9,000(B)       45,705
                                                                                  2,900(A-2)
DEFERRED TAXES...........................................       14,013           15,989(A-1)           --          30,002
OTHER LONG-TERM LIABILITIES..............................          272               --                --             272
                                                             ---------         --------          --------       ---------
          Total liabilities..............................       61,289           31,917             9,000         102,206
OWNERS' EQUITY:
  Common stock...........................................          157               22(A-1)           --             179
  Additional paid-in capital.............................       60,374           40,459(A-1)           --         100,833
  Deficit................................................        1,792               --            (9,000)(B)      (7,208)
                                                             ---------         --------          --------       ---------
          Total owners' equity...........................       62,323           40,481            (9,000)         93,804
                                                             ---------         --------          --------       ---------
          Total liabilities and owners' equity...........    $ 123,612         $ 72,398          $     --       $ 196,010
                                                             =========         ========          ========       =========


SEE ACCOMPANYING NOTES (A-1) TO (B) TO UNAUDITED MERGER/SIGNIFICANT TRANSACTIONS
                       PRO FORMA COMBINED BALANCE SHEET.

               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.

                                   UNAUDITED

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                 ADJUSTMENTS
                                                      -----------------------------------------------------------------
                                      PRG AND                                                 1995
                                      EYECORP                                               EYECORP
                                   SUPPLEMENTAL            IPO             1996 PRG       ACQUISITIONS         TOTAL
                                     COMBINED         REORGANIZATION     ACQUISITIONS      AND OTHER         PRO FORMA
                                  ---------------     --------------     ------------     ------------      -----------
REVENUES:
  Management service revenues...    $    39,129          $ 22,085(C)       $ 56,774(J)      $ 40,424(O)     $   158,412
  Surgery center revenues.......          9,317             2,821(C)          7,303(J)         4,749(O)          24,190
  Other revenues................             79                 5(D)            322(K)            --                406
                                    -----------          --------          --------         --------        -----------
          Total revenues........         48,525            24,911            64,399           45,173            183,008
COSTS AND EXPENSES:
  Salaries, wages and
     benefits...................         19,768            10,199(D)         27,364(K)        15,455(P)          72,786
  Pharmaceuticals and
     supplies...................          6,687             3,494(D)          6,590(K)         7,659(P)          24,430
  General and administrative
     expenses...................         16,022             6,115(D)         18,174(K)        13,653(P)          52,440
                                                             (334)(G)           (54)(M)         (676)(Q)
                                                                               (460)(N)
  Depreciation and
     amortization...............          2,609             1,217(D)          2,688(K)         1,264(P)          11,362
                                                             (194)(F)           (20)(H)        1,448(R)
                                                              159(G)          2,168(L)
                                                                                 23(M)
  Executive resignation
     expenses...................          1,117                --                --               --              1,117
  Interest expense..............          1,157               233(D)            553(K)           379(P)           2,939
                                                              (82)(E)           (22)(H)         (207)(S)
                                             --               (24)(F)            --              952(T)              --
                                    -----------          --------          --------         --------        -----------
          Total costs and
            expenses............         47,360            20,783            57,004           39,927            165,074
                                    -----------          --------          --------         --------        -----------
INCOME BEFORE INCOME TAXES......          1,165             4,128             7,395            5,246             17,934
PROVISION FOR INCOME TAXES......           (501)           (1,610)(I)        (2,884)(I)       (2,098)(I)         (7,093)(I)
                                    -----------          --------          --------         --------        -----------
NET INCOME......................    $       664          $  2,518          $  4,511         $  3,148        $    10,841(U)(V)
                                    ===========          ========          ========         ========        ===========
NET INCOME PER SHARE............    $       .07                                                             $       .59
                                    ===========                                                             ===========
NUMBER OF SHARES USED IN NET
  INCOME PER SHARE
  CALCULATION...................      9,086,417                                                              18,413,596(W)
                                    ===========                                                             ===========


 SEE ACCOMPANYING NOTES (C) TO (W) TO UNAUDITED MERGER/SIGNIFICANT TRANSACTIONS
                  PRO FORMA COMBINED STATEMENT OF OPERATIONS.

                            SELECTED FINANCIAL DATA


     PRG was incorporated in 1993, but did not conduct any significant operations prior to the IPO in June of 1995. The PRG Historical financial data for the years ended December 31, 1994 and 1995 presented below reflects actual results of operations and financial position and has been derived from and should be read in connection with the PRG consolidated financial statements and notes thereto included elsewhere herein. The PRG/EyeCorp Combined statement of operations and balance sheet data presented below as of and for the years ended December 31, 1994 and 1995 reflect the actual historical results of operations and balance sheets of PRG and EyeCorp as if they had been combined as of and for the years then ended. See Physicians Resource Group, Inc. -- Supplemental Combined Financial Statements. The Unaudited Pro Forma Combined statement of operations data for the year ended December 31, 1995 presented below gives effect to (i) the issuance of 3,553,000 shares of Common Stock in the IPO and the application of the net proceeds therefrom, (ii) the Reorganization,
(iii) the EyeCorp Merger, (iv) the EyeCorp Acquisitions and the Service Agreements entered into with the Affiliated Practices in connection with such acquisitions, (v) the Debt Financings and the application of the proceeds from borrowings thereunder by PRG and EyeCorp and (vi) the 1996 Acquisitions and the Probable Acquisition and the Service Agreements entered into with the Affiliated Practices in connection with such acquisitions, all as if such transactions or events had occurred on January 1, 1995. The Unaudited Pro Forma Combined balance sheet data as of December 31, 1995 gives effect to (i) the EyeCorp Merger and the payment of $9 million in transaction costs related thereto, (ii) PRG's portion of the Debt Financings and the application of the proceeds from borrowings thereunder and (iii) the 1996 Acquisitions and the Probable Acquisition, all as if such transactions or events had occurred on December 31, 1995. See Physicians Resource Group, Inc. and EyeCorp, Inc. Unaudited Merger/Significant Transactions -- Pro Forma Combined Financial Statements for additional information. These pro forma financial statements may not be indicative of actual results if the transactions had occurred on the dates indicated or of future results. Neither expected benefits or cost reductions anticipated by PRG and EyeCorp nor certain general and administrative costs that might have been incurred have been reflected in such data.



                                                                                                              UNAUDITED
                                                                                      PRG/EYECORP             PRO FORMA
                                                         PRG HISTORICAL                COMBINED                COMBINED
                                                       -------------------       ---------------------       ------------
                                                       YEAR ENDED DECEMBER        YEAR ENDED DECEMBER         YEAR ENDED
                                                               31,                        31,                DECEMBER 31,
                                                       -------------------       ---------------------       ------------
STATEMENT OF OPERATIONS DATA:                           1994         1995          1994          1995             1995
                                                       -----       -------       -------       -------       ------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.............................................  $  --       $26,395       $19,584       $48,525         $183,008
                                                       -----       -------       -------       -------         --------
Costs and expenses:
    Salaries, wages and benefits.....................     --        12,161         4,972        19,768           72,786
    Pharmaceuticals and supplies.....................     --         3,380         3,425         6,687           24,430
    General and administrative.......................     19         6,547         5,650        16,022           52,440
    Depreciation and amortization....................      3           779         1,383         2,609           11,362
    Interest (income) expense........................     --          (236)        1,076         1,157            2,939
    Executive resignation expenses...................     --         1,117            --         1,117            1,117
                                                       -----       -------       -------       -------         --------
        Total costs and expenses.....................     22        23,748        16,506        47,360          165,074
                                                       -----       -------       -------       -------         --------
Income (loss) before income taxes and extraordinary
  item...............................................    (22)        2,647         3,078         1,165           17,934
Provision for income taxes...........................     --           975         1,162           501            7,093
Provision for income taxes -- pro forma..............     --            --            62            --               --
                                                       -----       -------       -------       -------         --------
Income (loss) before extraordinary item..............    (22)        1,672         1,854           664           10,841
Extraordinary item...................................     --            --            --          (119)              --
                                                       -----       -------       -------       -------         --------
Net income (loss)....................................  $ (22)      $ 1,672       $ 1,854       $   545         $ 10,841
                                                       =====       =======       =======       =======         ========
Income (loss) per share:
  Income (loss) before extraordinary item............  $(.01)      $   .28       $   .44       $   .07         $    .59
  Extraordinary item.................................     --            --            --          (.01)              --
                                                       -----       -------       -------       -------         --------
  Net income (loss)..................................  $(.01)      $   .28       $   .44       $   .06         $    .59
                                                       =====       =======       =======       =======         ========
Number of shares used in net income (loss) per share
  calculation........................................  1,662         5,977         4,196         9,086           18,414
                                                       =====       =======       =======       =======         ========



                                                                                                              UNAUDITED
                                                                                                              PRO FORMA
                                                                                                               COMBINED
                                                                                                             ------------
                                                                                    PRG/EYECORP
                                                    PRG HISTORICAL                   COMBINED                   AS OF
                                                  AS OF DECEMBER 31,            AS OF DECEMBER 31,           DECEMBER 31,
                                                 ---------------------        -----------------------        ------------
              BALANCE SHEET DATA:                 1994          1995           1994            1995              1995
                                                 ------        -------        -------        --------        ------------
                                                                              (IN THOUSANDS)
Working capital (deficit)......................  $  (16)       $16,244        $ 2,353        $ 23,109          $ 15,635
Total assets...................................   1,116         46,435         33,247         123,612           196,010
Long-term debt, net of current portion.........      --          7,360         12,631          27,815            45,705
Stockholders' equity (deficit).................      (7)        25,532         10,211          62,323            93,804

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     PRG was incorporated in 1993 but did not conduct any significant operations prior to PRG's initial public offering and concurrent acquisition of the assets of ten ophthalmic and optometric practices in June 1995. As part of the Reorganization and subsequent acquisitions, PRG has acquired tangible and intangible assets and liabilities of, and entered into Service Agreements with, the Affiliated Practices and earns fees ("Service Fees") thereunder. For a description of the Affiliated Practices, see "Business -- The Practices." The Service Fees payable to PRG by the Affiliated Practices under the Service Agreements vary based on the nature and amount of services provided. Such fees are payable monthly and consist of various combinations of the following: (i) percentages (ranging from 12% to 16%) of the revenues or percentages (ranging from 10% to 40%) of the earnings of the Affiliated Practices, relating to professional services and certain other non-medical services, depending on the scope and breadth of the services provided, (ii) all revenues, or a substantial portion of revenues, relating to facility and other non-physician fees with respect to certain assets owned by PRG, (iii) operating and non-operating expenses of the Affiliated Practices paid by PRG pursuant to the Service Agreements and (iv) certain negotiated performance and other adjustments. In addition, with respect to several of the Affiliated Practices, the Service Fees are based on flat rates that are either subject to renegotiation on an annual basis or that transition over time to a variable fee.

     The expenses incurred by PRG on behalf of the Affiliated Practices in fulfilling its obligations under the Service Agreements are generally the same as the operating costs and expenses that would have otherwise been incurred by the Affiliated Practices, including the salaries, wages, and benefits of practice personnel, pharmaceutical and supplies expenses involved in administering their clinical practices, the office (general and administrative) expenses of the practices, depreciation and amortization of assets acquired from (or as a result of the purchase of the assets of) the Affiliated Practices and eye care professionals, as well as certain other expense items. In addition to the operating costs and expenses discussed above, PRG also incurs personnel and administrative expenses in connection with establishing and maintaining a corporate office function, which provides management, administrative, marketing and acquisition services to the Affiliated Practices.

     Management believes the revenues of eye care providers in the first quarter of the year generally have been lower than the quarterly average for the remainder of the year. For Affiliated Practices with variable management service fees, this will have a seasonal effect on PRG's revenues. Management also believes that industry trends toward cost containment and lower reimbursement rates will continue to result in a reduction from historical levels in per-patient revenues. Further reductions in payments to physicians or other changes in reimbursement rates would have an adverse effect on PRG's operations unless PRG is otherwise able to offset such payment reductions.

     In June 1995, PRG completed its IPO of 3,553,000 shares of Common Stock at $13 a share for proceeds, net of underwriter commissions and offering costs, of approximately $37,229,000. Simultaneously with the closing of the IPO, PRG acquired certain assets and assumed certain liabilities associated with the Founding Affiliated Practices and their owners in the Reorganization. At the same time, PRG issued 4,388,355 shares of Common Stock, a warrant to purchase 40,000 shares of Common Stock and paid $13,362,000 in cash to the owners of the Founding Affiliated Practices. Also, $2,508,000 was used to retire certain indebtedness and leases of the Founding Affiliated Practices. In addition, PRG purchased an MSO, which provided services to one of the Founding Affiliated Practices for approximately $4,498,000.


     Since the Reorganization, the Company has added by acquisition a total of 69 new practices, 13 ASCs, 116 ophthalmologists, 97 optometrists and eight excimer lasers in seven new states. In addition, PRG has entered into a definitive agreement in connection with the Probable Acquisition.



     During the period from January 1 through April 24, 1996, PRG consummated the acquisition of the assets of 19 practices located in six states and eight ASCs for an aggregate consideration of approximately $8.2 million in cash and approximately 2.1 million shares of Common Stock. In addition, the Company has entered into a definitive agreement to acquire the assets of a practice located in California for an estimated $1.3 million in cash and approximately 74,000 shares of Common Stock.


     In March 1996, PRG closed the EyeCorp Merger for consideration of 6,089,506 shares of Common Stock in a transaction accounted for as a pooling of interests. EyeCorp was a privately held physician practice management company devoted solely to eye care and provided management services to 50 ophthalmic and optometric practices located in 10 states and owned and operated, or provided management services to five ASCs.


     PRG anticipates ultimately incurring approximately $9,000,000 in transaction expenses in connection with the EyeCorp Merger and will recognize these expenses in its statement of operations for the quarter ended March 31, 1996.


RESULTS OF OPERATIONS -- PRG HISTORICAL

     As described above in "Overview," PRG had conducted no significant operations from its inception through June 30, 1995. Accordingly, no revenues and only nominal general and administrative expenses were incurred during the six-month period ended June 30, 1995. However, PRG did incur various legal, accounting, travel and marketing costs in connection with the IPO and Reorganization during this period, $1,745,000 of which was funded by a related party. Effective July 1, 1995, PRG commenced substantial operations and began earning revenues and incurring costs and expenses in connection with fulfilling its obligations under the Service Agreements with the Founding Affiliated Practices.

Year Ended December 31, 1995

     Revenues. As indicated above, the six months ended December 31, 1995 represented the first period of substantial operations of PRG. Accordingly, there are no comparable revenues or expenses for prior periods. Revenues of $26,395,000 represent management services revenues earned by PRG under its Service Agreements during the six months ended December 31, 1995.

     Costs and Expenses. The costs and expenses incurred during this period include the salaries and benefits of personnel working at the corporate office and at the practice locations ($12,161,000 or 46% of revenues), pharmaceuticals and supplies incurred by PRG for the benefit of the Founding Affiliated Practices ($3,380,000 or 13% of revenues), general and administrative expenses incurred both at the practice locations and at the corporate offices ($6,547,000 or 25% of revenues) and depreciation and amortization on all owned assets ($779,000 or 3% of revenues). The $1,117,000 of executive resignation expenses represent amounts paid to PRG's former chairman and chief executive officer in connection with the terms of his separation agreement which was effective in September 1995. The $236,000 of interest income represents amounts earned on unused proceeds from the IPO.

     Income Taxes. The provision for income taxes is higher than the U.S. statutory federal rate of 34% due primarily to state income taxes and the non-deductibility of a portion of the executive resignation expenses.

RESULTS OF OPERATIONS -- COMBINED

     As described in "Selected Financial Data" the PRG/EyeCorp Combined statements of operations data contained therein presents PRG and EyeCorp as if their historical statements of operations had been combined for such periods. Reference should also be made to the financial statements and related footnotes contained in "Physicians Resource Group, Inc. -- Supplemental Combined Financial Statements."

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues. Revenues increased 148% from $19,584,000 for the year ended December 31, 1994 to $48,525,000 for the year ended December 31, 1995. The primary reason for the $28,941,000 increase in revenues was the fact that PRG had not conducted any significant operations until the second half of 1995. PRG's revenues for this period were $26,395,000 or 91% of the increase.

     Costs and Expenses. Total costs and expenses increased from $16,506,000 or 84% of revenues during 1994 to $47,360,000 or 98% of revenues during 1995. These significant increases, which manifested themselves in higher levels of salaries, wages and benefits, pharmaceuticals and supplies, general and administrative, and depreciation and amortization expenses, were attributable primarily to (i) PRG incurring operating expenses for the first time during 1995 (see above) and
(ii) a significant increase in the amount of EyeCorp corporate office expenses during 1995. EyeCorp's corporate expenses increased as a result of the additional personnel and legal and accounting expenses incurred during 1995 in connection with a significant number of completed and unconsummated acquisitions during the year, a portion of which is not expected to reoccur during 1996.

     Interest expense did not increase significantly between 1994 and 1995 as a result of a slight increase in EyeCorp's interest expense offset by $236,000 of PRG interest income during 1995 relating to unused IPO proceeds. The higher EyeCorp interest expense was the result of higher levels of indebtedness necessary to support the increased corporate office expense discussed above. The $1,117,000 of 1995 executive resignation expenses were the result of payments made to PRG's former chief executive officer in connection with the terms of his separation agreement in September 1995.

     Extraordinary Item. The $119,000 extraordinary item in 1995 is attributable to a loss on early extinguishment of debt on EyeCorp's prior loan with a finance company lender.


     Income Taxes. Total income tax expense during 1994 was $1,224,000 (including pro forma effects) or 40% of income before income taxes compared to $448,000 or 45% of income before income taxes (including extraordinary items) during 1995. The increase as a percentage of income before income taxes is attributable to a reduced tax benefit percentage recognized on EyeCorp's 1995 pre-tax loss, as discussed above. EyeCorp's 1995 pre-tax loss was caused primarily by significantly increased 1995 corporate office expenses incurred in connection with EyeCorp's consolidation, a portion which is non-recurring in nature.


RESULTS OF OPERATIONS -- UNAUDITED PRO FORMA COMBINED

     See Physicians Resource Group, Inc. and EyeCorp Inc. -- Unaudited Merger/Significant Transactions Pro Forma Combined Financial Statements for a discussion of the assumptions contained in the Unaudited Pro Forma Combined Financial Statements. Because of the significant differences in time period and size of the pro forma entity, any comparisons to PRG's results of operations for the year ended December 31, 1995 would not be meaningful.

     Revenues. Total pro forma revenues were $183,008,000 for the year ended December 31, 1995, representing management services revenues earned by PRG under its Service Agreements during that time period as if operations had begun under such agreements on January 1, 1995.


     Costs and Expenses. Total costs and expenses incurred during this period on a pro forma basis amounted to approximately $165,074,000 or approximately 90% of pro forma revenues. These costs and expenses consisted of salaries, wages and benefits ($72,786,000 or 40% of revenues) of both practice and corporate level personnel, pharmaceuticals and supplies incurred by PRG on behalf of the Affiliated Practices ($24,430,000 or 13% of revenues), general and administrative expenses incurred both at the practice locations and at the corporate offices of PRG and EyeCorp ($52,440,000 or 29% of revenues), depreciation and amortization of all owned and intangible assets both at the practices and at the corporate level ($11,362,000 or 6% of revenues), interest expense on indebtedness incurred by EyeCorp and PRG and incurred in the acquisition of the assets of various practices ($2,939,000 or 2% of revenues) and the expenses associated with the resignation of the Company's former chief executive officer ($1,117,000).



     Income Taxes. The pro-forma provision for income taxes for the year ended December 31, 1995 was $7,093,000 or 40% of pre-tax income. This income tax rate is higher than the U.S. statutory federal rate of 34% due primarily to various state income taxes and the non-deductibility of certain intangible amortization and certain executive resignation expenses.

LIQUIDITY AND CAPITAL RESOURCES

General

     PRG generates cash through its collection of Service Fees. PRG has the ability through certain of its Service Agreements to act as the agent of the Affiliated Practices that are parties to such Service Agreements in managing collections and handling payables and has the contractual right to withhold Service Fees that are payable to it from the cash of such Affiliated Practices. Owners of such Affiliated Practices are generally contractually restricted from withdrawing cash flow from the Affiliated Practices to the extent that insufficient funds would be available to pay service fees. Additionally, PRG maintains a security interest in the receivables of each such Affiliated Practice to secure payment of Service Fees.

     Under the terms of certain other Service Agreements, (principally those acquired or entered into as a result of the EyeCorp Merger), PRG purchases the receivables of the Affiliated Practices that are parties to such Service Agreements and has the power to assign and factor the purchased receivables. The purchase price for the receivables is the face amount of the accounts receivable less any third-party contractual adjustments and net of any reserve for uncollectible accounts receivable. Such Service Agreements contain a representation that the purchased accounts receivable are payable in an amount not less than their face value.

Cash, Working Capital and Debt

     During the year ended December 31, 1995 (PRG's first year of significant operations), cash and working capital had been increased significantly by the net proceeds from the IPO ($37,229,000), and had been reduced for significant payments to the physician owners of the Founding Affiliated Practices, for capital expenditures and for the retirement of indebtedness and redemption of preferred stock incurred in connection with the Reorganization. Accordingly, as of December 31, 1995, PRG had approximately $15,963,000 of cash, approximately $16,244,000 of working capital and approximately $7,360,000 of long-term debt (exclusive of current maturities).


     Subsequent to December 31, 1995, PRG has made significant cash expenditures and is continuing to incur significant obligations with respect to (i) the 1996 Acquisitions, (ii) the EyeCorp Merger, (iii) capital additions for corporate headquarters relocation and information systems, (iv) the closing of the acquisition of an ASC (the "ASC Option") related to an acquisition consummated as part of the Reorganization and (v) miscellaneous other cash expenditures, including the final pay-off of certain obligations due to the physician owners of the Founding Affiliated Practices. The cash expenditures made to date with respect to the 1996 Acquisitions are estimated to be approximately $14,000,000 (including debt retirement and transaction expenses) and the ultimate expenditures made or to be made with respect to the EyeCorp Merger by both PRG and EyeCorp are estimated to be approximately $9,000,000, a substantial portion of which is being paid in the post December 31, 1995 period and all of which will be recorded as an expense during early 1996. In addition, long-term debt assumed in connection with the 1996 Acquisitions and the EyeCorp Merger was approximately $25,300,000. The closing of the ASC Option required approximately $3,100,000 of cash, estimated cash expenditures for the headquarters relocation and capital expenditures are approximately $500,000 and the final working capital payments to the owners of the Founding Affiliated Practices amounted to approximately $900,000.


     To finance these post December 31, 1995 expenditures, PRG has utilized its existing cash balances, cash generated from operations and a portion of its $35,000,000 bank line of credit that was entered into on January 8, 1996. As of April 18, 1996, PRG's cash balance was approximately $5,000,000 and its overall bank indebtedness had risen to approximately $45,000,000, of which $15,000,000 has been drawn under the $35,000,000 line of credit. A description of the line of credit follows below.

Credit Facilities

     On January 8, 1996, PRG entered into a $35,000,000 credit facility (the "Credit Facility") with NationsBank of Tennessee, N.A., to be used for acquisitions, capital expenditures and working capital. The

Credit Facility is secured by the stock of the subsidiaries of PRG and guaranteed by the subsidiaries of PRG. As of April 18, 1996, PRG had drawn approximately $15,000,000 on the Credit Facility.

     PRG may obtain advances under the Credit Facility to the extent of the lower of the $35,000,000 or a borrowing base to be in effect from time to time (the "Borrowing Base"). The Borrowing Base is generally defined as the consolidated earnings before interest, taxes, depreciation and amortization of PRG ("EBITDA"), less certain amounts described in the Credit Facility and then multiplied by 2.5. The initial Borrowing Base calculation under the Credit Facility indicated that the Company could borrow up to the $35,000,000 facility limit. Advances to PRG under the Credit Facility bear interest at either LIBOR or the lender's prime rate, as PRG may elect, plus, in the case of a LIBOR advance, a spread between 1.25% and 2.00% or, in the case of a prime rate advance, up to a .5% spread, depending on the ratio of senior debt outstanding to consolidated EBITDA.

     The lender has the right to approve any proposed acquisition (i) providing for the payment of cash consideration together with seller debt in excess of five percent of PRG's consolidated assets, (ii) for which the total purchase price is greater than five times the total EBITDA of the target practice for the most recent four fiscal quarters, as adjusted to calculate EBITDA on a pro forma basis as though the practice had been owned by PRG throughout the period, (iii) that would result in the acquisition of or is acquired following the acquisition of twenty or more practices in a calendar year, and (iv) that had negative EBITDA within either of the previous two to twelve month periods preceding the date of a definitive agreement or the closing of the purchase.

     On January 8, 1998, the outstanding principal balance of the Credit Facility will be converted from a revolving credit facility to a term loan (the "Term Loan"). Principal payments under the Term Loan shall be due quarterly in the amount of 1/28 of the principal balance of the Term Loan as of January 8, 1998. All remaining unpaid principal amounts under the Term Loan will be payable on January 8, 2001.

     The Credit Facility contains restrictions on the incurrence of additional indebtedness, encumbrances, change in senior management, funded debt to consolidated EBITDA, funded debt to capital, fixed charge coverage, current ratio, net worth, tangible net worth, capital expenditures and the approval of certain proposed acquisitions, as defined.


     In December 1995, EyeCorp entered into a $20,000,000 credit facility (the "EyeCorp Credit Facility") with NationsBank of Tennessee, which was used in connection with EyeCorp's acquisition program and to repay the approximately $12,800,000 owed under Eyecorp's prior credit facility. As of April 19, 1996, substantially all amounts available under the EyeCorp Credit Facility had been borrowed. The EyeCorp Credit Facility is secured by (i) a first lien deed of trust, security agreement and assignment of rents on the real property owned by EyeCorp, (ii) a collateral assignment of a promissory note dated April 8, 1994 payable to EyeCorp by Vitreoretinal Foundation in the original principal amount of approximately $1,000,000, and all collateral therefor, (iii) a collateral assignment of life insurance policies on David Meyer, M.D. (in the amount of $6,000,000) and G. Bruce Charles (in the amount of $1,000,000), (iv) a pledge by Dr. Meyer of all shares of Common Stock currently beneficially owned by him and
(v) a security interest in all furniture, fixtures, equipment, aircraft, inventory, accounts receivable and other assets and properties of EyeCorp.


     EyeCorp may procure loans under the EyeCorp Credit Facility to the extent of the lesser of the $20,000,000 or the borrowing base in effect from time to time (the "EyeCorp Borrowing Base"). The EyeCorp Borrowing Base from time to time shall be the consolidated earnings before interest, taxes, depreciation and amortization of EyeCorp, ("EyeCorp EBITDA"), less revenues from practices acquired by EyeCorp whose assets are pledged to secure notes given by EyeCorp as consideration in the acquisition, or whose assets are subject to purchase money security interests exceeding, in the aggregate, 20% of the total consideration paid in the acquisition of such practice), times 2.5.

     Advances to EyeCorp under the EyeCorp Credit Facility bear interest at either LIBOR or the lender's prime rate, as EyeCorp may elect, plus, in the case of a LIBOR advance, a spread of between 2.0% and 2.5%, or in the case of a prime rate advance, up to a .5% spread, depending on the ratio of senior debt outstanding to consolidated EyeCorp EBITDA; provided that no more than three LIBOR advances may be outstanding at any one time.

     On the first anniversary of the date of the loan agreement entered into in connection with the EyeCorp Credit Facility (the "Loan Agreement"), up to the greater of (i) $5,000,000 or (ii) the outstanding principal balance of the EyeCorp Credit Facility will convert from a revolving credit facility to a term loan (the "EyeCorp Term Loan"). The balance of the Committed Amount (subject to the EyeCorp Borrowing Base limitation) above the amount converted to the EyeCorp Term Loan, if any, shall remain available for borrowing for the remaining term of the Loan Agreement. Principal payments on the EyeCorp Term Loan following conversion will be due quarterly in an amount equal to 3/84 of the initial principal amount of the EyeCorp Term Loan. All remaining unpaid principal amounts under the Loan Agreement will be payable on the second anniversary of the Loan Agreement.

Liquidity

     PRG management believes that its existing cash resources and cash generated from operations will be sufficient to fund PRG's planned capital expenditures and ongoing operations through the remainder of 1996. The $20,000,000 unused portion of the $35,000,000 Credit Facility discussed above, PRG's existing cash resources, cash flow from PRG operations and potential net proceeds from this offering and any other new debt or equity offerings will be utilized to execute PRG's acquisition program, pay the merger and transaction expenses and the other significant cash expenditures discussed in " -- Cash, Working Capital and Debt" above.

Inflation

     Inflation has not had a material effect on the combined results of operations of the Affiliated Practices and no change is currently expected in this trend for several years. The recent national focus on healthcare costs has had the impact of lowering the rate of cost increases that prevailed during the 1980s.

                                    BUSINESS

OVERVIEW


     PRG is the nation's leading provider of physician practice management services to ophthalmic and optometric practices. PRG develops integrated eye care delivery systems through affiliations with locally prominent eye care practices in selected geographic markets across the United States. PRG acquires the operating assets of these practices and develops the practices into comprehensive eye care networks by providing management expertise, marketing, information systems, capital resources and ancillary services such as surgery centers and optical dispensaries. As of April 24, 1996, PRG provided management services to 79 practices with 173 ophthalmologists and 117 optometrists at 232 locations in 14 states, owned or operated 18 ASCs, 104 optical dispensaries and owned or leased 13 excimer lasers.



     In March 1996, PRG acquired EyeCorp, a privately held physician practice management company devoted solely to eye care, in exchange for Common Stock having a market value, at closing, of approximately $152 million. The acquisition of EyeCorp, which provided management services to 50 ophthalmic and optometric practices and five ASCs increased PRG's penetration in existing markets (Arkansas, California, Ohio, Tennessee and Texas) and afforded entry into five new states (Illinois, Kentucky, Massachusetts, Mississippi and Missouri). During the period from January 1 through April 24, 1996, PRG also consummated the acquisition of the assets of 19 practices and eight ASCs, for approximately $60 million, at closing, in cash and stock. These acquisitions substantially strengthened PRG's position in Houston (five additional practices), Las Vegas (two additional practices) and Ohio (two additional practices) and represented entries into new markets in Dallas, Phoenix, Oklahoma and South Carolina. In addition, the Company has entered into a definitive agreement to provide management services to, and acquire the assets of, one additional practice located in California for approximately $3.3 million in cash and Common Stock.


INDUSTRY BACKGROUND

     Market Overview. The Health Care Financing Administration estimates that national health care spending in 1995 was approximately $1 trillion with approximately $200 billion attributable to physician services. Unlike most medical specialists, eye care professionals generally do not depend on primary care physicians for referrals; rather, referrals originate from other eye care professionals since the optometrist or the ophthalmologist represents the primary patient contact for the vast majority of eye care services. Based on a market survey conducted by Arthur D. Little (the "ADL Study"), PRG believes that the revenues generated by eye care professionals (ophthalmologists and optometrists) were in excess of $20 billion in 1994. According to the ADL Study, in 1994 ophthalmic surgeons in the United States performed in excess of 2.4 million major surgical procedures.

     Eye care services in the United States are delivered through a fragmented system of local providers, including individual or small groups of ophthalmologists, optometrists and opticians. According to the ADL Study, approximately 15,600 ophthalmologists and 28,200 optometrists were actively involved in patient care in the United States in 1993. The ADL Study estimates that there are approximately 1,500 ophthalmic groups of five or more practitioners.

     Trends in Physician Organization. Physicians have traditionally provided medical services on a fee-for-service basis. The fee-for-service model provides few incentives for the efficient utilization of resources and has contributed to increases in health care costs at rates significantly higher than inflation. Concerns over the accelerating cost of health care have resulted in the increasing prominence of managed care and a decline in fee-for-service medicine. Managed care typically involves a third-party (frequently the payor) assuming responsibility for ensuring that health care is provided in a high quality, cost-effective manner.

     Cost-containment pressure on providers in health care generally, and eye care specifically, has placed small to mid-size provider groups at a competitive disadvantage because these practices typically have high operating costs relative to revenue and lack the capital, information resources and management expertise necessary to provide both high quality and cost-effective medical care. To remain competitive, eye care providers are increasingly seeking to affiliate with larger organizations that manage the non-medical aspects of eye care practices and that can provide access to greater capital resources, more efficient cost structures and access to payors. PRG seeks to address these demands for Affiliated Practices through the implementation of its business strategy.

COMPANY STRATEGY

     PRG's business strategy is focused on (i) developing comprehensive eye care service networks in each of its markets, both in terms of service mix and geographic coverage, primarily through acquisition, (ii) enabling its Affiliated Practices to provide efficient and cost-effective eye care services resulting from economies of scale, purchasing discounts, facility consolidation and improved personnel and information management and (iii) marketing the capabilities of the Affiliated Practices and networks to both payors and employers, particularly in the developing and expanding managed care marketplace. PRG believes that by establishing integrated delivery networks, Affiliated Practices are afforded significant opportunities for cross-referrals, expanded service capabilities and volume contracting with payors.

Develop Comprehensive Eye Care Services

     PRG believes that third-party payors increasingly will prefer to contract with a single provider for comprehensive eye care services within selected geographic areas, particularly as managed care proliferates. Accordingly, PRG intends to continue to broaden the service mix and geographic coverage of Affiliated Practices and networks within the markets in which they operate.

     Complete Range of Services. Building service mix capabilities may involve expanding the types of services provided by a particular Affiliated Practice to include (i) additional primary care capabilities, (ii) expanded specialty or subspecialty care, such as corneal, retinal, glaucoma, pediatric or neuro-ophthalmology expertise, and (iii) refractive, reconstructive or oculoplastic surgery capabilities. Comprehensive eye care may also warrant the addition of an ASC or optical dispensary in a given market. An ASC is a facility in which physicians generally perform non-emergency procedures that typically do not require overnight hospitalization. Surgical procedures generally can be performed in ASCs on a more cost-effective basis than in hospitals, principally because ASCs typically have lower operating costs and provide physicians with greater scheduling flexibility than hospitals. Optical dispensaries allow patients with glasses or frame prescriptions to fill such prescriptions in the convenience of the Affiliated Practice's facility.

     Broad Geographic Coverage. PRG believes it is important not only to provide a comprehensive service mix within the immediate market in which an Affiliated Practice operates, but also to provide such services within the entire geography of that defined market. PRG believes this is particularly important in the era of managed care, where payors may have enrollees, participants or employees living throughout a large market area, such as a city, a county or a more broadly defined region. The Company believes that location and convenience are important selection factors when choosing eye care, particularly for managed care payors. Therefore, PRG seeks to expand its geographic coverage within a defined market where it already has established operations by opening or acquiring new practices, surgery centers, optical dispensaries or satellite locations.

     Acquisition Objectives. The Company's objective is to utilize acquisitions as the primary vehicle to develop a full spectrum of services and broad geographic coverage within existing markets and to enter new markets. Accordingly, PRG has implemented an acquisition program to acquire the assets of, and provide management services to, selected ophthalmic and optometric practices and their related ancillary businesses, such as ASCs and optical dispensaries. The Company targets acquisitions in existing markets that enable it to expand the range of services provided and absorb the acquired patient base without a proportionate increase in administrative costs. The Company seeks to acquire in attractive new markets practices that are well positioned to become regional leaders in their markets. The Company typically targets larger acquisitions in new markets that can serve as platforms from which the Company can consolidate a given service area by making and integrating additional in-market acquisitions.

     Since its IPO, the Company has acquired the assets of 69 new practices and entered into a definitive agreement to acquire the assets of one additional practice. These acquisitions represent additions within existing markets as well as entries into new markets. PRG intends to continue to pursue both in-market and new market acquisitions.


Provide Efficient and Cost Effective Services

     PRG believes that to be competitive in the present health care environment, providers, such as the Affiliated Practices, need to achieve operating efficiencies and reduce the cost of providing services. The Company believes that the physicians at the Affiliated Practices benefit from having the management and administrative support provided by PRG. This support reduces the amount of time the physicians are required to spend on administrative matters and enables them to dedicate their time and efforts toward the growth of their professional practices and the further development of their specialties.

     PRG believes that there are significant local and national scale economies to be realized in the development of comprehensive eye care networks. At a local level, cost efficiencies can be achieved from the consolidation of clinic administrative activities, the sharing of facilities such as surgery centers and satellite locations and the reduction or more efficient utilization of duplicative personnel. At a national level, economies are derived from discounted purchasing of pharmaceutical, optical and medical supplies, as well as more efficient purchasing of medical and surgical equipment, information systems and insurance.

     The Company believes that increased managed care and other forms of risk-sharing are requiring health care providers to become more sophisticated in gathering, processing and evaluating clinical outcomes and basic financial information. In order to process the information necessary to track costs and to effectively negotiate managed care contracts, the Company believes that providers will need to develop and implement more sophisticated information systems. The Company has installed at certain of its Affiliated Practices, and intends to install at most of its larger Affiliated Practices, a client server based, standard financial reporting and general ledger information management system to facilitate the timely reporting of periodic financial data. The Company also is evaluating both the feasibility of interfacing this system with existing practice management systems as well as the general effectiveness of such systems, with the intent of improving integration of patient data and expense/cost data. See "-- Development and Operations -- Information Management Systems."

Market to Payors and Managed Care

     The Company intends to market the services provided by its eye care networks to payors, with a focus on the managed care community. PRG believes that by providing the full spectrum of eye care services within a geographic area at a competitive price, its Affiliated Practices will be positioned as attractive providers to HMOs, insurance companies, employers, hospitals, physician hospital organizations ("PHOs"), and possibly other physician practice management companies. The Company believes that the cost structure and comprehensive service mix of its Affiliated Practices will appeal to both managed care and non-managed care organizations.

     PRG believes that its marketing resources and comprehensive eye care networks will allow its Affiliated Practices to participate in certain contractual managed care relationships in which they would not otherwise have been able to participate. The Company believes that the financial and clinical data generated by PRG's information management systems should enable the Company to negotiate managed care arrangements under favorable terms to the Company and its Affiliated Practices.

DEVELOPMENT AND OPERATIONS

Acquisition Criteria

     PRG's acquisition strategy is directed at acquiring the assets of, and providing management services to, ophthalmic and optometric practices that are financially and operationally strong and either strategically complement other Affiliated Practices or represent an entrance into new markets. Acquisition candidates must demonstrate potential for revenue growth or continued profitability. PRG also evaluates qualitative issues such as the medical professionals' training, licensure and experience, the medical professionals' reputations in the local and national marketplace, Medicare and Medicaid compliance, billing practices and operating history. PRG believes that a substantial number of ophthalmological and optometric practices meet these acquisition criteria. Prior to entering any market, PRG considers such factors as the local level of networking and consolidation activity, the regulatory environment, patient-provider ratios and the economic condition of the local market. PRG also considers the acquisition of ASCs, optical dispensaries and other complementary practices and services that are consistent with its objective of providing management services to providers of integrated eye care.

     PRG believes that it is an attractive acquiror relative to other alternatives available to eye care providers. Currently, physicians have several alternatives, such as affiliating with an HMO, an independent physician association, a physician hospital organization or a physician practice management company such as PRG. PRG believes that it is attractive to acquisition candidates because of its (i) governance structure, which promotes physician control and participation, (ii) fee structure under its Service Agreements, which allows physicians to participate in the cost efficiencies and revenue growth realized by the Affiliated Practices and (iii) transaction structure, which permits physicians to become stockholders of PRG, thus further aligning the interests of the Affiliated Practices and PRG.

     PRG generally uses combinations of Common Stock and cash to fund acquisitions. The consideration for each practice will vary on a case by case basis, with the major factors being historical operating results, the future prospects of the practice, and the ability of such practice to complement the services offered by the other Affiliated Practices.

Practice Management Services Provided

     PRG provides management expertise, marketing, information systems, capital resources and acquisition services to its Affiliated Practices. See "-- Service Agreements." As a result, PRG is involved in the daily on-site financial and administrative management of the Affiliated Practices and provides various other services to the Affiliated Practices from time to time, including legal, financial reporting, treasury, human resources and insurance assistance. PRG's goals in providing such services are to (i) improve the performance of Affiliated Practices in these non-medical activities, (ii) allow the physicians associated with Affiliated Practices to more fully dedicate their time and efforts toward their professional practice activities and (iii) enhance the financial return to PRG.

     Affiliated Practices are solely responsible for all aspects of the practice of medicine, and PRG has the primary responsibility for the business and administrative aspects of the practices. To facilitate the execution of these separate responsibilities and the communication between the parties, PRG establishes Joint Planning Boards comprised of representatives of Affiliated Practices and PRG. The respective Joint Planning Boards are the primary vehicle through which PRG and its Affiliated Practices communicate, develop long-term strategic objectives and make recommendations regarding significant capital expenditures, budgets and acquisitions.

Network Development

     Concurrent with entering into a given market, PRG and the Affiliated Practices evaluate the range of eye care services presently being provided in that market for the purpose of determining what additions and acquisitions need to be made to develop a fully comprehensive eye care product. In addition to utilizing its acquisition strategy to achieve this objective, PRG also seeks to establish networks within these markets and to develop a referral base among Affiliated Practices and, possibly, providers not affiliated with PRG. One of the vehicles PRG uses to establish these networks is The EyePA, Inc.

     The EyePA, Inc., an independent practice association and a wholly owned subsidiary of PRG, intends to establish preferred provider networks that will contract with various forms of managed care to provide quality controlled comprehensive eye care services. This strategy will be to offer the services of the Company's network of Affiliated Practices, and possibly eye care providers not affiliated with PRG, to HMOs, preferred provider organizations ("PPOs"), insurers, employers, unions, and other payors at a competitive price. In some cases, contracting may be performed on a city-wide basis, while in other cases, contracting could be more regional (or national) in scope. The EyePA, Inc. therefore not only establishes and monitors relationships with various payor organizations, but also is charged with establishing relationships with eye care providers not affiliated with PRG.

     EyeCorp, together with one of the Affiliated Practices, has established the Retinal Center of Excellence, through which physicians from this Affiliated Practice periodically visit eye care practices throughout certain areas in the middle South to provide retinal services. Many eye care providers in small communities cannot sustain a full-time retinal specialist. The Retinal Center of Excellence, therefore, provides eye care providers in these areas the ability to expand the range of service provided at the local level. PRG intends to work with its Affiliated Practices to replicate this concept in other geographic areas.

Information Management Systems

     The emergence of managed care has increased the need for specific and extensive information collection, analysis and management throughout the entire health care industry so that providers can better demonstrate outcomes and quantify the revenues and expenses associated with managed care contracting. Thus, information management systems in the health care industry are moving beyond traditional systems that focused primarily on billing, insurance, accounting and basic financial management, and are moving towards computerized cost management, medical charting, quality measurements and clinical outcomes analysis, with a particular emphasis on evaluating the risks and profitability of managed care contracts.

     PRG has installed a client server based, information management system designed (i) to enable the Company to compare financial performance of Affiliated Practices and to track and control costs and (ii) to facilitate the accounting and financial reporting process between the Affiliated Practices and corporate headquarters. PRG is evaluating the feasibility of interfacing this system with existing practice management systems at the Affiliated Practices. This would enable PRG to consolidate billing and patient data with cost and expense data, which would provide the Company with additional critical information that the Company believes it can use to beneficially structure the managed care relationships it arranges for the Affiliated Practices. In addition, PRG analyzes the capabilities of the existing practice management systems within new Affiliated Practices and determines the extent to which such systems can be successfully applied to PRG and throughout the Affiliated Practices and what, if any, additional hardware and software investments might be necessary to facilitate the improvement of Company-wide practice management systems.

Governance and Quality Assurance

     PRG provides Affiliated Practices with assistance in strengthening their performance in the medical quality area. One of the primary means by which PRG intends to provide this assistance is through PRG's Corporate Medical Advisory Board, which, among other things, has been formed to identify and communicate the best practices and protocols in the medical area. PRG's governance structure also promotes physician participation through representation on PRG's board of directors.

THE PRACTICES


     As of April 24, 1996, PRG provided management services to 79 practices with 173 ophthalmologists and 117 optometrists at 232 locations in 14 states, owned or operated 18 ambulatory (outpatient) surgery centers ("ASCs") and 104 optical dispensaries and owned or leased 13 excimer lasers.



                                                 NUMBER
                                                   OF                                              EXCIMER     OPTICAL
                  STATE/CITY                     OFFICES  OPHTHALMOLOGISTS   OPTOMETRISTS   ASCS   LASERS    DISPENSARIES
- -----------------------------------------------  ------   ----------------   ------------   ----   -------   ------------
ARIZONA
  Phoenix......................................     17             8                9         3        1            0
ARKANSAS
  Fayetteville.................................      3             2                1         0        0            3
  Manila.......................................      1             0                1         0        0            1
CALIFORNIA
  Bakersfield..................................      3             8                4         1        0            3
  Colton.......................................     14            22                5         1        2            4
  San Diego....................................      1             2                1         0        1            1
ILLINOIS
  Addison......................................      1             0                3         0        0            1
  Chicago......................................      3             3                0         0        1            1
  Franklin Park................................      2             0                2         0        0            1
  Libertyville.................................      1             1                0         0        0            1
  Naperville...................................      1             0                2         0        0            1
  Villa Park...................................      1             0                1         0        0            1
KENTUCKY
  Benton.......................................      2             0                2         0        0            1
  Hopkinsville.................................      1             0                1         0        0            1
MASSACHUSETTS
  Plymouth.....................................      3             4                1         1        1            0
MISSISSIPPI
  Amory........................................      2             0                1         0        0            2
  Canton.......................................      2             0                2         0        0            2
  Coldwater....................................      2             0                1         0        0            2
  Corinth......................................      1             1                0         0        0            1
  Greenwood....................................      5             2                1         0        0            1
  Hattiesburg..................................      3             4                1         1        0            0
  Indianola....................................      2             0                1         0        0            2
  Iuka.........................................      2             0                1         0        0            2
  Jackson......................................      2             3                0         0        0            0
  Mendenhall...................................      2             0                1         0        0            2
  Oxford.......................................      4             4                0         0        0            0
  Sardis.......................................      2             0                1         0        0            2
  Starkville...................................      3             0                3         0        0            3
  Tupelo.......................................      2             1                1         0        0            1
MISSOURI
  Florissant...................................      5             6                4         0        0            1
  St. Louis....................................      3             1                3         1        0            1
NEVADA
  Las Vegas....................................     10            12                0         2        1            5
OHIO
  Alliance.....................................      3             4                2         0        0            0
  Cincinnati...................................      4             2                5         1        1            1
  Medina.......................................      2             2                1         0        0            1
  Sandusky.....................................      3             2                3         0        0            1
OKLAHOMA
  Oklahoma City................................      2             2                2         0        0            1
  Tulsa........................................      1             1                2         0        0            0
SOUTH CAROLINA
  Myrtle Beach.................................      1             2                0         0        0            1

                                                 NUMBER
                                                   OF                                              EXCIMER     OPTICAL
                  STATE/CITY                     OFFICES  OPHTHALMOLOGISTS   OPTOMETRISTS   ASCS   LASERS    DISPENSARIES
- -----------------------------------------------  ------   ----------------   ------------   ----   -------   ------------
TENNESSEE
  Clarksville..................................      2             0                4         0        0            2
  Dickson......................................      2             0                6         0        0            2
  Germantown...................................      1             0                1         0        0            1
  Jackson......................................      4             6                2         1        0            3
  Kingsport....................................      1             3                1         0        0            1
  LaFollette...................................      1             0                2         0        0            1
  Lawrenceburg.................................      3             2                4         0        0            3
  Madison......................................      2             1                1         1        1            0
  Memphis......................................     39            22               10         1        0            9
  Milan........................................      1             0                1         0        0            1
  Somerville...................................      1             0                1         0        0            1
TEXAS
  Bryan........................................      1             1                0         0        0            0
  Dallas.......................................      1             2                1         1        1            1
  Garland......................................      4             4                0         0        0            0
  Galveston....................................      3             3                1         0        1            2
  Houston......................................     25            21               13         3        2           14
  McKinney.....................................      2             4                0         0        0            0
  Mt. Pleasant.................................      4             2                0         0        0            1
  Sherman......................................      3             1                0         0        0            0
  Texarkana....................................     10             2                0         0        0           10
                                                 -----         -----            -----     -----    -----        -----
        Total..................................    232           173              117        18       13          104
                                                 =====         =====            =====     =====    =====        =====


     In the aggregate, PRG's Affiliated Practices provide primary, secondary and tertiary eye care. Primary eye care involves diagnosing and treating routine vision impairments through non-surgical correction. Patients requiring routine eye examinations can be treated by optometrists or ophthalmologists. PRG seeks to enable ophthalmologists associated with the Affiliated Practices to concentrate on providing secondary and tertiary care. Secondary eye care involves the diagnosis and treatment of eye diseases and disorders through medical regimens, laser and/or routine surgical intervention. Secondary eye care includes the treatment of cataracts, glaucoma, simple corneal problems, and various refractive surgical procedures such as Radial Keratotomy (RK), Automated Lamellar Keratoplasty (ALK) and Photo Refractive Keratotomy (PRK). Secondary eye care is provided by ophthalmologists. Tertiary eye care involves medical and surgical treatment for vitreoretinal disease, severe glaucoma and corneal diseases and is provided by ophthalmologists who often have subspecialty training in these areas. Several of the Affiliated Practices provide refractive surgical services.

SERVICE AGREEMENTS

     PRG has entered into a service agreement with each of its Affiliated Practices, under which PRG is the exclusive manager and administrator of non-physician services relating to the operation of such Affiliated Practice. The following summary of the Service Agreements briefly describes the terms generally contained in the Company's Service Agreements with Affiliated Practices. The actual terms of the various Service Agreements vary from the description below, on a case by case basis, depending on negotiations with the individual Affiliated Practice and the requirements of local regulations.

     The Service Fees payable to PRG by the Affiliated Practices under the Service Agreements vary based on the fair market value, as determined in arms-length negotiations, for the nature and amount of services provided. Such fees are payable monthly and consist of various combinations of the following:
(i) percentages (ranging from 12% to 16%) of the revenues or percentages (ranging from 10% to 40%) of the earnings of the Affiliated Practices, depending on the scope and breadth of the services provided, relating to physician services and certain other non-medical services, (ii) all revenues, or a substantial portion of revenues, relating to facility and other non-physician fees with respect to certain assets owned by PRG, (iii) operating and non-operating expenses of the Affiliated Practices paid by PRG pursuant to the Service Agreements and (iv) certain negotiated performance and other adjustments. In addition, with respect to a few of the Affiliated

Practices, the service fees are based on flat fees that are subject to renegotiation on an annual basis or transition, over time, to a variable fee. Receivables due from certain Affiliated Practices are collateralized by a security interest in the Affiliated Practices receivables from third-party payors and patients. Under other Service Agreements, PRG purchases the receivables of the Affiliated Practices that are parties to such Service Agreements and has the power to assign and factor the purchased receivables. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and Notes 1 and 2 of Notes to Consolidated Financial Statements of the Company.

     Pursuant to the Service Agreements, PRG, among other things, (i) acts as the exclusive manager and administrator of non-physician services relating to the operation of the Affiliated Practice, subject to matters reserved to the Affiliated Practice or referred to the Joint Planning Board, (ii) bills patients, insurance companies and other third-party payors and collects on behalf of the Affiliated Practice the fees for professional medical services and other services and products rendered or sold by the Affiliated Practice, (iii) provides, as necessary, clerical, accounting, purchasing, payroll, legal, bookkeeping and computer services and personnel, information management, preparation of certain tax returns, printing, postage and duplication services and medical transcribing services, (iv) supervises and maintains custody of substantially all files and records, (v) provides facilities for the Affiliated Practice, (vi) prepares, in consultation with the Joint Planning Board and the Affiliated Practice, all annual and capital operating budgets, (vii) orders and purchases inventory and supplies as reasonably requested by the Affiliated Practice, (viii) implements, in consultation with the Joint Planning Board and the Affiliated Practice, national and local public relations or advertising programs and (ix) provides financial and business assistance in the negotiation, establishment, supervision and maintenance of contracts and relationships with managed care and other similar providers and payors. With regard to certain of the Service Agreements acquired in the EyeCorp Merger, PRG provides the foregoing enumerated services, except the Affiliated Practice is responsible for
(i) billing patients, insurance companies and other third-party payors and collecting the fees for all services and products rendered or sold by the Affiliated Practice and (ii) employing all personnel of the Affiliated Practice except for an office administrator to be employed by PRG.

     Under the Service Agreements, the respective Affiliated Practices retain the responsibility for, among other things, (i) hiring and compensating physician employees and other medical professionals, (ii) ensuring that physicians have the required licenses, credentials, approvals and other certifications needed to perform their duties and (iii) complying with certain federal and state laws and regulations applicable to the practice of medicine. In addition, the Affiliated Practices are exclusively in control of all aspects of the practice of medicine and the delivery of medical services.

     The Service Agreements are, generally, for initial terms of 40 years, with automatic extensions (unless specified notice is given) of five years. Certain of the Service Agreements acquired in the EyeCorp Merger have initial terms of 25 years. The Service Agreements may be terminated by either party if the other party (i) files a petition in bankruptcy or other similar events occur or (ii) defaults on the performance of a material duty or obligation, which default continues for a specified term after notice.

     In addition, certain Service Agreements may also be terminated by PRG if the Affiliated Practice or a physician employee engages in conduct or is formally accused of conduct for which the physician employee's license to practice medicine reasonably would be expected to be subject to revocation or suspension or is otherwise disciplined by any licensing, regulatory or professional entity or institution, the result of any of which does or reasonably would be expected to materially adversely affect the Affiliated Practice.

     During the term of the Service Agreements, the Affiliated Practice and, in certain instances, each physician owner of the Affiliated Practice, agrees not to compete with PRG and the other practices for which PRG provides management services within a specified geographic area. The Affiliated Practice and, in certain instances, each physician owner of the Affiliated Practice, also agrees not to disclose certain confidential and proprietary information relating to PRG and the Affiliated Practices.

     With regard to the Founding Affiliated Practices, the Service Agreements require the Founding Affiliated Practice to enforce the restrictive covenants contained in the employment agreements (the "Physician Employment Agreements") between the Affiliated Practice and the physicians associated with the Affiliated

Practice who received more than a de minimis amount of Common Stock or cash in connection with the Reorganization. In addition, the Physician Employment Agreements provide that if such physician's employment is terminated during the initial five-year term for any reason other than the physician's death or disability or the occurrence of certain events outside the physician's control, the physician will be required to pay liquidated damages to the Founding Affiliated Practice. The Service Agreement generally requires the Founding Affiliated Practice to pay to PRG any such liquidated damages received (and assign to PRG the right to collect such liquidated damages). Under certain circumstances, if the Founding Affiliated Practice fails to pursue a claim for liquidated damages, the Founding Affiliated Practice becomes obligated to pay PRG an amount equal to the liquidated damages that would be the subject of the claim.

     With regard to the Affiliated Practices that the Company entered into Service Agreements with in 1996, the physician owners of the Affiliated Practices are parties to the Service Agreements and, typically, not parties to an employment agreement with the associated practice entity. These Service Agreements contain restrictive covenants and in some cases provide for liquidated damages in the event of a breach of those restrictive covenants.

     Each Affiliated Practice is responsible for obtaining professional liability insurance for the employees of the Affiliated Practice and PRG is responsible for obtaining general liability and property insurance for the Affiliated Practice.

     Upon termination of the Service Agreements, the Affiliated Practice generally has the option (or, in certain cases, the obligation) to purchase and assume, and PRG has the option to require the Affiliated Practice to purchase and assume, the assets and liabilities related to the Affiliated Practice at the fair market value (or, in certain circumstances, the book value) thereof, except in certain circumstances where the Affiliated Practice or PRG, as applicable, was in breach of such Service Agreement.

GOVERNMENT REGULATION AND SUPERVISION

General

     The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which PRG operates will not change significantly in the future. PRG believes its operations as described herein are in substantial compliance with applicable law. The ability of PRG to operate profitably will depend in part upon PRG, the Affiliated Practices and their affiliated physicians obtaining and maintaining all necessary licenses, certificates of need and other approvals and operating in compliance with applicable health care regulations.

Fee-Splitting; Corporate Practice of Medicine

     The laws of many states prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. The laws in most states regarding fee splitting and the corporate practice of medicine have been subjected to limited judicial and regulatory interpretation. Although PRG believes its operations as described herein are in substantial compliance with existing applicable laws, PRG's business operations have not been the subject of judicial or regulatory interpretation. There can be no assurance that review of PRG's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of PRG or that the health care regulatory environment will not change so as to restrict PRG's existing operations or their expansion. In addition, the regulatory framework of certain jurisdictions may limit PRG's expansion into such jurisdictions if PRG is unable to modify its operational structure to conform with such regulatory framework. PRG has adjusted its Service Fee methodology in states where it was deemed necessary to comply with such laws.

Medicare Physician Payment System

     PRG believes that regulatory trends in cost containment will continue to result in a reduction from historical levels in per-patient revenue for medical practices. The federal government has implemented, through the Medicare program, the RBRVS payment methodology for physician services. This methodology went into effect in 1992 and was implemented during a transition period in annual increments through December 31, 1995. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year, and is subject to increases or decreases at the discretion of Congress. To date, the implementation of RBRVS has reduced payment rates for certain of the procedures historically provided by the Founding Affiliated Practices. There can be no assurance that any reduced operating margins could be offset by PRG through cost reductions, increased volume, introduction of additional procedures or otherwise.

     Rates paid by nongovernmental insurers, including those that provide Medicare supplemental insurance, are based on established physician, ASC and hospital charges, and are generally higher than Medicare payment rates. Any decrease in the relative number of patients covered by private insurance could adversely affect PRG's revenues and income.

Medicare and Medicaid Fraud and Abuse

     Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a person, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare or Medicaid programs or (iii) the purchase, lease or order or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare or Medicaid. Pursuant to this anti-kickback law, the federal government has recently announced a policy of increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse relating to Medicare and Medicaid costs. The applicability of these provisions to many business transactions in the health care industry has been subject to only limited judicial and regulatory interpretation. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties.

     PRG believes that although it receives fees under the Service Agreements for management services, the Service Agreements do not place PRG in a position to make or influence referrals of patients for services reimbursed under Medicare or Medicaid programs to Affiliated Practices or their affiliated physicians, or to receive such referrals. Such Service Fees are intended by PRG to be consistent with fair market value in arm's-length transactions for the nature and amount of management services rendered and therefore would not constitute unlawful remuneration under anti-kickback laws and regulations. Further, PRG, with regard to the management services provided under the Service Agreements, is not a provider of services under the Medicare or Medicaid programs. For these reasons, PRG does not believe that fees payable to it would be viewed as remuneration for referring or influencing referrals of patients or services covered by such programs as prohibited by statute. If PRG is deemed to be in a position to make, influence or receive referrals from or to physicians, or PRG is deemed to be a provider under the Medicare or Medicaid programs, and if fees paid or received are not commensurate with fair market value, the operations of PRG could be subject to scrutiny under federal and state anti-kickback and anti-referral laws.

     Significant prohibitions against physician referrals have been enacted by Congress. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Stark II prohibits a physician from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physicians has entered into a compensation arrangement. The designated health services include prosthetic devices, which under applicable regulations and interpretations include one pair of eyeglasses or contact lenses furnished after cataract surgery and intraocular lenses provided at ASCs. The penalties for violating Stark II include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." In August 1995, the Secretary of Health and Human Services published final regulations interpreting Stark I. Although those regulations for the most part do not apply to designated health services under Stark II, they do provide an exception to the referral prohibition for clinical laboratory services furnished in an ASC. Health and Human Services officials have unofficially confirmed that the ASC exception also will be contained in

Stark II regulations when they are published. To the extent that PRG or any Affiliated Practice is deemed to be subject to the prohibitions contained in Stark II for services, PRG believes its activities fall within the permissible activities defined in Stark II, including, but not limited to, the provision of in-office ancillary services.

     In addition, PRG also believes that the methods it uses to acquire the assets of existing practices do not violate anti-kickback and anti-referral laws and regulations. Specifically, PRG believes the consideration paid by PRG to physicians to acquire the tangible and intangible assets associated with their practices is consistent with fair market value in arm's length transactions and not intended to induce the referral of patients. Should this practice be deemed to constitute an arrangement designed to induce the referral of Medicare or Medicaid patients, then such could be viewed as possibly violating anti-kickback or anti-referral laws and regulations. A determination of liability under any such laws could have a material adverse effect on PRG's revenue.

     Certain legislation passed by Congress in 1995, but vetoed by the Executive Branch, would have amended substantially Stark II and the anti-kickback statute. Most of the proposed changes would have reduced the regulatory risks encountered by PRG, but other provisions would increase those risks in certain particulars. PRG will continue to monitor the progress of such legislation, but its prospects for reintroduction and passage as well as its final provisions are uncertain.

COMPETITION


     PRG experiences competitive pressures for the acquisition of the assets of, and the provision of management services to, additional practices and the acquisition of MSOs. PRG knows of one public and two private practice management company focused on eye care services. Several other practice management companies, both publicly and privately held, that have established operating histories and, in some instances, greater resources than PRG are pursuing the acquisition of the assets of other general and specialty medical practices, including eye care practices, and the management of such practices. Additionally, some hospitals, clinics, health care companies, HMOs and insurance companies engage in activities similar to the activities of these other practice management companies. There can be no assurance that PRG will be able to compete effectively with such competitors for the acquisition of, or affiliation with, eye care practices, that additional competitors will not enter the market, that such competition will not make it more difficult or expensive to acquire the assets of, and provide management services to, eye care practices on terms beneficial to PRG or that competitive pressures will not otherwise adversely affect the Company.


     Affiliated Practices compete with numerous local eye care service providers. PRG believes that changes in governmental and private reimbursement policies and other factors have resulted in increased competition among providers for the provision of medical services to consumers. PRG believes that the cost, accessibility and quality of services provided are the principal factors that affect competition. There can be no assurance that the Affiliated Practices will be able to compete effectively in the markets that they serve, which inability to compete could adversely affect PRG.

     Further, the Affiliated Practices will compete with other providers for managed care contracts. PRG believes that trends toward managed care have resulted, and will continue to result, in increased competition for such contracts. Other practices and MSOs may have more experience than the Affiliated Practices and PRG in obtaining such contracts. There can be no assurance that PRG and the Affiliated Practices will be able to successfully acquire sufficient managed care contracts to compete effectively in the markets they serve, which inability to compete could adversely affect PRG.

CORPORATE LIABILITY AND INSURANCE

     The provision of medical services entails an inherent risk of professional malpractice and other similar claims. PRG does not influence or control the practice of medicine by physicians or have responsibility for compliance with certain regulatory and other requirements directly applicable to physicians and physician groups. However, as a result of the relationship between PRG and the Affiliated Practices, PRG may become subject to medical malpractice actions under various theories, including agency and successor liability. There can be no assurance that claims, suits or complaints relating to services and products provided by Affiliated

Practices will not be asserted against PRG in the future. PRG maintains insurance coverage that it believes is adequate both as to risks and amounts. Such insurance extends to professional liability claims that may be asserted against employees of PRG that work on site at Affiliated Practice locations. In addition, pursuant to the Service Agreements, the Affiliated Practices are required to maintain comprehensive professional liability insurance. The availability and cost of such insurance has been affected by various factors, many of which are beyond the control of PRG and the Affiliated Practices. The cost of such insurance to PRG and the Affiliated Practices may have an adverse effect on PRG's operations. Although PRG believes it will be able to negotiate and acquire malpractice insurance on behalf of the Affiliated Practices at a cost below that otherwise available to them, based on the Affiliated Practices' historical insurance expenditures, there can be no assurances to that effect. In addition, successful malpractice or other claims asserted against Affiliated Practices or PRG that exceed applicable policy limits could have a material adverse effect on PRG.

EMPLOYEES

     As of April 19, 1996, PRG had approximately 1,500 full-time and part-time employees, of which approximately 52 were employed at PRG's corporate offices and the remainder of which were employed at the Affiliated Practices. PRG believes that its relationship with its employees is good.

PROPERTIES

     In addition to its various practice facilities, PRG operates and leases corporate offices in Dallas, Houston and Memphis. Its corporate headquarters were relocated to Dallas in January 1996. All development, legal, administrative and certain operational activities are performed in Dallas. The Houston office performs all financial, accounting and information systems activities as well as certain regional operations. The Memphis office functions as a regional operational and development operation.

LEGAL PROCEEDINGS

     PRG is not a party to any claims, suits or complaints relating to services and products provided by PRG or the Affiliated Practices that PRG expects to have a material adverse effect on its business or operations.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The following table sets forth certain information with respect to directors and executive officers of the Company.

                                                                                         TERM AS
                                                                                         DIRECTOR
               NAME                  AGE                     POSITION                    EXPIRES
- -----------------------------------  ---     ----------------------------------------    --------
Emmett E. Moore....................  54      Chairman of the Board, Chief Executive        1997
                                               Officer, President and Director
Richard M. Owen....................  42      Senior Vice President, Chief Financial        1996
                                             Officer and Director
Richard J. D'Amico.................  37      Senior Vice President, General Counsel
                                             and Secretary
Mark P. Kingston...................  34      Senior Vice President and Chief
                                             Development Officer
John N. Bingham....................  42      Vice President, Controller and Chief
                                               Accounting Officer
Alan C. Baum, M.D. ................  54      Director                                      1998
Lucius E. Burch, III...............  54      Director                                      1998
Charles D. Fritch, M.D. ...........  55      Director                                      1997
Richard A. Gilleland...............  51      Director                                      1998
Bruce E. Herron, M.D. .............  52      Director                                      1997
James E. McDonald, II, M.D. .......  51      Director                                      1996
David Meyer, M.D. .................  58      Director                                      1998
Joseph C. Noreika, M.D. ...........  45      Director                                      1996
James W. Rayner, M.D. .............  56      Director                                      1997
David M. Schneider, M.D. ..........  49      Director                                      1998
Paul M. Shimoff....................  48      Director                                      1996
Ronald L. Stanfa...................  48      Director                                      1996
P. Harold Wallar, M.D. ............  52      Director                                      1998
Kenneth C. Westfield, M.D. ........  51      Director                                      1997

     Directors whose terms expire in 1996 have been nominated for re-election as directors at the Company's annual meeting of stockholders to be held May 21, 1996. Executive officers' terms expire upon the first to occur of the following: the election and qualification of such officer's successor, such officer's resignation, termination of such officer's employment agreement, if any, or his death.

     Emmett E. Moore has served as the Chairman of the Board and Chief Executive Officer of PRG since September 17, 1995 and as President and a director of PRG since April 20, 1995. From March 1995 to April 20, 1995, he served as a consultant to PRG. From August 1983 to December 1994, Mr. Moore served in various capacities with Medical Care America, Inc. ("Medical Care"), a publicly traded company that was acquired in September 1994 by Columbia/HCA Healthcare Corporation and was an owner and operator of outpatient surgery centers. Medical Care also owned and managed numerous ophthalmic physician practices, dedicated eye surgery centers and optical networks as well as imaging and physical therapy businesses. Mr. Moore was responsible for Medical Care's acquisition and development activities, most recently serving as its Senior Vice President and had previously served as its Executive Vice President and Chief Financial Officer since joining Medical Care. From 1981 to 1983, Mr. Moore was engaged in consulting and private investments. From 1972 through 1981, Mr. Moore served as Senior Vice President and Chief Financial Officer for Hycel, Inc., a publicly traded company that manufactured and marketed clinical products used in the healthcare industry. Additionally, Mr. Moore was employed with Arthur Andersen, received his J.D., M.P.A. and B.B.S. degrees from the University of Texas, and is a C.P.A.

     Richard M. Owen has served as Senior Vice President of PRG since January 1, 1996 and as Chief Financial Officer and a director of PRG since April 20, 1995. Mr. Owen served as Executive Vice President of PRG from April 20 through December 31, 1995. From September 1994 to April 20, 1995, Mr. Owen served as a consultant to PRG on financial and accounting matters. From June 1976 through August 1994, Mr. Owen held various positions in the accounting and business advisory division of Arthur Andersen where he had been a partner since 1988. Mr. Owen is a C.P.A. and graduated from Baylor University in 1976.

     Richard J. D'Amico has served as Senior Vice President of PRG since January 1, 1996 and as General Counsel and Secretary of PRG since April 20, 1995. From March 1995 to April 1995, he served as a consultant to PRG. From December 1994 through March 1995, Mr. D'Amico served as President and General Counsel and from March 1993 through December 1994, Mr. D'Amico served as Vice President and General Counsel for Radiation Care, Inc., a corporation that operated radiation therapy and diagnostic imaging centers in ten states. From June 1991 through March 1993, Mr. D'Amico served as Assistant Vice President and in-house counsel for U.S. Healthcare, Inc., a company that operates HMOs in eight states. Mr. D'Amico received his J.D. from Rutgers University School of Law -- Camden in 1985 and his B.S. in electrical engineering from Villanova University in 1981.

     Mark P. Kingston has served as Senior Vice President of PRG since January 1, 1996 and as Chief Development Officer of PRG since April 20, 1995. From September 1994 to April 20, 1995, Mr. Kingston served as a consultant to PRG on practice asset acquisitions and operations. From July 1990 through September 1994, he served as a Manager for Iolab-Johnson & Johnson, Inc., a company that provides ophthalmic devices, equipment and pharmaceuticals to ophthalmologists, optometrists, and surgery facilities. Responsibilities included the development of physician consulting services, national contracting with purchasing entities and division sales management. From 1988 through 1990, he served as President of Masters Medical Practice Planning, a strategic planning and management firm providing services to physicians nationwide. Mr. Kingston received his M.B.A. from the University of Indianapolis in 1988 and a B.S. from Mt. Union College in 1983.

     John N. Bingham has served as Vice President, Controller and Chief Accounting Officer of PRG since April 20, 1995. From June 1994 to April 1995, Mr. Bingham was a financial consultant to various medical and biotechnology companies. From 1986 to May 1994, Mr. Bingham was the Controller and Treasurer (and from 1989, Vice President) of Houston Biotechnology Incorporated, a publicly traded company specializing in the research and development of ophthalmic pharmaceutical products. Mr. Bingham was previously associated with other publicly traded companies as well as Arthur Andersen. Mr. Bingham is a C.P.A. and a graduate of the University of Houston at Clear Lake City.

     Alan C. Baum, M.D. has served as a director of PRG since June 28, 1995. Dr. Baum served as Vice President of Texas Eye Institute Assoc. from 1973 to date, where he has been in the practice of general ophthalmology with an emphasis on oculoplastic surgery. Dr. Baum is the chairman of the Board of Trustees of the Texas Medical Association and Past President of the Texas Ophthalmological Association. He has served as President of the Southwest Branch of the Harris County Medical Society. Dr. Baum has acted as chief of staff for Memorial Southeast Hospital, as well as chairman of Ophthalmology sections at both Memorial SE and SW hospitals in Houston. Dr. Baum received his medical degree in 1964 from the University of Texas Medical Branch at Galveston, and completed his residency in 1972 from the University of Texas Medical School, Houston.

     Lucius E. Burch, III has served as a director of PRG since March 18, 1996. Mr. Burch is Chairman of the Board of Directors of Massey Burch Investment Group, Inc., Nashville, Tennessee, a large Southeast venture capital firm. He has been with Massey Burch since 1968, served as President from 1981 to 1990, and has an extensive background in management consulting and corporate finance.

     Charles D. Fritch, M.D., F.A.C.S. has served as a director of PRG since June 28, 1995. Dr. Fritch has been the President of the Fritch Eye Care Center since 1974. Dr. Fritch has been a director of Benson Eyecare Corporation since May 1993 and Chairman of the Board of Superior Vision Services, Inc. since October 1994. Dr. Fritch serves on the teaching staffs of University of Southern California, University of California, Los Angeles and University of California, Irvine. He is an invited lecturer for domestic and international seminars and is the author of research and instructional publications as well as ophthalmic textbooks. Dr. Fritch is on the research and development committees for several ophthalmic manufacturing companies and is a developer of intraocular lenses, ophthalmic instruments, and holds a patent on an ophthalmic endoscopic laser. Dr. Fritch received his medical degree from the University of Nebraska in 1968 and is certified by the American Board of Ophthalmology and the American Board of Eye Surgery.

     Richard A. Gilleland has served as a director of PRG since June 28, 1995. Mr. Gilleland has served as Chairman, President and Chief Executive Officer of Kendall International Inc., a manufacturer and distributor of disposable medical supplies and devices and home health care products since July 1990. From January to November 1989, he was president, chief executive officer and chairman of the board of American Medical International, Inc., which owns and operates acute care hospitals. Mr. Gilleland also has served as a director of OrNda HealthCorp, a provider of acute medical, surgical and hospital operation and management services, since 1991, and since 1994, as a director of Bird Medical Technologies, Inc., a manufacturer of inhalation therapy equipment, and Tyco International, Ltd., a manufacturer of bioprotection and flow control equipment. Mr. Gilleland received his B.A. from the University of Minnesota in 1967.

     Bruce E. Herron, M.D. has served as a director of PRG since June 28, 1995. Dr. Herron has been in the practice of general ophthalmology at the Skyline Eye Clinic, P.C. in Jackson, Tennessee since 1995 and was in practice at its predecessor entity, the EyeClinic, P.C., from 1976 to 1995. Dr. Herron has served on the Board of Directors of the Tennessee Academy of Ophthalmology for the past fifteen years and was president in 1989. He served as Tennessee's representative to the Council of the American Academy of Ophthalmology from 1990 to 1992, and served on the Executive Committee of the Council in 1992. Currently he is in active practice as one of six ophthalmologists at the Skyline Eye Clinic, P.C. He received his medical degree from Vanderbilt Medical School in 1969. His residency in ophthalmology was completed at the University of Iowa Hospitals and Clinics in 1974.

     James E. McDonald, II, M.D. has served as a director of PRG since June 28, 1995. Dr. McDonald has practiced general ophthalmology at McDonald Eye Associates in Fayetteville, Arkansas since 1978. Dr. McDonald has been a member of the Board of Governors for the Washington Regional Medical Center since 1987 and chairman of its board since 1993. In addition, Dr. McDonald has served as medical director for the World Eye Foundation since 1981, and as an assistant clinical professor in the Department of Ophthalmology at the University of Arkansas since 1976. Dr. McDonald received his medical degree in 1969 from the University of Arkansas Medical Center in Little Rock, Arkansas. He completed his internship at the University of Alabama in 1970 and performed his residency at the University of Arkansas School of Medical Sciences from 1970 to 1974.

     David Meyer, M.D. has served as a director of PRG since March 18, 1996. Dr. Meyer has been Chairman of EyeCorp, Inc., a Tennessee based management services organization, from February 1994 until its acquisition by PRG in March 1996. Dr. Meyer has served since 1968 as the director of the retinoblastoma service within the Solid Tumor Division of St. Jude's Children's Research Hospital. The Vitreoretinal Foundation, which he founded in 1968, serves as director of the Retina Service of the Department of Ophthalmology within the University of Tennessee College of Health Sciences. In 1970, he founded the Vitreoretinal Research Foundation in support of basic science research in retina and fellowship training. Dr. Meyer received his medical degree in 1962 from the University of Tennessee, College of Medicine, completed his internship the following year, completed his graduate studies at the University of Pennsylvania Graduate School of Ophthalmology in 1964 and completed his residency training in ophthalmology in 1967 at the Wills Eye Hospital in Philadelphia, Pennsylvania.

     Joseph C. Noreika, M.D. has served as a director of PRG since June 28, 1995. Dr. Noreika began practicing ophthalmology in August 1981. Since 1984 he has headed Eye Care of Medina. He practices general ophthalmology with an emphasis on small-incision cataract surgery. He is fellowship trained in oculoplastic surgery and received his board certificate in ophthalmology in 1981. His special interests include areas of practice management, health care policy and negotiation theory. Dr. Noreika received his M.D. degree from Jefferson Medical College in Philadelphia in 1976. Between 1976 and 1981, he completed postgraduate medical training at Dartmouth, the University of Pittsburgh, and the University of California,

San Francisco. In 1988, he received his M.B.A. at the Weatherhead School of Management at Case Western Reserve University in Cleveland. He has completed post-graduate business studies at the Weatherhead School and the Sloan School of Management at M.I.T.

     James W. Rayner, M.D. has served as a director of PRG since March 18, 1996. Dr. Rayner currently serves as the Chairman of the Eyecare Providers of Mississippi and is a member of the Advisory Council of the University of Tennessee Department of Ophthalmology Foundation. Dr. Rayner practices at the Rayner Eye Clinic in Oxford, Mississippi, which was one of the founding practices of EyeCorp. He has served on the Advisory Committee to the American Academy of Ophthalmology and on the boards of directors of Medical Marketing and the University of Mississippi Foundation. He is past Chairman of the Board of the Oxford University School. Dr. Rayner received his medical degree from the University of Mississippi School of Medicine in 1966 and served his internship and residency at the University of Tennessee City of Memphis Hospitals. He served fellowships at both Johns Hopkins Medical School and the Smith-Kettlewell Institute.

     David M. Schneider, M.D. has served as a director of PRG since June 28, 1995. Dr. Schneider has been the President of the Midwest Eye Center since 1985, serving as Surgeon and Director. He has been in practice since 1981 specializing in refractive surgery. He is an American Board of Ophthalmology Diplomate and an Active Fellow of the American Academy of Ophthalmology. Dr. Schneider received his M.D. degree from the University of Cincinnati. He completed his residency at the University of Cincinnati, with post residency fellowship training at the Mary Shiels Eye Hospital in Dallas, Texas and the University of Cincinnati.

     Paul M. Shimoff has served as a director of PRG since June 28, 1995. Mr. Shimoff has been engaged in the private practice of law since 1972 and currently practices with McPeters McAlearney Shimoff & Hatt. Mr. Shimoff has served as a director of San Bernardino Community Hospital since 1992 and San Bernardino Community Hospital Foundation since 1990. He is also a Fellow of The American College of Trust and Estate Counsel, a California Board of Legal Specialization Certified Specialist in Taxation Law and a former President of the San Bernardino County Bar Association. Mr. Shimoff received his J.D. from the University of California, Hastings College of Law in 1972 and received his B.A. in Economics from U.C.L.A. in 1969.

     Ronald L. Stanfa has served as a director of PRG since June 28, 1995. Mr. Stanfa has served as a Managing Director of Notre Capital Ventures II, L.L.C. since July 1995. From June 1993 to July 1995, Mr. Stanfa was an independent business consultant and investor. Mr. Stanfa was a founder and has served as a director of Allwaste, Inc., an environmental services company, since 1986. From October 1988 to June 1993, Mr. Stanfa was the Vice President -- Corporate Development of Allwaste, Inc. Mr. Stanfa also served as a director of U.S. Delivery Systems, Inc., a same day delivery company, from 1994 until its sale in February 1996. Mr. Stanfa received his B.S. in Economics from Northern Illinois University in 1969.

     P. Harold Wallar, M.D. has served as a director of PRG since June 28, 1995. Dr. Wallar has served as President of the Inland Eye Institute and of the Loma Linda Ophthalmology Medical Group since January 1, 1993. Dr. Wallar currently serves as a Clinical Associate Professor of Ophthalmology at Loma Linda University. Dr. Wallar has also served as President of the Tri-County Eye Society. Dr. Wallar received his M.D. degree from Loma Linda University, performed his internship at the University of California, Davis' Sacramento Medical Center and completed his residency at Loma Linda University. Dr. Wallar furthered his training with a fellowship in Strabismus and Pediatric Ophthalmology at the University of Pittsburgh Eye and Ear Hospital, where he also held a university faculty appointment.

     Kenneth C. Westfield, M.D. has served as a director of PRG since June 28, 1995. Dr. Westfield has served since 1995 as Director and President of Westfield Eye Center, Kenneth C. Westfield, M.D., Ltd. and has served since 1981 as Director and President of the Mojave Eye Surgery Center and as Director for the Rudy Manthei, D.O. and Kenneth C. Westfield, M.D. Nevada Eye Care Network, Ltd. Dr. Westfield served from 1981 to 1995 as Director and President of the Southern Nevada Eye Clinic, Kenneth C. Westfield, M.D., Ltd. and as Vice President and Treasurer of the Nevada Institute of Ambulatory Surgery. Dr. Westfield has been in private practice since 1980. Dr. Westfield received his M.B.A. from the University of California, Irvine, in 1991 and his medical degree from Wayne State University in 1976.

BOARD OF DIRECTORS

     The Board of Directors is divided into three classes with five or six directors in each class. Each class serving for a term of three years. At each annual meeting of stockholders, directors of the class the term of which then expires will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring. PRG's bylaws provide that a majority of the Board of Directors must be licensed to practice medicine.


     Drs. Baum, Fritch, Herron, McDonald, Noreika, Schneider, Wallar and Westfield and Messrs. Gilleland, Shimoff and Stanfa agreed with PRG and Notre Capital Ventures, Ltd. ("Notre") (PRG's founding stockholder) to serve as a director of PRG upon the consummation of the IPO.


     Mr. Burch and Drs. Meyer and Rayner agreed with PRG and EyeCorp to serve as a director of PRG upon the consummation of the EyeCorp Merger.

     Directors who are employees of PRG or of an Affiliated Practice do not receive additional compensation for serving as directors. Each director who is neither an employee of PRG nor of an Affiliated Practice receives a fee of $2,000 for attendance at each Board of Directors meeting (whether the meeting is in person or telephonic) and $1,500 (if in person; $500 if telephonic) for each committee meeting (unless held on the same day as a Board of Directors meeting) and an initial grant of nonqualified options to purchase 10,000 shares of Common Stock. Nonemployee directors (whether or not employed by an Affiliated Practice) receive annual grants of nonqualified options to purchase 5,000 shares of Common Stock. All directors of PRG are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of PRG.

SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of the compensation paid by PRG for services rendered in all capacities to PRG during 1995 to the chief executive officer and former chief executive officer (the "Named Executive Officers"). Other than the Named Executive Officers, there were no officers of PRG whose total annual compensation for 1995 exceeded $100,000.

                                                                             LONG TERM COMPENSATION
                                                                        --------------------------------
                                                                                AWARDS
                                          ANNUAL COMPENSATION           ----------------------   PAYOUTS
                                   ----------------------------------               SECURITIES   -------
                                                         OTHER ANNUAL   RESTRICTED  UNDERLYING    LTIP      ALL OTHER
       NAME AND PRINCIPAL                                COMPENSATION     STOCK      OPTIONS     PAYOUTS   COMPENSATION
            POSITION               SALARY($)  BONUS($)       ($)        AWARDS($)      (#)         ($)         ($)
- ---------------------------------  --------   --------   ------------   ---------   ----------   -------   ------------
Emmett E. Moore..................  $100,885        --           --            --      200,000        --            --
  Chairman of the Board, Chief
  Executive Officer and President
Gregory L. Solomon...............  $ 49,326        --           --            --           --        --      $750,000(1)
  Former Chairman of the Board
  and Chief Executive Officer

- ---------------

(1) Represents amount paid pursuant to Separation and Mutual Release Agreement upon Mr. Solomon's departure from PRG. See "Employment, Termination and Change of Control Agreements."

OPTION GRANTS DURING 1995

     The following table presents information regarding 1995 grants of options to purchase shares of Common Stock for each of the Named Executive Officers:

                                                                                                     POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                             VALUE AT ASSUMED
                                     ----------------------------------------------------------        ANNUAL RATES OF
                                     NUMBER OF      % OF TOTAL                                           STOCK PRICE
                                     SECURITIES      OPTIONS                                             APPRECIATION
                                     UNDERLYING     GRANTED TO      EXERCISE OR                       FOR OPTION TERM(1)
                                      OPTIONS      EMPLOYEES IN         BASE         EXPIRATION    ------------------------
               NAME                  GRANTED(#)    FISCAL YEAR     PRICE($/SH)(2)       DATE         5%($)         10%($)
- -----------------------------------  ----------    ------------    --------------    ----------    ----------    ----------
Emmett E. Moore....................     50,000(3)(5)      4.2%         $ 5.00          3/30/05     $  157,224    $  398,436
                                       150,000(4)(5)     12.6           13.00          4/20/05      1,226,345     3,107,798
Gregory L. Solomon(6)..............         --           --                --               --             --            --

- ---------------

(1) The dollar amounts in these columns represent the potential realizable value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the market price of Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by regulation and therefore are not intended to forecast possible future appreciation, if any, of the price of Common Stock. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods.

(2) The option exercise price may be paid in shares of Common Stock owned by the executive officer, in cash, or in any other form of valid consideration as determined by the Compensation Committee in its discretion. The exercise price of each option was equal to the fair market value of the Common Stock on the date of grant.

(3) Option becomes exercisable with respect to 20% of the shares covered thereby on March 31 of each of 1996, 1997, 1998, 1999 and 2000.

(4) Option becomes exercisable with respect to 20% of the shares covered thereby on April 21 of each of 1996, 1997, 1998, 1999 and 2000.

(5) Option becomes immediately exercisable in the event of a change or threatened "change in control" (each as defined in PRG's 1995 Stock Option Plan, as amended) of PRG and in the event of certain mergers and reorganizations of PRG.

(6) Excludes grant of options to purchase 100,000 shares of Common Stock, which was cancelled pursuant to Separation and Mutual Release Agreement upon Mr. Solomon's departure from PRG. See "-- Employment, Termination and Change of Control Agreements."

AGGREGATED OPTION EXERCISES DURING 1995 AND YEAR-END OPTION VALUES

     The following table presents information regarding options exercised in 1995 and the value of options outstanding at December 31, 1995 for each of the Named Executive Officers:

                                                                                                    VALUE OF UNEXERCISED
                                                                 NUMBER OF SECURITIES                   IN-THE-MONEY
                                                                UNDERLYING UNEXERCISED                   OPTIONS AT
                                                                 OPTIONS AT FY-END(#)                   FY-END($)(1)
                          SHARES ACQUIRED       VALUE       -------------------------------    -------------------------------
          NAME            ON EXERCISE(#)     REALIZED($)    EXERCISABLE       UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
- ------------------------  ---------------    -----------    -----------       -------------    -----------       -------------
Emmett E. Moore.........           --               --             --            200,000               --         $ 1,775,000
Gregory L. Solomon......           --               --             --                 --               --                  --

- ---------------

(1) The closing price for the Common Stock as listed on the New York Stock Exchange on December 29, 1995, the last trading day of 1995, was $19.875. Value is calculated on the basis of the difference between the option exercise price and $19.875 multiplied by the number of shares of Common Stock underlying the option.

EMPLOYMENT, TERMINATION AND CHANGE OF CONTROL AGREEMENTS

     Mr. Moore has entered into an employment agreement with PRG providing for an annual salary of $315,000 in 1996. Such employment agreement provides that in the event of a termination of employment by PRG other than (i) for cause, (ii) upon death or disability or (iii) upon notice 30 days prior to an automatic renewal date occurring after five years from the date of first employment, Mr. Moore shall be entitled to receive from PRG a payment equal to the amount of Mr. Moore's then current annual salary, to be paid in twelve monthly installments, plus a payment for accrued but unpaid wages and expense reimbursements. Such employment agreement provides that in the event Mr. Moore's employment terminates within twelve months following a change in control (as defined in such employment agreement) of PRG, PRG shall pay Mr. Moore 2.99 times the sum of Mr. Moore's (i) base salary, (ii) maximum potential bonus for the year of the change of control and (iii) certain other compensation, with certain adjustments. The employment agreement provides that PRG will pay an amount necessary to reimburse such employee, on an after tax basis, for any excise tax due under Section 4999 of the Code, as a result of such payment being treated as a "parachute payment" under Section 280G of the Code. The employment agreement contains a covenant-not-to-compete with PRG for a period of two years following termination of employment.

     In addition to base salary, Mr. Moore through his employment agreement is eligible for a bonus based on earnings per share growth. Bonuses are capped at 50% of base salary. His agreement began in April 1996 and is for a term of five years.

     Prior to his departure from PRG, Mr. Solomon was a party to an employment agreement on terms similar to those of Mr. Moore's described above, except that it provided for an annual base salary of $225,000. Upon Mr. Solomon's departure, PRG and Mr. Solomon entered into a Separation and Mutual Release Agreement (the "Separation Agreement"). Pursuant to the Separation Agreement, and in exchange for Mr. Solomon's release of any claims and liabilities against PRG and certain restrictions on Mr. Solomon's ability to compete with PRG, he received a lump-sum payment of $750,000 in September of 1995 and a lump-sum payment of $350,000 in January of 1996. In consideration of the above payments, the Separation Agreement provides for the cancellation of all agreements between PRG and Mr. Solomon relating to options to purchase PRG Common Stock.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF PRG

     In connection with the formation of PRG, PRG issued to Notre 100 shares of Common Stock at an aggregate purchase price of $100.00, in connection with a 10,999 for one stock dividend an additional 1,099,900 shares of Common Stock for an additional contribution of capital of $10,900 and in connection with a
1.090632 for one stock split an additional 99,695 shares for an additional contribution of capital of $997. Further, PRG issued to each of Mark P. Kingston and Richard M. Owen 93,750 shares of Common Stock for an aggregate contribution of capital of $1,875 and in connection with a 1.090632 for one stock split an additional 8,496 shares for an aggregate additional contribution of capital of $170. Additionally, Notre advanced to PRG $1,745,000 to fund transaction costs in exchange for the right to receive 174,500 shares of Class A Preferred, which Class A Preferred was redeemed on July 7, 1995 by PRG upon the payment to Notre of $1,745,000 plus any accrued dividends.

     In connection with the Reorganization, certain directors, or entities in which they (or a member of their immediate family) had an ownership interest, received cash and shares of Common Stock as follows: Alan C. Baum, M.D.: 224,842 shares and $730,737; Charles D. Fritch, M.D.: 76,923 shares and warrants to purchase 40,000 shares at $13.00 per share; Bruce E. Herron, M.D.: 133,000 shares; James E. McDonald, M.D.: 125,869 shares and $409,071; Joseph C. Noreika,
M.D.: 115,400 shares and $375,050; David M. Schneider, M.D.: 323,520 shares and $1,051,440; P. Harold Wallar, M.D.: 208,662 shares and $678,113; and Kenneth C. Westfield, M.D.: 301,830 shares and $574,860.

     On June 28, 1995, PRG entered into the ASC Option with the stockholders of one of the Founding Affiliated Practices of which Bruce E. Herron, M.D. is a stockholder, pursuant to which such stockholders had the right to require PRG to purchase from such stockholders their stock in the entity owning such ASC. The

ASC Option was exercised and the acquisition of the stock of such entity by PRG was consummated on March 18, 1996. The purchase price paid by PRG consisted of $3,100,000 in cash and $3,500,000 in debt in the form of 7% unsecured notes generally payable in equal quarterly installments of principal and interest over a term of five years. Prior to consummation of such acquisition, Eye Clinic, P.C., the entity acquired in the acquisition assumed $2,828,000 in indebtedness owed by a partnership (the "Partnership") in which Dr. Herron is a partner. Such $2,828,000 in indebtedness bore interest at the rate of LIBOR plus 1.5% per annum, was due in 2005, was secured by real estate and improvements that were transferred to the Partnership and was paid in full by PRG concurrently with the Eye Clinic, P.C. acquisition.


REAL ESTATE TRANSACTIONS

     On June 28, 1995, PRG became the lessee under a variety of leases. PRG assumed an office lease for which a partnership, in which Bruce E. Herron, M.D. is a partner, is the lessor; the annual expenditures under the lease are anticipated to be approximately $170,880 ($85,440 was paid by PRG under such lease in 1995). PRG assumed one office lease for which James E. McDonald, II, M.D. is the lessor; the aggregate annual expenditures under the lease are anticipated to be $185,760 ($92,880 was paid by PRG under such lease in 1995). PRG assumed five office leases for which various partnerships, in which P. Harold Wallar, M.D. is a partner, are the lessors; the aggregate annual expenditures under these leases are anticipated to be approximately $501,572 ($272,859 was paid by PRG under such leases in 1995). PRG assumed four office leases for which a partnership, in which Kenneth C. Westfield, M.D. is a partner, is the lessor; the aggregate annual expenditures under these leases are anticipated to be $160,188 per year ($80,094 was paid by PRG under such leases in 1995).

CERTAIN INDEBTEDNESS

     As part of the Reorganization, PRG assumed various obligations of Dr. McDonald totaling $166,871 as of June 30, 1995 with interest rates ranging from 7.50% to 9.75%.

     On April 8, 1994, the Vitreoretinal Foundation, of which Dr. Meyer is a general partner, borrowed approximately $1,000,000 from EyeCorp at an annual interest rate of 10.25% pursuant to a promissory note that matures on April 10, 1999. On December 31, 1995, approximately $840,000 principal amount of such note was outstanding.

SERVICE AGREEMENTS

     In connection with the Reorganization, PRG entered into Service Agreements with the Founding Affiliated Practices in which certain directors have an ownership interest. Service fees paid to PRG by such Founding Affiliated Practices in which certain directors had an ownership interest were as follows:
Alan C. Baum, M.D. (TEI & Assoc.) $3,245,635; Charles D. Fritch, M.D. (Fritch Eye Care Center) $3,928,171; Bruce E. Herron, M.D. (Eye Clinic, P.C.) $2,985,102; James E. McDonald, M.D. (McDonald Eye Associates, P.A.) $1,034,556; Joseph C. Noreika, M.D. (TPZ, Inc.) $697,746; David M. Schneider, M.D. (David M. Schneider, M.D., Inc.) $2,005,045; P. Harold Wallar, M.D. (Inland Eye Institute Medical Group, Inc.) $8,670,925; and Kenneth C. Westfield, M.D. (Westfield Eye Center) $2,074,921.

EYECORP TRANSACTION

     Certain individuals that became directors of PRG upon consummation of the EyeCorp Merger previously owned securities of EyeCorp. In connection with the EyeCorp Merger, such individuals received securities of PRG as follows: Lucius
E. Burch, III (options to acquire 5,820 shares of Common Stock); David Meyer, M.D. (1,727,249 shares of Common Stock); and James W. Rayner, M.D. (485,376 shares of Common Stock).

     In connection with the EyeCorp Merger, PRG became the sole stockholder of EyeCorp, which is a party to Service Agreements with certain entities that the following individuals, who are now directors of PRG, have ownership interests in: David Meyers, M.D. and James W. Rayner, M.D. As the EyeCorp Merger was consummated in 1996, no fees were paid to PRG in 1995 under such Service Agreements.

COMPANY POLICY

     It is anticipated that future transactions with affiliates of PRG will be minimal, will be approved by a majority of the disinterested members of the Board of Directors and will be made on terms no less favorable to PRG than could be obtained from unaffiliated third parties. PRG does not intend to make any further loans to, or incur any indebtedness to, any of its executive officers or directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of Common Stock as of April 19, 1996 by (i) all persons known to PRG to be the beneficial owner of 5% or more of the Common Stock, (ii) each director of PRG, (iii) each Named Executive Officer, (iv) all PRG directors and executive officers as a group and (v) each Selling Stockholder. This table does not include shares of Common Stock that may be purchased pursuant to options not exercisable within 60 days of April 19, 1996. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.


                                           SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                            OWNED PRIOR TO THE                       OWNED AFTER THE
                                                 OFFERING                                OFFERING
                                          ----------------------      SHARES      ----------------------
                  NAME                     NUMBER        PERCENT    TO BE SOLD     NUMBER        PERCENT
- ----------------------------------------- ---------      -------    ----------    ---------      -------
     Directors and Executive Officers
Emmett E. Moore..........................    50,500(1)       *              --       50,500(1)       *
Richard M. Owen..........................   117,247(2)       *              --      117,247(2)       *
Alan C. Baum, M.D........................   238,670(3)     1.3%             --      238,670(3)     1.1%
Lucius E. Burch, III.....................        --          *              --           --          *
Charles D. Fritch, M.D...................   125,923(4)       *              --      125,923(4)       *
Richard A. Gilleland.....................        --          *              --           --          *
Bruce E. Herron, M.D.....................   144,985(5)       *              --      144,985(5)       *
James E. McDonald, II, M.D...............   125,869(6)       *              --      125,869(6)       *
David Meyer, M.D......................... 1,727,249(7)     9.7              --    1,727,249(7)     8.1
Joseph C. Noreika, M.D...................   118,314(8)       *              --      118,314(8)       *
James W. Rayner, M.D.....................   485,376        2.7              --      485,376        2.3
David M. Schneider, M.D..................   328,520        1.9              --      328,520        1.5
Paul M. Shimoff..........................     1,000          *              --        1,000          *
Ronald L. Stanfa.........................    25,481          *              --       25,481          *
P. Harold Wallar, M.D....................   208,650(9)     1.2              --      208,650(9)       *
Kenneth C. Westfield, M.D................   301,830        1.7              --      301,830        1.4
All directors and executive officers as a
  group (19 persons)..................... 4,137,361(10)   23.1                    4,137,361(10)   19.5
     Selling Stockholders
William Aden, M.D........................   150,724          *          55,736       94,988          *
Robert Alongi, O.D.......................     2,819          *             446        2,373          *
Robert Alpert(11)........................   100,590          *          18,936       81,654          *
John D. Armstrong, M.D...................   158,219          *          10,000      148,219          *
Perry S. Binder, M.D.....................    41,007          *           2,973       38,034          *
Paul A. Blacharski, M.D..................   208,360        1.2           5,202      203,158          *
Basil Bourque(11)........................     8,530          *           2,973        5,557          *
Earl R. Bryant(11).......................    25,590          *           9,289       16,301          *
James E. Burnes, M.D.....................    59,781          *           8,229       51,552          *
Edmund L. Burnett, M.D...................    17,887          *           6,317       11,570          *
William K. Chow..........................     5,190          *             743        4,447          *
Chrismatt Capital Corporation(12)........    42,918          *          31,894       11,024          *
Gregory T. Clariday, M.D.................    64,774          *          18,579       46,195          *
Boyce Craig, M.D.........................    10,054          *             743        9,311          *
William L. Decker, M.D...................   294,014        1.7          52,020      241,994        1.1
Craig M. DeClark, O.D....................    13,337          *             743       12,594          *
Loren L. Denler, M.D.....................   208,360        1.2          77,417      130,943          *
David D. Dulaney, M.D....................   161,645          *           8,918      152,727          *
John L. Elfervig, M.D....................   149,143          *          10,000      139,143          *
Fairfield Management, L.L.C.(13).........    46,176          *          34,315       11,861          *
Allan H. Fradkin, M.D....................    44,964          *          14,863       30,101          *
Lawrence A. Gans, M.D....................    58,909          *           8,918       49,991          *
John Gilbert.............................    51,123          *          19,413       31,710          *
Barbara A. Gold Charitable Remainder
  Trust..................................     9,289          *           9,289           --          *
Daniel H. Gold Charitable Remainder
  Trust..................................     9,289          *           9,289           --          *
Daniel I. Goldman, M.D...................    84,687          *          52,020       32,667          *

                                           SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                            OWNED PRIOR TO THE                       OWNED AFTER THE
                                                 OFFERING                                OFFERING
                                          ----------------------      SHARES      ----------------------
                  NAME                     NUMBER        PERCENT    TO BE SOLD     NUMBER        PERCENT
- ----------------------------------------- ---------      -------    ----------    ---------      -------
James M. Gordon, M.D.....................   117,785          *          37,157       80,628          *
Michael Gordon, M.D......................    41,007          *%          2,973       38,034          *%
Henry T. Grizzard, M.D...................    31,446          *          20,065       11,381          *
Charles P. Haddad, O.D...................     4,262          *             743        3,519          *
1996 Harter Charitable Trust.............    37,157        1.1          37,157           --          *
John R. and Nancy Shepherd Family
  Trust..................................   125,999          *          40,526       85,473          *
Lowell Jones, Jr., O.D...................    43,695          *           8,175       35,520          *
Jeffrey Klein(11)........................    17,955          *          13,343        4,612          *
Lacy A. Koonce, M.D......................    88,046          *           7,431       80,615          *
BHN-1 Intervivos Standard Charitable
  Remainder Trust........................    74,314        1.2          74,314           --          *
Mann Berkeley Eye Center.................   264,053        1.5          22,294      241,759        1.1
Lynn B. McMahan, M.D.....................   478,797        2.7         185,786      293,011        1.4
Fred L. McMillan, M.D....................    68,893          *          17,092       51,801          *
Sean F. McNamara(11).....................     8,530          *           3,716        4,814          *
Bernard A. Milstein, M.D.................    44,964          *           7,431       37,533          *
Michael Minadeo, M.D.....................   192,000        1.1          35,671      156,329          *
Charles R. Moore, M.D....................    27,671          *          20,564        7,107          *
Norris L. Newton, Jr., M.D...............    35,369          *          19,713       15,656          *
Norris L. Newton, Sr., M.D...............    70,562          *          39,329       31,233          *
Daniel J. O'Connor, M.D..................    56,811          *          16,956       39,855          *
Patrick O'Shaughnessy(11)................     3,732          *           2,773          959          *
Alan Osofsky(11).........................    14,299          *           2,973       11,326          *
John Pinto...............................    15,705          *             557       15,148          *
The Post Charitable Trust(14)............    76,680          *          56,984       19,696          *
Charles Post, Jr., M.D...................   369,720        2.1          28,492      341,228        1.6
The Post Children's Trust(14)............    69,840          *          51,901       17,939          *
James A. Price, M.D......................   137,111          *          14,863      122,248          *
Mark Pytosh(11)..........................    13,291          *           9,877        3,414          *
Oscar Ramos, O.D.........................     6,601          *           1,784        4,817          *
Ned M. Reinstein, M.D....................    34,966          *           2,085       32,881          *
Joseph Remke, III, O.D...................    17,024          *           1,263       15,761          *
Philip Roholt, M.D.......................    54,543          *           4,013       50,530          *
Charles A. Sargent, M.D..................   104,284          *           8,175       96,109          *
Carl Shibata, M.D........................    18,388          *           4,747       13,641          *
Gregory L. Solomon(15)...................   113,785          *          18,579       95,206          *
Steven O. Hansen Separate Property Trust,
  dated August 28, 1995..................    31,500          *           6,688       24,812          *
Mark Sulam(11)...........................     6,995          *           5,198        1,797          *
Rick Talbot(16)..........................    21,813          *           1,347       20,466          *
The Tooma Family Trust...................   208,360        1.2         115,931       92,429          *
Wasatch Capital Corporation c/o Michael
  Baker(17)..............................   214,480        1.2          37,157      177,323          *
Bert Wollen(18)..........................     5,769          *           4,287        1,482          *
Art Woods, M.D...........................    84,115          *          37,158       46,957          *
Dominick Zarcone(11).....................     4,664          *           3,466        1,198          *


- ---------------

  *  Less than one percent.


 (1) Includes 500 shares held by Mr. Moore's spouse and 40,000 shares which may be purchased upon the exercise of options exercisable within 60 days of April 19, 1996.



 (2) Includes 15,000 shares which may be purchased upon the exercise of options exercisable within 60 days of April 19, 1996.

 (3) Includes 14,192 shares of Common Stock held by affiliated general partnerships in which Dr. Baum is a general partner.

 (4) Includes a currently exercisable warrant to purchase 40,000 shares of Common Stock held by a trust for which Dr. Fritch is a trustee and includes 76,923 shares of Common Stock held by such trust.

 (5) Includes 7,935 shares of Common Stock held by a general partnership in which Dr. Herron is a partner.

 (6) Includes 3,443 shares of Common Stock held by a general partnership in which Dr. McDonald's children are partners and 17,109 shares of Common Stock held by Dr. McDonald's spouse.

 (7) Includes 62,877 shares of Common Stock held by a general partnership in which Dr. Meyer is a partner. Dr. Meyer's address is 813 Ridge Lake Blvd., Suite 400, Memphis, Tennessee 38120.

 (8) Includes 13,192 shares of Common Stock held by Dr. Noreika's spouse and by trusts for which Dr. Noreika's spouse is trustee.

 (9) All such shares are held by a trust of which Dr. Wallar is a trustee.

(10) Includes a currently exercisable warrant to purchase 40,000 shares of Common Stock and 90,000 shares which may be purchased upon the exercise of options exercisable within 60 days of April 19, 1996.


(11) Member of Notre, the founding stockholder of PRG.


(12) Bert Wollen is president of such corporation.

(13) Bert Wollen is a managing director of such limited liability company.


(14) Dr. Post is a trustee of such trust.



(15) Mr. Solomon is the former Chairman of the Board and Chief Executive Officer of PRG.



(16 ) Mr. Talbot is a vice president of PRG.



(17) Michael Baker is a member and managing director of Notre, the founding stockholder of PRG.



(18) Member and managing director of Notre, the founding stockholder of PRG.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     PRG's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").


     As of April 24, 1996, PRG had outstanding 17,806,663 shares of Common Stock and no shares of Preferred Stock. At the annual meeting of PRG stockholders to be held May 21, 1996, the Company's stockholders will consider and vote upon a proposed amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 shares.


COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

     The Board of Directors is classified into three classes of directors, with each class of directors consisting of a number of directors as equal in number as possible, with the term of each class of directors expiring on a staggered basis. See "Management -- Board of Directors." The classification of the Board of Directors may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of PRG.

     Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of the Common Stock are entitled to share ratably in the net assets of PRG upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of PRG. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of PRG. All outstanding shares of Common Stock are, and the shares of Common Stock being offered hereby will be, upon payment of consideration therefor, fully paid and nonassessable.

PREFERRED STOCK

     Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of PRG's certificate of incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of Preferred Stock, in each case without any further action or vote by the stockholders.

     PRG has designated 200,000 shares of Preferred Stock as Class A Preferred, of which 174,500 shares were previously issued and redeemed. No shares of the Class A Preferred are currently being registered with the Commission and PRG does not currently intend to seek listing of the Class A Preferred on any stock exchange. The Class A Preferred is non-voting and provides for cumulative dividends that accrue at $0.70 per share per annum and are payable in cash quarterly. PRG has the option to call all or any portion of the Class A Preferred that is from time to time outstanding by payment to the holder of $10.00 per share.

     Except to the extent described under "-- Rights Plan" below, PRG has no current plans to issue any shares of Preferred Stock of any class or series and no shares of Preferred Stock are outstanding as of the date of this Prospectus.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of PRG by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of PRG's management. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by PRG may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium to, or may otherwise adversely affect, the market price of the Common Stock.

RIGHTS PLAN

     On April 18, 1996, the Board of Directors of PRG declared a dividend of one right to purchase preferred stock ("Right") for each outstanding share of Common Stock to stockholders of record at the close of business on May 3, 1996. Each Right entitles the registered holder to purchase from PRG a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Stock"), at a purchase price of $110.00 per Unit, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated as of April 18, 1996 (the "Rights Agreement") between PRG and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent.

     Initially, the Rights will be attached to all certificates representing outstanding shares of Common Stock, and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date"), or (ii) ten business days (or such later date as may be determined by PRG's Board of Directors before the Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. Until the Distribution Date, (a) the Rights will be evidenced by the Common Stock certificates (together with a copy of a Summary of Rights or bearing the notation referred to below) and will be transferred with and only with such Common Stock certificates, (b) new Common Stock certificates issued after May 3, 1996 will contain a notation incorporating the Rights Agreement by reference and (c) the surrender for transfer of any certificate for Common Stock (with or without a copy of such Summary of Rights) will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on May 3, 2006, unless earlier redeemed or exchanged by PRG as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Board of Directors, no other shares of Common Stock issued after the Distribution Date will be issued with Rights.

     In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent Continuing Directors (as hereinafter defined) determines to be fair to and otherwise in the best interests of PRG and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of PRG) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by PRG as set forth below.

     In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (i) PRG is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of PRG's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

     The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units are required to be issued and, in lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, PRG reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

     At any time until ten days following the Stock Acquisition Date, PRG may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of PRG, in cash, shares of Common Stock or such other consideration as the Board of Directors may determine. Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. After the redemption period has expired, PRG's right of redemption may be reinstated prior to the occurrence of any Triggering Event if (i) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving PRG and (ii) there are no other Acquiring Persons. Immediately upon the effectiveness of the action of the Board of Directors ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price. The term "Continuing Director" means any member of the Board of Directors of PRG who was a member of the Board prior to the time a Person becomes an Acquiring Person, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative or nominee of the foregoing entities.

     At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of Common Stock then outstanding, PRG (with the concurrence of a majority of the Continuing Directors) may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of PRG, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights should not be taxable to stockholders or to PRG, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of PRG or for the common stock of the acquiring company as set forth above or are exchanged as provided in the preceding paragraph.

     Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board of Directors of PRG (in certain circumstances, with the concurrence of the Continuing Directors) as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement may be amended by the Board of Directors (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.

     A copy of the Rights Agreement has been filed as an Exhibit to the Registration Statement of which this Prospectus forms a part, and this summary description of the Rights is qualified in its entirety by reference to the Rights Agreement.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire PRG on terms not approved by the Board of Directors of the Company. As a result, the Rights could add substantially to the cost of acquiring PRG, and consequently could delay or prevent a change in control of the Company. These effects could adversely affect the market price for the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     PRG is subject to the provisions of Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by the persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding the shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage. PRG has not adopted such an amendment to the PRG's certificate of incorporation or bylaws. The applicability of Section 203 to the Company could delay or prevent a change in control of the Company and, consequently, could adversely affect the market price for the Common Stock.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the PRG's certificate of incorporation and under the DGCL, directors of PRG are not liable to PRG or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

REGISTRATION RIGHTS

     In connection with consummation of the EyeCorp Merger, EyeCorp's former shareholders entered into a Registration Rights Agreement (the "EyeCorp Registration Rights Agreement") pursuant to which the holders of the shares of Common Stock issued in the EyeCorp Merger (the "EyeCorp Merger Shares") will, prior to March 18, 1998, have certain "incidental" or "piggyback" registration rights and, from March 18, 1997 through March 18, 1998, the holders of 20% or more of the EyeCorp Merger Shares may demand that PRG file a registration statement under the Securities Act covering the registration of up to 50% of the EyeCorp Merger Shares. This demand registration right may be exercised only once by the holders of EyeCorp Merger Shares. The number of shares registered pursuant to the foregoing piggyback registration rights may be limited in some cases by the offering's lead managing underwriter (or, if the offering is not underwritten, by a financial advisor to PRG). PRG may, under certain circumstances, defer the foregoing demand registration rights for 120 days if PRG has determined that an earlier registration would be seriously detrimental to PRG and its stockholders; in addition, if PRG is contemplating filing a registration statement within 90 days relating to a public offering of PRG's securities, PRG may delay such demand registration rights until 90 days following the effectiveness of such previously contemplated offering.

     In addition to the EyeCorp Registration Rights Agreement, PRG is a party to a Registration Rights Agreement (the "Conversion Registration Rights Agreement") with the holders of approximately 323,000 shares of Common Stock, under which the holders of a majority of such shares (the "Conversion Shares") may elect (the "Conversion Demand Registration") once to cause PRG to file a registration statement registering up to 50% of the Conversion Shares.

     Contemporaneously with the Reorganization, PRG entered into registration rights agreements (the "Reorganization Registration Rights Agreements") with each of the parties that received shares of Common Stock pursuant to the Reorganization as well as Notre and certain management and other founding stockholders of PRG (the "Reorganization Stockholders"), under which PRG granted the Reorganization Stockholders piggyback registration rights for the shares of Common Stock received by such Reorganization Stockholders in the Reorganization (the "Registrable Common Stock"), which rights extend through June 23, 2001. The number of shares registered pursuant to such piggyback registration rights may be limited in some cases by the offering's lead managing underwriter (or, if the offering is not underwritten, by a financial advisor to PRG) or by PRG. The exercise of the Conversion Demand Registration rights will not trigger the Reorganization Stockholders' piggyback registration rights or piggyback registration rights pursuant to the EyeCorp Registration Rights Agreement.

     In addition, under the Reorganization Registration Rights Agreements, the holders of 25% of the Registrable Common Stock may elect (the "Reorganization Demand Registration") once (with certain exceptions for withdrawn elections), at any time after March 28, 1997 to cause PRG to file a registration statement registering the resale of all or a portion of the Registrable Common Stock.

     PRG may, under certain circumstances, defer such Conversion Demand Registration and such Reorganization Demand Registration for up to 90 days if PRG has determined that an earlier registration would be seriously detrimental to PRG and its stockholders; in addition, if PRG is then contemplating filing a registration statement within 90 days relating to a public offering of PRG's securities, PRG may delay such Reorganization Demand Registration for up to 90 days following the effectiveness of such previously contemplated registration.

     In connection with the consummation of certain of the 1996 Acquisitions, PRG entered into registration rights agreements (the "1996 Registration Rights Agreements") with each of the parties that received shares of Common Stock pursuant to such 1996 Acquisitions (the "1996 Acquisition Stockholders"), under which PRG granted the 1996 Acquisition Stockholders piggyback registration rights for certain of the shares of Common Stock received by such 1996 Acquisition Stockholders in the 1996 Acquisitions, which rights extend for a period of five years commencing on April 15, 1996. The number of shares registered pursuant to such piggyback registration rights may be limited in some cases by the offering's lead managing underwriter (or, if the offering is not underwritten, by a financial advisor to PRG). The exercise of the Conversion Demand Registration rights will not trigger the 1996 Acquisition Stockholders' piggyback registration rights.

TRANSFER AGENT AND REGISTRAR


     The Transfer Agent and Registrar for the Common Stock is Chemical Mellon Shareholder Services, L.L.C.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon the completion of this offering and the Probable Acquisition, PRG will have outstanding 21,380,795 shares of Common Stock. The 5,000,000 shares of Common Stock to be sold in this offering will be freely tradable without restriction under the Securities Act unless acquired by affiliates of PRG or contractually restricted. In addition, the 3,553,000 shares of Common Stock issued by PRG in the IPO are freely tradable without restriction except to the extent held or acquired by affiliates of PRG. Further, an issuance of 755,894 shares of Common Stock by PRG was registered under the Securities Act; the resale of 529,126 of such shares has been contractually restricted (subject to such holders' rights to exercise certain registration rights) such that shares may only be sold at such time and in such amounts as would be permissible under Rule 144 as in effect from time to time as if such shares had been acquired on June 28, 1995, and the remaining 226,768 of such shares are freely tradeable except to the extent held or acquired by affiliates. In connection with certain acquisitions, PRG issued 1,365,104 shares of Common Stock in transactions that were not registered under the Securities Act, but the resale of such shares has been registered under the Securities Act (some of such shares have already been resold pursuant to such registration or are being sold in this offering by certain Selling Stockholders pursuant to the exercise of certain registration rights); with the exception of 23,518 shares, the resale of such shares is contractually restricted (subject to such holders' rights to exercise certain registration rights) as follows: 1,056,274 shares may be sold at such time and in such amounts as would be permissible under Rule 144 as in effect from time to time for shares acquired in February 1996; 69,102 shares are released from contractual resale restrictions in four equal amounts on a quarterly basis, the first group of which were released on April 1, 1996; 145,005 shares may only be sold before January 1, 1997, pursuant to managed sales, which are offered on a periodic basis or ratably each quarter; and 71,205 shares may be sold subject only to a limitation of selling 10,000 shares per week. See "Description of Capital Stock -- Registration Rights."



     In connection with certain other acquisitions, PRG registered under the Securities Act the issuance of an additional 692,476 shares of Common Stock; the resale of 364,910 of such shares is restricted contractually to sales at such times and in such amounts as would be permissible under Rule 144 as in effect from time to time for shares acquired in April 1996 and 12,957 shares may only be sold ratably each quarter (beginning June 30, 1996).



     None of the remaining 10,067,231 outstanding shares of Common Stock (collectively, the "Restricted Shares") have been issued in transactions registered under the Securities Act, which means that they may be resold publicly only in future transactions registered under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder. The holders of a substantial portion of such shares have certain registration rights. See "Description of Capital Stock -- Registration Rights." In addition, the resale of 3,049,674 of such shares of Common Stock issued prior to the IPO or in connection with the Reorganization is contractually restricted through June 28, 1997, subject to the exercise of certain registration rights (of which, approximately 454,926 shares are being resold pursuant to such registration rights by the Selling Stockholders in connection with this offering).



     Further, 186,526 shares of Common Stock have been registered under the Securities Act for issuance from time to time in connection with future acquisitions. Such shares have, however, not been issued.


     As of April 19, 1996, PRG had outstanding options to purchase up to 2,603,958 shares of Common Stock (and has reserved for issuance options to purchase an additional 133,127 shares of Common Stock upon the designation of optionees by certain third parties) under the Amended and Restated 1995 Stock Option Plan, the 1995 Health Care Professionals Stock Option Plan and the EyeCorp, Inc. 1995 Incentive and Non-Qualified Stock Option Plan, collectively. PRG has registered the shares issuable upon exercise of options granted under such option plans and such shares will be eligible for resale in the public market upon exercise. PRG also has a warrant outstanding for the purchase of 40,000 shares of Common Stock at $13.00 per share. Upon issuance and satisfaction of the applicable holding period, such shares will be eligible for resale subject to the volume and certain other limitations of Rule 144 promulgated under the Securities Act.


     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from PRG or any affiliate of PRG, the acquiror or subsequent holder thereof may sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about PRG. If three years have elapsed since the later of the date of acquisition of restricted shares of Common Stock from PRG or any affiliate of PRG and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of PRG at any time during the 90 days preceding a sale, such person will be entitled to sell such shares under Rule 144(k) without regard to the limitations described above.


     The Commission has proposed certain amendments to Rule 144 that would reduce to one year the holding period required prior to restricted securities becoming eligible for resale in the public market under Rule 144 and would reduce to two years the holding period required prior to a person becoming eligible to effect sales under Rule 144(k). This proposal, if adopted, would result in a substantial number of shares of Common Stock becoming eligible for resale in the public markets significantly sooner than would otherwise be the case, which could adversely affect the market price for the Common Stock. No assurance can be given concerning whether or when such proposal will be adopted by the Commission.


     The Company has registered an additional 3,000,000 shares of its Common Stock under the Securities Act for use by the Company in connection with future acquisitions. These shares will generally be freely tradeable by non-affiliates after their issuance, unless the sale thereof is contractually restricted. The issuance of such shares is subject to certain limitations during the 90-day period following the date of this Prospectus pursuant to the Company's lock-up agreement with the Underwriters. See "Underwriting."


     Prior to the IPO there had been no market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to such Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter below.

                                                                                    NUMBER OF
                                   UNDERWRITER                                       SHARES
- ----------------------------------------------------------------------------------  ---------
Smith Barney Inc..................................................................
Alex. Brown & Sons Incorporated...................................................
Volpe, Welty & Company............................................................

                                                                                    ---------
          Total...................................................................  5,000,000
                                                                                    =========

     The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters, for whom Smith Barney Inc., Alex. Brown & Sons Incorporated and Volpe, Welty & Company are acting as Representatives, propose initially to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain
dealers at a price that represents a concession not in excess of $          per
share under the public offering price. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $          per share to other
Underwriters or to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 750,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase pro rata from the Company, approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table.

     The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.


     The Company, each of its officers and directors and the Selling Stockholders, who will hold in the aggregate 7,914,168 shares of Common Stock after this offering, have agreed that, for a period of 90 days after the date of this Prospectus (the "90-Day Lock-Up Period"), they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock except that during the 90-Day Lock-Up Period the Company may issue up to 3,000,000 shares in acquisitions so long as no more than 10 percent of the shares issued in such acquisitions are freely tradeable during the 90-Day Lock-Up Period.

     On May 11, 1995, PRG entered into a letter agreement with Smith Barney Inc. pursuant to which the Company agreed to use Smith Barney Inc. as its exclusive financial advisor for certain specified transactions. The letter agreement further provides Smith Barney Inc. with a first right of refusal until March 1998 to act as exclusive agent or lead manager in connection with certain financings of PRG. Smith Barney subsequently served as the lead managing underwriter in the IPO. Pursuant to its letter agreement, Smith Barney provided financial advisory services to the Company in connection with the EyeCorp Merger and is entitled to receive customary compensation therefor.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for PRG by Jackson & Walker, L.L.P., Dallas, Texas and for the Underwriters by Dewey Ballantine, New York, New York.

                                    EXPERTS


     The audited financial statements of Physicians Resource Group, Inc. as of December 31, 1994 and 1995 and for the period from inception, November 2, 1993, through December 31, 1993 and for the two years ended December 31, 1995; the audited supplemental combined financial statements of Physicians Resource Group, Inc. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995; the audited combined financial statements for Physicians Resource Group, Inc. -- Founding Affiliated Practices as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994; the audited financial statements for Physicians Resource
Group -- Barnet Dulaney Eye Center as of December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995; the audited combined financial statements of Physicians Resource Group, Inc. -- Selected Acquisition Practices as of December 31, 1994 and for the year ended December 31, 1994; and the audited combined financial statements of Physicians Resource Group, Inc. -- Certain Acquisition Practices as of December 31, 1995 and for the year ended December 31, 1995 included in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants and are included herein in reliance upon the authority of said firm as experts in giving said reports.


     The financial statements of EyeCorp, Inc. (and Predecessor Entities) as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995; the financial statements of EyeCorp, Inc. -- Baker Acquisition Practice as of December 31, 1994 and for the year ended December 31, 1994; the financial statements of EyeCorp, Inc. -- Coleman Acquisition Practice as of December 31, 1994 and for the year ended December 31, 1994; the combined financial statements of EyeCorp, Inc. -- Eggleston Acquisition Practice as of December 31, 1994 and for the year ended December 31, 1994; the combined financial statements of EyeCorp, Inc. -- Gordon Acquisition Practice as of December 31, 1994 and for the year ended December 31, 1994; the combined financial statements of EyeCorp, Inc. -- Post Acquisition Practice as of December 31, 1993 and 1994 and for the two years ended December 31, 1994; the financial statements of EyeCorp, Inc. -- Southern Eye Center Acquisition Practice as of December 31, 1993 and 1994 and for each of the three years in the period ended December 31, 1994; and the combined financial statements of the EyeCorp, Inc. -- Selected Acquisition Practices as of December 31, 1994 and for the year ended December 31, 1994 included in this Registration Statement on Form S-1 have been included herein in reliance on the reports Coopers & Lybrand L.L.P., independent accountants, given on their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     PRG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission. These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, shares of the Common Stock, par value $.01 per share, of the Company are traded on the NYSE, and such reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     PRG has filed with the Commission a Registration Statement on Form S-1 with respect to the Common Stock offered hereby. This Prospectus constitutes part of the Registration Statement and does not contain all the information contained in the Registration Statement and exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. All of these documents may be inspected without charge at the addresses set forth in the preceding paragraph.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
I. PHYSICIANS RESOURCE GROUP, INC.
PHYSICIANS RESOURCE GROUP, INC.:
     Report of Independent Public Accountants........................................    F-4
     Consolidated Balance Sheets as of December 31, 1994 and 1995....................    F-5
     Consolidated Statements of Operations for the period from inception, November 2,
      1993, through December 31, 1993, and for the two years ended December 31,
      1995...........................................................................    F-6
     Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the
      period from inception, November 2, 1993, through December 31, 1993 and for the
      two years ended December 31, 1995..............................................    F-7
     Consolidated Statements of Cash Flows for the period from inception, November 2,
      1993, through December 31, 1993, and for the two years ended December 31,
      1995...........................................................................    F-8
     Notes to Consolidated Financial Statements......................................    F-9
PHYSICIANS RESOURCE GROUP, INC. -- SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
     Report of Independent Public Accountants........................................   F-19
     Supplemental Combined Balance Sheets as of December 31, 1994 and 1995...........   F-20
     Supplemental Combined Statements of Operations for the three years ended
      December 31, 1995..............................................................   F-21
     Supplemental Combined Statements of Changes in Stockholders' Equity for the
      three years ended December 31, 1995............................................   F-22
     Supplemental Combined Statements of Cash Flows for the three years ended
      December 31, 1995..............................................................   F-23
     Notes to Supplemental Combined Financial Statements.............................   F-24
II. PHYSICIANS RESOURCE GROUP, INC. -- PRO FORMA
PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC. -- UNAUDITED MERGER/SIGNIFICANT
  TRANSACTIONS PRO FORMA COMBINED FINANCIAL STATEMENTS:
     Unaudited Merger/Significant Transactions Pro Forma Financial Statements
      Headnote.......................................................................   F-37
     Unaudited Merger/Significant Transactions Pro Forma Combined Balance Sheet as of
       December 31, 1995.............................................................   F-38
     Unaudited Merger/Significant Transactions Pro Forma Combined Statement of
      Operations for the year ended December, 1995...................................   F-39
     Notes to Unaudited Merger/Significant Transactions Pro Forma Combined Financial
      Statements.....................................................................   F-40
III. PHYSICIANS RESOURCE GROUP, INC. -- ACQUISITIONS
PHYSICIANS RESOURCE GROUP, INC. -- FOUNDING AFFILIATED PRACTICES
     Report of Independent Public Accountants........................................   F-48
     Combined Balance Sheets as of December 31, 1993 and 1994 (audited), and June 30,
      1995 (unaudited)...............................................................   F-49
     Combined Statements of Operations for the three years ended December 31, 1994
      (audited), and for the six months ended June 30, 1994 and 1995 (unaudited).....   F-50
     Combined Statements of Owners' Equity for the three years ended December 31,
      1994 (audited), and for the six months ended June 30, 1995 (unaudited).........   F-51
     Combined Statements of Cash Flows for the three years ended December 31, 1994
      (audited), and for the six months ended June 30, 1994 and 1995 (unaudited).....   F-52
     Notes to Combined Financial Statements..........................................   F-53
PHYSICIANS RESOURCE GROUP, INC. -- BARNET DULANEY EYE CENTER:
     Report of Independent Public Accountants........................................   F-61
     Balance Sheets as of December 31, 1994 and 1995.................................   F-62
     Statements of Earnings for the two years ended December 31, 1995................   F-63
     Statements of Owners' Equity for the two years ended December 31, 1995..........   F-64

                                                                                       PAGE
                                                                                       -----
     Statements of Cash Flows for the two years ended December 31, 1995..............   F-65
     Notes to Financial Statements...................................................   F-66
PHYSICIANS RESOURCE GROUP, INC. -- SELECTED ACQUISITION PRACTICES:
     Report of Independent Public Accountants........................................   F-71
     Combined Balance Sheets as of December 31, 1994 (audited) and 1995
      (unaudited)....................................................................   F-72
     Combined Statements of Earnings for the years ended December 31, 1994 (audited)
      and 1995 (unaudited)...........................................................   F-73
     Combined Statements of Owners' Equity for the years ended December 31, 1994
      (audited) and 1995 (unaudited).................................................   F-74
     Combined Statements of Cash Flows for the years ended December 31, 1994
      (audited) and 1995 (unaudited).................................................   F-75
     Notes to Combined Financial Statements..........................................   F-76
PHYSICIANS RESOURCE GROUP, INC. -- CERTAIN ACQUISITION PRACTICES:
     Report of Independent Public Accountants........................................   F-83
     Combined Balance Sheet as of December 31, 1995..................................   F-84
     Combined Statement of Operations and Owners' Equity for the year ended
       December 31, 1995.............................................................   F-85
     Combined Statement of Cash Flows for the year ended December 31, 1995...........   F-86
     Notes to Combined Financial Statements..........................................   F-87
IV. EYECORP, INC.
EYECORP, INC. (AND PREDECESSOR ENTITIES):
     Report of Independent Public Accountants........................................   F-94
     Balance Sheets at December 31, 1994 and 1995....................................   F-95
     Statements of Operations for each of the three years in the period ended
       December 31, 1995.............................................................   F-96
     Statements of Shareholders' Equity for each of the three years in the period
      ended December 31, 1995........................................................   F-97
     Statements of Cash Flows for each of the three years in the period ended
       December 31, 1995.............................................................   F-98
     Notes to the Financial Statements...............................................   F-99
V. EYECORP, INC. 1995 ACQUISITIONS
EYECORP, INC. -- BAKER ACQUISITION PRACTICE
     Report of Independent Public Accountants........................................  F-111
     Balance Sheet at December 31, 1994..............................................  F-112
     Statements of Excess of Revenues Over Expenses for the years ended December 31,
      1994 (audited) and 1995 (unaudited)............................................  F-113
     Statements of Equity for the years ended December 31, 1994 (audited) and 1995
      (unaudited)....................................................................  F-114
     Statements of Cash Flows for the years ended December 31, 1994 (audited) and
      1995 (unaudited)...............................................................  F-115
     Notes to the Financial Statements...............................................  F-116
EYECORP, INC. -- COLEMAN ACQUISITION PRACTICE:
     Report of Independent Public Accountants........................................  F-119
     Balance Sheet at December 31, 1994..............................................  F-120
     Statements of Excess of Revenues Over Expenses for the years ended December 31,
      1994 (audited) and 1995 (unaudited)............................................  F-121
     Statements of Equity for the years ended December 31, 1994 (audited) and 1995
      (unaudited)....................................................................  F-122
     Statements of Cash Flows for the years ended December 31, 1994 (audited) and
      1995 (unaudited)...............................................................  F-123
     Notes to the Financial Statements...............................................  F-124

                                                                                       PAGE
                                                                                       -----
EYECORP, INC. -- EGGLESTON ACQUISITION PRACTICE:
     Report of Independent Public Accountants........................................  F-127
     Combined Balance Sheet at December 31, 1994.....................................  F-128
     Combined Statements of Excess of Revenues Over Expenses for the years ended
      December 31, 1994 (audited) and 1995 (unaudited)...............................  F-129
     Combined Statements of Equity for the years ended December 31, 1994 (audited)
      and 1995 (unaudited)...........................................................  F-130
     Combined Statements of Cash Flows for the years ended December 31, 1994
      (audited) and 1995 (unaudited).................................................  F-131
     Notes to the Combined Financial Statements......................................  F-132
EYECORP, INC. -- GORDON ACQUISITION PRACTICE:
     Report of Independent Public Accountants........................................  F-135
     Combined Balance Sheet at December 31, 1994.....................................  F-136
     Combined Statements of Excess of Revenues Over Expenses for the years ended
      December 31, 1994 (audited) and 1995 (unaudited)...............................  F-137
     Combined Statements of Equity for the years ended December 31, 1994 (audited)
      and 1995 (unaudited)...........................................................  F-138
     Combined Statements of Cash Flows for the years ended December 31, 1994
      (audited) and 1995 (unaudited).................................................  F-139
     Notes to the Combined Financial Statements......................................  F-140
EYECORP, INC. -- POST ACQUISITION PRACTICE:
     Report of Independent Public Accountants........................................  F-144
     Combined Balance Sheet at December 31, 1993 and 1994............................  F-145
     Combined Statements of Excess of Revenues Over Expenses for each of the two years in the period ended December 31, 1994 (audited) and for the year ended
      December 31, 1995 (unaudited)..................................................  F-146
     Combined Statements of Equity for each of the two years in the period ended
      December 31, 1994 (audited) and for the year ended December 31, 1995
      (unaudited)....................................................................  F-147
     Combined Statements of Cash Flows for each of the two years in the period ended
      December 31, 1994 (audited) and for the year ended December 31, 1995
      (unaudited)....................................................................  F-148
     Notes to the Combined Financial Statements......................................  F-149
EYECORP, INC. -- SOUTHERN EYE CENTER ACQUISITION PRACTICE:
     Report of Independent Public Accountants........................................  F-153
     Balance Sheets at December 31, 1993 and 1994....................................  F-154
     Statements of Excess of Revenues Over Expenses for each of the two years in the period ended December 31, 1994 (audited) and for the year ended December 31,
      1995
       (unaudited)...................................................................  F-155
     Statements of Equity for each of the two years in the period ended December 31,
      1994 (audited) and for the year ended December 31, 1995 (unaudited)............  F-156
     Statements of Cash Flows for each of the two years in the period ended December
      31, 1994 (audited) and for the year ended December 31, 1995 (unaudited)........  F-157
     Notes to the Combined Financial Statements......................................  F-158
EYECORP, INC. -- SELECTED ACQUISITION PRACTICES:
     Report of Independent Public Accountants........................................  F-162
     Combined Balance Sheet at December 31, 1994.....................................  F-163
     Combined Statements of Excess of Revenues Over Expenses for the years ended
      December 31, 1994 (audited) and 1995 (unaudited)...............................  F-164
     Combined Statements of Equity for the years ended December 31, 1994 (audited)
      and 1995 (unaudited)...........................................................  F-165
     Combined Statements of Cash Flows for the years ended December 31, 1994
      (audited) and 1995 (unaudited).................................................  F-166
     Notes to the Combined Financial Statements......................................  F-167

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Physicians Resource Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Physicians Resource Group, Inc. (a Delaware Corporation) and subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the period from inception (November 2, 1993) through December 31, 1993 and each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Physicians Resource Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the period from inception (November 2, 1993) through December 31, 1993 and each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
March 18, 1996

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED BALANCE SHEETS -- DECEMBER 31, 1994 AND 1995
                           (000'S, EXCEPT SHARE DATA)

                                     ASSETS

                                                                             1994       1995
                                                                            ------     -------
CURRENT ASSETS:
  Cash and cash equivalents...............................................  $   --     $15,963
  Accounts receivable, net of allowance of $143...........................      --         640
  Receivables due from Affiliated Practices...............................      --       6,265
  Inventories.............................................................      --         909
  Prepaid expenses and other current assets...............................   1,107       3,534
                                                                            ------     -------
          Total current assets............................................   1,107      27,311
PROPERTY AND EQUIPMENT, net...............................................      --      14,786
OTHER NONCURRENT ASSETS, net..............................................       9       4,338
                                                                            ------     -------
          Total assets....................................................  $1,116     $46,435
                                                                            ======     =======
                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Obligation to former owners of Founding Affiliated Practices............  $   --     $   933
  Notes payable and current portion of long-term debt.....................      --       1,334
  Accounts payable and accrued expenses...................................     803       4,248
  Accrued taxes, payroll and executive resignation costs..................      --       1,452
  Amounts due to related parties and in 1995, the ASC Option..............     320       3,100
                                                                            ------     -------
          Total current liabilities.......................................   1,123      11,067
LONG-TERM DEBT, net of current portion....................................      --       7,360
DEFERRED TAX LIABILITIES..................................................      --       2,204
OTHER LONG-TERM LIABILITIES...............................................      --         272
                                                                            ------     -------
          Total liabilities...............................................   1,123      20,903
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.01 par value, 30,000,000 shares authorized, 1,616,889
     and 9,558,244 outstanding............................................      16          96
  Preferred stock, $.01 par value, 10,000,000 shares authorized, none
     outstanding..........................................................      --          --
  Additional paid-in capital..............................................      --      23,787
  Retained earnings (deficit).............................................     (23)      1,649
                                                                            ------     -------
          Total stockholders' equity (deficit)............................      (7)     25,532
                                                                            ------     -------
          Total liabilities and stockholders' equity (deficit)............  $1,116     $46,435
                                                                            ======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
   FOR THE PERIOD FROM INCEPTION (NOVEMBER 2, 1993) THROUGH DECEMBER 31, 1993
                                      AND
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                       (000'S, EXCEPT PER SHARE AMOUNTS)

                                                                     1993      1994      1995
                                                                    ------    ------    -------
REVENUES..........................................................  $   --    $   --    $26,395
                                                                    ------    ------    -------
COSTS AND EXPENSES:
  Salaries, wages and benefits....................................      --        --     12,161
  Pharmaceuticals and supplies....................................      --        --      3,380
  General and administrative......................................      --        19      6,547
  Depreciation and amortization...................................      --         3        779
  Interest (income) expense.......................................      --        --       (236)
  Executive resignation expenses..................................      --        --      1,117
                                                                    ------    ------    -------
          Total costs and expenses................................      --        22     23,748
                                                                    ------    ------    -------
INCOME (LOSS) BEFORE INCOME TAXES.................................      --       (22)     2,647
PROVISION FOR INCOME TAXES........................................      --        --        975
                                                                    ------    ------    -------
NET INCOME (LOSS).................................................  $   --    $  (22)   $ 1,672
                                                                    ======    ======    =======
NET INCOME (LOSS) PER SHARE.......................................  $   --    $ (.01)   $   .28
                                                                    ======    ======    =======
NUMBER OF SHARES USED IN NET INCOME (LOSS) PER SHARE
  CALCULATION.....................................................   1,662     1,662      5,977
                                                                    ======    ======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) FOR THE PERIOD FROM INCEPTION (NOVEMBER 2, 1993) THROUGH DECEMBER 31, 1993
                                      AND
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                           (IN 000'S, EXCEPT SHARES)

                                                                                                                  TOTAL
                                        PREFERRED STOCK         COMMON STOCK        ADDITIONAL    RETAINED    STOCKHOLDERS'
                                       ------------------    -------------------     PAID-IN      EARNINGS       EQUITY
                                        SHARES     AMOUNT     SHARES      AMOUNT     CAPITAL      (DEFICIT)     (DEFICIT)
                                       --------    ------    ---------    ------    ----------    --------    -------------
BALANCE, November 2, 1993............        --     $ --            --     $ --      $      --     $   --       $      --
  Issuance of common stock...........        --       --     1,199,695       12             --        (12)             --
  Net income (loss)..................        --       --            --       --             --         --              --
                                       --------     ----     ---------     ----      ---------     ------       ---------
BALANCE, December 31, 1993...........        --       --     1,199,695       12             --        (12)             --
  Capital contribution in conjunction
     with stock split................        --       --            --       --             --         11              11
  Issuance of common stock...........        --       --       417,194        4             --         --               4
  Net income (loss)..................        --       --            --       --             --        (22)            (22)
                                       --------     ----     ---------     ----      ---------     ------       ---------
BALANCE, December 31, 1994...........        --       --     1,616,889       16             --        (23)             (7)
  Issuance of common stock in
     conjunction with the
     Reorganization and IPO..........        --       --     7,941,355       80         37,149         --          37,229
  Cash dividends paid to owners of
     Founding Affiliated Practices...        --       --            --       --        (13,362)        --         (13,362)
  Issuance of preferred stock........   174,500        2            --       --          1,743         --           1,745
  Retirement of preferred stock......  (174,500)      (2)           --       --         (1,743)        --          (1,745)
  Net income.........................        --       --            --       --             --      1,672           1,672
                                       --------     ----     ---------     ----      ---------     ------       ---------
BALANCE, December 31, 1995...........        --     $ --     9,558,244     $ 96      $  23,787     $1,649       $  25,532
                                       ========     ====     =========     ====      =========     ======       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
   FOR THE PERIOD FROM INCEPTION (NOVEMBER 2, 1993) THROUGH DECEMBER 31, 1993
                                      AND
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                                    (000'S)

                                                               1993         1994         1995
                                                             --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................  $     --     $    (22)    $  1,672
  Adjustments to reconcile net income (loss) to net cash
     provided from operating activities:
     Depreciation and amortization.........................        --            3          779
     Change in deferred taxes..............................        --           --          172
     Changes in assets and liabilities:
       Increase in accounts payable, accrued expenses and
          accrued payroll..................................        --           --        1,323
       Decrease in accounts receivable, net and receivables
          due from affiliates..............................        --           --        2,257
       Increase in inventories.............................        --           --         (163)
       Increase in prepaid expenses and other assets.......        --           --       (3,134)
                                                             --------     --------     --------
          Net cash (used) provided by operating
            activities.....................................        --          (19)       2,906
                                                             --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash consideration paid to acquire a management service
     organization, net of cash acquired....................        --           --       (2,174)
  Cash paid to former owners of Founding Affiliated
     Practices.............................................        --           --       (2,218)
  Additions to property and equipment......................        --           --       (1,297)
                                                             --------     --------     --------
          Net cash used by investing activities............        --           --       (5,689)
                                                             --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash paid in connection with organization of the Company
     and the initial public offering.......................        --         (304)      (5,509)
  Proceeds from issuance of common stock...................        --           15           --
  Proceeds from the initial public offering, net of
     underwriting discounts................................        --           --       42,953
  Cash dividend paid to physician owners of Founding
     Affiliated Practices..................................        --           --      (13,362)
  Advances from related party..............................        --          308        1,437
  Retirement of indebtedness and leases....................        --           --       (2,538)
  Payments of long-term debt and capital lease
     obligations...........................................        --           --       (2,490)
  Retirement of preferred stock............................        --           --       (1,745)
                                                             --------     --------     --------
          Net cash provided by financing activities........        --           19       18,746
                                                             --------     --------     --------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................        --           --       15,963
CASH AND CASH EQUIVALENTS, beginning of period.............        --           --           --
                                                             --------     --------     --------
CASH AND CASH EQUIVALENTS, end of period...................  $     --     $     --     $ 15,963
                                                             ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     On June 28, 1995, Physicians Resource Group, Inc. (a Delaware Corporation), and subsidiaries (PRG or the Company) consummated an initial public offering (the Offering) and simultaneously exchanged cash, shares of its common stock and a note payable for certain assets of and liabilities (the Reorganization) associated with ten eye care practices (the Founding Affiliated Practices) in Arizona, Arkansas, California, Nevada, Ohio, Tennessee and Texas. With respect to nine of the ten practices, the exchange was accounted for using the historical cost basis with the stock being valued at the historical cost of the net assets received by PRG. Cash consideration given in these exchanges was treated for accounting purposes as a dividend from the Company. Additionally, the Company acquired certain assets and liabilities associated with one Founding Affiliated Practice from a third party in exchange for cash and a note payable in a transaction accounted for under the purchase method of accounting. For purposes of the presentation of the financial statements herein, June 30, 1995, has been used as the effective date of the Offering and Reorganization.

     Concurrently with these transactions, the physicians associated with seven of the Founding Affiliated Practices created new entities for the practice of medicine. These new entities and the three remaining Founding Affiliated Practices (collectively, with the subsequent acquisitions discussed below, the Affiliated Practices or the Practices) entered into 40-year service agreements with the Company. Under the terms of the service agreements, the Company is providing management, marketing and administrative services to the Practices in return for management service fees. As one component, the Company is receiving service fees based on certain operating and non-operating expenses incurred pursuant to the service agreements. An additional component of the service fees for seven of the ten Practices consists of a percentage of revenues (ranging from 12% to 16%), relating to physician and certain other medical services. With respect to two of the Practices, this service fee component consists of flat fee arrangements that are subject to renegotiation on an annual basis. The tenth Practice's service fee is based on a flat fee arrangement for the second half of 1995 and will subsequently transition to a variable fee. Additionally, with respect to several of the Practices, the Company is receiving fees relative to all, or a substantial portion, of the revenues relating to certain non-physician services. Various of these service fees are subject to certain negotiated performance and other adjustments. The negotiated adjustments vary on a practice by practice basis and include adjustments that cap or otherwise align the fees based on a percentage of revenues at specified levels related to the profitability of the practice. Certain of the service fees based on percentages of revenues are adjusted based on the actual revenue of the Practices, resulting in lower service fee ratios for incremental practice revenues over specified base levels. Additionally, the Company owns and operates surgery centers through various arrangements. Revenues derived from surgery centers are based on facility fees charged to patients, third-party payors or other physician practices for use of surgery center as well as reimbursement of surgery center expenses. Surgery center revenues aggregated $3,132,000 and are included in revenues in the accompanying consolidated statements of operations for the year ended December 31, 1995.

     During the first quarter of 1996, PRG completed the acquisition of 61 eye care practices. The service agreements with these additional 61 eye care practices are substantially similar to those that PRG has entered into with the Founding Affiliated Practices, except for certain provisions with respect to incremental revenue adjustments. See Note 12 for discussion and pro forma results from the acquisition of these practices.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation

     The consolidated financial statements include the financial position and results of operations of PRG and all of its subsidiaries. All significant intercompany transactions have been eliminated.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

  Fair Values of Financial Instruments

     The Company believes the fair value of its financial instruments approximates their carrying amount.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company primarily invests in overnight repurchase agreements, tax-free municipal bonds and money market accounts. The interest rates vary from 3.5% to 5.75%. These investments are carried at fair value.

     Long-Term Debt -- The Company believes the value of its long-term debt approximates fair value.

  Receivables Due From Affiliated Practices

     The amounts due from the Affiliated Practices include management service receivables, receivables from the practices for certain expenses being paid on their behalf and certain other receivables. The receivables due from the Affiliated Practices are collateralized by a security interest in the Affiliated Practices receivables from third-party payers and patients.

     The following is unaudited information related to revenues generated by the Affiliated Practices associated with the Company and is provided to show trends in such medical service revenues and related patient accounts receivable which will ultimately affect the management service revenues the Company collects from the Affiliated Practices.

                                                                       AS OF DECEMBER 31,
                                                                       -------------------
                                                                        1994        1995
                                                                       -------     -------
                                                                       (000'S)
    Patient accounts receivable, net.................................  $ 7,261     $ 7,186

                                                                       FOR THE YEAR ENDED
                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1994        1995
                                                                       -------     -------
                                                                       (000'S)
    Medical service revenues.........................................  $57,389     $59,953

  Prepaid Expenses and Other Current Assets

     Prepaid expenses and other current assets primarily consist of deferred acquisition costs and prepaid expenses. All incremental costs incurred in connection with current acquisitions have been capitalized and will be charged to expense or included in the purchase consideration upon its successful completion. If any of the acquisitions are not successfully completed, these deferred costs will be charged to expense.

  Inventories

     Inventories consist primarily of spectacle frames and lenses and are valued at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is calculated using straight-line methods over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

  Other Noncurrent Assets

     Other noncurrent assets consist primarily of the excess of cost of acquired assets over their fair value of the tangible and identifiable intangible assets (goodwill) and noncompete agreements. Goodwill is amortized on a straight-line basis over 40 years. Noncompete agreements are amortized on the straight-line basis over periods ranging from three to five years, which represent the shorter of the economic life or the term of the respective agreements.

     The Company reviews the carrying value of the intangible assets at least quarterly on a practice-by-practice basis to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that the amortization period needs to be modified. Among the factors PRG considers in making the evaluation are changes in the practices' or ambulatory surgery center's market position, reputation, profitability and geographical penetration. If indicators are present which may indicate impairment is probable, PRG will prepare a projection of the undiscounted cash flows of the specific practice and determine if the intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the intangible assets to their fair value. The Company does not expect the adoption of Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" to have a material impact on its financial condition or results of operations.

  Income Taxes

     Income taxes are recorded under SFAS No. 109 "Accounting for Income Taxes", which requires an asset and liability approach for financial accounting and reporting. Deferred tax liabilities and assets are recorded for the differences between the tax and financial reporting basis of the assets and liabilities and are based on the enacted income tax rates which are expected to be in effect in the period in which the difference is expected to be settled or realized. A change in tax laws results in adjustments to the deferred tax liabilities and assets.

  Earnings Per Share

     Primary earnings per share have been computed by dividing net earnings by the weighted average number of common shares and common share equivalents outstanding during the periods. Common share equivalents included in determining earnings per share include shares issuable upon exercise of warrant and stock options, if dilutive.

  Use of Estimates

     The preparation of these financial statements require the use of certain estimates by management in determining the entities assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

3. INITIAL PUBLIC OFFERING OF COMMON STOCK AND REORGANIZATION:

  Initial Public Offering

     On June 28, 1995, the Company completed the Offering of 3,100,000 shares of common stock at $13 a share for proceeds, net of underwriter commissions and offering costs, of approximately $31,786,000. Of these net proceeds, $13,362,000 was used to pay a portion of the consideration for assets of certain Affiliated Practices, $2,508,000 was used to retire certain indebtedness and leases of the Affiliated Practices and $2,498,000 was used to pay the cash portion for the assets associated with the Affiliated Practice acquired under the purchase method of accounting. On July 26, 1995, the underwriters for the Offering exercised an option to purchase an additional 453,000 shares of common stock at $13 a share resulting in proceeds to the Company, net of underwriter commissions and offering costs, of $5,443,000.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

     Upon closing of the Offering, the Company exchanged 174,500 shares of its preferred stock to a related party as payment of $1,745,000 which had been advanced to the Company to fund a portion of its offering costs. On July 7, 1995, the board of directors approved the redemption of the 174,500 shares of preferred stock and subsequently a payment was made in the amount of $1,745,000 to the related party in exchange for such shares.

  The Reorganization

     Simultaneously with the closing of the Offering discussed above, the Company acquired certain assets and assumed certain liabilities associated with the Affiliated Practices and their owners in the Reorganization. The Company issued 4,388,355 shares of common stock and a warrant to purchase 40,000 shares of common stock and paid $13,362,000 in cash to the owners of the Affiliated Practices to pay a portion of the consideration for certain acquired assets. Total net book value of the assets and liabilities associated with nine of the Affiliated Practices was $89,000. Certain adjustments have been made subsequent to the Reorganization, as additional information has become available, to reflect the changes in the book value of the assets and liabilities acquired. In conjunction with Reorganization, the Company also purchased the non-cash working capital from the Affiliated Practices for approximately $3,200,000. Immediately after the Reorganization, PRG advanced the $3,200,000 to the new entities formed by the Affiliated Practices in order to provide those practices with initial working capital.

     In addition, the Company purchased a management services organization (MSO) which provided services to one of the Affiliated Practices. The MSO was acquired from a third party for $2,498,000 in cash and a note payable for $2,000,000 which was subsequently retired. The Company also entered into an option agreement (ASC Option) with stockholders of one of the Affiliated Practices in which the stockholders had the right to require the Company to acquire an ambulatory surgery center (ASC) owned by them. This ASC Option was exercised by the optionholders in December 1995 and in early 1996, PRG paid the optionholders $3,100,000 in cash, issued a note to the stockholders for approximately $3,500,000 and assumed approximately $2,828,000 in construction indebtedness (see Note 7). The $3,500,000 and $2,828,000 obligations are recorded on the accompanying consolidated balance sheet as long-term debt and the $3,100,000 is recorded as a current liability as of December 31, 1995.

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS:

     Prepaid expenses and other current assets consist of following as of December 31, 1995:

                              DESCRIPTION                                1994           1995
    ----------------------------------------------------------------  ----------     ----------
                                                                               (000'S)
    Deferred acquisition costs -- EyeCorp Inc.......................    $   --         $1,252
    Deferred acquisition costs -- other acquisitions................        --          1,375
    Deferred issuance costs.........................................     1,107            223
    Other prepaid expenses..........................................        --            684
                                                                        ------         ------
              Total.................................................    $1,107         $3,534
                                                                        ======         ======

     As discussed in Note 12, the merger with EyeCorp, Inc. closed on March 18, 1996. Total deferred acquisition costs incurred in connection with the EyeCorp merger are anticipated to be approximately $5,900,000. Under pooling-of-interest accounting, these costs will be expensed in the first quarter of 1996, which corresponds with the closing of the transaction. PRG also closed transactions with 11 other physician practices in the first quarter of 1996 which will be accounted for as purchases. Total deferred acquisition costs of approximately $900,000 are anticipated to be incurred in connection with those transactions, $713,000 of which was deferred as of December 31, 1995. These costs will be treated as part of total consideration in the

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES first quarter of 1996. Deferred issuance costs were incurred in connection with the registration of Company common stock and will be charged to additional paid-in-capital as the stock is issued.

5. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following as of December 31, 1995:

                                                                      ESTIMATED     AMOUNT
                                                                       USEFUL       -------
                                                                        LIVES
                              DESCRIPTION                              (YEARS)      (000'S)
    ----------------------------------------------------------------  ---------
    Land............................................................    --          $   433
    Buildings.......................................................    40            5,099
    Equipment, software and other...................................   3-10           5,178
    Leasehold improvements..........................................   3-10           1,571
    Furniture and fixtures..........................................   7-10           3,149
                                                                                    -------
                                                                                     15,430
    Less -- Accumulated depreciation................................                    644
                                                                                    -------
              Property and equipment, net...........................                $14,786
                                                                                    =======

6. OTHER NONCURRENT ASSETS:

     Other noncurrent assets consist of the following as of December 31, 1995:

                                    DESCRIPTION
    ----------------------------------------------------------------------------  AMOUNT
                                                                                  ------
                                                                                  (000'S)
    Intangible assets...........................................................  $3,671
    Noncompete agreements.......................................................     255
    Other.......................................................................     547
                                                                                  ------
                                                                                   4,473
    Less -- Accumulated amortization............................................     135
                                                                                  ------
              Other noncurrent assets, net......................................  $4,338
                                                                                  ======

7. LONG-TERM OBLIGATIONS:

  Long-Term Debt

     Long-term debt consists of the following as of December 31, 1995:

                                    DESCRIPTION
    ----------------------------------------------------------------------------  AMOUNT
                                                                                  ------
                                                                                  (000'S)
    Note payable to related party for ASC purchase, due in 2001, payable in installments, bearing interest at 7%......................................  $3,500
    Notes payable to bank, due through 2005, payable in installments, bearing interest at LIBOR plus 1.5% (7.5% at December 31, 1995), collateralized by assets of an
      ASC.......................................................................   2,828
    Term loans payable to insurance companies, due through 1999, bearing interest from 5.96% to 10.17%, payable monthly, secured by the related
      equipment.................................................................   1,893
    Other notes payable due from 1996 to 2000, bearing interest at rates from 7%
      to 12%....................................................................     473
                                                                                  ------
              Total debt........................................................   8,694
    Less -- Current portion.....................................................   1,334
                                                                                  ------
              Long-term debt, excluding current portion.........................  $7,360
                                                                                  ======

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

     PRG paid $134,000 in interest for the year ended December 31, 1995. As of December 31, 1995, the aggregate amounts of annual principal maturities of long-term debt are as follows:

                                       YEAR
    ---------------------------------------------------------------------------  AMOUNT
                                                                                 ------
                                                                                 (000'S)
    1996.......................................................................  $ 1,334
    1997.......................................................................    1,181
    1998.......................................................................    1,418
    1999.......................................................................    1,550
    2000.......................................................................    1,289
    Thereafter.................................................................    1,922
                                                                                 -------
              Total............................................................  $ 8,694
                                                                                 =======

     On January 8, 1996, PRG entered into a $35,000,000 credit facility (the Credit Facility) with a bank, to be used for acquisitions, capital expenditures and working capital. Additionally, up to $10,000,000 may be borrowed under the Credit Facility for letters of credit. The Credit Facility is secured by the stock of the subsidiaries of PRG and guaranteed by the subsidiaries of PRG.

     PRG may obtain advances under the Credit Facility to the extent of the lesser of the $35,000,000 or the borrowing base in effect from time to time (the Borrowing Base). The Borrowing Base is generally defined as the consolidated earnings before interest, taxes, depreciation and amortization of PRG, less certain amounts described in the Credit Facility and then multiplied by 2.5. The initial Borrowing Base calculation under the Credit Facility indicated that the Company could borrow up to the $35,000,000 facility limit.

  Long-Term Lease Obligations

     PRG leases office space under noncancelable operating lease agreements which expire at various dates. At December 31, 1995, minimum annual rental commitments under noncancelable operating leases with terms in excess of one year are as follows:

                                       YEAR
    ---------------------------------------------------------------------------  AMOUNT
                                                                                 -------
                                                                                 (000'S)
    1996.......................................................................  $ 2,691
    1997.......................................................................    2,477
    1998.......................................................................    2,257
    1999.......................................................................    1,912
    2000.......................................................................    1,236
    Thereafter.................................................................    4,362
                                                                                 -------
              Total minimum lease payments.....................................  $14,935
                                                                                 =======

     Rent expense related to operating leases amounted to $1,892,000 for the year ended December 31, 1995.

8. STOCKHOLDERS' EQUITY:

  Common Stock

     The Company is authorized to issue up to 30,000,000 shares of common stock, $.01 par value. In November 1994, the Company effected a 10,999-for-one stock split for an additional capital contribution of $10,900. Additionally, in conjunction with the Offering (see Note 3), the Company effected a 1.090632-for-one stock split for an additional contribution of capital of $1,344. Stockholders' equity has been restated to give retroactive recognition to both stock splits for all periods presented by reclassifying from retained earnings

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES to common stock the par value of the additional shares arising from the splits. On June 28, 1995, the Company completed the Offering issuing 3,100,000 shares of common stock, in addition to exchanging an additional 4,388,355 shares in conjunction with the Reorganization (see Note 3). An additional 453,000 shares were issued on July 26, 1995 in conjunction with the exercise of the underwriters option. An additional 7,535,943 shares were issued in the first quarter of 1996, in connection with subsequent acquisitions (see Note 12).

     The Company has reserved (i) 2,000,000 shares of common stock for issuance upon exercise of stock options under the Company's stock option plans and (ii) 40,000 shares of common stock for issuance upon exercise of the warrant. The Company also registered an additional 3,000,000 shares of common stock during the first quarter of 1996 to be used in connection with additional acquisitions.

  Preferred Stock

     The Company has authorized the issuance of up to 10,000,000 shares of preferred stock, $.01 par value. The Company issued 174,500 shares of preferred stock on June 28, 1995 in conjunction with the Offering. These shares were retired on July 10, 1995 in exchange for $1,745,000 in cash.

9. INCOME TAX EXPENSE:

     Income tax expense for year ended December 31, 1995, consists of the following:

                                                                                  AMOUNT
                                                                                  ------
                                                                                  (000'S)
    Current:
      Federal.................................................................    $1,636
      State...................................................................       338
                                                                                  ------
                                                                                   1,974
                                                                                  ------
    Deferred:
      Federal.................................................................      (824)
      State...................................................................      (175)
                                                                                  ------
                                                                                    (999)
                                                                                  ------
              Total income tax expense........................................    $  975
                                                                                  ======

     Total income tax expense differed from the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of the following:

                                                                                  AMOUNT
                                                                                  ------
                                                                                  (000'S)
    Computed statutory tax expense............................................     $900
    Increase in income taxes resulting from:
      State income taxes, net of federal income tax benefit...................      110
      Nondeductible expenses..................................................       32
      Tax exempt interest income..............................................      (67)
                                                                                   ----
              Total income tax expense........................................     $975
                                                                                   ====

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

     Deferred income taxes in 1995 reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting and such amounts as measured by tax laws and regulations. In 1994, there were not any significant differences in the tax and book basis of the Company's assets or liabilities that would give rise to deferred tax balances and a valuation allowance has been recorded to fully reserve the deferred tax benefits generated by net operating losses. The components of the net deferred tax liability as of December 31, 1995, are as follows:

                                                                                   AMOUNT
                                                                                 ----------
                                                                                 (000'S)
    Deferred tax assets:
      Accrued expenses.......................................................      $  302
      Property and equipment basis difference................................         180
                                                                                   ------
              Total..........................................................         482
                                                                                   ------
    Deferred tax liabilities:
      Intangibles............................................................       1,409
      Temporary differences relating to cash-to-accrual conversions..........       1,277
                                                                                   ------
              Total..........................................................       2,686
                                                                                   ------
              Net deferred tax liabilities...................................      $2,204
                                                                                   ======

     The Company paid approximately $535,000 for federal and state income taxes for the year ended December 31, 1995.

10. EMPLOYEE BENEFIT PLANS:

  Savings Plans

     The Company maintains various defined contribution plans which permit participants to make voluntary contributions. The Company pays all general and administrative expenses of the plans and, in some cases, makes matching contributions on behalf of the employees. The Company incurred expenses of $117,000 related to these plans.

  Stock Option Plans

     In March 1995 and March 1996, the board of directors adopted, and the stockholders of the Company approved, the 1995 Stock Option Plan, and an amendment and restatement thereof, respectively, (as amended and restated the Plan). The purpose of the Plan is to provide directors, key employees and certain advisors with additional incentives by increasing their proprietary interest in the Company. The aggregate amount of common stock with respect to which options may be granted may not exceed 2,000,000 shares. The Plan provides for the grant of incentive stock options (ISO) and non-qualified stock options. The options vest over a five-year period and expire ten years from the date of grant.

     In March 1995, the board of directors adopted, and the stockholders of the Company approved, the 1995 Health Care Professionals Stock Option Plan (the Health Care Professionals Plan). The Health Care Professionals Plan permits the Company to grant stock options to employees, advisors and consultants of the Company, which the Company expects will generally be ophthalmologists and optometrists, who both (i) provide advisory or consulting services to the Company and (ii) are employed by an Affiliated Practice. The aggregate amount of common stock with respect to which options may be granted may not exceed 1,000,000 shares. Options granted under the Health Care Professionals Plan will vest over a period of five years and expire ten years from the date of grant. Generally, such options will expire upon the termination of employment or the advisory or consultant relationship with the Company or on the day prior to the tenth anniversary of the date of grant, whichever occurs first.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

     Transactions of the plans are summarized as follows:

                                                             STOCK OPTIONS
                                                       -------------------------
                                                        ISO'S      NON-QUALIFIED       TOTAL
                                                       -------     -------------     ---------
    Outstanding at December 31, 1994.................       --             --               --
      Granted in 1995................................  584,750        603,649        1,188,399
      Exercised in 1995..............................       --             --               --
      Cancelled in 1995..............................       --             --               --
                                                       -------        -------        ---------
    Outstanding at December 31, 1995.................  584,750        603,649        1,188,399
                                                       =======        =======        =========

     Of the stock option grants outstanding, 73,750 were issued at $5.00 per share, 906,149 were issued at the Offering price of $13.00 per share, 40,000 were issued at $13.75 per share and 168,500 were issued at $20.25 per share. During 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS No. 123) Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company will continue to follow the existing accounting requirements for stock options contained in APB Opinion No. 25 (Accounting for Stock Issued to Employees). Beginning in 1996, however, the Company will provide the pro forma disclosures required by SFAS No. 123.

11. RELATED-PARTY TRANSACTIONS:

     The Company leases facility space from various partnerships which include affiliated physicians as partners and trusts in which relatives of the affiliated physicians are named beneficiaries. Rent expense on related-party operating leases amounted to $768,000 for the year ended December 31, 1995. In addition, the Company leases facilities to affiliated physicians. Rent income on related-party operating leases amounted to $200,000 for the year ended December 31, 1995.

     In 1995, four of the Company Affiliated Practices individually provided more than 10% of the Company's revenues and eight of the 15 Company's directors are practicing physicians associated with the Affiliated Practices.

12. SUBSEQUENT EVENTS AND PRO FORMA INFORMATION:

  EyeCorp, Inc. Acquisition

     On September 18, 1995, PRG announced the signing of a definitive agreement to merge, in a pooling of interests transaction, with EyeCorp, Inc. (EyeCorp), a privately held physician practice management company based in Memphis, Tennessee and devoted solely to eye care. In March of 1996, the shareholders of both PRG and EyeCorp approved the merger and the merger was closed. In connection therewith, PRG issued 6,089,506 shares of common stock to the shareholders of EyeCorp. EyeCorp provides management services to 50 eye care practices and five ASC's.

  Other Acquisitions


     From late January to mid-April 1996, PRG completed the acquisition of and entered into service agreements with 18 eye care practices and eight ASC's. As consideration for these acquisitions, PRG paid approximately, $8,200,000 in cash and issued approximately 2,086,003 shares of its common stock.


     In addition to the acquisitions discussed above, the Company is currently in various stages of negotiations with a number of other ophthalmic and optometric groups regarding the acquisition of their assets and the provision of management services. Management of PRG believes certain of these negotiations, if finalized, will result in additional closings in the future.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

  Pro Forma

     The summarized unaudited pro forma consolidated statement of operations data for the year ended December 31, 1995 presented below have been prepared as if (a) the Reorganization and Offering had been completed; (b) the merger with EyeCorp Inc. had been consummated; (c) the consummation of PRG's 18 closed and 2 probable transactions and entry into Service Agreements with the 20 eye care practices had occurred; (d) the acquisitions made by EyeCorp during 1995 were completed; and (e) the consummation of the EyeCorp and PRG Credit Facilities had occurred, all as if such transactions or events had occurred January 1, 1995. The 1995 results include increased expenses relative to (1) establishment and development of corporate offices at PRG and EyeCorp (2) the resignation of the Company's former chief executive officer, and (3) unsuccessful transaction costs at EyeCorp.


                                                                            FOR THE YEAR
                                                                          ENDED DECEMBER 31
                                                                          -----------------
                                                                                1995
                                                                          -----------------
                                                                          (IN 000'S EXCEPT
                                                                              PER SHARE
                                                                          AMOUNTS)
    Revenues............................................................      $ 183,008
    Net income..........................................................      $  10,841
    Net income per share................................................      $     .59
    Number of shares used in net income per share calculation...........         18,414



     In connection with the EyeCorp merger, the Company expects to incur transaction costs of approximately $9.0 million which will be recognized in the first quarter of 1996.


13. CONSOLIDATED QUARTERLY DATA (UNAUDITED):

     Summarized below are the condensed results of operations of the Company for the years ended December 31, 1995 and 1994:

                                                             YEAR ENDED DECEMBER 31, 1995
                                                       ----------------------------------------
                                                       FOURTH      THIRD     SECOND      FIRST
                       DESCRIPTION                     QUARTER    QUARTER    QUARTER    QUARTER
    -------------------------------------------------  -------    -------    -------    -------
                                                       (IN 000'S EXCEPT PER SHARE AMOUNTS)
    Management service revenues......................  $13,124    $13,271     $  --      $  --
    Net income (loss) before taxes...................    2,009        680       (25)       (17)
    Net income (loss)................................    1,295        419       (25)       (17)
    Net income (loss) per share......................      .13        .04      (.02)      (.01)

                                                                YEAR ENDED DECEMBER 31, 1994
                                                          ----------------------------------------
                                                          FOURTH      THIRD     SECOND      FIRST
                        DESCRIPTION                       QUARTER    QUARTER    QUARTER    QUARTER
    ----------------------------------------------------  -------    -------    -------    -------
                                                          (IN 000'S EXCEPT PER SHARE AMOUNTS)
    Management service revenues.........................   $  --       $--        $--        $--
    Net income (loss) before taxes......................     (19)       (1)        (1)        (1)
    Net income (loss)...................................     (19)       (1)        (1)        (1)
    Net income (loss) per share.........................    (.01)       --         --         --

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Physicians Resource Group, Inc.:

     We have audited the accompanying supplemental combined balance sheets of Physicians Resource Group, Inc. (a Delaware corporation), and subsidiaries, described in Note 1, and EyeCorp, Inc., and subsidiaries as of December 31, 1994 and 1995, and the related supplemental combined statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. The supplemental combined historical statements give retroactive effect to the merger with EyeCorp, Inc., on March 18, 1996, which subsequently will be accounted for as a pooling of interests as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We did not audit the financial statements of EyeCorp, Inc., included in the supplemental combined financial statements of Physicians Resource Group, Inc., which financial statements reflect total assets and revenues of 62 percent and 46 percent, respectively, in 1995, 97 percent and 100 percent, respectively, in 1994, and 100 percent of revenue in 1993, of the related supplemental combined totals. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for EyeCorp, Inc., is based solely upon the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the report of the other auditors, the supplemental combined financial statements referred to above present fairly, in all material respects, the combined financial position of Physicians Resource Group, Inc., and EyeCorp, Inc., as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, after giving retroactive effect to the merger with EyeCorp, Inc., as described in Note 1, all in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
April 5, 1996, except as to paragraph 4
  of Note 8, for which the
  date is April 18, 1996

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

       SUPPLEMENTAL COMBINED BALANCE SHEETS -- DECEMBER 31, 1994 AND 1995
                         (000'S, EXCEPT PER SHARE DATA)

                                                                           1994         1995
                                                                          -------     --------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................................  $ 2,848     $ 17,451
  Accounts receivable, net of allowance of $3,090 and $3,700 for 1994
     and 1995, respectively.............................................    4,933        9,904
  Receivables due from Affiliated Practices.............................       --        6,265
  Inventories...........................................................      158        2,045
  Prepaid expenses and other current assets.............................    1,322        6,633
                                                                          -------     --------
          Total current assets..........................................    9,261       42,298
PROPERTY AND EQUIPMENT, net.............................................    7,335       27,519
INTANGIBLE ASSETS, net..................................................   15,789       52,257
OTHER NONCURRENT ASSETS, net............................................      862        1,538
                                                                          -------     --------
          Total assets..................................................  $33,247     $123,612
                                                                          =======     ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Obligation to affiliated physicians and physician groups..............  $ 1,280     $  1,086
  Current portion of long-term debt.....................................    1,793        1,531
  Accounts payable and accrued expenses.................................    1,725       10,397
  Accrued taxes, payroll and executive resignation costs................    1,790        3,075
  Amounts due to related parties and, in 1995, the ASC Option...........      320        3,100
                                                                          -------     --------
          Total current liabilities.....................................    6,908       19,189
LONG-TERM DEBT, net of current portion..................................   12,631       27,815
DEFERRED TAX LIABILITIES................................................    3,497       14,013
OTHER LONG-TERM LIABILITIES.............................................       --          272
                                                                          -------     --------
          Total liabilities.............................................   23,036       61,289
                                                                          -------     --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 30,000,000 shares authorized, 4,482,134
     and 15,647,769 shares outstanding..................................       45          157
  Additional paid-in capital............................................    8,919       60,374
  Retained earnings.....................................................    1,247        1,792
                                                                          -------     --------
          Total stockholders' equity....................................   10,211       62,323
                                                                          -------     --------
          Total liabilities and stockholders' equity....................  $33,247     $123,612
                                                                          =======     ========

   The accompanying notes are an integral part of these supplemental combined financial statements.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

                 SUPPLEMENTAL COMBINED STATEMENTS OF OPERATIONS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                       (000'S, EXCEPT PER SHARE AMOUNTS)

                                                                  1993       1994        1995
                                                                 ------     -------     -------
REVENUES:
  Management service...........................................  $   --     $12,747     $39,129
  Surgery center...............................................   7,133       6,695       9,317
  Other........................................................     419         142          79
                                                                 ------     -------     -------
          Total revenues.......................................   7,552      19,584      48,525
                                                                 ------     -------     -------
COSTS AND EXPENSES:
  Salaries, wages and benefits.................................     698       4,972      19,768
  Pharmaceuticals and supplies.................................   2,246       3,425       6,687
  General and administrative...................................   1,265       5,650      16,022
  Depreciation and amortization................................     382       1,383       2,609
  Interest (income) expense....................................     250       1,076       1,157
  Executive resignation expenses...............................      --          --       1,117
                                                                 ------     -------     -------
          Total costs and expenses.............................   4,841      16,506      47,360
                                                                 ------     -------     -------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM..............   2,711       3,078       1,165
PROVISION FOR INCOME TAXES.....................................      --       1,162         501
                                                                 ------     -------     -------
INCOME BEFORE EXTRAORDINARY ITEM...............................   2,711       1,916         664
EXTRAORDINARY ITEM, loss on debt extinguishment, net of
  income tax benefit of $53....................................      --          --        (119)
                                                                 ------     -------     -------
NET INCOME.....................................................   2,711       1,916     $   545
                                                                                        =======
INCOME (LOSS) PER SHARE:
  Income before extraordinary item.............................                         $   .07
  Extraordinary item...........................................                            (.01)
                                                                                        -------
  Net income...................................................                         $   .06
                                                                                        =======
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING...........                           9,086
                                                                                        =======
PRO FORMA ADJUSTMENTS --
  Income tax expense (Unaudited)...............................   1,030          62
                                                                 ------     -------
PRO FORMA NET INCOME (Unaudited)...............................  $1,681     $ 1,854
                                                                 ======     =======
PRO FORMA INCOME PER COMMON SHARE (Unaudited)..................  $ 0.56     $  0.44
                                                                 ======     =======
PRO FORMA WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
  (Unaudited)..................................................   2,982       4,196
                                                                 ======     =======

   The accompanying notes are an integral part of these supplemental combined financial statements.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

      SUPPLEMENTAL COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                           (000'S, EXCEPT SHARE DATA)

                                                                                                       PARTNERS'
                                        PREFERRED STOCK           COMMON STOCK          ADDITIONAL     EQUITY/          TOTAL
                                      -------------------     ---------------------      PAID-IN       RETAINED     STOCKHOLDERS'
                                       SHARES      AMOUNT       SHARES       AMOUNT      CAPITAL       EARNINGS        EQUITY
                                      --------     ------     ----------     ------     ----------     --------     -------------
BALANCE, January 1, 1993............        --      $ --              --      $ --       $     --      $ 1,822        $   1,822
  Issuance of common stock..........        --        --       1,199,695        12             --          (12 )             --
  Net income........................        --        --              --        --             --        2,711            2,711
  Distributions.....................        --        --              --        --             --       (1,744 )         (1,744)
                                      --------      ----      ----------      ----       --------      -------        ---------
BALANCE, December 31, 1993..........        --        --       1,199,695        12             --        2,777            2,789
  Capital contribution in
    conjunction with stock split....        --        --              --        --             --           11               11
  Issuance of common stock, dividend
    paid and formation of EyeCorp...        --        --       1,320,130        13            100       (3,457 )         (3,344)
  Issuance of common stock in
    connection with acquisitions....        --        --       1,962,309        20          8,819           --            8,839
  Net income........................        --        --              --        --             --        1,916            1,916
                                      --------      ----      ----------      ----       --------      -------        ---------
BALANCE, December 31, 1994..........        --        --       4,482,134        45          8,919        1,247           10,211
  Issuance of common stock in
    conjunction with the PRG
    Reorganization and IPO, net of
    offering costs..................        --        --       7,941,355        80         37,149           --           37,229
  Cash dividends paid to physician
    owners of PRG Founding
    Affiliated Practices............        --        --              --        --        (13,362)          --          (13,362)
  Issuance of preferred stock.......   174,500         2              --        --          1,743           --            1,745
  Retirement of preferred stock.....  (174,500)       (2)             --        --         (1,743)          --           (1,745)
  Issuance of common stock in
    conjunction with acquisitions...        --        --       3,224,280        32         27,668           --           27,700
  Net income........................        --        --              --        --             --          545              545
                                      --------      ----      ----------      ----       --------      -------        ---------
BALANCE, December 31, 1995..........        --      $ --      15,647,769      $157       $ 60,374      $ 1,792        $  62,323
                                      ========      ====      ==========      ====       ========      =======        =========

   The accompanying notes are an integral part of these supplemental combined financial statements.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

                 SUPPLEMENTAL COMBINED STATEMENTS OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                                    (000'S)

                                                               1993         1994         1995
                                                              -------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 2,711     $  1,916     $    545
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization..........................      382        1,383        2,609
     Change in deferred taxes...............................       --         (253)        (358)
     Amortization of deferred loan cost.....................       --           --          178
     Changes in assets and liabilities, net of effects of
       acquisitions --
     Increase in accounts payable, accrued expenses and
       accrued payroll......................................       24        2,592        2,631
     Change in accounts receivable, net, and receivables due
       from affiliated practices............................     (947)          84        2,903
     Increase in inventories................................      (23)          --         (176)
     Change in prepaid expenses and other assets............       50       (1,245)      (3,863)
                                                              -------     --------     --------
          Net cash provided by operating activities.........    2,197        4,477        4,469
                                                              -------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash consideration paid to acquire a management service
     organization, net of cash acquired.....................       --           --       (2,174)
  Payments for clinic operating assets, net of cash
     acquired...............................................       --       (8,936)      (7,459)
  Additions to property and equipment.......................     (107)      (1,227)      (2,694)
                                                              -------     --------     --------
          Net cash used in investing activities.............     (107)     (10,163)     (12,327)
                                                              -------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash paid in connection with organization of the Company
     and the initial public offering........................       --         (304)      (5,509)
  Proceeds from the issuance of common stock, net of
     underwriting discounts.................................       --           20       42,953
  Distributions to owners...................................   (1,744)      (3,419)     (13,362)
  Proceeds from long-term debt..............................       --       15,322       17,346
  Payments of long-term debt................................     (306)      (3,529)     (18,659)
  Advances from related party...............................       --          308        1,437
  Retirement of preferred stock.............................       --           --       (1,745)
                                                              -------     --------     --------
          Net cash (used in) provided by financing
            activities......................................   (2,050)       8,398       22,461
                                                              -------     --------     --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       40        2,712       14,603
CASH AND CASH EQUIVALENTS, beginning of year................       96          136        2,848
                                                              -------     --------     --------
CASH AND CASH EQUIVALENTS, end of year......................  $   136     $  2,848     $ 17,451
                                                              =======     ========     ========

   The accompanying notes are an integral part of these supplemental combined financial statements.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

              NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION, BUSINESS AND ORGANIZATION:

  The Merger

     In March 1996, Physicians Resource Group, Inc. and subsidiaries (PRG or the Company) merged with EyeCorp, Inc. (EyeCorp), in a transaction to be accounted for as a pooling of interests (the Merger). On or about May 15, 1996, PRG will restate its historical financial statements to reflect the pooling-of-interests transaction. Those restated financials will resemble these supplemental combined financial statements in all material aspects. These supplemental financial statements are presented to provide the reader with an understanding of the combined historical results of PRG.

  PRG Formation

     PRG (a Delaware corporation) and subsidiaries was formed to provide physician practice management services to ophthalmic and optometric practices in November 1993. PRG earns revenues by providing management, marketing and administrative services and by owning and operating or providing management services to ambulatory surgery centers (ASCs) and optical dispensaries. The Company currently provides such services to 78 practices (Affiliated Practices or Practices) in 13 states.

     On June 28, 1995, PRG consummated an initial public offering (the Offering) and simultaneously exchanged cash, shares of its common stock and a note payable for certain assets of and liabilities associated with 10 eye care practices (the Founding Affiliated Practices). The Offering of 3,553,000 shares of common stock at $13 per share resulted in proceeds, net of underwriter commissions and offering costs, of approximately $37,229,000. Upon closing of the Offering, the Company exchanged 174,500 shares of its preferred stock with a related party for payment of $1,745,000 which had been advanced to the Company to fund a portion of its offering costs. In July of 1995, these shares were redeemed and a payment was made in the amount of $1,745,000 to the related party in exchange for such shares.

     Simultaneously with the closing of the Offering, the Company acquired certain assets and assumed certain liabilities associated with nine of the 10 Founding Affiliated Practices (the Reorganization). This exchange was accounted for using the historical cost basis with the stock being valued at the historical cost of the net assets received by PRG. The owners of the Founding Affiliated Practices were issued 4,388,355 shares of common stock, a warrant to purchase 40,000 shares of common stock and were paid $13,362,000 in cash.

     As part of the Reorganization, the Company also entered into an option (ASC Option) which was subsequently exercised by the stockholders of one of the Founding Affiliated Practices in which the Company acquired an ambulatory surgery center (ASC). In late 1995, the stockholders exercised their option and in 1996 PRG paid the stockholders $3,100,000 in cash, issued a note for $3,500,000 and assumed approximately $2,828,000 in construction indebtedness (see Note 8). The $3,500,000 and $2,828,000 obligations are recorded on the accompanying balance sheet as long-term debt, and the $3,100,000 is recorded as a current liability as of December 31, 1995. In addition, the Company purchased from a third party a management services organization (MSO) from a third party which provided services to one of the Founding Affiliated Practices. This transaction was accounted for under the purchase method of accounting. The MSO was acquired for $2,498,000 in cash and a note payable for $2,000,000 which was subsequently retired.

     Concurrently with these transactions, the physicians associated with seven of the Founding Affiliated Practices created new entities for the practice of medicine. These new entities and the three remaining Founding Affiliated Practices entered into 40-year service agreements with the Company. Under the terms of the service agreements, the Company is providing management, marketing and administrative services to the Practices in return for management service fees.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

  EyeCorp Formation

     On March 18, 1996, PRG merged with EyeCorp by issuing 6,089,506 shares of PRG common stock to the stockholders of EyeCorp in exchange for all of its outstanding common stock. Each outstanding share of EyeCorp common stock was converted into .582 shares of PRG common stock.

     EyeCorp provides management services to 50 eye care practices and five ambulatory surgery centers. On February 1, 1994, EyeCorp merged with two entities (Predecessor Entities) controlled by the same individual who also owned a controlling interest in EyeCorp. These mergers were accounted for in a manner similar to a pooling of interests since the mergers were considered a combination of entities under common control. Aggregate distributions of $3,457,000 were made to the owners of the Predecessor Entities just prior to the formation transactions. The accompanying supplemental combined statements of operations reflect pro forma adjustments for additional income tax expenses that would have been reported had the Predecessor Entities been taxable corporations for the year ended December 31, 1993, and the one month ended January 31, 1994.

     During the rest of 1994, EyeCorp acquired certain operating assets and assumed certain liabilities of four ophthalmic practices for total consideration of $8,890,000 in cash and 1,545,115 shares of common stock. These acquisitions (the 1994 EyeCorp Acquisitions) were accounted for as purchases. On December 28, 1995, EyeCorp acquired certain operating assets and assumed certain liabilities of 49 eye care practices and four ambulatory surgery centers for consideration of $1,400,000 cash, approximately $1,800,000 in notes payable and 3,224,280 shares of common stock. These acquisitions (the 1995 EyeCorp Acquisitions) were also accounted for as purchases.

  Separate Company Operating Results

     PRG's merger with EyeCorp will be accounted for as a pooling of interests and, accordingly, the accompanying supplemental combined financial statements and notes thereto have been restated to include the accounts of PRG and EyeCorp as if they had been one entity for all periods presented. Separate and combined results for PRG and EyeCorp for the periods prior to consummation of the merger are as follows:

                               DESCRIPTION                              1994        1995
    -----------------------------------------------------------------  -------     -------
    Revenues:
      PRG............................................................  $    --     $26,395
      EyeCorp........................................................   19,584      22,130
                                                                       -------     -------
              Total revenues.........................................  $19,584     $48,525
                                                                       =======     =======
    Net income:
      PRG............................................................  $   (22)    $ 1,672
      EyeCorp........................................................    1,884      (1,187)
      Conforming adjustments.........................................       54          60
                                                                       -------     -------
              Total net income.......................................  $ 1,916     $   545
                                                                       =======     =======

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation

     The supplemental combined financial statements include the financial position and results of operations of PRG and all of its subsidiaries combined with the financial position and results of operations of EyeCorp and all of its subsidiaries. As previously discussed, these supplemental combined financial statements reflect how PRG's consolidated financial statements will look following the mid-May 1996 restatement for the merger with EyeCorp. For the purposes of these combined supplemental financial statements, EyeCorp

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES common stock has been converted into PRG common stock based on the conversion factor at the merger date. All significant intercompany transactions have been eliminated.

  Fair Values of Financial Instruments

     The Company believes the fair values of its financial instruments approximates their carrying amounts.

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company primarily invests in overnight repurchase agreements, tax-free municipal bonds and money market accounts. The interest rates vary from 3.5 percent to 5.75 percent. These investments are carried at fair value.

  Prepaid Expenses and Other Current Assets

     Prepaid expenses and other current assets primarily consist of deferred acquisition costs and prepaid expenses. All incremental costs incurred in connection with current acquisitions have been capitalized and will be charged to expense or included in the purchase consideration upon its successful completion. If any of the acquisitions are not successfully completed, these deferred costs will be charged to expense.

  Inventories

     Inventories consist primarily of spectacle frames lenses and medical supplies and are valued at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is calculated using a straight-line method over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

  Intangible Assets

     Identifiable intangible assets consist of the non-physician employee workforce, management service agreements and goodwill associated with ASC acquisitions. The estimated fair value of the non-physician employee workforce is based on the estimated cost to replace the workforce. The estimated fair value of the management service agreement for acquired practices is the excess of the purchase price over the estimated fair value of the tangible assets and workforce acquired and liabilities assumed. Intangible assets associated with management service agreement are generally amortized over 15 years for single-practitioner practices and over 40 years for multiple-practitioner practices. Amounts paid for ASC acquisitions in excess of the net assets acquired is treated as goodwill.

     The Company reviews the carrying value of the intangible assets at least quarterly on a entity by entity basis to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that the amortization period needs to be modified. Among the factors PRG considers in making the evaluation are changes in the practices' or ambulatory surgery center's market position, reputation, profitability and geographical penetration. If indicators are present which may indicate impairment is probable, PRG will prepare a projection of the undiscounted cash flows of the specific practice and determine if the intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the intangible assets to their fair value. The Company does not expect the adoption of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," to have a material impact on its financial condition or results of operations.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

  Income Taxes

     Income taxes are recorded under SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach for financial accounting and reporting. Deferred tax liabilities and assets are recorded for the differences between the tax and financial reporting basis of the assets and liabilities and are based on the enacted income tax rates which are expected to be in effect in the period in which the difference is expected to be settled or realized. A change in tax laws results in adjustments to the deferred tax liabilities and assets.

  Income Per Share and Pro Forma Income Per Share

     Income per share has been computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents included in determining income per share include shares issuable upon exercise of warrants and stock options, if dilutive.

     Pro forma income per common share has been computed by dividing pro forma net income by the pro forma weighted average number of common shares outstanding during the periods. The number of pro forma common shares outstanding during the periods includes the weighted average number of common shares, including pro forma PRG shares assumed to be outstanding for EyeCorp and its Predecessor Entities (see Note 1), and common share equivalents outstanding during the periods. Common share equivalents included in determining pro forma income per share include shares issuable upon exercise of warrants and stock options, if dilutive.

  Use of Estimates

     The preparation of these financial statements requires the use of certain estimates by management in determining the entities' assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

  Major Customers

     The Company's major customers are the Affiliated Practices for which the Company provides management services, along with Medicare and other governmental programs.

  Concentration of Credit Risk

     The Company's accounts receivable primarily consist of management service revenues due from affiliated physician groups and from medical services due from patients funded through Medicare, Medicaid, commercial insurance and private payment. The Company and its Affiliated Practices perform ongoing credit evaluations of its patients and generally does not require collateral. The Company and its Affiliated Practices maintain allowances for potential credit losses, and such losses have been within management's expectation.

3. REVENUE RECOGNITION AND RECEIVABLES:

     A significant portion of the Practices medical service and ASC revenues are received from Medicare and other governmental programs. Medicare and other governmental programs reimburse providers based on fee schedules which are determined by the related governmental agency. In the ordinary course of business, providers receiving reimbursement from Medicare and other governmental programs are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation.

     The individual Practices and ASC's gross medical service revenues are based on established rates reduced by contractual allowances. Contractual adjustments represent the difference between charges at established

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES rates and estimated recoverable amounts and are recognized in the period the services are rendered. Any differences between estimated contractual adjustments and actual final settlements are reported as contractual adjustments in the period final settlements are made.

  Revenues -- Management Services

     The Company provides management services to the Practices under various types of service and management agreements. The management service revenues are based on a percentage of the Practices revenue or a flat fee and reimbursement of clinic expenses. The following table presents the amount of medical service revenues included in the determination of the Company's management service revenues for the years ended December 31, 1994 and 1995:

                              DESCRIPTION                              1994         1995
    ---------------------------------------------------------------  --------     --------
                                                                     (000'S)
    Gross medical service revenues.................................  $ 33,110     $ 87,292
      Less -- Contractual adjustments and allowance for doubtful
         accounts..................................................   (13,055)     (36,545)
                                                                     --------     --------
    Net medical service revenues...................................    20,055       50,747
      Less -- Amounts retained by the Practices owner physicians...    (7,308)     (11,618)
                                                                     --------     --------
              Management service revenues..........................  $ 12,747     $ 39,129
                                                                     ========     ========

  Revenues -- Surgery Centers

     The Company owns and operates surgery centers through various arrangements. Revenues derived from surgery centers are based on facility fees charged to patients, third-party payors or other physician practices for use of the surgery center as well as reimbursement of surgery center expenses. Surgery center revenues are also net of adjustments for contractual allowances and allowances for bad debts. The following table presents amounts included in determining the Company surgery center revenues for the years ended December 31, 1994 and 1995:

                              DESCRIPTION                              1994         1995
    ---------------------------------------------------------------  --------     --------
                                                                     (000'S)
    Surgery center revenues........................................  $ 17,385     $ 21,076
      Less -- Contractual adjustments and allowances for doubtful
         accounts..................................................   (10,690)     (11,759)
                                                                     --------     --------
    Net surgery center revenues....................................  $  6,695     $  9,317
                                                                     ========     ========

  Receivables

     Receivables due from the Affiliated Practices include management service receivables, receivables from the practices for certain expenses being paid and certain other receivables. The receivables due from the Affiliated Practices are collateralized by a security interest in the Affiliated Practices' receivables from third-party payors and patients.

     Pursuant to the terms of certain of the EyeCorp service agreements, the Affiliated Practices' accounts receivable are purchased without recourse. The purchase price is the face amount of the accounts receivable less any reserve recorded by the Affiliated Practices for uncollectible amounts. Accounts receivable are purchased daily and paid at the end of each month.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

4. ACQUISITIONS

     The consideration paid and total net book value of the assets and liabilities associated with the acquisition of the Affiliated Practices were as follows:

                                                           PURCHASED ENTITIES   REORGANIZATION
                                                           ------------------   --------------
                         DESCRIPTION                        1994       1995          1995
    -----------------------------------------------------  -------   --------   --------------
                                                                         (000'S)
    Current assets.......................................  $ 3,128   $  8,653      $  9,445
    Property and equipment...............................    3,345      6,951         8,743
    Intangible and other noncurrent assets...............   15,814     35,687         1,583
    Liabilities assumed..................................   (4,446)   (14,928)      (19,682)
                                                           -------   --------      --------
              Net assets acquired........................   17,841     36,363            89
    Consideration for net assets acquired:
      Debt Issued........................................       --      3,770            --
      Stock Issued.......................................    8,905     27,700           (89)
                                                           -------   --------      --------
      Cash Paid..........................................  $ 8,936   $  4,893      $     --
                                                           =======   ========      ========

     The PRG equivalent stock issued in connection with the acquisitions was valued at $5.70 per share for the 1994 acquisitions as determined by the Board of Directors based on a good faith determination of the relative fair market values of the Predecessor Entities and at $8.59 per share for the 1995 acquisitions based on an independent valuation.

     Subsequent to the Acquisitions the Company entered into management service agreements with the related physician groups. Certain adjustments related to the above estimated fair value of the assets acquired and liabilities assumed in the 1995 Company's acquisitions may be revised as additional information becomes available.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS:

     Prepaid expenses and other current assets consist of the following as of December 31, 1994 and 1995:

                                DESCRIPTION                                1994      1995
    -------------------------------------------------------------------   ------    ------
                                                                          (000'S)
    Deferred acquisition costs --
      EyeCorp..........................................................   $   --    $2,378
      Other acquisitions...............................................       --     1,375
    Deferred issuance costs............................................    1,107       223
    Other prepaid expenses.............................................      215     2,657
                                                                          ------    ------
              Total....................................................   $1,322    $6,633
                                                                          ======    ======


     As discussed in Note 1, the merger with EyeCorp was completed in March 1996. Total deferred acquisition costs incurred in connection with the EyeCorp merger are anticipated to be approximately $9,000,000, of which $2,378,000 has been incurred and accrued as of December 31, 1995. Under pooling-of-interest accounting, these costs will be expensed in the first quarter of 1996, which corresponds with the closing of the transaction. PRG also closed transactions with 18 other physician practices in the first part of 1996 which will be accounted for as purchases. Total deferred acquisition costs of approximately $900,000 are anticipated to be incurred in connection with those transactions, $713,000 of which was deferred as of December 31, 1995. These costs will be treated as part of total consideration paid for the acquisitions. Deferred issuance costs were incurred in connection with the registration of Company common stock and will be charged to additional paid-in capital as the stock is issued.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

6. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following as of December 31, 1994 and 1995:

                                                              ESTIMATED
                                                               USEFUL
                                                                LIVES
                          DESCRIPTION                          (YEARS)      1994       1995
    --------------------------------------------------------  ---------    -------    -------
                                                                           (000'S)
    Land....................................................    --         $   100    $   605
    Buildings and improvements..............................     5-40        3,316      8,750
    Equipment, software and other...........................     3-10        4,789     12,212
    Leasehold improvements..................................     3-10        1,205      3,530
    Furniture and fixtures..................................     7-10          742      6,845
                                                                           -------    -------
                                                                            10,152     31,942
    Less -- Accumulated depreciation and amortization.......                 2,817      4,423
                                                                           -------    -------
              Property and equipment, net...................               $ 7,335    $27,519
                                                                           =======    =======

7. INTANGIBLE ASSETS:

     Intangible assets consist of the following as of December 31, 1994 and 1995:

                                                              ESTIMATED
                                                               USEFUL
                                                                LIVES
                          DESCRIPTION                          (YEARS)      1994       1995
    --------------------------------------------------------  ---------    -------    -------
                                                                           (000'S)
    Noncompete agreements...................................    3-5        $    --    $   255
    Work force in place.....................................     7             840      3,525
    Management service agreements...........................   15-40        11,824     37,489
    Goodwill................................................    40           3,750     12,513
                                                                           -------    -------
                                                                            16,414     53,782
    Less -- Accumulated amortization........................                   625      1,525
                                                                           -------    -------
              Intangible assets, net........................               $15,789    $52,257
                                                                           =======    =======

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

8. LONG-TERM OBLIGATIONS:

  Long-Term Debt

     Long-term debt consists of the following as of December 31, 1994 and 1995:

                               DESCRIPTION                                  1994        1995
- -------------------------------------------------------------------------  -------     -------
                                                                                 (000'S)
Revolving term loan......................................................  $    --     $18,882
Installment notes payable to physician practices (see Note 1), bearing
  interest ranging from 8% to 10%, payable in monthly installments.......       --       1,770
Note payable to related party for ASC purchase, due in 2001, payable in
  monthly installments, bearing interest at 7%...........................       --       3,500
Notes payable to bank, due through 2005, payable in installments, bearing interest at LIBOR plus 1.5% (7.5% at December 31, 1995), collateralized
  by assets of an ASC....................................................       --       2,828
Term loans payable to insurance companies, due through 1999, bearing interest from 5.96% to 10.17%, payable monthly, secured by the related
  equipment..............................................................       --       1,893
Term loans, bearing interest ranging from 9.5% to 10.0%, paid in 1995....   12,296          --
Term loan, bearing interest at 9.5%, paid in 1995........................      417          --
Mortgage notes payable, bearing interest, ranging from 7.85% to 8.50%
  paid in 1995...........................................................    1,711          --
Other notes payable due from 1996 to 2000, bearing interest at rates from
  7% to 12%..............................................................       --         473
                                                                           -------     -------
          Total long-term debt...........................................   14,424      29,346
Less -- Current portion of long-term debt................................   (1,793)     (1,531)
                                                                           -------     -------
          Total                                                            $12,631     $27,815
                                                                           =======     =======

     In December 1995, EyeCorp entered into a $20 million revolving credit facility (the EyeCorp Credit Facility) with a bank which was used for the acquisitions completed in 1995 (see Note 1), and for the repayment of amounts outstanding under the prior credit facility. Advances to EyeCorp under the credit facility bear interest at either LIBOR plus 2.0 percent to 2.5 percent or the bank's prime rate plus 0.5 percent. EyeCorp has the option to convert from LIBOR to the bank's prime rate and vice versa at certain times. Monthly interest payments are due under the revolving term loan and quarterly principal installments of 3.57 percent are to be paid commencing on March 1, 1997, with the remainder due December 28, 1997. The EyeCorp Credit Facility is collateralized by certain assets and common stock of EyeCorp.

     The unused portion of the EyeCorp Credit Facility, based on eligible collateral, was $1,118,000 at December 31, 1995. The EyeCorp Credit Facility contains covenants, the most restrictive of which require that the Company: (a) not incur any purchase money liens, borrowed funds under the credit facilities excluded in excess of $600,000, (b) maintain a debt coverage ratio as defined in the credit facility agreement of 1.5 to 1, (c) maintain a consolidated current ratio of 1.5 to 1, (d) maintain net worth of at least $37.7 million and (e) maintain a ratio of debt under the EyeCorp Credit Facility to debt plus stockholders' equity not to exceed .5 to 1. The EyeCorp Credit Facility also subjects the Company to repayment penalties on amounts outstanding under the LIBOR rate as defined in the agreement. Additionally, the Company is obligated to pay a fee of up to $300,000 in the event that the Company terminates the EyeCorp Credit Facility prior to its maturity date.

     EyeCorp was in violation of the net worth covenant at December 31, 1995. On April 18, 1996, the violation was waived by the lender and the covenant was amended, as of January 1, 1996, requiring EyeCorp to maintain net worth of at least $37,677,000 as defined in the agreement.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

     In connection with the repayment of the prior credit facility, EyeCorp recognized an extraordinary loss of $119,000 (net of income tax benefit of $53,000) in connection with the early retirement of debt which consisted of unamortized loan costs.

     The Company paid $250,000, $1,157,000 and $1,602,000 in interest for the years ended December 31, 1993, 1994 and 1995. As of December 31, 1995, the aggregate amounts of annual principal maturities of long-term debt are as follows:

                                       YEAR
    ---------------------------------------------------------------------------  AMOUNT
                                                                                 -------
                                                                                 (000'S)
    1996.......................................................................  $ 1,531
    1997.......................................................................   20,313
    1998.......................................................................    1,687
    1999.......................................................................    1,843
    2000.......................................................................    1,450
    Thereafter.................................................................    2,522
                                                                                 -------
              Total............................................................  $29,346
                                                                                 =======

     On January 8, 1996, PRG entered into an additional credit facility (the PRG Credit Facility) with the same bank that provided the EyeCorp Credit Facility, in the amount of $35,000,000, to be used for acquisitions, capital expenditures and working capital. Up to $10,000,000 may be borrowed under the PRG Credit Facility for letters of credit. The PRG Credit Facility is secured by the stock of the subsidiaries of PRG and guaranteed by the subsidiaries of PRG.

     The Company may obtain advances under the PRG Credit Facility to the extent of the lesser of the $35,000,000 or the borrowing base in effect from time to time (the Borrowing Base). The Borrowing Base is generally defined as the consolidated earnings before interest, taxes, depreciation and amortization, less certain amounts described in the PRG Credit Facility and then multiplied by
2.5. The initial Borrowing Base calculation indicated the Company could borrow up to the $35,000,000 facility limit.

  Supplemental Non-cash Transactions

     EyeCorp purchased an airplane in 1994 by issuing a note payable for approximately $475,000.

  Long-Term Lease Obligations

     PRG leases medical equipment and office space under noncancelable operating lease agreements which expire at various dates. At December 31, 1995, minimum annual rental commitments under noncancelable operating leases with terms in excess of one year are as follows:

                                       YEAR
    ---------------------------------------------------------------------------  AMOUNT
                                                                                 -------
                                                                                 (000'S)
    1996.......................................................................  $ 5,352
    1997.......................................................................    4,833
    1998.......................................................................    4,488
    1999.......................................................................    3,568
    2000.......................................................................    2,764
    Thereafter.................................................................    8,002
                                                                                 -------
              Total minimum lease payments.....................................  $29,007
                                                                                 =======

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

     Rent expense related to operating leases amounted to $273,000 and $2,465,000 for the years ended December 31, 1994 and 1995, respectively.

9. STOCKHOLDERS' EQUITY:

  Common Stock

     The financial statements have been restated to give retroactive recognition to stock splits made by both PRG and EyeCorp in the past three years.

     The Company has reserved (a) 2,000,000 shares of common stock for issuance upon exercise of stock options under the Company's stock option plans and (b) 40,000 shares of common stock for issuance upon exercise of the warrant, which are exercisable at $13.00 per share. The Company registered an additional 3,000,000 shares of common stock during the first quarter of 1996 to be used in connection with additional acquisitions.

  Preferred Stock

     The Company has authorized the issuance of up to 10,000,000 shares of preferred stock, $.01 par value. The Company issued 174,500 shares of preferred stock on June 28, 1995, in conjunction with the Offering. These shares were retired on July 10, 1995, in exchange for $1,745,000 in cash.

10. INCOME TAX EXPENSE:

     Income tax expense for the years ended December 31, 1994 and 1995, consists of the following:

                               DESCRIPTION                               1994       1995
    ------------------------------------------------------------------  ------     -------
                                                                             (000'S)
    Current --
      Federal.........................................................  $1,205     $ 1,573
      State...........................................................     207         322
                                                                        ------     -------
              Total current...........................................   1,412       1,895
    Deferred --
      Federal.........................................................    (225)     (1,161)
      State...........................................................     (25)       (233)
                                                                        ------     -------
              Total deferred..........................................    (250)     (1,394)
                                                                        ------     -------
    Total income tax expense..........................................  $1,162     $   501
                                                                        ======     =======

     Total income tax expense differed from the amount computed by applying the statutory federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                DESCRIPTION                                1994      1995
    --------------------------------------------------------------------  ------     ----
                                                                              (000'S)
    Computed statutory tax expense......................................  $1,047     $396
    Increase in income taxes resulting from --
      State income taxes, net of federal income tax benefit.............     120      164
      Nondeductible expenses............................................      --       32
      Tax-exempt interest income........................................      --      (67)
      Other.............................................................      (5)     (24)
                                                                          ------     ----
              Total income tax expense..................................  $1,162     $501
                                                                          ======     ====

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

     Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting and such amounts as measured by tax laws and regulations. The components of the net deferred tax liability are as follows:

                               DESCRIPTION                               1994       1995
    ------------------------------------------------------------------  ------     -------
                                                                             (000'S)
    Deferred tax assets --
      Accrued expenses................................................  $   --     $   302
      Allowance for doubtful accounts.................................      --         190
      Accrued bonus...................................................      --         744
                                                                        ------     -------
              Total deferred tax assets...............................      --       1,236
                                                                        ------     -------
    Deferred tax liabilities --
      Accounts receivable.............................................     465       1,490
      Property and equipment..........................................      77         217
      Intangibles.....................................................   2,955      12,491
      Other book/tax differences......................................      --       1,051
                                                                        ------     -------
              Total deferred tax liabilities..........................   3,497      15,249
                                                                        ------     -------
         Net deferred tax liabilities.................................  $3,497     $14,013
                                                                        ======     =======

     Deferred taxes related to intangibles result from acquisitions for which there is no basis in the intangibles for tax purposes. The Company paid approximately $1,947,000 for federal and state income taxes for the year ended December 31, 1995.

11. COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, certain of the affiliated physician groups have been named in a lawsuit alleging medical malpractice. In the opinion of the Company's management, the ultimate liability, if any, without considering possible insurance recoveries, will not have a material impact on the Company's financial position, results of operations or cash flows. Additionally, the Company's affiliated physician groups and the Company are insured with respect to medical malpractice risks on a claims-made basis.

12. EMPLOYEE BENEFIT PLANS:

  Savings Plans

     The Company maintains various defined contribution plans which permit participants to make voluntary contributions. The Company pays all general and administrative expenses of the plans, and, in some cases, makes matching contributions on behalf of the employees. The Company incurred expenses of $117,000 during the year ended December 31, 1995, related to these plans.

  Stock Option Plans

     In March 1995 and 1996, the board of directors adopted, and the stockholders of the Company approved, the 1995 Stock Option Plan, and an amendment and restatement thereof, respectively (as amended and restated the Plan). The purpose of the Plan is to provide directors, key employees and certain advisors with additional incentives by increasing their proprietary interest in the Company. The aggregate amount of common stock with respect to which options may be granted may not exceed 2,000,000 shares. The Plan provides for the grant of incentive stock options (ISO) and nonqualified stock options. The options vest over a five-year period and expire 10 years from the date of grant.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

     In connection with the EyeCorp Merger, options outstanding under the EyeCorp Plans were converted into options to purchase PRG common stock have been exchanged at the conversion rate as specified in the merger agreement and included with existing PRG options.

     In March 1995, the board of directors adopted, and the stockholders of the Company approved, the 1995 Health Care Professionals Stock Option Plan (the Health Care Professionals Plan). The Health Care Professionals Plan permits the Company to grant stock options to employees, advisors and consultants of the Company, which the Company expects will generally be ophthalmologists and optometrists, who both (a) provide advisory or consulting services to the Company and (b) are employed by an Affiliated Practice. The aggregate amount of common stock with respect to which options may be granted may not exceed 1,000,000 shares. Options granted under the Health Care Professionals Plan will vest over a period of five years and expire 10 years from the date of grant. Generally, such options will expire upon the termination of employment or the advisory or consultant relationship with the Company or on the day prior to the 10th anniversary of the date of grant, whichever occurs first.

     Transactions of the plans are summarized as follows:

                                                                    STOCK OPTIONS
                                                       ----------------------------------------
                       DESCRIPTION                       ISOS        NONQUALIFIED       TOTAL
    -------------------------------------------------  ---------     ------------     ---------
    Outstanding at December 31, 1994.................         --             --              --
      Granted in 1995................................  1,014,937        616,386       1,631,323
      Exercised in 1995..............................         --             --              --
      Canceled in 1995...............................         --             --              --
                                                       ---------        -------       ---------
    Outstanding at December 31, 1995.................  1,014,937        616,386       1,631,323
                                                       =========        =======       =========

     The stock options were granted at prices ranging from $5.00 to $22.04 per share including 8,730 additional ISOs granted to an employee in February 1996. During 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company will continue to follow the existing accounting requirements for stock options contained in APB Opinion No. 25 (Accounting for Stock Issued to Employees). Beginning in 1996, however, the Company will provide the pro forma disclosures required by SFAS No. 123.

13. RELATED-PARTY TRANSACTIONS:

     The Company leases facility space from various partnerships which include affiliated physicians as partners and trusts in which relatives of the affiliated physicians are named beneficiaries. Rent expense on related-party operating leases amounted to $39,000 and $846,000 for the years ended December 31, 1994 and 1995, respectively. In addition, the Company leases facilities to affiliated physicians. Rent income on related-party operating leases amounted to $200,000 for the year ended December 31, 1995.

     All of the Company's management service revenue is received from physician groups which have affiliated with the Company during the past two years. A majority of the board of directors of the Company are practicing physicians who are associated with affiliated practice groups.

14. SUBSEQUENT EVENTS AND PRO FORMA INFORMATION:

  Acquisitions

     From January through mid April of 1996, PRG completed the acquisition of and entered into service agreements with 18 eye care practices and eight ASCs. As consideration for these acquisitions, PRG paid approximately $8,200,000 in cash and issued approximately 2,079,177 shares of its common stock.

                PHYSICIANS RESOURCE GROUP, INC. AND SUBSIDIARIES

     In addition to the acquisitions discussed above, the Company is currently in various stages of negotiations with a number of other ophthalmic and optometric groups regarding the acquisition of their assets and the provision of management services. Management of PRG believes certain of these negotiations, if finalized, will result in additional acquisitions in the future.

  Pro Forma

     The summarized unaudited pro forma combined summary data for the year ended December 31, 1995, presented below have been prepared as if (a) the Reorganization and Offering had been completed; (b) the merger with EyeCorp, Inc. (see Note 1), had been consummated; (c) the consummation of PRG's closed and probable transactions and entry into service agreements with the 20 eye care practices had occurred; (d) the acquisitions made by EyeCorp during 1995 were completed; and (e) the consummation of the EyeCorp and PRG Credit Facilities had occurred, all as if such transactions or events had occurred January 1, 1995. These unaudited pro forma combined summary information may not be indicative of the actual results if the above events and transactions had occurred on the date indicated or of actual results which may be realized in the future. Neither expected benefits and cost reductions anticipated by PRG or EyeCorp nor future corporate costs and expenses related to the Merger have been reflected in the accompanying unaudited pro forma combined financial data. The 1995 results include increased expenses relative to (a) establishment and development of corporate offices at PRG and EyeCorp, (b) the resignation of the Company's former chief executive officer and (c) unsuccessful transaction costs at EyeCorp.


                                DESCRIPTION
    --------------------------------------------------------------------    FOR THE YEAR
                                                                          ENDED DECEMBER 31
                                                                                1995
                                                                          -----------------
                                                                         (000'S, EXCEPT PER
                                                                           SHARE AMOUNTS)

    Revenues............................................................      $ 183,008
    Net income..........................................................      $  10,841
    Net income per share................................................      $     .59
    Number of shares used in net income per share calculation...........         18,414



     In connection with the EyeCorp merger the Company expects to incur transaction costs of approximately $9.0 million which will be recognized in the first quarter of 1996.

               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.

                   UNAUDITED MERGER/SIGNIFICANT TRANSACTIONS

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements include the unaudited pro forma combined balance sheet as of December 31, 1995 as if the merger with EyeCorp (Merger) and certain other transactions described below had occurred on that date, and include the unaudited pro forma combined statement of operations for the year ended December 31, 1995 as if the Merger and certain other transactions as described below had occurred as of January 1, 1995. In the Merger, shares of common stock of Physicians Resource Group, Inc. (PRG) were exchanged for shares of stock of EyeCorp. The Merger will be accounted for as a pooling of interests, and accordingly the historical operations and balance sheets of PRG and EyeCorp have been combined in these financial statements.


     The unaudited pro forma statements of operations for the year ended December 31, 1995 also give effect to (i) the consummated PRG initial public offering (IPO) and simultaneous exchange of cash, shares of its common stock and note payable for certain assets of and liabilities (the Reorganization) associated with ten eye care practices; (ii) the issuance of 3,553,000 shares of PRG common stock in the IPO and the application of the net proceeds therefrom;
(iii) the acquisition of certain assets from and consummation of service agreements with 20 eye care practices (including one practice as to which the acquisition is probable but has not yet occurred) by PRG during the first and second quarter of 1996 (the 1996 PRG Acquisitions); (iv) acquisition of certain assets from and consummation by EyeCorp of service agreements with eye care practices during 1995 (the 1995 EyeCorp Acquisitions); and (v) the PRG and EyeCorp Credit Facilities and the application of the proceeds from borrowings thereunder all as if such transactions or events had occurred on January 1, 1995. The pro forma balance sheet as of December 31, 1995 also gives effect to
(i) consummation of the 1996 PRG Acquisitions; and (ii) the PRG and EyeCorp Credit Facilities and the proceeds from borrowings thereunder, all as if such transactions or events had occurred on December 31, 1995.



     The unaudited merger/significant transactions pro forma combined financial statements have been prepared by PRG based on the supplemental combined financial statements of PRG and EyeCorp included elsewhere in this Prospectus, the unaudited financial statements of practices acquired by PRG in the 1996 PRG Acquisitions and the practices acquired by EyeCorp in the 1995 EyeCorp Acquisitions and other assumptions deemed appropriate by PRG. These unaudited pro forma combined financial statements may not be indicative of the actual results had the above events and transactions occurred on the dates indicated or of actual results which may be realized in the future. Neither expected benefits and cost reductions anticipated by PRG or EyeCorp nor future corporate costs and expenses related to the Merger have been reflected in the accompanying unaudited pro forma combined financial statements.

               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.

                   UNAUDITED MERGER/SIGNIFICANT TRANSACTIONS

                        PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                                    (000'S)


                                                                                     ADJUSTMENTS
                                                                            ------------------------------
                                                             PRG AND                              1995
                                                             EYECORP                            EYECORP
                                                           SUPPLEMENTAL       1996 PRG        ACQUISITIONS       TOTAL
                                                             COMBINED       ACQUISITIONS       AND OTHER       PRO FORMA
                                                           ------------     ------------      ------------     ---------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................    $ 17,451         $ (9,354)(A-1)    $     --       $   8,097
  Accounts receivable, net...............................      16,169            7,139 (A-1)          --          23,308
  Inventories............................................       2,045              731 (A-1)          --           2,776
  Prepaid expenses and other current assets..............       6,633            1,048 (A-1)          --           7,681
                                                             --------         --------          --------       ---------
          Total current assets...........................      42,298             (436)               --          41,862
PROPERTY AND EQUIPMENT, net:.............................      27,519            7,130 (A-1)          --          34,649
INTANGIBLE ASSETS, net:
  Work force.............................................       3,285            5,612 (A-1)          --           8,897
  Service Agreements.....................................      36,392           46,587 (A-1)          --          85,444
                                                                                 2,465 (A-2)
  Goodwill...............................................      12,580            8,068 (A-1)          --          21,083
                                                                                   435 (A-2)
                                                             --------         --------          --------       ---------
                                                               52,257           63,167                           115,424
OTHER NONCURRENT ASSETS, net.............................       1,538            2,537 (A-1)          --           4,075
                                                             --------         --------          --------       ---------
          Total assets...................................    $123,612         $ 72,398          $     --       $ 196,010
                                                             ========         ========          ========       =========
LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES:
  Obligation to former owners of affiliated practices....    $  1,086         $    386 (A-1)    $     --       $   1,472
  Notes payable and current portion of long-term debt....       1,531            1,636 (A-1)          --           3,167
  Accounts payable and accrued expenses..................      10,397            3,626 (A-1)          --          14,023
  Accrued salaries and benefits..........................       3,075            1,390 (A-1)          --           4,465
  Current portion of ASC obligation......................       3,100               --                --           3,100
                                                             --------         --------          --------       ---------
          Total current liabilities......................      19,189            7,038                --          26,227
LONG-TERM DEBT, net of current portion...................      27,815            5,990 (A-1)       9,000(B)       45,705
                                                                                 2,900 (A-2)
DEFERRED TAXES...........................................      14,013           15,989 (A-1)          --          30,002
OTHER LONG-TERM LIABILITIES..............................         272               --                --             272
                                                             --------         --------          --------       ---------
          Total liabilities..............................      61,289           31,917             9,000         102,206
OWNER'S EQUITY:
  Common stock...........................................         157               22 (A-1)          --             179
  Additional paid-in capital.............................      60,374           40,459 (A-1)          --         100,833
  Deficit................................................       1,792               --            (9,000)(B)      (7,208)
                                                             --------         --------          --------       ---------
          Total owners' equity...........................      62,323           40,481            (9,000)         93,804
                                                             --------         --------          --------       ---------
          Total liabilities and owners' equity...........    $123,612         $ 72,398          $     --       $ 196,010
                                                             ========         ========          ========       =========


 See accompanying notes to unaudited merger/significant transactions pro forma combined balance sheet.

               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.

                   UNAUDITED MERGER/SIGNIFICANT TRANSACTIONS

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                         (000'S, EXCEPT SHARE AMOUNTS)


                                                                                ADJUSTMENTS
                                                     -----------------------------------------------------------------
                                      PRG AND                                                1995
                                      EYECORP                                              EYECORP
                                    SUPPLEMENTAL          IPO             1996 PRG       ACQUISITIONS         TOTAL
                                      COMBINED       REORGANIZATION     ACQUISITIONS      AND OTHER         PRO FORMA
                                    ------------     --------------     ------------     ------------      -----------
REVENUES:
  Management service revenues.....   $   39,129         $ 22,085 (C)      $ 56,774 (J)     $ 40,424 (O)    $   158,412
  Surgery center revenue..........        9,317            2,821 (C)         7,303 (J)        4,749 (O)         24,190
  Other revenues..................           79                5 (D)           322 (K)           --                406
                                     ----------         --------          --------         --------        -----------
          Total revenues..........       48,525           24,911            64,399           45,173            183,008
COSTS AND EXPENSES:
  Salaries, wages and benefits....       19,768           10,199 (D)        27,364 (K)       15,455 (P)         72,786
  Pharmaceuticals and supplies....        6,687            3,494 (D)         6,590 (K)        7,659 (P)         24,430
  General and administrative
     expenses.....................       16,022            6,115 (D)        18,174 (K)       13,653 (P)         52,440
                                                            (334)(G)          (54) (M)         (676)(Q)
                                                                              (460)(N)
  Depreciation and amortization...        2,609            1,217 (D)         2,688 (K)        1,264 (P)         11,362
                                                            (194)(F)          (20) (H)        1,448 (R)
                                                             159 (G)         2,168 (L)
                                                                                23 (M)
  Executive resignation
     expenses.....................        1,117               --                --               --              1,117
  Interest expense................        1,157              233 (D)           553 (K)          379 (P)          2,939
                                                             (82)(E)          (22) (H)         (207)(S)
                                             --              (24)(F)           --               952 (T)             --
                                     ----------         --------          --------         --------        -----------
          Total costs and
            expenses..............       47,360           20,783            57,004           39,927            165,074
                                     ----------         --------          --------         --------        -----------
INCOME BEFORE INCOME TAXES........        1,165            4,128             7,395            5,246             17,934
PROVISION FOR INCOME TAXES........         (501)          (1,610)(I)        (2,884)(I)       (2,098)(I)         (7,093)(I)
                                     ----------         --------          --------         --------        -----------
NET INCOME........................   $      664         $  2,518          $  4,511         $  3,148        $    10,841 (U)(V)
                                     ==========         ========          ========         ========        ===========
NET INCOME PER SHARE..............   $      .07                                                            $       .59
                                     ==========                                                            ===========
NUMBER OF SHARES USED IN NET
  INCOME PER SHARE CALCULATION....    9,086,417                                                             18,413,596 (W)
                                     ==========                                                            ===========


 See accompanying notes to unaudited merger/significant transactions pro forma statement of operations.

               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.

               NOTES TO UNAUDITED MERGER/SIGNIFICANT TRANSACTIONS

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                         (000'S, EXCEPT SHARE AMOUNTS)

PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

     The accompanying combined pro forma balance sheet as of December 31, 1995 gives effect to the Merger, certain acquisitions and other significant transactions as if such transactions or events had occurred on December 31, 1995. Excess cash on a pro forma basis is assumed to be used for working capital purposes. The estimated fair market values reflected below are based on preliminary estimates and assumptions and are subject to revision. In management's opinion, the preliminary allocation is not expected to be materially different than the final allocation.

     (A-1) Reflects the 1996 PRG Acquisitions. Pursuant to the 1996 PRG Acquisitions, PRG acquired certain practice assets and liabilities, excluding cash, in exchange for (1) the issuance of 2,206,219 shares of PRG common stock and (2) the payment of approximately $9,354 in cash upon closing. Simultaneously, with the purchase of the eye care practices' assets and liabilities, the Company enters into a 40 year service agreement with the practices. The estimated fair market value of the assets and liabilities of the PRG Acquisition Practices are as follows:

                                   DESCRIPTION
    --------------------------------------------------------------------------   AMOUNT
                                                                                --------
                                                                                (000'S)
    Net assets acquired --
      Accounts receivable, net................................................  $  7,139
      Inventories.............................................................       731
      Prepaid expenses and other current assets...............................     1,048
      Property and equipment, net.............................................     7,130
      Intangible assets --
         Work force...........................................................     5,612
         Service Agreements...................................................    46,587
         Goodwill.............................................................     8,068
      Other noncurrent assets, net............................................     2,537
      Obligations to former owners of affiliated practices....................      (386)
      Notes payable and current portion of long-term debt.....................    (1,636)
      Accounts payable and accrued expenses...................................    (3,626)
      Accrued salaries and benefits...........................................    (1,390)
      Long-term debt, net.....................................................    (5,990)
      Deferred taxes..........................................................   (15,989)
                                                                                --------
                                                                                $ 49,835
                                                                                ========
    Consideration paid --
      Cash....................................................................  $  9,354
      Common stock............................................................    40,481
                                                                                --------
                                                                                $ 49,835
                                                                                ========

     The value of the shares issued in the 1996 PRG Acquisitions was based on the average trading price prior to the closing of the individual transactions and is discounted, as appropriate, for trading restrictions. Identifiable intangible assets consist of the nonphysician employee work force, the service agreements and goodwill related to ASCs. The estimated fair value of the nonphysician employee work force is based on the estimated cost to replace the work force. The estimated fair value of the service agreement for clinics is the excess of the purchase price over the estimated fair value of the tangible assets and work force acquired and liabilities assumed. Goodwill associated with ASCs is the purchase price in excess of net tangible assets acquired.

               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.

               NOTES TO UNAUDITED MERGER/SIGNIFICANT TRANSACTIONS

             PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                         (000'S, EXCEPT SHARE AMOUNTS)

     In connection with the allocation of the purchase price to identifiable intangible assets, PRG and EyeCorp analyzed the nature of each practice including the number of physicians in each group, number of clinics and their ability to recruit and develop additional physicians; value of the nonphysician employee work force; length of service agreement and ability to enforce the agreement; existence of an ambulatory surgery center (ASC) and the trend in health care delivery methods to an ASC-type facility. Management's analysis indicated that the work force in place to be acquired represents an intangible asset. The typical replacement cost of the work force has been estimated and will be amortized over the expected average seven-year worklife of the existing work force. The physician groups have the ability to extend their existence indefinitely; however, the length of the service agreement, typically 40 years with additional renewal options, effectively establishes a finite life for the amortization of intangibles. Because PRG and EyeCorp do not practice medicine, hire physicians, enter into employment contracts with the physicians, directly contract with payors, etc., the intangible asset created in the purchase allocation process is associated with the service agreement with the physician group. These practices typically break into two categories:

          (1) Physician practices and larger optometric practices are characterized by multiple clinics, large staffs and multiple practitioners and are composed of a mixture of surgery and complex vision service providers with high-volume optometric providers. These practice groups typically operate in a partnership manner and actively recruit physicians for fellowship programs, or as employee physicians and, if appropriate, subsequently admit qualified physicians into various levels of group practice ownership. This manner of operations allows a practice to perpetuate itself as individual physicians retire or are otherwise replaced. Management of PRG and EyeCorp estimates that the average major practice group has practiced as a group for more than 15 years. The service agreements with these groups are typically 40 years and, because the practice group has an indefinite life, the Company has chosen to amortize the intangible created over the shorter of 40 years or the life of the related service agreement.

          (2) The second practice category, optometric practices, can be characterized as being composed of a single provider, smaller staffs and one clinic and are typically limited to optometric services and primary eye care. These practices do not normally have the same indefinite life characteristics as the larger practices, and the intangible created in the purchase transaction will be amortized over a 15-year period representing the expected life of the related practice although the related service agreement may extend well beyond that period.

     The final intangible is the goodwill associated with the ASCs acquired. PRG and EyeCorp believe that outpatient surgery is rapidly becoming the preferred method of delivery of many surgical procedures, replacing in-patient delivery in hospitals and other extended-stay facilities. Benefits of ASCs include (1) lower cost of service, (2) more efficient staffing and space utilization and (3) improved physician productivity because of improved scheduling and faster turnaround. In addition, an increasing number of surgeries are being performed in ASCs by various medical specialists because of improved technology, treatment protocols and anesthesiology. Because of these considerations, management believes that goodwill arising from ASC purchases has an indefinite life and, therefore, a 40-year amortization period is being utilized for this asset.

     The carrying value of the intangible assets will be reviewed at each reporting period on a practice-by-practice basis to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that the amortization period needs to be modified. Among the factors PRG will consider in making the evaluation are changes in the market position, reputation, profitability and geographical penetration of the practices or ASCs. If indicators are present which indicate impairment is probable, PRG will prepare a projection of the undiscounted cash flows of the specific practice and determine if the intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment

               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.

               NOTES TO UNAUDITED MERGER/SIGNIFICANT TRANSACTIONS

             PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                         (000'S, EXCEPT SHARE AMOUNTS)

will be made to reduce the carrying amounts of the intangible assets to their values. PRG does not expect the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to Be Disposed Of," to have a material impact on its financial condition or results of operations.

     (A-2) Reflects $2,900 of transaction costs for the 1996 PRG Acquisitions and related borrowing to pay for those costs.


     (B) Reflects transaction costs related to the Merger of $9,000 which will be charged to expense in the first quarter of 1996. These transaction costs will be paid with proceeds from borrowings under PRG's Credit Facility.


PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS

     The accompanying unaudited pro forma consolidated statements of operations for the year ended December 31, 1995 assume that as of January 1, 1995, PRG and EyeCorp had completed the Merger, the IPO and Reorganization, the 1996 PRG Acquisitions, the 1995 EyeCorp Acquisitions and the financing under the new PRG and EyeCorp Credit Facilities.

NOTES (C) - (G) REPRESENT ADJUSTMENTS RELATING TO THE IPO AND REORGANIZATION

     (C) Represents calculated management service revenues of PRG, determined in accordance with the management service agreements applied to the historical operating results of the Founding Affiliated Practices for the first six months of 1995.

                                  DESCRIPTION
    ------------------------------------------------------------------------   YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
                                                                                (000'S)
    Management service revenues(1)..........................................    $ 22,085
                                                                                ========
    Revenues from ACSs(2)...................................................    $  2,821
                                                                                ========

PRG receives, with respect to each of the Founding Affiliated Practices, revenues based on the following components:

          (1) Under the terms of its service agreements, PRG receives service revenues based on certain operating and nonoperating expenses incurred on behalf of the practice and a percentage of revenues relating to physician and certain other medical services.

          (2) With respect to several of the Practices, PRG owns or operates ASCs and receives the related revenues for certain nonphysician services.

     Various of these services fees are subject to certain negotiated performance and other adjustments. The negotiated adjustments vary on a practice-by-practice basis and include adjustments that cap or otherwise align the fees based on percentages of revenues at specified levels related to the profitability of the practice. Additionally, certain of the service fees based on percentages of revenues are adjusted based on the actual results of the practices, resulting in lower service fee ratios for incremental practice results over specified base levels.

               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.

               NOTES TO UNAUDITED MERGER/SIGNIFICANT TRANSACTIONS

             PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                         (000'S, EXCEPT SHARE AMOUNTS)

     (D) Represents an adjustment to reflect historical costs of the Founding Affiliated Practices which have been subsequently assumed by PRG in order to fulfill PRG's obligations under the Service Agreements with such Practices. The components of the adjustment for the first half of the year ended December 31, 1995, include costs of the Founding Affiliated Practices and a management services organization (MSO) purchased by PRG in the Reorganization which are included in the historical financial statements of the Founding Affiliated Practices.

                                  DESCRIPTION
    ------------------------------------------------------------------------   YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
                                                                                (000'S)
    Other revenue, net......................................................    $     (5)
    Salaries, wages and benefits............................................      10,199
    Pharmaceuticals and supplies............................................       3,494
    General and administrative expenses.....................................       6,115
    Depreciation and amortization...........................................       1,217
    Interest expense........................................................         233

     (E) Reflects the elimination of interest expense related to debt extinguished with proceeds of the IPO.

     (F) Reflects adjustments to the historical costs and expenses as follows:

                                  DESCRIPTION
    ------------------------------------------------------------------------   YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
                                                                                (000'S)
    Change in depreciation method --
      Pro forma depreciation(1).............................................    $    916
      Depreciation recorded in entry (D)....................................      (1,148)
                                                                                --------
              Net depreciation adjustment...................................    $   (232)
                                                                                ========
    Additional amortization --
      Pro forma amortization(2).............................................    $    107
      Amortization recorded in entry (D)....................................         (69)
                                                                                --------
              Net amortization adjustment...................................    $     38
                                                                                ========
    Reduction of interest expense --
      Interest expense on capital leases that will not be incurred on a pro
         forma basis(3).....................................................    $    (24)
                                                                                ========

     Further explanation of the components of these calculations is as follows:

          (1) The depreciation adjustment results from a change from an accelerated method to a straight-line method and, where PRG has determined that it is appropriate, a revision in the estimated useful lives of those assets. The calculated pro forma amount is based on property and equipment acquired of $11,305 with composite average useful lives of six years as of January 1, 1995.

          (2) Pro forma amortization of intangibles relates to $4,293 of intangible assets resulting from the purchase of an MSO, which is being amortized on a straight-line basis over a period of 40 years. This portion of the amortization of the intangible asset has been included in entry (D).

               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.

               NOTES TO UNAUDITED MERGER/SIGNIFICANT TRANSACTIONS

             PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                         (000'S, EXCEPT SHARE AMOUNTS)

          (3) Certain capital leases recorded by the Founding Affiliated Practices were not assumed by PRG because the underlying assets have been acquired by PRG from their owners.

     (G) Reflects reversal of operating lease expense for previously leased assets with a net book value of approximately $3,736 acquired from owners of the Founding Affiliated Practices and the recording of depreciation expense on a straightline basis over a composite average useful life of 12 years. Debt obligations relating to the underlying assets under operating leases of $2,401 as of December 31, 1995 have been extinguished with the proceeds of the IPO. Accordingly, interest expense on such debt has not been reflected in the accompanying pro forma statement of operations.

                                  DESCRIPTION
    ------------------------------------------------------------------------   YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
                                                                                (000'S)
    Reduction of lease expense..............................................     $ (353)
    Property tax on acquired assets.........................................         19
                                                                                 ------
              Total general and administrative..............................     $ (334)
                                                                                 ======
    Depreciation of acquired assets.........................................     $  159
                                                                                 ======

NOTE (H) REFERS TO EXCLUDED ASSETS FROM THE 1996 PRG ACQUISITION PRACTICES

     (H) Reflects the elimination of expenses related to certain assets which have been included within the historical costs and expenses of the 1996 PRG Acquisition Practices but will not be associated with PRG on an ongoing basis.

NOTE (I) REFERS TO INCOME TAXES

     (I) Reflects federal and state income taxes that PRG and EyeCorp would have incurred on pro forma income before taxes.

NOTES (J) - (N) REFER TO ADJUSTMENTS RELATING TO 1996 PRG ACQUISITION PRACTICES

     (J) Represents calculated management service revenues of PRG, determined in accordance with the applicable service agreement applied to the historical operating results of the 1996 PRG Acquisition Practices.

                                  DESCRIPTION
    ------------------------------------------------------------------------   YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
                                                                                (000'S)
    Management service revenues(1)..........................................    $ 56,774
                                                                                ========
    Revenues from ASCs(2)...................................................    $  7,303
                                                                                ========

PRG will receive, with respect to each of the Acquisition Practices, revenues based on the following components:

          (1) Under the terms of its service agreements, the Company receives service revenues based on certain operating and nonoperating expenses incurred on behalf of the practice and a percentage of revenues relating to physician and certain other medical services.

               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.

               NOTES TO UNAUDITED MERGER/SIGNIFICANT TRANSACTIONS

             PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                         (000'S, EXCEPT SHARE AMOUNTS)

          (2) With respect to several of the practices, PRG owns or operates ASCs and receives related revenues for certain nonphysician services.

     (K) Represents an adjustment to reflect historical costs of the 1996 PRG Acquisition Practices which will be assumed by PRG in order to fulfill PRG's obligation under the applicable service agreements. The components of the adjustment include costs of the acquisition practices being purchased by PRG.

                                  DESCRIPTION
    ------------------------------------------------------------------------   YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
                                                                                (000'S)
    Other revenue, net......................................................    $   (322)
    Salaries, wages and benefits............................................      27,364
    Pharmaceuticals and supplies............................................       6,590
    General and administrative expenses.....................................      18,174
    Depreciation and amortization...........................................       2,688
    Interest expense........................................................         553

     (L) Reflects adjustments to historical costs and expenses of $801, $202 and $1,165 for the year ended December 31, 1995, for (1) amortization of work force,
(2) amortization of goodwill related to the ASCs and (3) amortization of intangibles related to the service agreements. This pro forma amortization is on $60,267 of intangible assets as reflected on the pro forma balance sheet amortized over periods of seven, 40 and 40 years, respectively.

     (M) Reflects reversal of operating lease expense for previously leased assets which will be acquired from owners of the PRG Acquisition Practices and the recording of depreciation expense on a straight-line basis.

                                  DESCRIPTION
    ------------------------------------------------------------------------   YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
                                                                                (000'S)
    Reduction of lease expense..............................................      $(54)
    Depreciation of acquired assets.........................................        23

     (N) Includes the elimination of nonrecurring professional fees related to a reorganization of one of the practices and nonrecurring professional fees related to the 1996 PRG Acquisitions which are included in the historical financials of the 1996 PRG Acquisition Practices.

NOTES (O) - (S) REFER TO 1995 EYECORP ACQUISITIONS

     (O) Represents calculated EyeCorp management service revenues determined in accordance with the applicable service agreements applied to the historical operating results of the 1995 EyeCorp Acquisitions.

                                  DESCRIPTION
    ------------------------------------------------------------------------   YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
                                                                                (000'S)
    Management service revenues(1)..........................................    $ 40,424
                                                                                ========
    Revenues from ASCs(2)...................................................    $  4,749
                                                                                ========

               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.

               NOTES TO UNAUDITED MERGER/SIGNIFICANT TRANSACTIONS

             PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                         (000'S, EXCEPT SHARE AMOUNTS)

     EyeCorp will receive, with respect to each of the 1995 EyeCorp Acquisitions, revenues based on the following primary components:

          (1) Under the terms of its service agreements (which have terms similar to PRG's service agreements), EyeCorp receives service revenues based on certain operating and nonoperating expenses incurred on behalf of the practice and a percentage of each practice's revenues or pretax earnings relating to physician and certain other medical services.

          (2) EyeCorp owns or operates ASCs and receives the related revenues for certain nonphysician services.

     (P) Represents an adjustment to reflect historical costs of the 1995 EyeCorp Acquisitions which will be assumed by EyeCorp in order to fulfill EyeCorp's obligations under the applicable Service Agreements.

                                  DESCRIPTION
    ------------------------------------------------------------------------   YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
                                                                              (000'S)
    Salaries, wages and benefits............................................    $ 15,455
    Pharmaceuticals and supplies............................................       7,659
    General and administrative expenses.....................................      13,653
    Depreciation and amortization...........................................       1,264
    Interest expense........................................................         379

     (Q) Represents an adjustment to remove the nonrecurring unsuccessful financing costs included in the EyeCorp historical financials.

     (R) Represents additional amortization of intangible assets established in the 1995 EyeCorp Acquisitions which occurred in late December 1995. If the 1995 EyeCorp Acquisitions had occurred on January 1, 1995, intangible assets would have aggregated approximately $36,566 and additional amortization would have aggregated $1,359 for the year ended December 31, 1995. Also includes $89 amortization of capitalized transaction and other fees for the year ended December 31, 1995.

     (S) Reflects a reduction in interest expense due to a reduction in interest rates associated with repaying EyeCorp's existing debt borrowed under the Prior Credit Facility with a portion of the proceeds from the borrowings under the EyeCorp Credit Facility. This interest reduction was partially offset by an overall increase in debt due to additional borrowings to fund the purchase price of the 1995 EyeCorp Acquisitions. The reduction in interest expenses is calculated as follows:

                                  DESCRIPTION
    ------------------------------------------------------------------------   YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
                                                                              (000'S)
    Interest expense --
      Prior Credit Facility.................................................     $1,393
      EyeCorp Credit Facility...............................................      1,186
                                                                                 ------
              Reduction in interest expense.................................     $ (207)
                                                                                 ======

     The Prior Credit Facility's weighted average principal balance outstanding for the year ended December 31, 1995, was approximately $14,287 and the applicable interest rate was 9.75%. The EyeCorp Credit Facility pro forma weighted average principal balance outstanding (assuming additional borrowings to fund

               PHYSICIANS RESOURCE GROUP, INC. AND EYECORP, INC.

               NOTES TO UNAUDITED MERGER/SIGNIFICANT TRANSACTIONS

             PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                         (000'S, EXCEPT SHARE AMOUNTS)

the cash portion of the purchase price of the 1995 EyeCorp Acquisitions and related transactions) for the year ended December 31, 1995 was approximately $14,825 and the applicable interest rate was 8.0%.


     (T) Reflects interest expense related to additional borrowings under the PRG and EyeCorp Credit Facilities of approximately $11,900 to pay transaction costs and provide working capital associated with the Merger and the 1996 PRG Acquisitions. The applicable interest rate was 8.0%.


NOTES (U) - (W) REFER TO THE PRO FORMA TOTALS

     (U) The Company has decided to continue to apply the provisions of APB Opinion 25 to its stock-based employee compensation arrangements.


     (V) Direct transactions costs of approximately $9,000 associated with the Merger are not included in the accompanying pro forma income statement. These costs are anticipated to be recorded in the first quarter of 1996.


     (W) Weighted average shares outstanding is summarized below:


                                  DESCRIPTION
    ------------------------------------------------------------------------   YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
                                                                              (000'S)
    Outstanding PRG shares after IPO and additional shares purchased
      by underwriters.......................................................    9,558,244
    PRG stock options impact, using the treasury stock method...............      344,684
    PRG shares issued in the 1996 PRG Acquisitions..........................    2,213,045
    PRG shares issued to EyeCorp shareholders in connection with the
      Merger................................................................    6,089,506
    PRG stock options impact, EyeCorp options assumed using the treasury
      stock method..........................................................      208,117
                                                                               ----------
                                                                               18,413,596
                                                                               ==========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of
Physicians Resource Group, Inc.:

     We have audited the accompanying combined balance sheets of Physicians Resource Group, Inc. -- Founding Affiliated Practices (as identified in Note 1) as of December 31, 1993 and 1994 and the related combined statements of operations, owners' equity and cash flows for each of the three years in the period ended December 31, 1994. These combined financial statements are the responsibility of the Physicians Resource Group, Inc. -- Founding Affiliated Practices' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Physicians Resource Group, Inc. -- Founding Affiliated Practices as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
March 3, 1995

        PHYSICIANS RESOURCE GROUP, INC. -- FOUNDING AFFILIATED PRACTICES

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              -------------------      JUNE 30,
                                                               1993        1994          1995
                                                              -------     -------     -----------
                                                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 3,444     $ 4,287       $ 3,537
  Accounts receivable, less allowance for contractual
     adjustments
     and bad debts of $6,075 in 1993, $5,871 in 1994 and
     $6,000
     in 1995................................................    7,223       7,303         8,439
  Inventories...............................................      527         688           812
  Prepaid expenses and other current assets.................      207         225           339
                                                              -------     -------       -------
          Total current assets..............................   11,401      12,503        13,127
PROPERTY AND EQUIPMENT, net.................................    5,997       7,174         7,630
OTHER NONCURRENT ASSETS, net................................    3,184       3,396         3,200
                                                              -------     -------       -------
          Total assets......................................  $20,582     $23,073       $23,957
                                                              =======     =======       =======
                                 LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES:
  Short-term notes payable..................................  $   893     $   563       $   561
  Current portion of long-term debt.........................    1,052       1,593         1,550
  Current portion of obligations under capital leases.......      109         146           149
  Accounts payable and accrued expenses.....................    1,782       2,589         2,152
  Accrued salaries and benefits.............................    2,025       1,880         1,550
                                                              -------     -------       -------
          Total current liabilities.........................    5,861       6,771         5,962
LONG-TERM DEBT, net of current portion......................    1,794       2,968         2,754
LONG-TERM OBLIGATIONS UNDER CAPITAL LEASES,
  net of current portion....................................      442         409           371
OTHER LONG-TERM LIABILITIES.................................        2         280           272
                                                              -------     -------       -------
          Total liabilities.................................    8,099      10,428         9,359
OWNERS' EQUITY..............................................   12,483      12,645        14,598
                                                              -------     -------       -------
          Total liabilities and owners' equity..............  $20,582     $23,073       $23,957
                                                              =======     =======       =======

    The accompanying notes are an integral part of these combined financial statements.

        PHYSICIANS RESOURCE GROUP, INC. -- FOUNDING AFFILIATED PRACTICES

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                               FOR THE YEARS ENDED DECEMBER     FOR THE SIX MONTHS
                                                            31,                   ENDED JUNE 30,
                                               -----------------------------    ------------------
                                                1992       1993       1994       1994       1995
                                               -------    -------    -------    -------    -------
                                                                                   (UNAUDITED)
REVENUES:
  Medical service revenues, net..............  $46,203    $48,986    $51,619    $25,870    $26,695
  Other revenues.............................    5,204      5,570      5,770      2,473      2,902
                                               -------    -------    -------    -------    -------
          Total revenues.....................   51,407     54,556     57,389     28,343     29,597
                                               -------    -------    -------    -------    -------
COSTS AND EXPENSES:
  Compensation to physician owners...........   17,065     15,889     19,568      7,280      6,680
  Salaries, wages and benefits...............   15,600     16,515     18,128      8,567     10,198
  Pharmaceuticals and supplies...............    5,932      6,046      6,081      3,167      3,494
  General and administrative expenses........   11,247     12,214     12,855      6,213      6,115
  Depreciation and amortization..............    1,530      1,768      1,973        980      1,217
  Interest expense...........................      356        356        348        149        232
  Other (income) expense, net................      (75)       (30)       (69)       (45)        (8)
                                               -------    -------    -------    -------    -------
          Total costs and expenses...........   51,655     52,758     58,884     26,311     27,928
                                               -------    -------    -------    -------    -------
          Net earnings (loss)................  $  (248)   $ 1,798    $(1,495)   $ 2,032    $ 1,669
                                               =======    =======    =======    =======    =======
SUPPLEMENTAL DISCLOSURE:
  Combined compensation to and net earnings
     of physician owners.....................  $16,817    $17,687    $18,073    $ 9,312    $ 8,349
                                               =======    =======    =======    =======    =======

    The accompanying notes are an integral part of these combined financial statements.

        PHYSICIANS RESOURCE GROUP, INC. -- FOUNDING AFFILIATED PRACTICES

                     COMBINED STATEMENTS OF OWNERS' EQUITY
                                 (IN THOUSANDS)

BALANCE, December 31, 1991.........................................................  $ 7,240
  Net earnings (loss)..............................................................     (248)
  Capital contributions by owners and partners.....................................      320
                                                                                     -------
BALANCE, December 31, 1992.........................................................    7,312
  Net earnings.....................................................................    1,798
  Capital contributions by owners and partners.....................................      182
  Capital contribution by third-party entering Founding Affiliated Practices (Note
     3)............................................................................    3,191
                                                                                     -------
BALANCE, December 31, 1993.........................................................   12,483
  Net earnings (loss)..............................................................   (1,495)
  Capital contributions by owners and partners.....................................    1,657
                                                                                     -------
BALANCE, December 31, 1994.........................................................   12,645
  Net earnings (loss) (unaudited)..................................................    1,669
  Capital contributions by owners and partners (unaudited).........................    1,209
  Distributions to owners and partners (unaudited).................................     (925)
                                                                                     -------
BALANCE, June 30, 1995 (unaudited).................................................  $14,598
                                                                                     =======

    The accompanying notes are an integral part of these combined financial statements.

        PHYSICIANS RESOURCE GROUP, INC. -- FOUNDING AFFILIATED PRACTICES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                            FOR THE YEARS ENDED DECEMBER       FOR THE SIX MONTHS
                                                         31,                     ENDED JUNE 30,
                                           -------------------------------     -------------------
                                            1992        1993        1994        1994        1995
                                           -------     -------     -------     -------     -------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss)....................  $  (248)    $ 1,798     $(1,495)    $ 2,032     $ 1,669
                                           -------     -------     -------     -------     -------
  Adjustments to reconcile net earnings
     to net cash provided by operating
     activities --
     Depreciation and amortization.......    1,530       1,768       1,973         980       1,217
     Changes in assets and liabilities --
       (Increase) decrease in --
          Accounts receivable, net.......      218        (263)        (80)       (221)     (1,136)
          Inventories....................       26         105        (161)        (88)       (124)
          Prepaid expenses and other
            current assets...............     (493)        149        (147)         36        (114)
       Increase (decrease) in --
          Accounts payable and accrued
            expenses.....................      648         147         807       1,404        (437)
          Accrued salaries and
            benefits.....................      432        (103)       (145)     (1,573)        329
          Other liabilities..............     (588)         --           5          48         214
                                           -------     -------     -------     -------     -------
                                             1,773       1,803       2,252         586         (51)
                                           -------     -------     -------     -------     -------
            Net cash provided by (used
               in) operating
               activities................    1,525       3,601         757       2,618       1,618
                                           -------     -------     -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for acquisition of clinic
     operating assets, net of cash
     acquired............................     (250)       (200)       (354)        (50)       (739)
  Purchase of property and equipment.....   (1,182)     (1,507)     (2,277)       (963)     (1,449)
                                           -------     -------     -------     -------     -------
            Net cash used in investing
               activities................   (1,432)     (1,707)     (2,631)     (1,013)     (2,188)
                                           -------     -------     -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term obligations....    1,486       1,335       3,407         170         170
  Repayment of long-term obligations.....   (1,701)     (2,087)     (2,040)       (321)       (429)
  Repayment of obligations under capital
     leases..............................       (6)        (58)       (106)        (39)        (35)
  Cash contributions by owners and
     partners............................       33         182       1,456          29         114
                                           -------     -------     -------     -------     -------
            Net cash provided by (used
               in) financing
               activities................     (188)       (628)      2,717        (161)       (180)
                                           -------     -------     -------     -------     -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS............................      (95)      1,266         843       1,444        (750)
CASH AND CASH EQUIVALENTS, beginning of
  period.................................    2,273       2,178       3,444       3,444       4,287
                                           -------     -------     -------     -------     -------
CASH AND CASH EQUIVALENTS,
  end of period..........................  $ 2,178     $ 3,444     $ 4,287     $ 4,888     $ 3,537
                                           =======     =======     =======     =======     =======
SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTMENT ACTIVITIES:
  Capital lease obligations incurred to
     acquire equipment...................  $    20     $   520     $   126     $   100     $    --
                                           =======     =======     =======     =======     =======

    The accompanying notes are an integral part of these combined financial statements.

        PHYSICIANS RESOURCE GROUP, INC. -- FOUNDING AFFILIATED PRACTICES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Physicians Resource Group, Inc. (PRG), was formed to create an eye care services company which will own the assets of and provide management services to ophthalmic and optometric businesses. PRG plans to consummate an initial public offering and simultaneously exchange cash and shares of its common stock for selected assets of, and liabilities associated with ten eye care practices (the Founding Affiliated Practices). The Founding Affiliated Practices, which are comprised of numerous legal entities, conduct business as Texas Eye Institute Assoc., The Eye Clinic of Texas, Minadeo Eye Clinic, Fritch Eye Care Center, Inland Eye Institute Medical Group, Inc., Eye Clinic, P.C., Joseph C. Noreika, M.D., Inc., Midwest Eye Center, McDonald Eye Associates, P.A. and Westfield Eye Center. The Founding Affiliated Practices are based in Texas, California, Tennessee, Ohio, Arkansas and Nevada. The completion of the asset acquisition, public offering and the entry by PRG into service agreements with the owners of the physician practice groups will mark the beginning of PRG's operations.

     The combined financial statements of the Founding Affiliated Practices have been prepared as supplemental information about the entities to which PRG will provide management services following the initial public offering. The Founding Affiliated Practices previously have operated as separate independent entities. Their historical financial positions, results of operations and cash flows have been combined in the accompanying financial statements and do not reflect any adjustments relating to the proposed transaction or the impacts that may have occurred if the operations of the Founding Affiliated Practices had been combined. PRG will provide management services to the Founding Affiliated Practices. PRG will not own the Founding Affiliated Practices nor practice medicine, thus the combined financial statements are not representative of the future operations of PRG. All significant intercompany accounts and transactions have been eliminated.

     Most of the Founding Affiliated Practices maintained their books and records on the cash basis of accounting. The accompanying financial statements have been prepared on the accrual basis of accounting. These combined financial statements have been prepared to show the operations and financial position of the Founding Affiliated Practices, a portion of whose assets and operations will be acquired by PRG. Because certain entities are nontaxpaying (i.e., partnerships, S Corporations and corporations managed to result in taxes being the responsibility of the respective owners), the financial statements have been presented on a pretax basis, as further described in Note 2. The supplemental caption on the statements of operations, combined compensation to and net earnings of physician owners, reflects the total earnings available to the physician owners for each period.

     The financial information for the interim periods ended June 30, 1994 and 1995, has not been audited by independent accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of PRG, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full years.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     The Founding Affiliated Practices consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payers for medical services provided by physicians. Such amounts are reduced by an

        PHYSICIANS RESOURCE GROUP, INC. -- FOUNDING AFFILIATED PRACTICES allowance for contractual adjustments and other uncollectible amounts. Contractual adjustments result from the differences between the rates charged by the physicians for services performed and the amounts allowed by the Medicare and Medicaid programs and other public and private insurers.

  Inventories

     Inventories consist primarily of spectacle frames and lenses and are valued at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost. Equipment under capital leases is stated at the net present value of the future minimum lease payments at the inception of the related leases.

     Depreciation of property and equipment is calculated using accelerated methods over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

  Other noncurrent assets

     Other noncurrent assets consist primarily of the excess of cost of acquired assets over the fair value (Goodwill) and noncompete agreements. Goodwill is amortized on a straight-line basis over periods ranging from five to 20 years. Noncompete agreements are amortized on the straight-line basis over periods ranging from three to five years, which represent the shorter of the economic value or the term of the respective agreements.

  Income Taxes

     Certain of the Founding Affiliated Practices are S Corporations or partnerships; accordingly, income tax liabilities are the responsibility of the respective owners or partners. The taxable corporations included in the Founding Affiliated Practices historically have not incurred significant tax liabilities for federal or state income taxes. Compensation to physician owners has traditionally reduced taxable income to nominal levels. This relationship would be expected to continue in the absence of the PRG transaction. Because of this practice, provisions for income taxes and deferred tax assets and liabilities of the taxable entities have not been reflected in these combined financial statements. The consistent presentation of the financial statements on a pretax basis also provides comparability that would not otherwise be the case when presenting a combination of various taxable and nontaxable entities.

  Owners' Equity

     Owners' equity includes the respective capital stock, additional paid-in capital, partnership capital and retained earnings of the various legal entities reflected herein as the Founding Affiliated Practices. For the Founding Affiliated Practices with multiple owners, various types of agreements exist among the owners which call for the transfer of a physician's ownership interest by the continuing owners in the case of certain events such as the owner's retirement or death. Frequently, the existing owners or practices are required to pay the departed owner for his interest.

  Revenues

     Medical service revenues are accounted for in the period the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payers and others. Provisions for estimated third-party payer adjustments are estimated in the period the related services are provided. Any adjustment to the amounts recorded will be recorded in the period in which the revised amount is determined.

        PHYSICIANS RESOURCE GROUP, INC. -- FOUNDING AFFILIATED PRACTICES

Due to the demographics of ophthalmic patients, a significant portion of the founding affiliated practices' medical services revenues are related to medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. Additionally, the Founding Affiliated Practices participate in agreements with managed care organizations to provide services at negotiated rates or for capitated payments.

     Other revenues consist primarily of sales of spectacle frames and lenses and contact lenses.

  Concentration of Credit Risk

     The Founding Affiliated Practices extend credit to patients covered by insurance programs such as governmental programs like Medicare and Medicaid and private insurers. The Founding Affiliated Practices manage credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, where appropriate.

3. ACQUISITIONS AND OTHER TRANSACTIONS:

     Certain of the Founding Affiliated Practices have completed acquisitions of certain operating assets of additional practices over the three-year period ended December 31, 1994. These acquisitions were accounted for using the purchase method. The financial results of the acquisitions have been included in the combined financial statements of the Founding Affiliated Practices from the date of their acquisition. The pro forma effect of the acquisitions was not material to the results of operations or financial position of the Founding Affiliated Practices. The estimated fair value of assets acquired is summarized as follows:

                                                                    ACQUISITIONS COMPLETED
                                                                    DURING THE YEAR ENDED
                                                                         DECEMBER 31,
                                                                    ----------------------
                                                                    1992     1993     1994
                                                                    ----     ----     ----
    Property and equipment........................................  $270     $631     $422
    Inventories...................................................    70       --       --
    Intangible assets.............................................   411      335      134
                                                                    ----     ----     ----
    Purchase price................................................  $751     $966     $556
                                                                    ====     ====     ====

     Additionally, in 1993, a third party acquired certain assets of one of the practices for an amount that exceeded the carrying value of the tangible assets by $3,200 and contracted to provide management services to the Founding Affiliated Practice. This step up in the value has been reflected as a capital contribution by a third-party in the combined statement of owners' equity.

     The accompanying combined Founding Affiliated Practices financial statements include the financial results of the practice for all periods and the financial results of the management services organization (MSO) from its inception (April 30, 1993). Summarized unaudited financial information of the MSO is as follows:

                                                                                    FOR THE SIX MONTHS
                                         FOR THE PERIOD         FOR THE YEAR          ENDED JUNE 30,
                                        FROM INCEPTION TO           ENDED           -------------------
                                        DECEMBER 31, 1993     DECEMBER 31, 1994      1994        1995
                                        -----------------     -----------------     -------     -------
MSO revenues..........................       $ 3,849               $ 6,339          $ 2,777     $ 2,591
Costs and expenses....................        (3,327)               (4,977)          (2,256)     (5,199)
                                             -------               -------          -------     -------
          Net earnings................       $   522               $ 1,362          $   521     $(2,608)
                                             =======               =======          =======     =======

        PHYSICIANS RESOURCE GROUP, INC. -- FOUNDING AFFILIATED PRACTICES

                                                     DECEMBER 31,                                JUNE
                                        ---------------------------------------                   30,
                                              1993                  1994                         1995
                                        -----------------     -----------------                 -------
Current assets........................       $ 1,789               $ 1,339                      $ 1,219
Property and equipment, net...........         2,289                 2,121                        1,988
Other noncurrent assets, net..........         1,970                 1,954                        1,863
                                             -------               -------                      -------
          Total assets................       $ 6,048               $ 5,414                      $ 5,070
                                             =======               =======                      =======
Current liabilities...................       $   474               $   309                      $   314
Long-term obligations.................           286                   289                          281
Owner's equity........................         5,288                 4,816                        4,475
                                             -------               -------                      -------
          Total liabilities and
            equity....................       $ 6,048               $ 5,414                      $ 5,070
                                             =======               =======                      =======

     Included in current assets of the MSO are interentity receivables of $1,125, $873, and $817 as of December 31, 1993 and 1994, and June 30, 1995,
respectively, which have been eliminated in the combined financial statements. The above MSO revenues have been eliminated in the combined results of operations of the Founding Affiliated Practices as they represent management service fees charged to the related Founding Affiliated Practice whose operating results are included in the combined financial statements. As further discussed in Note 10, PRG will acquire these assets and assume certain liabilities from the third party in exchange for cash and a note payable in a transaction to be accounted for under the purchase method of accounting. Following purchase of the MSO, a new service agreement will be entered into between the related Founding Affiliated Practice and PRG. For this reason, the historical operating results presented for the MSO are not necessarily indicative of future results from operations.

     During the six months ended June 30, 1995, one of the Founding Affiliated Practices made two asset acquisitions in exchange for stock of the Founding Affiliated Practices. These acquisitions resulted in an increase in property and equipment of approximately $643, inventories of approximately $142 and accounts receivable of approximately $88.

4. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                            ESTIMATED
                                                             USEFUL          DECEMBER 31,
                                                              LIVES       -------------------
                                                             (YEARS)       1993        1994
                                                            ---------     -------     -------
    Equipment..............................................    3-10       $10,487     $12,564
    Leasehold improvements.................................    5-30         1,514       1,892
    Furniture and fixtures.................................     5-7         1,573       1,824
    Equipment under capital leases.........................     5-7           618         744
                                                                          -------     -------
                                                                           14,192      17,024
    Less -- Accumulated depreciation.......................                (8,195)     (9,850)
                                                                          -------     -------
              Net property and equipment...................               $ 5,997     $ 7,174
                                                                          =======     =======

        PHYSICIANS RESOURCE GROUP, INC. -- FOUNDING AFFILIATED PRACTICES

5. OTHER NONCURRENT ASSETS:

     Other noncurrent assets consist of the following:

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1993       1994
                                                                         ------     ------
    Excess of cost of acquired assets over fair value..................  $2,141     $2,172
    Noncompete agreements..............................................     809        962
    Other..............................................................     726      1,072
                                                                         ------     ------
                                                                          3,676      4,206
    Less -- Accumulated amortization...................................    (492)      (810)
                                                                         ------     ------
                                                                         $3,184     $3,396
                                                                         ======     ======

6. SHORT-TERM AND LONG-TERM OBLIGATIONS:

  Short-Term Notes Payable

     Short-term notes payable consist of the following:

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1993       1994
                                                                         ------     ------
    Notes payable to various financial institutions, bearing interest at prime to 11.75%, collateralized by various assets of the
      Founding Affiliated Practices....................................  $  468     $   58
    Unsecured notes payable to various owners of the Founding
      Affiliated Practices, bearing interest from 7% to 8%.............     425        505
                                                                         ------     ------
                                                                         $  893     $  563
                                                                         ======     ======

  Long-Term Debt

     Long-term debt consists of the following:

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1993       1994
                                                                         ------     ------
    Term loans payable to insurance companies, due through 1999, bearing interest of 5.96% to 10.17%, payable monthly, secured by
      the equipment of a Founding Affiliated Practice..................  $  456     $1,886
    Term loans payable to banks, due through 2000, bearing interest at prime to prime plus 1%, payable monthly, collateralized by
      various assets of the Founding Affiliated Practices..............     874      1,266
    Term loans payable to banks, due through 2001, bearing interest from 8.3% to 10.5%, payable monthly, collateralized by assets of
      various Founding Affiliated Practices............................     439        304
    Notes payable to financing companies and various individuals, due from 1995 to 2007, payable in installments, bearing interest ranging from
      8.75% to 17.9%, collateralized by assets of various Founding
      Affiliated Practices.............................................     520        492
    Notes payable to various owners of the Founding Affiliated
      Practices, due from 1995 to 1999, bearing interest ranging from
      6% to 10%, payable in installments, some of which are secured by
      assets of the Founding Affiliated Practices......................     557        613
                                                                         ------     ------
              Total long-term debt.....................................   2,846      4,561
    Less -- Current portion............................................   1,052      1,593
                                                                         ------     ------
              Long-term debt, excluding current portion................  $1,794     $2,968
                                                                         ======     ======

        PHYSICIANS RESOURCE GROUP, INC. -- FOUNDING AFFILIATED PRACTICES

     Certain debt obligations contain covenants that require maintenance of certain financial ratios. Default of any covenant could affect the ability of individual entities to borrow under the agreements and, if not waived or corrected, could accelerate the maturity of any borrowings outstanding under the agreements. As of December 31, 1994, each of the Founding Affiliated Practices has complied with existing loan covenants. Various of these debt instruments are guaranteed by the owners of the Founding Affiliated Practices or related entities. The Founding Affiliated Practices have also guaranteed debt of other parties. The Founding Affiliated Practices have not previously been required to assume any significant responsibility for these financial obligations as a result of defaults and are not aware of any existing conditions which would adversely affect the financial position or results of operations of the Founding Affiliated Practices.

     As of December 31, 1994, the aggregate amounts of annual principal maturities of long-term debt (excluding capital lease obligations) are as follows:

    1995........................................................................  $1,593
    1996........................................................................     861
    1997........................................................................     761
    1998........................................................................     543
    1999........................................................................     467
    Thereafter..................................................................     336
                                                                                  ------
              Total.............................................................  $4,561
                                                                                  ======

     The Founding Affiliated Practices lease office space as well as certain equipment under capital leases and noncancelable operating lease agreements which expire at various dates. At December 31, 1994, minimum annual rental commitments under capital leases and noncancelable operating leases with terms in excess of one year are as follows:

                                                                        CAPITAL     OPERATING
                                                                        LEASES       LEASES
                                                                        -------     ---------
    1995..............................................................   $  226      $  2,513
    1996..............................................................      222         1,811
    1997..............................................................      196         1,312
    1998..............................................................       69         1,124
    1999..............................................................        7           824
    Thereafter........................................................       --         3,051
                                                                         ------      --------
              Total minimum lease payments............................      720      $ 10,635
                                                                                     ========
    Less -- Amounts representing interest.............................      165
                                                                         ------
              Present value of minimum capital lease payments.........      555
    Less -- Current portion of obligations under capital leases.......      146
                                                                         ------
              Long-term obligations under capital leases, net of
                 current portion......................................   $  409
                                                                         ======

        PHYSICIANS RESOURCE GROUP, INC. -- FOUNDING AFFILIATED PRACTICES

     Rent expense related to operating leases amounted to $3,190, $3,448 and $3,496 for the years ended December 31, 1992, 1993 and 1994, respectively. Cash interest paid was approximately $356, $356 and $348 in 1992, 1993 and 1994, respectively.

7. EMPLOYEE BENEFIT PLANS:

     Certain of the Founding Affiliated Practices have qualified defined contribution plans which permit participants to make voluntary contributions. The applicable Founding Affiliated Practices pay all general and administrative expenses of the plans and, in some cases, make matching contributions on behalf of the employees. The Founding Affiliated Practices made contributions related to these plans totaling $733, $775 and $777 in 1992, 1993 and 1994, respectively.

     The Founding Affiliated Practices do not typically provide employees any postretirement benefits other than pensions and, accordingly, the impact of Statement of Financial Accounting Standards No. 106 had no material effect on the Founding Affiliated Practices.

8. COMMITMENTS AND CONTINGENCIES:

     The various Founding Affiliated Practices are insured with respect to medical malpractice risks on a claims made basis. In the normal course of business, certain of the individual Founding Affiliated Practices have been named in various lawsuits, primarily alleging medical malpractice. In the opinion of the Founding Affiliated Practices' management, the ultimate liability, if any, of the Founding Affiliated Practices will not exceed the insurance coverages carried by the applicable Founding Affiliated Practices and will not impact the operating results or results of financial condition of the Founding Affiliated Practices.

9. RELATED-PARTY TRANSACTIONS:

  Lease Transactions

     The Founding Affiliated Practices lease facility space from various partnerships which include owning physicians as partners and trusts in which relatives of the owner physicians are named beneficiaries. Additionally, several Founding Affiliated Practices lease equipment from physician owners, some of which are capital leases. Interest expense recognized on related-party capital lease obligations amounted to $33, $55 and $64 for the years ended December 31, 1992, 1993 and 1994, respectively. Rent expense on related-party operating leases amounted to $1,499, $2,025 and $2,083 for the years ended December 31, 1992, 1993 and 1994, respectively.

  Other Related-Party Balances and Transactions

     Included in other noncurrent assets at December 31, 1993 and 1994, are approximately $219 and $202, respectively, of amounts due from owners of the Founding Affiliated Practices. Included in accounts payable are amounts of $76 and $582 which are payable to owners of the Founding Affiliated Practices as of December 31, 1993 and 1994, respectively.

     In various instances, relatives of the owners of the Founding Affiliated Practices are employees of the clinics. A relative of one owner of a Founding Affiliated Practice serves as the entity's insurance agent. A relative of another owner of one of the Founding Affiliated Practices serves as a consultant to the entity.

10. SUBSEQUENT EVENTS:

     PRG consummated an initial public offering as of June 30, 1995 for accounting purposes and simultaneously exchanged cash and shares of its common stock for selected assets of and liabilities associated with the Founding Affiliated Practices. The exchange was accounted for utilizing the historical cost basis with

        PHYSICIANS RESOURCE GROUP, INC. -- FOUNDING AFFILIATED PRACTICES the stock being valued at the historical cost of the net assets exchanged. Cash consideration given in these acquisitions and an anticipated payment obligation under an option of a Founding Affiliated Practice to require the purchase of an ASC have been treated for accounting purposes as a dividend from PRG to the Founding Affiliated Practices and their owners. Additionally, PRG acquired certain assets and liabilities of one Founding Affiliated Practice from a third party in exchange for cash and a note payable in a transaction to be accounted for under the purchase method of accounting.

     The selling physicians have created new entities for the practice of medicine (New PCs) and have entered into 40-year service agreements with PRG. Additionally, all physicians have entered into employment and noncompete agreements with the New PCs. The employment or noncompete agreements did not increase the expenses of the Founding Affiliated Practices. Service fees are being paid from the medical service revenues earned by the physicians owning and working for the New PCs. The physician owners of the New PCs are looking to continuing earnings from their New PCs and the investment potential of PRG stock to replace the earnings distributable to owners from the prior Founding Affiliated Practices.

     The financial information as of June 30, 1995 and for the six-month periods ended June 30, 1994 and 1995, reflect the financial position and results of operations of the Founding Affiliated Practices immediately prior to the effect of the Reorganization and Offering of PRG as discussed in the above paragraphs.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Physicians Resource Group, Inc.:

     We have audited the accompanying balance sheets of Barnet Dulaney Eye Center, P.L.L.C., as of December 31, 1994 and 1995, and the related statements of earnings, owners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barnet Dulaney Eye Center, P.L.L.C., as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
March 8, 1996

                      BARNET DULANEY EYE CENTER, P.L.L.C.

                  BALANCE SHEETS -- DECEMBER 31, 1994 AND 1995

                                     ASSETS

                                                                         1994           1995
                                                                      ----------     ----------
CURRENT ASSETS:
  Cash and cash equivalents.........................................  $   39,593     $   14,696
  Accounts receivable, less contractual allowances of approximately
     $1,290,642 and $1,150,552 at December 31, 1994 and 1995,
     respectively...................................................   1,924,888      2,289,680
  Inventories.......................................................      40,326         52,455
  Prepaid expenses and other current assets.........................     314,556        584,502
                                                                      ----------     ----------
          Total current assets......................................   2,319,363      2,941,333
EQUIPMENT, net......................................................     593,791        838,579
OTHER NONCURRENT ASSETS, net........................................     149,500             --
                                                                      ----------     ----------
          Total assets..............................................  $3,062,654     $3,779,912
                                                                      ==========     ==========
                                LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.................................  $  184,523     $  158,907
  Current portion of obligations under capital leases...............      90,082        244,829
  Accounts payable and accrued expenses.............................     753,205      1,194,062
  Accrued salaries and benefits.....................................     294,322        386,816
                                                                      ----------     ----------
          Total current liabilities.................................   1,322,132      1,984,614
LONG-TERM DEBT, net of current portion..............................     104,277        233,271
LONG-TERM OBLIGATIONS UNDER CAPITAL LEASES, net of current
  portion...........................................................     175,054         24,627
                                                                      ----------     ----------
          Total liabilities.........................................   1,601,463      2,242,512
OWNERS' EQUITY......................................................   1,461,191      1,537,400
                                                                      ----------     ----------
          Total liabilities and owners' equity......................  $3,062,654     $3,779,912
                                                                      ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                      BARNET DULANEY EYE CENTER, P.L.L.C.

                             STATEMENTS OF EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                       1994            1995
                                                                    -----------     -----------
MEDICAL SERVICE REVENUES, net.....................................  $16,119,404     $16,658,711
                                                                    -----------     -----------
COSTS AND EXPENSES:
  Compensation to physician owners................................    4,240,852       4,118,108
  Salaries, wages and benefits....................................    6,126,847       6,584,258
  Pharmaceuticals and supplies....................................    1,657,804       1,671,804
  General and administrative expenses.............................    3,326,991       3,903,002
  Depreciation and amortization...................................      369,571         352,354
  Interest expense................................................       59,056          78,592
  Other (income) expense, net.....................................       (8,956)       (125,616)
                                                                    -----------     -----------
          Total costs and expenses................................   15,772,165      16,582,502
                                                                    -----------     -----------
          Net earnings............................................  $   347,239     $    76,209
                                                                    ===========     ===========
SUPPLEMENTAL DISCLOSURE:
  Combined compensation to and net earnings of physician owners...  $ 4,588,091     $ 4,194,317
                                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                      BARNET DULANEY EYE CENTER, P.L.L.C.

                          STATEMENTS OF OWNERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

BALANCE, December 31, 1993.......................................................  $1,113,952
  Net earnings...................................................................     347,239
                                                                                   ----------
BALANCE, December 31, 1994.......................................................   1,461,191
  Net earnings...................................................................      76,209
                                                                                   ----------
BALANCE, December 31, 1995.......................................................  $1,537,400
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                      BARNET DULANEY EYE CENTER, P.L.L.C.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                         1994          1995
                                                                       ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings.......................................................  $ 347,239     $  76,209
                                                                       ---------     ---------
  Adjustments to reconcile net earnings to net cash provided by operating activities --
     Depreciation and amortization...................................    369,571       352,354
     Gain on sale of asset...........................................         --      (125,590)
     Changes in assets and liabilities --
       (Increase) decrease in --
          Accounts receivable, net...................................    177,215      (364,792)
          Inventories................................................      3,774       (12,129)
          Prepaid expenses and other current assets..................   (201,994)       63,322
       Increase (decrease) in --
          Accounts payable and accrued expenses......................     64,357       440,857
          Accrued salaries and benefits..............................   (662,115)       92,494
                                                                       ---------     ---------
                                                                        (249,192)      446,516
                                                                       ---------     ---------
            Net cash provided by operating activities................     98,047       522,725
                                                                       ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment.............................................   (103,983)     (586,671)
                                                                       ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.......................................    100,000       314,178
  Repayment of long-term debt........................................    (94,015)     (210,800)
  Repayment of obligations under capital leases......................    (97,783)      (64,329)
                                                                       ---------     ---------
            Net cash provided by (used in) financing activities......    (91,798)       39,049
                                                                       ---------     ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS............................    (97,734)      (24,897)
CASH AND CASH EQUIVALENTS, beginning of period.......................    137,327        39,593
                                                                       ---------     ---------
CASH AND CASH EQUIVALENTS, end of period.............................  $  39,593     $  14,696
                                                                       =========     =========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTMENT ACTIVITIES:
  Long-term obligations incurred to acquire equipment................  $ 149,500     $  68,649
  Equipment sold in exchange for receivable from purchaser...........         --       333,268

   The accompanying notes are an integral part of these financial statements.

                      BARNET DULANEY EYE CENTER, P.L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Barnet Dulaney Eye Center, P.L.L.C. (BDEC), an Arizona limited liability company, was formed under an operating agreement dated October 1, 1992, and commenced operations effective January 1, 1993. BDEC was formed by the individual sole stockholders of The Eye Surgery Center at Phoenix, Ltd. (d.b.a. The Barnet Center of Ophthalmology, Ltd.), and Dulaney Eye Institute, Ltd., both incorporated as professional corporations. BDEC and the individual doctors' professional corporations engaged in the general practice of medicine, specializing in ophthalmology primarily in Arizona. The majority of the assets and all operations of the professional corporations were transferred to BDEC beginning January 1, 1993. Since that time, additional members have been admitted.

     The accompanying financial statements have been prepared on the accrual basis of accounting. The supplemental caption on the statements of earnings, "Combined compensation to and net earnings of physician owners," reflects the total earnings available to the physician owners for each period.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     BDEC considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payers for medical services provided by physicians. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts. Contractual adjustments result from the differences between the rates charged by the physicians for services performed and the amounts allowed by the Medicare and Medicaid programs and other public and private insurers.

  Inventories

     Inventories consist primarily of spectacle frames and lenses and are valued at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

  Equipment

     Equipment is stated at cost. Equipment under capital leases is stated at the net present value of the future minimum lease payments at the inception of the related leases. Depreciation of equipment is calculated using accelerated methods over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

  Other Noncurrent Assets

     Other noncurrent assets consist of a deposit on the purchase of equipment.

  Income Taxes

     BDEC is a limited liability corporation which is taxed similarly to a partnership under sections of the federal and state income tax laws; therefore, income tax liabilities are the responsibility of the respective owners or members. Accordingly, the accompanying financial statements do not include any provision for income taxes.

                      BARNET DULANEY EYE CENTER, P.L.L.C.

  Revenues

     Medical service revenues are accounted for in the period in which the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payers and others. Provisions for estimated third-party payer adjustments are estimated and recorded in the period the related services are provided. Any adjustment to the amounts recorded will be recorded in the period in which the revised amount is determined. A significant portion of BDEC's medical service revenues are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. Additionally, BDEC participates in agreements with managed care organizations to provide services at negotiated rates or for capitated payments.

  Concentration of Credit Risk

     BDEC extends credit to patients covered by programs such as Medicare and Medicaid and private insurers. BDEC manages credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, where appropriate.

3. EQUIPMENT:

     Equipment consists of the following:

                                                     ESTIMATED
                                                      USEFUL               DECEMBER 31
                                                       LIVES       ---------------------------
                                                      (YEARS)         1994            1995
                                                     ---------     -----------     -----------
    Equipment.......................................     5         $   710,090     $ 1,291,320
    Leasehold improvements..........................     5             270,288         376,661
    Furniture and fixtures..........................     7             220,516         255,320
    Equipment under capital leases..................     5             440,642          81,452
                                                                   -----------     -----------
                                                                     1,641,536       2,004,753
    Less -- Accumulated depreciation and
      amortization..................................                (1,047,745)     (1,166,174)
                                                                   -----------     -----------
              Net equipment.........................               $   593,791     $   838,579
                                                                   ===========     ===========

                      BARNET DULANEY EYE CENTER, P.L.L.C.

4. DEBT:

     Debt consists of the following:

                                                                         DECEMBER 31
                                                                   -----------------------
                                                                     1994          1995
                                                                   ---------     ---------
    Line of credit, bearing interest at prime plus 1.25% (9.75%
      at December 31, 1995), maturing on February 28, 1998,
      secured by equipment and accounts receivable...............  $ 249,500     $ 107,263
    Note payable to bank, bearing interest at prime plus 1.25% at
      December 31, 1995, maturing on October 10, 1998, secured by
      equipment and accounts receivable..........................         --       229,167
    Note payable to supplier, payable in monthly installments
      through August 1998........................................         --        55,748
    Various notes payable to financing companies, due in 1995, payable in installments, bearing interest ranging from 2%
      to 12.6%, collateralized by various vehicles and
      equipment..................................................     39,300            --
                                                                   ---------     ---------
              Total long-term debt...............................    288,800       392,178
    Less -- Current portion......................................   (184,523)     (158,907)
                                                                   ---------     ---------
              Long-term debt, excluding current portion..........  $ 104,277     $ 233,271
                                                                   =========     =========

     Certain debt obligations contain covenants that require maintenance of certain financial ratios. The most restrictive covenant is the debt coverage ratio. Default of any covenant could affect the ability of BDEC to borrow under the agreements and, if not waived or corrected, could accelerate the maturity of any borrowings outstanding under the agreements. As of December 31, 1995, BDEC has complied with existing loan covenants. In addition, the note payable to bank is guaranteed by two of the physician owners.

     As of December 31, 1995, the aggregate amounts of annual principal maturities of long-term debt (excluding capital lease obligations) are as follows:

                1996..............................................  $158,907
                1997..............................................   158,907
                1998..............................................    74,364
                                                                    --------
                          Total...................................  $392,178
                                                                    ========

                      BARNET DULANEY EYE CENTER, P.L.L.C.

     BDEC leases office space as well as certain equipment under capital leases and noncancelable operating lease agreements which expire at various dates. At December 31, 1995, minimum annual rental commitments under capital leases and noncancelable operating leases with terms in excess of one year are as follows:

                                                                   CAPITAL      OPERATING
                                                                    LEASES        LEASES
                                                                   --------     ----------
    1996.........................................................  $251,259     $  852,923
    1997.........................................................    26,005        544,108
    1998.........................................................        --        524,416
    1999.........................................................        --        464,216
    2000.........................................................        --        436,693
    Thereafter...................................................        --         23,119
                                                                   --------     ----------
              Total minimum lease payments.......................   277,264     $2,845,475
                                                                                ==========
    Less -- Amounts representing interest........................     7,808
                                                                   --------
              Present value of minimum capital lease payments....   269,456
    Less -- Current portion of obligations under capital
      leases.....................................................   244,829
                                                                   --------
              Long-term obligations under capital leases, net of
                current portion..................................  $ 24,627
                                                                   ========

     Rent expense related to operating leases amounted to $1,141,526 and $1,189,230 for the years ended December 31, 1994 and 1995, respectively. Cash interest paid was approximately $59,056 and $78,592 in 1994 and 1995, respectively.

5. EMPLOYEE BENEFIT PLANS:

     BDEC has a 401(k) profit-sharing plan which permits participants to make voluntary contributions. BDEC pays all general and administrative expenses of the plan. BDEC contributions are discretionary, and no contributions were made to this plan in 1994 or 1995.

     BDEC does not provide postretirement benefits to employees and, accordingly, the impact of Statement of Financial Accounting Standards No. 106 had no material effect on BDEC.

6. COMMITMENTS AND CONTINGENCIES:

     BDEC is insured with respect to medical malpractice risks on a claims-made basis. In the normal course of business, BDEC has been named in various lawsuits. In the opinion of BDEC's management, final settlement, if any, due as a result of the litigation is not expected to be material to the operating results or the financial position of BDEC.

7. RELATED-PARTY TRANSACTIONS:

  Lease Transactions

     BDEC leases facility space from one of the owner physicians. Rent expense on related-party operating leases amounted to $273,566 for each of the years ended December 31, 1994 and 1995.

  Other Related-Party Balances and Transactions

     Net amounts due from owners of BDEC are reflected on the accompanying balance sheet and reflect the net transactions between BDEC and its owners (and their related entities). As of December 31, 1995 and

                      BARNET DULANEY EYE CENTER, P.L.L.C.

1994, amounts due from owners totaled $458,803 and $221,824, respectively, and are included in other current assets.

     A member of BDEC who is also the stockholder of The Eye Surgery Center at Phoenix, Ltd., has a personal note payable to Bank One, Arizona, of approximately $180,500 at December 31, 1995, collateralized by certain accounts receivable and equipment of BDEC. The note was paid in February 1996.

     In various instances, relatives of the owners of BDEC are employees of the clinic.

8. SUBSEQUENT EVENT:

     On February 15, 1996, substantially all assets and liabilities of BDEC were acquired by Physicians Resource Group, Inc. (PRG), in exchange for 408,576 shares of PRG common stock and cash of $1,716,446. In connection therewith, BDEC entered into a 40-year service agreement with PRG, whereby PRG will provide substantially all nonmedical services to the practice.

     The financial statements of BDEC have been prepared as supplemental information about the entity to which PRG will provide management services following consummation of the acquisition. BDEC previously operated as a separate independent entity. The historical financial position, results of operations and cash flows do not reflect any adjustments relating to the acquisition.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Physicians Resource Group, Inc.:

     We have audited the accompanying combined balance sheet of Physicians Resource Group, Inc. -- Selected Acquisition Practices (as identified in Note 1) as of December 31, 1994, and the related combined statements of earnings, owners' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Physicians Resource Group, Inc. -- Selected Acquisition Practices' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Physicians Resource Group, Inc. -- Selected Acquisition Practices as of December 31, 1994, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
November 21, 1995

       PHYSICIANS RESOURCE GROUP, INC. -- SELECTED ACQUISITION PRACTICES

             COMBINED BALANCE SHEETS -- DECEMBER 31, 1994 AND 1995
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                        1995
                                                                          1994       ----------
                                                                         -------     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents............................................  $ 1,030      $  1,192
  Accounts receivable, less allowance for contractual adjustments and
     bad debts of $1,766 in 1994 and $1,699 in 1995....................    3,075         2,779
  Inventories..........................................................      375           356
  Prepaid expenses and other current assets............................      434           492
                                                                         -------      --------
          Total current assets.........................................    4,914         4,819
PROPERTY AND EQUIPMENT, net............................................    4,679         4,145
OTHER NONCURRENT ASSETS, net...........................................      652           704
                                                                         -------      --------
          Total assets.................................................  $10,245      $  9,668
                                                                         =======      ========
                                LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES:
  Short-term notes payable.............................................  $   367      $    237
  Current portion of long-term debt....................................    1,438           770
  Current portion of obligations under capital leases..................      130            34
  Accounts payable and accrued expenses................................    1,094           643
  Accrued salaries and benefits........................................      891           671
                                                                         -------      --------
          Total current liabilities....................................    3,920         2,355
LONG-TERM DEBT, net of current portion.................................    2,157         2,580
LONG-TERM OBLIGATIONS UNDER CAPITAL LEASES, net of current portion.....      114            53
                                                                         -------      --------
          Total liabilities............................................    6,191         4,988
OWNERS' EQUITY.........................................................    4,054         4,680
                                                                         -------      --------
          Total liabilities and owners' equity.........................  $10,245      $  9,668
                                                                         =======      ========

    The accompanying notes are an integral part of these combined financial statements.

       PHYSICIANS RESOURCE GROUP, INC. -- SELECTED ACQUISITION PRACTICES

                        COMBINED STATEMENTS OF EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                                       1995
                                                                         1994       -----------
                                                                        -------     (UNAUDITED)
REVENUES:
  Medical service revenues, net.......................................  $27,446       $28,587
  Other revenues......................................................    2,552         2,652
                                                                        -------       -------
          Total revenues..............................................   29,998        31,239
COSTS AND EXPENSES:
  Compensation to physician owners....................................    6,780         6,180
  Salaries, wages and benefits........................................   11,780        11,764
  Pharmaceuticals and supplies........................................    3,209         3,185
  General and administrative expenses.................................    8,300         7,967
  Depreciation and amortization.......................................    1,500         1,462
  Interest expense....................................................      158           285
  Other (income) expense, net.........................................      (44)         (230)
                                                                        -------       -------
          Total costs and expenses....................................   31,683        30,613
                                                                        -------       -------
          Net earnings (loss).........................................  $(1,685)      $   626
                                                                        =======       =======
SUPPLEMENTAL DISCLOSURE:
  Combined compensation to and net earnings of physician owners.......  $ 5,095       $ 6,806
                                                                        =======       =======

    The accompanying notes are an integral part of these combined financial statements.

       PHYSICIANS RESOURCE GROUP, INC. -- SELECTED ACQUISITION PRACTICES

                     COMBINED STATEMENTS OF OWNERS' EQUITY
                     FOR THE YEARS ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

BALANCE, December 31, 1993.........................................................  $ 5,535
  Net earnings (loss)..............................................................   (1,685)
  Capital contributions by owners..................................................      204
                                                                                     -------
BALANCE, December 31, 1994.........................................................    4,054
  Net earnings (loss) (unaudited)..................................................      626
                                                                                     -------
BALANCE, December 31, 1995 (unaudited).............................................  $ 4,680
                                                                                     =======

    The accompanying notes are an integral part of these combined financial statements.

       PHYSICIANS RESOURCE GROUP, INC. -- SELECTED ACQUISITION PRACTICES

                       COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                                       1995
                                                                         1994       -----------
                                                                        -------     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss).................................................  $(1,685)      $   626
                                                                        -------       -------
  Adjustments to reconcile net earnings (loss) to net cash provided by operating activities --
     Depreciation and amortization....................................    1,500         1,462
     Changes in assets and liabilities --
       (Increase) decrease in --
          Accounts receivable, net....................................      382           296
          Inventory...................................................      149            19
          Prepaid expenses and other assets...........................     (244)         (158)
       Increase (decrease) in --
          Accounts payable and other accrued expenses.................      145          (451)
          Accrued salaries and benefits...............................      156          (220)
                                                                        -------       -------
                                                                          2,088           948
                                                                        -------       -------
            Net cash provided by operating activities.................      403         1,574
                                                                        -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for acquisition of clinic operating assets, net of cash
     acquired.........................................................     (630)           --
  Purchase of property and equipment..................................   (1,150)         (880)
                                                                        -------       -------
            Net cash used in investing activities.....................   (1,780)         (880)
                                                                        -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term obligations.................................    1,635         2,478
  Repayment of long-term obligations..................................     (765)       (2,853)
  Repayment of obligations under capital leases.......................     (111)         (157)
  Cash contributions by owners and partners...........................      204            --
                                                                        -------       -------
            Net cash provided by (used in) financing activities.......      963          (532)
                                                                        -------       -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................     (414)          162
CASH AND CASH EQUIVALENTS, beginning of period........................    1,444         1,030
                                                                        -------       -------
CASH AND CASH EQUIVALENTS, end of period..............................  $ 1,030       $ 1,192
                                                                        =======       =======
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTMENT ACTIVITIES:
  Capital lease obligations incurred to acquire equipment.............  $    76       $    --
                                                                        =======       =======

    The accompanying notes are an integral part of these combined financial statements.

       PHYSICIANS RESOURCE GROUP, INC. -- SELECTED ACQUISITION PRACTICES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Physicians Resource Group, Inc., and subsidiaries (PRG) was formed to create an eye care services company which owns the assets of and provides management services to ophthalmic and optometric businesses. Effective June 30, 1995, PRG consummated an initial public offering (the Offering) and simultaneously exchanged cash, shares of its common stock and a note payable for certain assets of and liabilities associated with 10 eye care practices (the Founding Affiliated Practices). Concurrent with these transactions, the Founding Affiliated Practices entered into 40-year service agreements with PRG for management, operational and administrative services in return for management service fees.

     PRG intends to exchange shares of its stock and cash for certain assets of, and liabilities associated with, 10 additional eye care practices and enter into 40-year service agreements with the practices and the physician owners of the practices. The accompanying combined financial statements of Physicians Resource Group, Inc. -- Selected Acquisition Practices represent five of those practices (Selected Acquisition Practices). The Selected Acquisition Practices are comprised of numerous legal entities and conduct business as Mann Berkeley Eye Center, Shepherd Eye Clinic, Nevada Eye and Ear, P.A., Sandusky Ophthalmology and William Lipsky M.D., P.A. The Selected Acquisition Practices are based in Texas, Nevada and Ohio.

     The combined financial statements of the Selected Acquisition Practices have been prepared as supplemental information about the entities to which PRG will provide management services following consummation of the acquisitions. The Selected Acquisition Practices previously have operated as separate independent entities. Their historical financial positions, results of operations and cash flows have been combined in the accompanying financial statements and do not reflect any adjustments relating to the proposed acquisition or the impacts that may have occurred if the operations of the Selected Acquisition Practices had been combined. PRG will provide management services to the Selected Acquisition Practices. PRG will not practice medicine, thus the combined financial statements are not representative of the future operations of PRG. All significant intercompany accounts and transactions have been eliminated.

     Most of the Selected Acquisition Practices maintained their books and records on the cash basis of accounting. The accompanying financial statements have been prepared on the accrual basis of accounting. These combined financial statements have been prepared to show the operations and financial position of the Selected Acquisition Practices, a portion of whose assets and operations will be acquired by PRG. Because certain entities are nontaxpaying (i.e., partnerships, S Corporations and corporations managed to result in taxes being the responsibility of the respective owners), the financial statements have been presented on a pretax basis, as further described in Note 2.

     The supplemental caption on the statements of earnings, "Combined compensation to and net earnings of physician owners," reflects the total earnings available to the physician owners for each period.

     The financial information for the year ended December 31, 1995, has not been audited. Certain information and note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited financial information. In the opinion of the management of the Selected Acquisition Practices, the unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

       PHYSICIANS RESOURCE GROUP, INC. -- SELECTED ACQUISITION PRACTICES

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payers for medical services provided by physicians. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts. Contractual adjustments result from the differences between the rates charged by the physicians for services performed and the amounts allowed by the Medicare and Medicaid programs and other public and private insurers.

  Inventories

     Inventories consist primarily of spectacle frames and lenses and are valued at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost. Equipment under capital leases is stated at the net present value of the future minimum lease payments at the inception of the related leases. Depreciation of property and equipment is calculated using accelerated methods over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while cost of betterments and renewals are capitalized.

  Other Noncurrent Assets

     Other noncurrent assets consist primarily of the excess of cost of acquired assets over the fair value (goodwill) and noncompete agreements. Goodwill is amortized on a straight-line basis over periods ranging from five to 40 years. Noncompete agreements are amortized on the straight-line basis over periods ranging from two to 15 years, which represent the shorter of the economic value or the term of the respective agreements.

  Income Taxes

     Certain of the Selected Acquisition Practices are S Corporations or partnerships; accordingly, income tax liabilities are the responsibility of the respective owners or partners. The taxable corporations included in the Selected Acquisition Practices historically have not incurred significant tax liabilities for federal or state income taxes. Compensation to physician owners has traditionally reduced taxable income to nominal levels. This relationship would be expected to continue in the absence of the PRG transaction. Because of this practice, provisions for income taxes and deferred tax assets and liabilities of the taxable entities have not been reflected in these combined financial statements. The consistent presentation of the financial statements on a pretax basis also provides comparability that would not otherwise be the case when presenting a combination of various taxable and nontaxable entities.

  Owners' Equity

     Owners' equity includes the respective capital stock, additional paid-in capital, partnership capital and retained earnings of the various legal entities reflected herein as the Selected Acquisition Practices. For the Selected Acquisition Practices with multiple owners, various types of agreements exist among the owners which call for the transfer of a physician's ownership interest to the continuing owners in the case of certain events such as the owner's retirement or death. Frequently, the existing owners or practices are required to pay the departed owner for his interest.

       PHYSICIANS RESOURCE GROUP, INC. -- SELECTED ACQUISITION PRACTICES

  Revenues

     Medical services revenues are accounted for in the period the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payers and others. Provisions for estimated third-party payer adjustments are estimated in the period the related services are provided. Any adjustment to the amounts recorded will be recorded in the period in which the revised amount is determined. Due to the demographics of ophthalmic patients, a significant portion of the Selected Acquisition Practices' medical services revenues are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. Additionally, the Selected Acquisition Practices participate in agreements with managed care organizations to provide services at negotiated rates or for capitated payments.

     Other revenues consist primarily of sales of spectacle frames, lenses and contact lenses.

  Concentration of Credit Risk

     The Selected Acquisition Practices extend credit to patients covered by insurance programs such as governmental programs like Medicare and Medicaid and private insurers. The Selected Acquisition Practices manage credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, where appropriate.

3. ACQUISITIONS AND OTHER TRANSACTIONS:

     Certain of the Selected Acquisition Practices have completed acquisitions of certain operating assets of additional practices. These acquisitions were accounted for using the purchase method. The financial results of the acquisitions have been included in the combined financial statements of the Selected Acquisition Practices from the date of their acquisition. The pro forma effect of the acquisitions was not material to the results of operations or financial position of the Selected Acquisition Practices. The estimated fair value of assets acquired is summarized as follows:

                                                                         ACQUISITIONS
                                                                       COMPLETED DURING
                                                                        THE YEAR ENDED
                                                                       DECEMBER 31, 1994
                                                                       -----------------
        Property and equipment.........................................       $ 336
        Accounts receivable............................................          41
        Inventories....................................................         130
        Intangible assets..............................................         412
                                                                              -----
        Purchase price.................................................       $ 919
                                                                              =====

       PHYSICIANS RESOURCE GROUP, INC. -- SELECTED ACQUISITION PRACTICES

4. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                              ESTIMATED USEFUL     DECEMBER 31,
                                                               LIVES (YEARS)           1994
                                                              ----------------     ------------
    Equipment...............................................     3-7                 $  7,108
    Leasehold improvements..................................     5-40                   2,649
    Furniture and fixtures..................................     3-7                    5,438
    Equipment under capital leases..........................     5-7                      399
                                                                                     --------
                                                                                       15,594
    Less -- Accumulated depreciation and amortization.......                          (10,915)
                                                                                     --------
              Net property and equipment....................                         $  4,679
                                                                                     ========

5. OTHER NONCURRENT ASSETS:

     Other noncurrent assets consist of the following as of December 31, 1994:

    Excess of cost of acquired assets over fair value.............................  $480
    Noncompete agreements.........................................................   170
    Other.........................................................................    88
                                                                                    ----
                                                                                     738
    Less -- Accumulated amortization..............................................   (86)
                                                                                    ----
              Net other noncurrent assets.........................................  $652
                                                                                    ====

6. SHORT-TERM AND LONG-TERM OBLIGATIONS:

  Short-Term Notes Payable

     Short-term notes payable consist of the following as of December 31, 1994:

    Note payable to a financial institution, bearing interest at prime plus 2%
      (10.75% at December 31, 1994), collateralized by various assets of one
      Selected Acquisition Practice...............................................  $ 65
    Notes payable to financing companies and individual owners, some of which are collateralized by certain assets of various Selected Acquisition Practices,
      bearing interest from 10% to 12%............................................   302
                                                                                    ----
              Total short-term debt...............................................  $367
                                                                                    ====

       PHYSICIANS RESOURCE GROUP, INC. -- SELECTED ACQUISITION PRACTICES

  Long-Term Debt

     Long-term debt consists of the following as of December 31, 1994:

    Term loans payable to banks, due through 2000, bearing interest at prime plus 0.5% to prime plus 2%, payable monthly, collateralized by certain
      assets of various Selected Acquisition Practices.........................  $   861
    Term loans payable to banks, due through 1998, bearing interest from 6.5%
      to 8.5%, payable monthly, collateralized by certain assets of various
      Selected Acquisition Practices...........................................    1,739
    Notes payable to financing companies and various individuals, due from 1995 to 1999, payable in installments, bearing interest ranging from 6.0% to
      10.75%, collateralized by certain assets of various Selected Acquisition
      Practices................................................................      995
                                                                                 -------
              Total long-term debt.............................................    3,595
    Less -- Current portion....................................................   (1,438)
                                                                                 -------
              Long-term debt, excluding current portion........................  $ 2,157
                                                                                 =======

     Certain debt obligations contain covenants that require maintenance of certain financial ratios. Default of any covenant could affect the ability of individual entities to borrow under the agreements and, if not waived or corrected, could accelerate the maturity of any borrowings outstanding under the agreements. As of December 31, 1994, each of the Selected Acquisition Practices has complied with existing loan covenants. Certain of these debt instruments are guaranteed by the owners of the Selected Acquisition Practices.

     As of December 31, 1994, the aggregate amounts of annual principal maturities of long-term debt (excluding capital lease obligations) are as follows:

                1995................................................  $1,438
                1996................................................     632
                1997................................................     504
                1998................................................     376
                1999................................................     188
                Thereafter..........................................     457
                                                                      ------
                          Total.....................................  $3,595
                                                                      ======

     Cash interest paid was approximately $131 in 1994.

       PHYSICIANS RESOURCE GROUP, INC. -- SELECTED ACQUISITION PRACTICES

  Leases

     The Selected Acquisition Practices lease office space as well as certain equipment under capital leases and noncancelable operating lease agreements which expire through 2005. At December 31, 1994, minimum annual rental commitments under capital leases and noncancelable operating leases with terms in excess of one year are as follows:

                                                                        CAPITAL     OPERATING
                                                                        LEASES       LEASES
                                                                        -------     ---------
    1995..............................................................   $  177      $  2,142
    1996..............................................................       45         1,920
    1997..............................................................       21         1,818
    1998..............................................................       17         1,643
    1999..............................................................        3         1,484
    Thereafter........................................................       --         4,782
                                                                         ------      --------
              Total minimum lease payments............................      263      $ 13,789
                                                                                     ========
    Less -- Amounts representing interest.............................      (19)
                                                                         ------
              Present value of minimum capital lease payments.........      244
    Less -- Current portion of obligations under capital leases.......     (130)
                                                                         ------
              Long-term obligations under capital leases, net of
                current portion.......................................   $  114
                                                                         ======

     Rent expense related to operating leases amounted to $2,354 for the year ended December 31, 1994.

7. EMPLOYEE BENEFIT PLANS:

     Certain of the Selected Acquisition Practices have qualified defined contribution plans which permit participants to make voluntary contributions. The applicable Selected Acquisition Practices pay all general and administrative expenses of the plans and, in some cases, make matching contributions on behalf of the employees. The Selected Acquisition Practices made contributions related to these plans totaling $86 in 1994.

     The Selected Acquisition Practices have not provided employees any postretirement benefits and, accordingly, the impact of Statement of Financial Accounting Standards No. 106 had no material effect on the Selected Acquisition Practices.

8. COMMITMENTS AND CONTINGENCIES:

     The Selected Acquisition Practices are insured with respect to medical malpractice risks on a claims-made basis. In the normal course of business, certain of the individual Selected Acquisition Practices have been named in various lawsuits, primarily alleging medical malpractice. In the opinion of the Selected Acquisition Practices' management, final settlement, if any, due as a result of the litigation, and without consideration of possible insurance recoveries, is not expected to be material to the operating results or financial condition of the Selected Acquisition Practices.

9. RELATED-PARTY TRANSACTIONS:

  Lease Transactions

     The Selected Acquisition Practices lease facility space from various partnerships which include owning physicians and trusts in which relatives of the owner physicians are named as beneficiaries. Additionally, several Selected Acquisition Practices lease equipment from physician owners, some of which are capital leases. Interest expense recognized on related-party capital lease obligations amounted to $4 for the year

       PHYSICIANS RESOURCE GROUP, INC. -- SELECTED ACQUISITION PRACTICES ended December 31, 1994. Rent expense on related-party operating leases amounted to $794 for the year ended December 31, 1994.

  Other Related-Party Balances and Transactions

     Included in other current assets at December 31, 1994, is approximately $320 of amounts due from owners of the Selected Acquisition Practices. Included in accounts payable is $84 of amounts which are payable to owners of the Selected Acquisition Practices as of December 31, 1994.

     In various instances, relatives of the owners of the Selected Acquisition Practices are employees of the clinics.

10. EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF AUDITORS' REPORT:

     From late January to mid-February of 1996, PRG consummated the acquisition of certain assets of and liabilities associated with the Selected Acquisition Practices in exchange for cash and PRG common stock. The transactions have been recorded by PRG using the purchase method of accounting. The selling physicians have created new entities for the practice of medicine (New PCs) and have entered into 40-year service agreements with PRG.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Physicians Resource Group, Inc.:

     We have audited the accompanying combined balance sheet of Physicians Resource Group, Inc. -- Certain Acquisition Practices (as identified in Note 1) as of December 31, 1995, and the related combined statements of operations and owners' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Physicians Resource Group, Inc. -- Certain Acquisition Practices management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Physicians Resource Group, Inc. -- Certain Acquisition Practices as of December 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Houston, Texas
April 12, 1996

        PHYSICIANS RESOURCE GROUP, INC. -- CERTAIN ACQUISITION PRACTICES

                  COMBINED BALANCE SHEET -- DECEMBER 31, 1995

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents......................................................  $  473,191
  Accounts receivable, less allowance for contractual adjustments
     and bad debts of $1,191,548.................................................   1,619,484
  Inventories....................................................................     215,895
  Prepaid expenses and other current assets......................................     234,464
                                                                                   ----------
          Total current assets...................................................   2,543,034
PROPERTY AND EQUIPMENT, net......................................................   1,337,295
OTHER NONCURRENT ASSETS..........................................................   1,549,010
                                                                                   ----------
          Total assets...........................................................  $5,429,339
                                                                                   ==========
LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES:
  Short-term notes payable
     Related parties.............................................................  $  170,000
     Other.......................................................................     109,658
  Current portion of long-term debt and capital lease
     Related parties.............................................................     501,553
     Other.......................................................................      10,545
  Accounts payable...............................................................     249,689
  Accrued expenses...............................................................     233,069
  Accrued salaries and benefits..................................................     364,857
                                                                                   ----------
          Total current liabilities..............................................   1,639,371
LONG-TERM DEBT AND CAPITAL LEASE, net of current portion.........................   2,047,655
                                                                                   ----------
          Total liabilities......................................................   3,687,026
                                                                                   ----------
OWNERS' EQUITY...................................................................   1,742,313
                                                                                   ----------
          Total liabilities and owners' equity...................................  $5,429,339
                                                                                   ==========

    The accompanying notes are an integral part of these combined financial statements.

        PHYSICIANS RESOURCE GROUP, INC. -- CERTAIN ACQUISITION PRACTICES

              COMBINED STATEMENT OF OPERATIONS AND OWNERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1995

NET REVENUES....................................................................  $15,268,213
COSTS AND EXPENSES:
  Compensation to physician owners..............................................    4,140,595
  Salaries, wages, and benefits.................................................    5,412,256
  Pharmaceuticals and supplies..................................................      924,380
  General and administrative expenses...........................................    3,962,447
  Depreciation and amortization.................................................      511,906
  Interest expense..............................................................      110,932
  Other (income) expense, net...................................................      (40,471)
                                                                                  -----------
          Total costs and expenses..............................................   15,022,045
                                                                                  -----------
NET EARNINGS....................................................................  $   246,168
OWNERS' EQUITY, beginning of year...............................................    1,496,145
                                                                                  -----------
OWNERS' EQUITY, end of year.....................................................  $ 1,742,313
                                                                                  ===========
SUPPLEMENTAL DISCLOSURE:
  Combined compensation to and net earnings of physician owners.................  $ 4,386,763
                                                                                  ===========

    The accompanying notes are an integral part of these combined financial statements.

        PHYSICIANS RESOURCE GROUP, INC. -- CERTAIN ACQUISITION PRACTICES

                        COMBINED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings....................................................................  $246,168
  Adjustments to reconcile net earnings to net cash provided by operating activities --
     Depreciation and amortization................................................   511,906
     Changes in assets and liabilities --
       (Increase) decrease in --
          Accounts receivable, net................................................   (58,763)
          Inventories.............................................................     8,127
          Prepaid expenses and other current assets...............................   (88,017)
       Increase (decrease) in --
          Accounts payable and accrued expenses...................................   (24,787)
          Accrued salaries and benefits...........................................    90,788
                                                                                    --------
          Net cash provided by operating activities...............................   685,422
                                                                                    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for acquisition of clinic operating assets, net of cash acquired.......   (50,000)
  Purchase of property and equipment..............................................  (301,862)
                                                                                    --------
          Net cash used in investing activities...................................  (351,862)
                                                                                    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt....................................................    70,655
  Repayment of long-term debt and capital leases..................................  (127,656)
                                                                                    --------
          Net cash used in financing activities...................................   (57,001)
                                                                                    --------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........................................   276,559
CASH AND CASH EQUIVALENTS, beginning of period....................................   196,632
                                                                                    --------
CASH AND CASH EQUIVALENTS, end of period..........................................  $473,191
                                                                                    ========

    The accompanying notes are an integral part of these combined financial statements.

        PHYSICIANS RESOURCE GROUP, INC. -- CERTAIN ACQUISITION PRACTICES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Physicians Resource Group, Inc., and subsidiaries (PRG) was formed to create an eye care services company which owns the assets of and provides management services to ophthalmic and optometric businesses. Effective June 30, 1995, PRG consummated an initial public offering (the Offering) and simultaneously exchanged cash, shares of its common stock and a note payable for certain assets of and liabilities associated with 10 eye care practices (the Founding Affiliated Practices). Concurrent with these transactions, the Founding Affiliated Practices entered into 40-year service agreements with PRG for management, operational and administrative services in return for management service fees.

     During the first quarter of 1996, PRG completed the acquisition of 61 eye care practices. The service agreements with these additional 61 eye care practices are substantially similar to those that PRG has entered into with the Founding Affiliated Practices.

     PRG intends to exchange shares of its stock and cash for certain assets of, and liabilities associated with, 10 additional eye care practices and enter into 40-year service agreements with the practices and the physician owners of the practices. The accompanying combined financial statements of Physicians Resource Group, Inc. -- Certain Acquisition Practices represent five of those practices (Certain Acquisition Practices). The Certain Acquisition Practices are comprised of numerous legal entities and conduct business as John M. Haley, M.D., P.A.; Shelby A. Wyll, M.D., P.A.; Association in Ophthalmology, P.A.; Milauskas Eye Institute Medical Group; Key Whitman Eye Center, P.A. The Certain Acquisition Practices are based in Texas, South Carolina, and California.

     The combined financial statements of the Certain Acquisition Practices have been prepared as supplemental information about the entities to which PRG will provide management services following consummation of the acquisitions. The Certain Acquisition Practices previously have operated as separate independent entities. Their historical financial positions, results of operations and cash flows have been combined in the accompanying financial statements and do not reflect any adjustments relating to the proposed acquisition or the impacts that may have occurred if the operations of the Certain Acquisition Practices had been combined. PRG will provide management services to the Certain Acquisition Practices. PRG will not practice medicine, thus the combined financial statements are not representative of the future operations of PRG. All significant intercompany accounts and transactions have been eliminated.

     Most of the Certain Acquisition Practices maintained their books and records on the cash basis of accounting. The accompanying financial statements have been prepared on the accrual basis of accounting. Because certain entities are nontaxpaying (i.e., partnerships, S Corporations and corporations managed to result in taxes being the responsibility of the respective owners), the financial statements have been presented on a pretax basis, as further described in Note 2.

     The supplemental caption on the statements of earnings, "Combined compensation to and net earnings of physician owners," reflects the total earnings available to the physician owners for the period.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payers for medical services provided by physicians. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts. Contractual adjustments result from

        PHYSICIANS RESOURCE GROUP, INC. -- CERTAIN ACQUISITION PRACTICES the differences between the rates charged by the physicians for services performed and the amounts allowed by the Medicare and Medicaid programs and other public and private insurers.

  Inventories

     Inventories consist primarily of spectacle frames and lenses and are valued at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is calculated using accelerated methods over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

  Other Noncurrent Assets

     Other noncurrent assets consist primarily of the excess of cost of acquired assets over the fair value (goodwill) and noncompete agreements. Goodwill is amortized on a straight-line basis over five to 15 years. Noncompete agreements are amortized on the straight-line basis over five years, which represent the shorter of the economic value or the term of the respective agreements.

  Income Taxes

     Some of the Certain Acquisition Practices are S Corporations; accordingly, income tax liabilities are the responsibility of the respective owners. The taxable corporations included in the Certain Acquisition Practices historically have not incurred significant tax liabilities for federal or state income taxes. Compensation to physician owners has traditionally reduced taxable income to nominal levels. This relationship would be expected to continue in the absence of the PRG transaction. Because of this practice, provisions for income taxes and deferred tax assets and liabilities of the taxable entities have not been reflected in these combined financial statements. The consistent presentation of the financial statements on a pretax basis also provides comparability that would not otherwise be the case when presenting a combination of various taxable and nontaxable entities.

  Owners' Equity

     Owners' equity includes the respective capital stock, additional paid-in capital, partnership capital and retained earnings of the various legal entities reflected herein as the Certain Acquisition Practices.

  Net Revenues

     Medical services revenues are accounted for in the period the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payers and others. Provisions for estimated third-party payer adjustments are estimated in the period the related services are provided. Any adjustment to the amounts recorded will be recorded in the period in which the revised amount is determined. Due to the demographics of ophthalmic patients, a significant portion of the Certain Acquisition Practices' medical services revenues are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. Additionally, the Certain Acquisition Practices participate in agreements with managed care organizations to provide services at negotiated rates or for capitated payments.

        PHYSICIANS RESOURCE GROUP, INC. -- CERTAIN ACQUISITION PRACTICES

  Concentration of Credit Risk

     The Certain Acquisition Practices extend credit to patients covered by insurance programs such as governmental programs like Medicare and Medicaid and private insurers. The Certain Acquisition Practices manage credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, where appropriate.

  Use of Estimates

     The preparation of these financial statements requires the use of certain estimates by management in determining the entities' assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

3. ACQUISITIONS AND OTHER TRANSACTIONS:

     Several of the Certain Acquisition Practices completed acquisitions of operating assets of additional practices. These acquisitions were accounted for using the purchase method. The financial results of the acquisition have been included in the combined financial statements of the Certain Acquisition Practices from the date of its acquisition. The Key Whitman Eye Center P.A. acquired an ambulatory surgery center (ASC) on October 1, 1995. The related operations since October 1, 1995 are reflected in the accompanying financial statements. Had the operations of the ASC been reflected for twelve months, net revenues would have increased $1,412,496 and net earnings would have increased $849,077. The pro forma effect of the other acquisitions were not material to the results of operations or financial position of the Certain Acquisition Practices. The following table reflects the allocation of the purchase price.

    Tangible assets...........................................................  $337,786
    Goodwill and other intangibles............................................   614,752
    Liabilities assumed.......................................................    44,716
                                                                                --------
              Total purchase price............................................  $997,254
                                                                                ========
    Cash paid.................................................................  $ 50,000
    Debt issued...............................................................   947,254
                                                                                --------
                                                                                $997,254
                                                                                ========

4. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                              ESTIMATED USEFUL     DECEMBER 31,
                                                               LIVES (YEARS)           1995
                                                              ----------------     ------------
    Land....................................................      --               $    332,108
    Equipment...............................................     3-7                  5,056,884
    Leasehold improvements..................................     5-40                   441,833
    Furniture and fixtures..................................     3-7                    875,438
                                                                                   ------------
                                                                                      6,706,263
    Less -- Accumulated depreciation and amortization.......                         (5,368,968)
                                                                                   ------------
              Property and equipment, net...................                       $  1,337,295
                                                                                   ============

        PHYSICIANS RESOURCE GROUP, INC. -- CERTAIN ACQUISITION PRACTICES

5. OTHER NONCURRENT ASSETS:

     Other noncurrent assets consist of the following as of December 31, 1995:

    Goodwill.................................................................  $1,489,803
    Noncompete agreements....................................................     125,000
    Other....................................................................      46,319
                                                                               ----------
                                                                                1,661,122
    Less -- Accumulated amortization.........................................    (112,112)
                                                                               ----------
              Net other noncurrent assets....................................  $1,549,010
                                                                               ==========

6. SHORT-TERM NOTES PAYABLE

     Short-term notes payable consist of the following as of December 31, 1995:

                                                                     RELATED
                                                                     PARTIES       OTHER
                                                                     --------     --------
    Line of credit, payable to a bank, bearing interest at 9.5%, due
      in April, 1996...............................................  $     --     $ 96,701
    Note payable to owner, bearing interest at 9% at December 31,
      1995, collateralized by various assets, payment due on
      demand.......................................................    20,000           --
    Note payable, bearing interest at 8%, payable in three equal principal installments of $50,000 on the first day of
      January, April and
      July of 1996, together with any unpaid interest,
      collateralized
      by various assets............................................   150,000           --
    Note payable to a financing company, bearing interest at 6.5%
      at December 31, 1995.........................................        --       12,957
                                                                     --------     --------
              Total short-term debt................................  $170,000     $109,658
                                                                     ========     ========

        PHYSICIANS RESOURCE GROUP, INC. -- CERTAIN ACQUISITION PRACTICES

7. LONG-TERM DEBT AND CAPITAL LEASES

     Long-term debt and capital leases consist of the following as of December 31, 1995:

                                                                    RELATED
                                                                    PARTIES        OTHER
                                                                   ----------     --------
    Capital lease to financing company, due from 1996 to 2000, payable in monthly installments of $1,508 with interest at
      13.46%, collateralized by certain equipment................  $       --     $ 60,843
    Note payable to seller, interest rate at 5.34%. Monthly
      payments of principal and interest of $18,352,
      collateralized by certain assets, due in year 2000.........     884,912           --
    Note payable to seller, bearing interest at prime (8.5% at
      December 31, 1995), monthly payments of $14,046 plus
      interest, collateralized by certain assets, due in year
      2000.......................................................     793,837           --
    Note payable to seller, non-interest bearing, monthly
      payments of $1,667, collateralized by certain assets, due
      in year 2000...............................................      95,000           --
    Note payable to an owner, bearing interest at prime (8.5% at
      December 31, 1995), monthly payments of $12,274 plus
      interest, collateralized by certain assets, due September
      2000.......................................................     699,615           --
    Note payable to an owner, bearing interest at prime (8.5% at
      December 31, 1995), collateralized by certain assets, due
      February 1999..............................................      25,546           --
                                                                   ----------     --------
              Total long-term debt and capital leases............   2,498,910       60,843
                   Less -- Current portion.......................    (501,553)     (10,545)
                                                                   ----------     --------
              Long-term debt, excluding current portion..........  $1,997,357     $ 50,298
                                                                   ==========     ========

     Several of these debt instruments are guaranteed by the owners of the Certain Acquisition Practices.

     As of December 31, 1995, the aggregate amounts of annual principal maturities of long-term debt (excluding capital lease obligations) are as follows:

    1996.....................................................................  $  501,553
    1997.....................................................................     526,346
    1998.....................................................................     531,149
    1999.....................................................................     541,868
    2000.....................................................................     397,994
    Thereafter...............................................................          --
                                                                               ----------
              Total..........................................................  $2,498,910
                                                                               ==========

        PHYSICIANS RESOURCE GROUP, INC. -- CERTAIN ACQUISITION PRACTICES

     As of December 31, 1995, the minimum annual lease commitments under the capital lease are as follows:

    1996......................................................................  $ 18,098
    1997......................................................................    18,098
    1998......................................................................    18,098
    1999......................................................................    18,098
    2000......................................................................     9,050
                                                                                --------
    Total Minimum Lease Payments..............................................  $ 81,442
      Less: amount representing interest......................................   (20,599)
                                                                                --------
    Present value of Minimum Lease Payments...................................  $ 60,843
      Less: Current portion...................................................   (10,545)
                                                                                --------
    Long Term Obligation, net of current portion..............................  $ 50,298
                                                                                ========

     Cash paid for interest during 1995 was $161,789.

     The Certain Acquisition Practices lease office space as well as certain equipment under noncancelable operating lease agreements. At December 31, 1995, minimum annual rental commitments under noncancelable operating leases with terms in excess of one year are as follows:

                                                                    RELATED
                                                                    PARTIES        OTHERS
                                                                   ----------     --------
    1996.........................................................  $  466,364     $290,027
    1997.........................................................     464,891       44,303
    1998.........................................................     464,891       27,180
    1999.........................................................     464,891        6,831
    2000.........................................................     300,157           --
    Thereafter...................................................   1,082,256           --
                                                                   ----------     --------
              Total..............................................  $3,243,450     $368,341
                                                                   ==========     ========

     Rent expense related to operating leases amounted to $946,603 for the year ended December 31, 1995.

8. EMPLOYEE BENEFIT PLANS:

     Several of the Certain Acquisition Practices have qualified defined contribution plans which permit participants to make voluntary contributions. The applicable Certain Acquisition Practices pay general and administrative expenses of the plans and, in some cases, make matching contributions on behalf of the employees. The Certain Acquisition Practices made contributions related to these plans totaling $195,873 in 1995. The Certain Acquisition Practices do not provide employees with any postretirement or postemployment benefits.

9. COMMITMENTS AND CONTINGENCIES:

     The Certain Acquisition Practices are insured with respect to medical malpractice risks on a claims-made basis. In the normal course of business, certain of the individual Certain Acquisition Practices have been named in various lawsuits, primarily alleging medical malpractice. In the opinion of Certain Acquisition Practices' management, final settlement, if any, due as a result of the litigation, and without consideration of possible insurance recoveries, is not expected to be material to the operating results or financial position of the Certain Acquisition Practices.

        PHYSICIANS RESOURCE GROUP, INC. -- CERTAIN ACQUISITION PRACTICES

10. RELATED-PARTY TRANSACTIONS:

  Lease Transactions

     The Certain Acquisition Practices lease facility space from various partnerships which include owning physicians and trusts in which relatives of the owner physicians are named as beneficiaries. Additionally, several of the Certain Acquisition Practices lease equipment from physician owners. Rent expense on related-party operating leases was to $682,096 for the year ended December 31, 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
EyeCorp, Inc.

     We have audited the balance sheets of EyeCorp, Inc. (described in Note 1) as of December 31, 1994 and 1995 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EyeCorp, Inc. as of December 31, 1994 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Memphis, Tennessee
April 5, 1996, except as to paragraph 4 of Note 5, for which the date is April 18, 1996

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                                 BALANCE SHEETS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                     ASSETS

                                                                       1994            1995
                                                                    -----------     -----------
Current assets:
  Cash and cash equivalents.......................................  $ 2,848,000     $ 1,488,000
  Accounts receivable, less allowance for uncollectible amounts of
     $3,090,000 for 1994 and $3,700,000 for 1995..................    4,933,000       9,264,000
  Inventories.....................................................      158,000       1,136,000
  Prepaid expenses and other assets...............................      215,000       1,973,000
                                                                    -----------     -----------
          Total current assets....................................    8,154,000      13,861,000
Property and equipment, net.......................................    7,335,000      12,733,000
Intangible assets, net............................................   15,349,000      47,602,000
Deferred charges, net.............................................    1,203,000       2,328,000
Other assets......................................................                      463,000
                                                                    -----------     -----------
          Total assets............................................  $32,041,000     $76,987,000
                                                                    ===========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt..........................  $ 1,793,000     $   197,000
  Accounts payable and accrued expenses...........................      922,000       6,149,000
  Salaries and benefits payable...................................      378,000       1,547,000
  Due to physician groups (Note 2)................................    1,280,000         153,000
  Income taxes payable............................................    1,376,000
  Deferred income taxes...........................................      465,000         577,000
                                                                    -----------     -----------
          Total current liabilities...............................    6,214,000       8,623,000
Long-term debt, less current installments.........................   12,631,000      20,455,000
Deferred income taxes.............................................    3,032,000      11,232,000
                                                                    -----------     -----------
          Total liabilities.......................................   21,877,000      40,310,000
                                                                    -----------     -----------
Commitments and contingency (Notes 6 and 9)
Shareholders' equity:
  Common stock, $.05 par value; 100,000,000 shares authorized,
     4,923,103 and 10,463,102 issued and outstanding at December
     31, 1994 and 1995, respectively..............................      246,000         523,000
  Additional paid-in capital......................................    8,702,000      36,125,000
Retained earnings.................................................    1,216,000          29,000
                                                                    -----------     -----------
          Total shareholders' equity..............................   10,164,000      36,677,000
                                                                    -----------     -----------
          Total liabilities and shareholders' equity..............  $32,041,000     $76,987,000
                                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                          1993           1994            1995
                                                       ----------     -----------     -----------
Net service fee revenue..............................                 $12,747,000     $15,866,000
Surgery center revenue...............................  $7,133,000       6,695,000       6,185,000
Other revenue........................................     419,000         142,000          79,000
                                                       ----------     -----------     -----------
          Total revenue..............................   7,552,000      19,584,000      22,130,000
                                                       ----------     -----------     -----------
Operating expenses (income):
  Clinic salaries, wages and benefits................                   4,173,000       6,622,000
  Clinic supplies....................................                     788,000         876,000
  Other clinic expenses..............................                   3,419,000       4,191,000
  Surgery center salaries, wages and benefits........     698,000         799,000         985,000
  Surgery center supplies............................   2,246,000       2,637,000       2,431,000
  Other surgery center expenses......................     972,000         511,000         442,000
  General corporate expenses.........................     293,000       1,428,000       4,269,000
  Rents and lease expense............................                     273,000         573,000
  Depreciation and amortization......................     382,000       1,470,000       1,930,000
  Interest income....................................                     (81,000)        (75,000)
  Interest expense...................................     250,000       1,157,000       1,468,000
                                                       ----------     -----------     -----------
          Net operating expenses.....................   4,841,000      16,574,000      23,712,000
                                                       ----------     -----------     -----------
Income (loss) before income taxes and extraordinary
  item...............................................   2,711,000       3,010,000      (1,582,000)
Income tax expense (benefit).........................                   1,126,000        (514,000)
                                                       ----------     -----------     -----------
Income (loss) before extraordinary item..............   2,711,000       1,884,000      (1,068,000)
Extraordinary item -- loss on early extinguishment of
  debt, net of income tax benefit of $53,000.........                                    (119,000)
                                                       ----------     -----------     -----------
          Net income (loss)..........................  $2,711,000     $ 1,884,000     $(1,187,000)
                                                       ==========     ===========     ===========
Net loss per share:
  Loss before extraordinary item.....................                                 $      (.22)
  Extraordinary item.................................                                        (.02)
                                                                                      -----------
  Net loss...........................................                                 $      (.24)
                                                                                      -----------
Weighted average number of common shares
  outstanding........................................                                   4,984,000
                                                                                      ===========
Net income...........................................  $2,711,000     $ 1,884,000
Pro forma adjustments (unaudited) --
  Income tax expense.................................   1,030,000          62,000
                                                       ----------     -----------
Pro forma net income (unaudited).....................  $1,681,000     $ 1,822,000
                                                       ==========     ===========
Pro forma income per common share (unaudited)........  $     0.74     $      0.42
                                                       ==========     ===========
Pro forma weighted average number of common shares
  outstanding (unaudited)............................   2,268,000       4,354,000
                                                       ==========     ===========

   The accompanying notes are an integral part of these financial statements.

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                       STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                         COMMON STOCK        ADDITIONAL
                                     ---------------------     PAID-IN      RETAINED
                                       SHARES      AMOUNT      CAPITAL      EARNINGS        TOTAL
                                     ----------   --------   -----------   -----------   -----------
Balance, December 31, 1992.........                                        $ 1,822,000   $ 1,822,000
  Net income.......................                                          2,711,000     2,711,000
  Distributions....................                                         (1,744,000)   (1,744,000)
                                                                           -----------   -----------
Balance, December 31, 1993.........                                          2,789,000     2,789,000
  Formation of EyeCorp (Note 1):
     Merger of
       EyeCorp -- Predecessor and
       related distributions.......   2,268,265   $113,000                  (3,457,000)   (3,344,000)
     Issuance of common stock in
       connection with
       acquisitions................   1,820,856     91,000   $ 5,972,000                   6,063,000
  Issuance of common stock in
     connection with acquisitions
     (Note 1)......................     833,981     42,000     2,730,000                   2,772,000
          Net income...............                                          1,884,000     1,884,000
                                     ----------   --------   -----------   -----------   -----------
Balance, December 31, 1994.........   4,923,102    246,000     8,702,000     1,216,000    10,164,000
Issuance of common stock in
  connection with acquisitions
  (Note 1).........................   5,540,000    277,000    27,423,000                  27,700,000
          Net loss.................                                         (1,187,000)   (1,187,000)
                                     ----------   --------   -----------   -----------   -----------
Balance, December 31, 1995.........  10,463,102   $523,000   $36,125,000   $    29,000   $36,677,000
                                     ==========   ========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                          YEAR ENDED DECEMBER 31,
                                                                -------------------------------------------
                                                                   1993            1994            1995
                                                                -----------    ------------    ------------
Cash flows from operating activities:
  Net income (loss)...........................................  $ 2,711,000    $  1,884,000    $ (1,187,000)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Extraordinary item -- loss on early extinguishment of
      debt....................................................                                      178,000
    Depreciation and amortization.............................      382,000       1,470,000       1,930,000
    Deferred income taxes.....................................                     (253,000)       (530,000)
    Increase (decrease) in cash and cash equivalents, net of
      effects of clinic acquisitions, due to changes in:
      Accounts receivable.....................................     (947,000)         84,000         646,000
      Inventories.............................................      (23,000)                        (13,000)
      Prepaid expenses and other assets.......................       50,000        (123,000)       (729,000)
      Deferred charges........................................                   (1,122,000)
      Accounts payable and accrued expenses...................       24,000           1,000       3,431,000
      Salaries and benefits payable...........................                     (101,000)        340,000
      Due to physician groups.................................                    1,280,000      (1,127,000)
      Income taxes payable....................................                    1,376,000      (1,376,000)
                                                                -----------    ------------    ------------
         Net cash provided by operating activities............    2,197,000       4,496,000       1,563,000
                                                                -----------    ------------    ------------
Cash flows from investing activities:
  Payments for clinic operating assets, net of cash
    acquired..................................................                   (8,936,000)     (4,115,000)
  Merger costs Incurred.......................................                                   (1,126,000)
  Purchase of property and equipment..........................     (107,000)     (1,227,000)     (1,397,000)
                                                                -----------    ------------    ------------
         Net cash used by investing activities................     (107,000)    (10,163,000)     (6,638,000)
                                                                -----------    ------------    ------------
Cash flows from financing activities:
  Distribution to owners......................................   (1,744,000)     (3,419,000)
  Proceeds from long-term debt................................                   15,567,000      18,646,000
  Repayment of long-term debt.................................      (51,000)     (3,529,000)    (14,424,000)
  Proceeds from issuance of stock.............................                        5,000
  Loan costs incurred.........................................                     (245,000)       (507,000)
  Repayment of obligations under capital leases...............     (255,000)
                                                                -----------    ------------    ------------
         Net cash provided (used) by financing activities.....   (2,050,000)      8,379,000       3,715,000
                                                                -----------    ------------    ------------
         Net increase (decrease) in cash and cash
           equivalents........................................       40,000       2,712,000      (1,360,000)
Cash and cash equivalents, beginning of period................       96,000         136,000       2,848,000
                                                                -----------    ------------    ------------
Cash and cash equivalents, end of period......................  $   136,000    $  2,848,000    $  1,488,000
                                                                ===========    ============    ============
Supplemental disclosure of cash flow information --
  Cash paid during the year for:
    Interest..................................................  $   250,000    $  1,065,000    $  1,469,000
                                                                ===========    ============    ============
    Income taxes..............................................                                 $  1,412,000
                                                                                               ============
Supplemental schedule of noncash investing and financing
  activities:
  Effects of clinic acquisitions:
    Intangible assets.........................................                   15,814,000      32,891,000
    Property and equipment....................................                    3,345,000       4,963,000
    Accounts receivable.......................................                    3,078,000       4,977,000
    Other assets..............................................                       50,000       2,457,000
                                                                               ------------    ------------
    Total assets acquired, net of cash........................                   22,287,000      45,288,000
    Liabilities assumed.......................................                   (4,446,000)    (13,473,000)
    Issuance of common stock..................................                   (8,905,000)    (27,700,000)
                                                                               ------------    ------------
      Payments for clinic operating assets....................                 $  8,936,000    $  4,115,000
                                                                               ============    ============

The Company purchased an airplane in 1994 by issuing a note payable for approximately $475,000

   The accompanying notes are an integral part of these financial statements.

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND FORMATION OF EYECORP AND DESCRIPTION OF BUSINESS:

     The accompanying financial statements for the year ended December 31, 1993 and the one month ended January 31, 1994 represent the combined financial statements of RME Associates and Ridge Lake Ambulatory Surgery Center ("Predecessor Entities"). The Predecessor Entities are presented on a combined basis since they were subject to a business combination effective February 1, 1994, resulting in the formation of EyeCorp, Inc. (the "Company"). Dr. David Meyer owned a majority interest in both RME Associates and Ridge Lake Ambulatory Surgery Center for these periods.

     Ridge Lake Ambulatory Surgery Center is a multi-specialty center primarily providing ophthalmic surgeries on an outpatient basis. RME Associates owns a professional office building and enters into real property leasing contracts of various lengths ranging from three to five years. Gross rental income is included in other revenues. Operating and rental expenses relating to the professional office building are included in general corporate expenses.

     EyeCorp, Inc. began operations on February 1, 1994. The Company acquired through mergers certain operating assets and assumed certain liabilities of the Predecessor Entities. Aggregate distributions of $3,457,000 were made to the owners of the Predecessor Entities just prior to the EyeCorp, Inc. formation transactions. The mergers have been accounted for similar in manner to a pooling of interests since the mergers were considered a combination of entities under common control.

     In 1994, the Company acquired certain operating assets and assumed certain liabilities ("Practice Assets") of the following clinics ("1994 Acquisition Practices"):

                                                                               EFFECTIVE DATE
                        CLINIC                              LOCATION           OF ACQUISITION
    -----------------------------------------------  -----------------------  -----------------
    Vitreoretinal Foundation.......................    Memphis, Tennessee     February 1, 1994
    Ophthalmic Associates P.C......................   Knoxville, Tennessee    February 1, 1994
    Mid-South Eye Clinic...........................  Clarksville, Tennessee     April 8, 1994
    Rayner Eye Clinic P.C..........................    Oxford, Mississippi      June 30, 1994

     The Company's consideration in exchange for the Practice Assets consisted of approximately $5,052,000 cash and 1,728,242 shares of its Common Stock for Vitreoretinal Foundation, approximately $550,000 cash and 92,614 shares of its Common Stock for Ophthalmic Associates, P.C., $1,000,000 cash for Mid-South Eye Clinic and approximately $2,288,000 cash and 833,981 shares of its Common Stock for Rayner Eye Clinic, P.C. A value per share of $3.32 was determined by the board of directors of EyeCorp based on a good faith determination of the relative fair market values of the Predecessor Entities. In connection with the EyeCorp, Inc. merger transaction with the Predecessor Entities and the acquisitions of Vitreoretinal Foundation, Ophthalmic Associates, P.C., Mid-South Eye Clinic and Rayner Eye Clinic, P.C., the owners of the acquirees were given the option of receiving all or part of the total consideration in cash or in the Company's Common Stock.

     On December 28, 1995, the Company acquired certain operating assets and assumed certain liabilities of an additional 49 eyecare practices and 4 ambulatory surgery centers ("1995 Acquisition Practices") located primarily in the southeastern United States. The Company's consideration in exchange for the 1995 Acquisition Practices consisted of approximately $1,400,000 cash, approximately $1,800,000 in notes payable, and approximately 5,540,000 shares of its Common Stock. A value per share of $5 was determined based upon an independent valuation.

     The acquisitions of the 1994 and 1995 Acquisition Practices have been accounted for as purchases and the accompanying financial statements include the results of their operations from their respective dates of acquisition.

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Simultaneously with each acquisition or merger, the Company entered into a long-term clinic service agreement with the clinic practices.

     The Company provides management services to the clinics under service and management agreements. The Company is currently earning revenues under the following arrangements:

     The Company's revenue is based on a percentage of the practice net revenue defined in the agreements as net professional services revenue less clinical expenses.

     The Company is reimbursed for all clinic expenses, as defined in the agreement.

     Under the terms of the service agreements, the Company purchases the clinics' accounts receivable without recourse. The purchase price is the face amount of the accounts receivable less any reserve recorded by the clinics for uncollectible amounts. The Company therefore bears the risk of collection. Accounts receivable are purchased daily by the Company and paid for at the end of each month. Additionally, the Company is responsible for the operating expenses of the clinics. Accordingly, receivables, payables and professional services of the clinics are included in the accompanying financial statements.

2. SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Consolidation

     These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, The EyePA, Inc. ("EyePA") and EyeCare Resources, Inc. ("EyeCare"). All significant intercompany balances and transactions have been eliminated in consolidation. EyePA was formed to establish a preferred provider network to provide comprehensive vision care services to enrollees in various health insurance plans. EyeCare was formed to negotiate purchasing programs and national buying contracts for equipment and supplies for the practices.

  Cash and Cash Equivalents

     The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     Accounts receivable represents amounts due from patients for medical services provided by physician groups and the surgery center. Such amounts are recorded net of uncollectible amounts. Accounts receivable are a function of net clinic and surgery center revenue. (See Note 3).

     Due to the demographics of ophthalmic patients, a significant portion of clinic and Surgery Center medical service revenues are related to third-party reimbursement agreements, primarily Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. In the ordinary course of business, practices receiving reimbursement from Medicare and other governmental programs are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Provisions for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined.

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Inventories

     The Company values inventories at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method. Inventories are comprised primarily of medical supplies, medications and other materials used in the delivery of services.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows:

    Land improvements........................................................      5 years
    Building and improvements................................................   5-40 years
    Leasehold improvements...................................................      7 years
    Medical equipment, furniture and fixtures................................    5-7 years
    Vehicles.................................................................      3 years

     When assets are retired or otherwise disposed, the costs and related accumulated depreciation are removed from the accounts. The difference between the net book value of the assets and proceeds from disposition is recognized as a gain or loss. Routine maintenance and repairs are charged to expenses as incurred, while costs of betterments and renewals are capitalized.

  Intangible Assets

     Clinic Service Agreements -- Costs of obtaining clinic service agreements arose from the acquisitions described in Note 1 and were created by the excess of the purchase price over the fair value of net assets of the acquired businesses and represent the exclusive right to operate clinics, including utilizing the bases of employees, medical technology and know-how, contracts and other intellectual property acquired from such clinics, in affiliation with the related physician groups during the term of the agreements. In the event of termination of a service agreement without cause, as defined, the related physician groups are required to purchase all clinic assets, including intangibles, at the then fair market value. Costs of obtaining clinic service agreements are amortized using the straight-line method over the periods during which the agreements are effective, currently twenty-five years (See Note 15). The net book value and accumulated amortization of clinic service agreements was $11,711,000 and $350,000, respectively, at December 31, 1994 and $44,106,000 and
$844,000, respectively, at December 31, 1995.

     Goodwill -- The excess cost over fair value of net assets acquired is being amortized over 25 years. The net book value of goodwill at December 31, 1994 and 1995 was $3,638,000 and $3,496,000, respectively. The accumulated amortization at December 31, 1994 and 1995 was $112,000 and $256,000, respectively.

     At each reporting period, the Company reviews the carrying value of intangible assets on a practice by practice basis to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that the amortization period needs to be modified. Among the factors considered by the Company in making the evaluation are changes in the practices' market position, reputation, profitability and geographical penetration. Using these factors, if circumstances are present which may indicate impairment is probable, the Company will prepare a projection of the undiscounted cash flows before interest charges of the specific practice and determine if the intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying value of intangible assets to fair value. Based on the factors considered above, the Company does not believe that there are any current factors indicating any impairment of intangible assets as of December 31, 1995.

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Deferred Charges, net

     Deferred charges consist of the following at December 31, 1994 and 1995:

                                                                     1994           1995
                                                                  ----------     ----------
    Organizational costs........................................  $1,097,000     $1,121,000
    Deferred loan costs.........................................     244,000        506,000
    Deferred merger costs.......................................                  1,126,000
    Non-compete agreement.......................................      25,000
                                                                  ----------     ----------
                                                                   1,366,000      2,753,000
    Accumulated amortization....................................    (163,000)      (425,000)
                                                                  ----------     ----------
                                                                  $1,203,000     $2,328,000
                                                                  ==========     ==========

     As discussed in Note 15, the Company merged with Physicians Resource Group, Inc. ("PRG"), a publicly-owned ophthalmic and optometric practice management services company, on March 18, 1996. Total deferred merger costs incurred in connection with the PRG merger are anticipated to be approximately $1,500,000, of which $1,126,000 was incurred at December 31, 1995. The PRG merger will be accounted for as a pooling-of-interest; therefore, these costs will be expensed in the first quarter of 1996, which corresponds with the closing of the PRG merger.

     Costs associated with obtaining long-term financing are being amortized on the interest method over the terms of the related debt. Organizational costs are being amortized on the straight-line method over five years.

  Income Taxes

     For the year ended December 31, 1993 and the one month ended January 31, 1994, the Company was not subject to federal or state income taxes; however, the partnerships described in Note 1 filed informational income tax returns and the partners recorded the related partnership income or loss in their respective tax returns. Therefore, the statements of operations for these periods contain no provision for federal or state income taxes.

     Upon the consummation of the EyeCorp formation transactions and related acquisitions of the 1994 and 1995 Acquisition Practices, as described in Note 1, the Company recognized deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk

     The Company's accounts receivable consists primarily of amounts due from patients funded through Medicare, Medicaid, commercial insurance and private payment. The Company performs ongoing credit

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

evaluations of its patients and generally does not require collateral. The Company maintains allowances for potential credit losses and such losses have been within management's expectation.

     The Company has deposits with two financial institutions which exceed federal depository insurance limits by $2,095,000 at December 31, 1995.

  Pro Forma Adjustments

     Pro forma amounts reflect adjustments for additional income tax expenses that would have been reported had the Predecessor Entities been taxable corporations for income tax purposes for the years ended December 31, 1993 and the one month ended January 31, 1994.

  Pro Forma Income Per Common Share

     Pro forma income per common share has been computed by dividing pro forma net income by pro forma weighted average number of common shares outstanding during the periods. Pro forma weighted average number of common shares outstanding during the periods includes the number of common shares issued in the acquisitions of the 1994 Acquisition Practices described in Note 1.

3. NET SERVICE FEE REVENUE:

     Revenue for all clinics is recorded at established rates reduced by provisions for uncollectible amounts and amounts retained by physician groups.

     The following represents amounts included in the determination of net service fee revenue (which represents the total management fees earned by the Company) for the years ended December 31, 1994 and 1995.

                                                                  1994             1995
                                                               -----------     ------------
    Gross physician group revenue............................  $33,110,000     $ 40,489,000
    Less: Contractual adjustments and allowance for doubtful
      accounts...............................................  (13,055,000)     (18,156,000)
                                                               -----------      -----------
              Net physician group revenue....................   20,055,000       22,333,000
    Less amounts retained by physician groups................   (7,308,000)      (6,467,000)
                                                               -----------      -----------
                                                               $12,747,000     $ 15,866,000
                                                               ===========      ===========

4. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, 1994 and 1995 is as follows:

                                                                   1994            1995
                                                                -----------     -----------
    Land and improvements.....................................  $   100,000     $   172,000
    Building and improvements.................................    3,316,000       3,651,000
    Leasehold improvements....................................    1,205,000       1,959,000
    Medical equipment.........................................    4,146,000       6,248,000
    Furniture and fixtures....................................      742,000       3,696,000
    Vehicles..................................................      643,000         786,000
                                                                -----------     -----------
                                                                 10,152,000      16,512,000
    Less accumulated depreciation.............................    2,817,000       3,779,000
                                                                -----------     -----------
              Net property and equipment......................  $ 7,335,000     $12,733,000
                                                                ===========     ===========

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. DEBT:

     Debt at December 31, 1994 and 1995 consists of the following:

                                                                   1994            1995
                                                                -----------     -----------
    Term loans, bearing interest ranging from 9.5% to 10.0%,
      due in monthly principal and interest installments of
      $226,000 and collateralized by accounts receivable and
      equipment with an aggregate net book value of
      $12,434,000.............................................  $12,296,000
    Term loan, bearing interest at 9.5%, due in monthly
      principal and interest installments of $10,000, and
      collateralized by an airplane with a net book value of
      $418,000................................................      417,000
    Mortgage notes payable, bearing interest at 7.85% and
      8.50%, respectively, due in monthly principal and
      interest installments of $220,000, and collateralized by
      a first lien mortgage on a building with a net book
      value of $1,616,000 at December 31, 1994................    1,711,000
    Revolving term loan.......................................                  $18,882,000
    Various installment notes payable to physician practices
      (See Note 1), bearing interest ranging from 8% to 10%,
      due in monthly and quarterly installments...............                    1,770,000
                                                                -----------     -----------
              Total long-term debt............................   14,424,000      20,652,000
    Less current installments.................................   (1,793,000)       (197,000)
                                                                -----------     -----------
                                                                $12,631,000     $20,455,000
                                                                ===========     ===========

     In December 1995, the Company entered into a $20 million revolving credit facility ($18,882,000 outstanding at December 31, 1995) which was used primarily for the acquisition of the 1995 Acquisition described in Note 1 and for the repayment of amounts outstanding under the existing credit facility. Advances to the Company under the new credit facility bear interest at either LIBOR plus 2.0% to 2.5% or the bank's prime rate plus 0.5%. The Company has the option to convert from LIBOR to the bank's prime rate and vice-versa at certain times. Monthly interest payments are due under the new credit facility and quarterly principal installments of 3.57% of outstanding borrowings are to be paid commencing on March 1, 1997, with the remainder due December 28, 1997. The new credit facility is collateralized by certain assets and the common stock of the Company.

     The unused portion of the new credit facility, based on eligible collateral, was $1,118,000 at December 31, 1995. The new credit facility contains covenants, the most restrictive of which require that the Company: a) not incur any purchase money liens, borrowed funds under the credit facilities excluded, in excess of $600,000, b) maintain a debt coverage ratio as defined in the credit facility agreement of 1.5 to 1, c) maintain a consolidated current ratio of 1.5 to 1, d) maintain net worth of approximately $37.7 million, and e) maintain a ratio of debt under the new credit facility to debt plus stockholders' equity not to exceed .5 to 1. The new credit facility also subjects the Company to prepayment penalties on amounts outstanding under the LIBOR rate as defined in the agreement. Additionally, the Company is obligated to pay a fee of up to $300,000 in the event that the Company terminates the new credit facility prior to its maturity date.

     The Company was in violation of the net worth covenant at December 31, 1995. On April 18, 1996, the violation was waived by the lender and the covenant was amended, as of January 1, 1996, requiring the Company to maintain net worth of at least $37,677,000 as defined in the agreement.

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In connection with the repayment of the existing credit facility, the Company recognized an extraordinary loss of $178,000, which consisted of unamortized loan costs.

     The aggregate maturities of long-term debt at December 31, 1995, are as follows:

    1996....................................................................  $   197,000
    1997....................................................................   19,132,000
    1998....................................................................      269,000
    1999....................................................................      293,000
    2000....................................................................      161,000
    Thereafter..............................................................      600,000
                                                                              -----------
                                                                              $20,652,000
                                                                              ===========

6. LEASES:

     The Company leases clinic and administrative facilities and medical equipment under noncancelable operating leases.

     Future minimum lease payments under noncancelable operating leases at December 31, 1995 are as follows:

                                      YEAR                                      AMOUNT
    ------------------------------------------------------------------------  -----------
    1996....................................................................  $ 2,661,000
    1997....................................................................    2,356,000
    1998....................................................................    2,231,000
    1999....................................................................    1,656,000
    2000....................................................................    1,528,000
    Thereafter..............................................................    3,640,000
                                                                              -----------
              Total minimum lease payments..................................  $14,072,000
                                                                              ===========

     Total rental expense for operating leases for the years ended December 31, 1994 and 1995 was approximately $273,000 and $573,000.

     In connection with the purchase of certain 1994 and 1995 Acquisition Practices, the Company assumed the practices' leases of facility space from various partnerships which include affiliated physicians as partners and trusts in which relatives of the affiliated physicians are named beneficiaries. These leases expire at various dates through 2010 and are included in the minimum lease payments. Rental expense paid to affiliated physicians amounted to $39,000 and $78,000 for the years ended December 31, 1994 and 1995, respectively.

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. INCOME TAX EXPENSE (BENEFIT):

     Income tax expense (benefit) consists of the following:

                                                                     1994          1995
                                                                  ----------     ---------
    Current:
      Federal...................................................  $1,169,000     $(103,000)
      State.....................................................     207,000       (16,000)
    Deferred:
      Federal...................................................    (225,000)     (337,000)
      State.....................................................     (25,000)      (58,000)
                                                                  ----------     ---------
                                                                  $1,126,000     $(514,000)
                                                                  ==========     =========

     Total income tax expense (benefit) differed from the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes as a result of the following:

                                                                     1994          1995
                                                                  ----------     ---------
    Computed statutory tax expense (benefit)....................  $1,023,000     $(538,000)
    Increase in income taxes resulting from:
      State income taxes, net of federal income tax benefit.....     120,000        54,000
      Permanent differences, primarily amortization of
         goodwill...............................................      45,000       (65,000)
      Other.....................................................     (62,000)       35,000
                                                                  ----------     ---------
              Total income tax expense (benefit)................  $1,126,000     $(514,000)
                                                                  ==========     =========

     The components of the net deferred tax liability are as follows:

                                                                    1994           1995
                                                                 ----------     -----------
    Deferred tax liabilities:
      Accounts receivable......................................  $  555,000     $ 1,490,000
      Property and equipment...................................      77,000     $   171,000
      Intangible assets........................................   2,955,000      11,082,000
    Deferred tax assets:
      Allowance for uncollectible amounts......................     (90,000)       (740,000)
      Accrued bonuses..........................................                    (194,000)
                                                                 ----------     -----------
    Net deferred tax liability.................................  $3,497,000     $11,809,000
                                                                 ==========     ===========

8. MAJOR CUSTOMERS:

     The Company derives its net service fee revenue from clinic practices with which it has service and management agreements. For the year ended December 31, 1995, two of these clinic practices each contributed over 10% of the Company's net service fee revenue.

     The Company's affiliated clinic practices derived approximately 53% of their net revenues from services provided under the Medicare program for the year ended December 31, 1995.

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

9. COMMITMENTS AND CONTINGENCY:

     The Company has employment agreements with four executive officers that specify their salaries, a percentage of salary discretionary bonus and stock options (Note 11). The terms of the employment agreements range from three to five years.

     In the normal course of business, certain of the affiliated physician groups have been named in lawsuits alleging medical malpractice. In the opinion of the Company's management, the ultimate liability, if any and without considering possible insurance recoveries, will not have a material impact on its financial position, results of operations, or cash flows.

     Additionally, the Company's affiliated physician groups are insured with respect to medical malpractice risks on a claims made basis.

     During 1995, the Company entered into a contract to purchase surgical supplies of approximately $2.3 million over a three year period. The contract requires monthly payments of $60,000. As of December 31, 1995, the Company had received supplies of approximately $183,000 under the contract.

10. PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

     The following unaudited pro forma information for the years ended December 31, 1994 and 1995 is presented as if the acquisitions described in Note 1 and commencement of the new credit facility occurred on January 1, 1994. The following information is not necessarily indicative of what actual results of operations would have been had such acquisitions and new credit facility been completed on January 1, 1994, nor does it purport to represent the results of operations for future periods. In management's opinion, all adjustments necessary to reflect the acquisitions have been made. Summarized pro forma information is as follows:

                                                                        1994        1995
                                                                       -------     -------
    Statement of Operations
         Revenues....................................................  $64,814     $67,303
         Operating expenses..........................................   56,668      63,559
                                                                       -------     -------
                                                                            --
         Income before income taxes..................................    8,146       3,744
         Income tax expense..........................................    3,297       1,498
                                                                       -------     -------
                                                                            --
           Net income................................................  $ 4,849     $ 2,246
                                                                       =======     =======
           Net income per common share...............................  $   .46     $   .21
                                                                       =======     =======
           Weighted average number of common shares outstanding......   10,463      10,463
                                                                       =======     =======

11. STOCK OPTION PLAN:

     On January 31, 1995, the Company established an Incentive and Non-Qualified Stock Option Plan (the "Plan") reserving 902,620 common shares for issuance under the Plan. On February 1, 1995, the Company granted certain employees options to purchase an aggregate 486,873 of the Company's Common Stock at $3.32 per share. In connection with the acquisition of the 1994 Acquisition Practices described in Note 1, the Company's Common Stock given as consideration was valued at $3.32 per share. The Company believes the option price per share of $3.32 to be equal to the fair market value per share of the Company's Common Stock. Consequently, no compensation expense was recognized in connection with the stock options granted.

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In July and August 1995, the Company granted certain new employees options to purchase an aggregate 264,166 of the Company's Common Stock of $3.32 per share. In September 1995 and February 1996, the Company granted a new employee and a new director options to purchase an aggregate 25,000 of the Company's Common Stock at the respective grant dates. Consequently, no compensation expense was recognized in connection with the stock options granted. The options granted under the Plan vest and are exercisable as follows:

                                                                      VEST       EXERCISABLE
                                                                     -------     -----------
    1995...........................................................  213,287       158,047
    1996...........................................................  221,548       166,308
    1997...........................................................  221,548       166,308
    1998...........................................................   54,254       149,329
    1999...........................................................   65,402       136,047
                                                                     -------       -------
                                                                     776,039       776,039
                                                                     =======       =======

     As of December 31, 1995, no options had been exercised. Unexercised options expire ten years after the date of grant.

12. BUSINESS SEGMENTS:

     The Company's operations consist of providing management services to physician groups, providing ophthalmic surgeries in its Ridge Lake Ambulatory Surgery Center and leasing its professional office building.

     Revenues, income (loss) before income taxes and extraordinary item, identifiable assets, depreciation and amortization and capital expenditures of these business segments as of and for the years ended December 31, are as follows:

                                                      1993           1994            1995
                                                   ----------     -----------     -----------
    Total revenues
      Management services........................                 $12,747,000     $15,866,000
      Ophthalmic surgeries.......................  $7,133,000       6,695,000       6,185,000
      Leasing....................................     419,000         142,000          79,000
                                                   ----------     -----------     -----------
                                                   $7,552,000     $19,584,000     $22,130,000
                                                   ==========     ===========     ===========
    Income (loss) before income taxes and
      extraordinary item
      Management services........................                 $   566,000     $(3,926,000)
      Ophthalmic surgeries.......................  $2,566,000       2,314,000       2,327,000
      Leasing....................................     145,000         130,000          17,000
                                                   ----------     -----------     -----------
                                                   $2,711,000     $ 3,010,000     $(1,582,000)
                                                   ==========     ===========     ===========
    Identifiable assets
      Management services........................                 $27,203,000     $72,639,000
      Ophthalmic surgeries.......................  $3,634,000       2,244,000       1,553,000
      Leasing....................................   2,249,000       2,594,000       2,795,000
                                                   ----------     -----------     -----------
                                                   $5,883,000     $32,041,000     $76,987,000
                                                   ==========     ===========     ===========

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                      1993           1994            1995
                                                   ----------     -----------     -----------
    Business Segments:
    Depreciation and amortization
      Management services........................                 $ 1,179,000     $ 1,724,000
      Ophthalmic surgeries.......................  $  292,000         198,000         116,000
      Leasing....................................      90,000          93,000          90,000
                                                   ----------     -----------     -----------
                                                   $  382,000     $ 1,470,000     $ 1,930,000
                                                   ==========     ===========     ===========
    Capital expenditures
      Management services........................                 $ 1,108,000     $   909,000
      Ophthalmic surgeries.......................  $    9,000          89,000         274,000
      Leasing....................................      98,000          30,000         214,000
                                                   ----------     -----------     -----------
                                                   $  107,000     $ 1,227,000     $ 1,397,000
                                                   ==========     ===========     ===========

     Corporate expenses are allocated on a consistent basis among industry segments over the three year period. Capital expenditures for 1994 and 1995 do not include the payments for clinic operating assets of $8,936,000 and $4,115,000, respectively, all of which is attributable to the Management Services business segment.

13. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards 107 requires all entries to disclose the fair value of certain financial instruments in their financial statements. Accordingly, the Company reports that the carrying amount of accounts receivables, accounts payable and accrued expenses approximates fair value due to the short maturity of these instruments.

     The carrying amount of the Company's debt approximates fair value due to the Company's ability to obtain such borrowings at a comparable interest rate.

14. RECENTLY ISSUED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS:

     During 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS No. 123) Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company will continue to follow the existing accounting requirements for stock options contained in APB Opinion No. 25 (Accounting for Stock Issued to Employees). Beginning in 1996, however, the Company will provide the pro forma disclosures required by SFAS No. 123.

15. SUBSEQUENT EVENTS (UNAUDITED):

  Merger

     On March 18, 1996, the Company completed a stock-for-stock merger transaction with PRG. PRG is currently providing management services to ten ophthalmic practices and is in the process of acquiring certain assets and liabilities of, and entering into service agreements with, approximately ten additional practices.

     Under the terms of the agreement, PRG issued approximately 6,090,000 shares of its common stock for all of the outstanding Common Stock of the Company in a transaction accounted for as a pooling-of-interests.

     In connection with the PRG merger, the Company extended the term of the service agreements from 25 to 40 years for certain practices. Additionally, the termination without cause provision was removed from all service agreements.

                                 EYECORP, INC.
                           (AND PREDECESSOR ENTITIES)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Pro Forma

     The summarized unaudited pro forma consolidated statements of operations data for the years ended December 31, 1994 and 1995 is presented below as if:
(a) the merger with PRG occurred on January 1, 1994 (b) the acquisitions described in Note 1 and (c) the consummation of the new credit facility occurred on January 1, 1994. The 1995 results include increased expenses relative to the establishment and development of corporate offices at EyeCorp and PRG, the resignation of PRG's former chief executive officer and transaction costs of unsuccessful acquisitions.

                                                                                      EYECORP
                                                            EYECORP      PRG PRO      AND PRG
                                                           PRO FORMA      FORMA      PRO FORMA
                                                           ---------    ---------    ---------
    Statement of Operations for the year ended
      December 31, 1994:.................................
         Revenues........................................   $64,814      $47,484     $ 112,298
         Operating expenses..............................    56,668       38,639        95,307
                                                            -------      -------     ---------
         Income before income taxes......................     8,146        8,845        16,991
         Income tax expense..............................     3,297        3,450         6,747
                                                            -------      -------     ---------
           Net income....................................   $ 4,849      $ 5,395     $  10,244
                                                            =======      =======     =========
           Net income per common share...................                            $     .41
                                                                                     =========
           Weighted average number of common shares
              outstanding................................                               25,241
                                                                                     =========
    Statement of Operations for the year ended
      December 31, 1995:
         Revenues........................................   $67,303      $51,306     $ 118,609
         Operating expenses..............................    63,559       44,531       108,090
                                                            -------      -------     ---------
         Income before taxes.............................     3,744        6,775        10,519
         Income tax expense..............................     1,498        2,585         4,083
                                                            -------      -------     ---------
           Net income....................................   $ 2,246      $ 4,190     $   6,436
                                                            =======      =======     =========
           Net income per common share...................                            $     .25
                                                                                     =========
         Weighted average number of common shares
           outstanding...................................                               25,241
                                                                                     =========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of EyeCorp, Inc.

     We have audited the accompanying balance sheet of EyeCorp, Inc. -- Baker Acquisition Practice, (as identified in Note 1) as of December 31, 1994 and the related statements of excess of revenues over expenses, equity and cash flows for the year then ended. These financial statements are the responsibility of the EyeCorp, Inc. -- Baker Acquisition Practice's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the financial statements and are not intended to be a complete presentation of the EyeCorp., Inc. -- Baker Acquisition Practice.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EyeCorp., Inc. -- Baker Acquisition Practice as of December 31, 1994, and the excess of revenues over expenses and its cash flows for the year then ended, as described in Note 1, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Memphis, Tennessee
October 31, 1995

                  EYECORP, INC. -- BAKER ACQUISITION PRACTICE

                                 BALANCE SHEETS

                                     ASSETS

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                  ------------
Current assets:
  Cash and cash equivalents.....................................................    $ 98,161
  Accounts receivable, less allowance for uncollectible amounts of $12,000 for
     1994 and $24,000 for 1995..................................................     103,805
  Inventories...................................................................      33,896
  Prepaid expenses and other current assets.....................................      18,380
                                                                                    --------
          Total current assets..................................................     254,242
Property and equipment, net.....................................................      45,494
                                                                                    --------
          Total assets..........................................................    $299,736
                                                                                    ========
                                    LIABILITIES AND EQUITY
Current liabilities:
  Short-term notes payable to owner.............................................    $ 46,292
  Obligations under capital leases..............................................       8,888
  Accounts payable and accrued expenses.........................................      21,170
  Accrued salaries and benefits.................................................     138,739
                                                                                    --------
          Total current liabilities.............................................     215,089
Equity..........................................................................      84,647
                                                                                    --------
          Total liabilities and equity..........................................    $299,736
                                                                                    ========

   The accompanying notes are an integral part of these financial statements.

                  EYECORP, INC. -- BAKER ACQUISITION PRACTICE

                 STATEMENTS OF EXCESS OF REVENUES OVER EXPENSES

                                                                       YEAR ENDED DECEMBER 31,
                                                                      --------------------------
                                                                         1994           1995
                                                                      ----------     -----------
                                                                                     (UNAUDITED)
Revenues:
  Medical service revenues, net.....................................  $1,757,803     $ 2,235,628
  Other revenues....................................................      10,984          22,045
                                                                      ----------     -----------
          Total revenues............................................   1,768,787       2,257,673
                                                                      ----------     -----------
Costs and expenses:
  Compensation to owner.............................................   1,031,268       1,022,447
  Salaries, wages and benefits......................................     267,219         392,847
  Pharmaceuticals and supplies......................................     195,497         238,601
  General and administrative expenses...............................     240,906         493,464
  Depreciation......................................................      15,962          15,962
  Interest expense..................................................       7,819          12,979
                                                                      ----------     -----------
          Total costs and expenses..................................   1,758,671       2,176,300
                                                                      ----------     -----------
          Excess of revenues over expenses..........................  $   10,116     $    81,373
                                                                      ==========     ===========
Supplemental disclosure:
  Combined compensation to owners and excess of revenues over
     expenses.......................................................  $1,041,384     $ 1,103,820
                                                                      ==========     ===========

   The accompanying notes are an integral part of these financial statements.

                  EYECORP, INC. -- BAKER ACQUISITION PRACTICE

                              STATEMENTS OF EQUITY

Balance, December 31, 1993........................................................  $ 74,531
  Excess of revenues over expenses................................................    10,116
                                                                                    --------
Balance, December 31, 1994........................................................    84,647
  Excess of revenues over expenses (unaudited)....................................    81,373
                                                                                    --------
Balance, December 31, 1995 (unaudited)............................................  $166,020
                                                                                    ========

   The accompanying notes are an integral part of these financial statements.

                  EYECORP, INC. -- BAKER ACQUISITION PRACTICE

                            STATEMENTS OF CASH FLOWS

                                                                        YEAR ENDED DECEMBER 31,
                                                                        ------------------------
                                                                          1994          1995
                                                                        --------     -----------
                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Excess of revenues over expenses....................................  $ 10,116      $   81,373
  Adjustments to reconcile excess of revenues over expenses to net cash provided by (used in) operating activities:
     Depreciation.....................................................    15,962          15,962
     Changes in assets and liabilities:
       Accounts receivable, net.......................................    16,767         (92,890)
       Inventories....................................................      (482)          4,004
       Prepaid expenses and other current assets......................    (4,189)            365
       Notes receivable...............................................                    63,421
       Accounts payable and accrued expenses..........................   (14,442)          4,181
       Accrued salaries and benefits..................................   127,037        (119,643)
                                                                        --------      ----------
          Net cash provided (used in) by operating activities.........   150,769         (43,227)
                                                                        --------      ----------
Cash flows from investing activities:
  Purchase of property and equipment..................................    (2,046)        (13,550)
                                                                        --------      ----------
          Net cash used in investing activities.......................    (2,046)        (13,550)
                                                                        --------      ----------
Cash flows from financing activities:
  Bank overdraft......................................................                     4,998
  Repayment of obligations under capital leases.......................   (19,691)         (8,888)
  Repayment of short term notes payable...............................   (37,906)        (37,494)
                                                                        --------      ----------
          Net cash used in financing activities.......................   (57,597)        (41,384)
                                                                        --------      ----------
Net increase (decrease) in cash and cash equivalents..................    91,126        (103,159)
Cash and cash equivalents, beginning of period........................     7,035          98,161
                                                                        --------      ----------
Cash and cash equivalents, end of period..............................  $ 98,161      $        0
                                                                        ========      ==========
Supplemental disclosure of noncash investment activities:
  Capital lease obligations incurred to acquire equipment.............  $ 28,579
                                                                        ========

   The accompanying notes are an integral part of these financial statements.

                  EYECORP, INC. -- BAKER ACQUISITION PRACTICE

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Eyecorp, Inc. (Eyecorp) was formed to create an eye care service company which will own the assets of and provide management services to ophthalmic and optometric businesses. Eyecorp plans to consummate acquisitions through the exchange of cash, notes and shares of its common stock for selected assets of, and liabilities associated with approximately 50 eyecare practices.

     The Eyecorp Inc. -- Baker Acquisition Practice, which conducted business as a professional corporation under the name Baker Eye Center, P.C., maintained its books and records on the cash basis of accounting. The accompanying financial statements have been prepared on the accrual basis of accounting. These financial statements have been prepared to show the operations and financial position of The Eyecorp, Inc. -- Baker Acquisition Practice, substantially all of whose assets and operations will be acquired by Eyecorp. Because the Eyecorp Inc. -- Baker Acquisition Practice was managed to result in taxes being the responsibility of the owner, the financial statements have been prepared on a pretax basis, as further described in Note 2. The supplemental caption on the statement of excess of revenues over expenses, combined compensation to the owners and excess of revenues over expenses, reflects the total earnings available to the owners.

     The accompanying financial statements of the Eyecorp, Inc. -- Baker Acquisition Practice have been prepared as supplemental information about the entities to which Eyecorp will provide management services following the consummation of the acquisitions. The accompanying financial statements do not reflect any adjustments relating to the proposed acquisition. Eyecorp will provide management services to the Eyecorp, Inc. -- Baker Acquisition Practice. Eyecorp will not own the medical practice nor practice medicine. Thus, the financial statements are not representative of the future operations or financial position of Eyecorp.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     The Eyecorp, Inc. -- Baker Acquisition Practice considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payers for medical services provided by physicians. Such amounts are reduced by an allowance for uncollectible amounts.

  Inventories

     Inventories consist primarily of spectacle frames, optical lenses and contact lenses and are valued at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost. Equipment under capital leases is stated at the net present value of the future minimum lease payments at the inception of the related leases. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

  Income Taxes

     The Eyecorp, Inc. -- Baker Acquisition Practice is a personal service corporation for federal and state income tax purposes which historically has not incurred significant tax liabilities for federal or state income

                  EYECORP, INC. -- BAKER ACQUISITION PRACTICE taxes. Compensation to the owner has traditionally reduced taxable income to nominal levels. This relationship would be expected to continue in the absence of the Eyecorp Acquisition. Because of this practice, provisions for income taxes and deferred tax assets and liabilities of the taxable entity have not been reflected in these financial statements.

  Equity

     Equity includes the capital stock, additional paid-in capital, and retained earnings of the Eyecorp, Inc. -- Baker Acquisition Practice.

  Revenues

     Medical service revenues are accounted for in the period the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payers and others. Due to the demographics of ophthalmic patients, a significant portion of the Eyecorp, Inc. -- Baker Acquisition Practice's medical service revenues are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. In the ordinary course of business, practices receiving reimbursement from Medicare and other governmental programs are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Additionally, the Eyecorp, Inc. -- Baker Acquisition Practice participates in agreements with managed care organizations to provide services at negotiated rates.

  Concentration Of Credit Risk

     The Eyecorp, Inc. -- Baker Acquisition Practice extends credit to patients covered by insurance programs such as governmental programs like Medicare and Medicaid and private insurers. The Eyecorp, Inc. -- Baker Acquisition Practice manages credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, where appropriate.

  Unaudited Financial Information

     The unaudited financial statements for the year ended December 31, 1995 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the unaudited financial statements. All such adjustments are of a normal and recurring nature.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                                    ESTIMATED
                                                                   USEFUL LIVES
                                                                     (YEARS)
                                                                   ------------
    Equipment....................................................      3-10         $ 313,336
    Leasehold improvements.......................................      5-10             2,386
    Furniture and fixtures.......................................       5-7            36,973
    Equipment under capital leases...............................       5-7            28,579
                                                                                    ---------
                                                                                      381,274
    Less -- accumulated depreciation.............................                    (335,780)
                                                                                    ---------
              Net property and equipment.........................                   $  45,494
                                                                                    =========

                  EYECORP, INC. -- BAKER ACQUISITION PRACTICE

4. SHORT-TERM OBLIGATIONS:

     Short-term notes payable at December 31, 1994 consist of a $46,292, 12% note payable to the owner which is payable in installments and matures on November 1, 1995.

     The EyeCorp, Inc. -- Baker Acquisition Practice leases certain professional equipment under capital and operating leases which expire in 1995.

     Rent expense related to operating leases amounted to $56,598 for the year ended December 31, 1994. Cash interest paid was approximately $3,935 in 1994.

5. COMMITMENTS AND CONTINGENCIES:

     The EyeCorp, Inc. -- Baker Acquisition Practice is insured with respect to medical malpractice risks on a claims made basis. Management is not aware of any malpractice claims which might have a material impact on the financial position, results of operations, or cash flows of the EyeCorp, Inc. -- Baker Acquisition Practice.

6. RELATED PARTY TRANSACTIONS:

     The EyeCorp, Inc. -- Baker Acquisition Practice relocated its practice in 1995 to a building owned by an entity which includes the owner of the EyeCorp, Inc. -- Baker Acquisition as a partial owner. The building was financed through a line of credit of $1,200,000 which is guaranteed by the owner of EyeCorp, Inc. -- Baker Acquisition Practice. No formal lease agreement has been entered into at this time.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of EyeCorp, Inc.

     We have audited the accompanying balance sheet of EyeCorp, Inc. -- Coleman Acquisition Practice, (as identified in Note 1) as of December 31, 1994 and the related statements of excess of revenues over expenses, equity and cash flows for the year then ended. These financial statements are the responsibility of the EyeCorp, Inc. -- Coleman Acquisition Practice's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the financial statements and are not intended to be a complete presentation of the EyeCorp, Inc. -- Coleman Acquisition Practice.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EyeCorp, Inc. -- Coleman Acquisition Practice as of December 31, 1994, and the excess of revenues over expenses and its cash flows for the year then ended, as described in Note 1, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND, L.L.P.

Memphis, Tennessee
January 12, 1996

                 EYECORP, INC. -- COLEMAN ACQUISITION PRACTICE

                                     ASSETS

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                  ------------
Current assets:
  Cash and cash equivalents.....................................................    $ 11,627
  Accounts receivable, less allowance for uncollectible amounts of $243,000 for
     1994 and $275,000 for 1995.................................................     197,856
  Inventories...................................................................      82,681
  Prepaid expenses and other current assets.....................................      12,960
                                                                                    --------
          Total current assets..................................................     305,124
  Other assets..................................................................       3,774
  Property and equipment, net...................................................      54,403
                                                                                    --------
          Total assets..........................................................    $363,301
                                                                                    ========
                                    LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable and accrued expenses.........................................    $ 28,660
  Accrued salaries and benefits.................................................       9,818
                                                                                    --------
          Total current liabilities.............................................      38,478
  Equity........................................................................     324,823
                                                                                    --------
          Total liabilities and equity..........................................    $363,301
                                                                                    ========

   The accompanying notes are an integral part of these financial statements.

                 EYECORP, INC. -- COLEMAN ACQUISITION PRACTICE

           STATEMENTS OF EXCESS OF REVENUES OVER EXPENSES AND EQUITY

                                                                       YEAR ENDED DECEMBER 31,
                                                                      -------------------------
                                                                         1994           1995
                                                                      ----------     ----------
                                                                                     (UNAUDITED)
Revenues:
  Medical service revenues, net....................................... $2,720,069    $2,571,268
  Other revenues......................................................    183,018       137,665
                                                                       ----------    ----------
          Total revenues..............................................  2,903,087     2,708,933
                                                                       ----------    ----------
Costs and expenses:
  Compensation to owner...............................................  1,700,935     1,400,572
  Salaries, wages and benefits........................................    598,049       484,637
  Pharmaceuticals and supplies........................................    292,220       332,267
  General and administrative expenses.................................    274,743       381,751
  Depreciation........................................................     18,613        23,421
  Other...............................................................     38,268
                                                                       ----------    ----------
          Total costs and expenses....................................  2,922,828     2,622,648
                                                                       ----------    ----------
          Excess (deficiency) of revenues over expenses...............    (19,741)   $   86,285
                                                                       ==========    ==========
Supplemental disclosure:
  Combined compensation to owners and excess (deficiency) of revenues
     over expenses.................................................... $1,681,194    $1,486,857
                                                                       ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                 EYECORP, INC. -- COLEMAN ACQUISITION PRACTICE

                         COMBINED STATEMENTS OF EQUITY

Balance, December 31, 1993........................................................  $322,364
  Contributions from owner, net...................................................    22,200
  Excess of revenues over expenses................................................   (19,741)
                                                                                    --------
Balance, December 31, 1994........................................................   324,823
  Excess of revenues over expenses (unaudited)....................................    86,285
                                                                                    --------
Balance, December 31, 1995 (unaudited)............................................  $411,108
                                                                                    ========

   The accompanying notes are an integral part of these financial statements.

                 EYECORP, INC. -- COLEMAN ACQUISITION PRACTICE

                            STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1994
                                                                         --------       1995
                                                                                      --------
                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Excess (deficiency) of revenues over expenses........................  $(19,741)    $ 86,285
  Adjustments to reconcile excess (deficiency) of revenues over expenses to net cash provided by operating activities:
     Depreciation......................................................    18,613       23,421
     Changes in assets and liabilities:
       Accounts receivable, net........................................    17,390      (98,836)
       Other assets....................................................     1,693        3,774
       Prepaid expenses and other current assets.......................    (1,670)      12,960
       Notes receivable................................................                 (3,832)
       Accounts payable and accrued expenses...........................     8,692       11,755
       Accrued salaries and benefits...................................     2,805        1,561
                                                                         --------     --------
          Net cash provided by operating activities....................    27,782       37,088
                                                                         --------     --------
Cash flows from investing activities:
  Purchase of property and equipment...................................   (33,952)     (51,318)
                                                                         --------     --------
          Net cash used in investing activities........................   (33,952)     (51,318)
                                                                         --------     --------
Cash flows from financing activities:
  Bank overdraft.......................................................    (4,403)       2,603
  Cash contributions by owner..........................................    22,200
                                                                         --------     --------
          Net cash provided by financing activities....................    17,797        2,603
                                                                         --------     --------
Net increase (decrease) in cash and cash equivalents...................    11,627      (11,627)
Cash and cash equivalents, beginning of period.........................         0       11,627
                                                                         --------     --------
Cash and cash equivalents, end of period...............................  $ 11,627     $      0
                                                                         ========     ========

   The accompanying notes are an integral part of these financial statements.

                 EYECORP, INC. -- COLEMAN ACQUISITION PRACTICE

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Eyecorp, Inc. (Eyecorp) was formed to create an eye care service company which will own the assets of and provide management services to ophthalmic and optometric businesses. Eyecorp plans to consummate acquisitions through the exchange of cash, notes and shares of its common stock for selected assets of, and liabilities associated with approximately 50 eyecare practices.

     The Eyecorp Inc. -- Coleman Acquisition Practice, which conducted business as a professional association under the name Coleman Eye Center, P.A., maintained its books and records on the cash basis of accounting. The accompanying financial statements have been prepared on the accrual basis of accounting. These financial statements have been prepared to show the operations and financial position of the Eyecorp, Inc. -- Coleman Acquisition Practice, substantially all of whose assets and operations will be acquired by Eyecorp. Because the Eyecorp Inc. -- Coleman Acquisition Practice was managed to result in taxes being the responsibility of the owner, the financial statements have been presented on a pretax basis, as further described in Note 2. The supplemental caption on the statement of excess of revenues over expenses, combined compensation to the owner and excess of revenues over expenses, reflects the total earnings available to the owner.

     The accompanying financial statements of the Eyecorp, Inc. -- Coleman Acquisition Practice have been prepared as supplemental information about the entities to which Eyecorp will provide management services following the consummation of the Acquisitions. The accompanying financial statements do not reflect any adjustments relating to the proposed Acquisition. Eyecorp will provide management services to the Eyecorp, Inc. -- Coleman Acquisition Practice. Eyecorp will not own the medical practice nor practice medicine. Thus, the financial statements are not representative of the future operations or financial position of Eyecorp.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     The Eyecorp, Inc. -- Coleman Acquisition Practice considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payers for medical services provided by physicians. Such amounts are reduced by an allowance for uncollectible amounts.

  Inventories

     Inventories consist primarily of spectacle frames, optical lenses and contact lenses and are valued at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

  Income Taxes

     The Eyecorp, Inc. -- Coleman Acquisition Practice is a professional association for federal and state income tax purposes which historically has not incurred significant tax liabilities for federal or state income

                 EYECORP, INC. -- COLEMAN ACQUISITION PRACTICE taxes. Compensation to the owner has traditionally reduced taxable income to nominal levels. This relationship would be expected to continue in the absence of the Eyecorp acquisition. Because of this practice, provisions for income taxes and deferred tax assets and liabilities of the taxable entity have not been reflected in these financial statements.

  Equity

     Equity includes the capital stock and retained earnings of the Eyecorp, Inc. -- Coleman Acquisition Practice.

  Revenues

     Medical service revenues are accounted for in the period the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payers and others. Due to the demographics of ophthalmic patients, a significant portion of the Eyecorp, Inc. -- Coleman Acquisition Practice's medical services revenues are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. In the ordinary course of business, practices receiving reimbursement from Medicare and other governmental programs are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. additionally, the Eyecorp, Inc. -- Coleman Acquisition Practice participates in agreements with managed care organizations to provide services at negotiated rates.

  Concentration of Credit Risk

     The Eyecorp, Inc. -- Coleman Acquisition Practice extends credit to patients covered by insurance programs such as governmental programs like Medicare and Medicaid and private insurers. The Eyecorp, Inc. -- Coleman Acquisition Practice manages credit risk with the various public and private insurance providers, as appropriate. allowances for doubtful accounts have been made for potential losses, where appropriate.

  Unaudited Financial Information

     The unaudited financial statements for the year ended December 31, 1995 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the unaudited financial statements. All such adjustments are of a normal and recurring nature.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                                        ESTIMATED
                                                                         USEFUL
                                                                          LIVES
                                                                         (YEARS)
                                                                        ---------
Equipment...............................................................    3-10      $ 125,095
Furniture and fixtures..................................................     5-7          4,463
Automobiles.............................................................     5-7         25,099
                                                                                      ---------
                                                                                        154,657
Less -- accumulated depreciation........................................               (100,254)
                                                                                      ---------
          Net Property and equipment....................................              $  54,403
                                                                                      =========

                 EYECORP, INC. -- COLEMAN ACQUISITION PRACTICE

4. COMMITMENTS AND CONTINGENCIES:

     The EyeCorp, Inc. -- Coleman Acquisition Practice is insured with respect to medical malpractice risks on a claims made basis. Management is not aware of any malpractice claims which might have a material impact on the financial position, results of operations, or cash flows of the EyeCorp, Inc. -- Coleman Acquisition Practice.

5. RELATED PARTY TRANSACTIONS:

     The EyeCorp, Inc. -- Coleman Acquisition Practice leases facility space and equipment from certain entities which include owners. Rent expense on related party operating leases amounted to $102,960 for the year ended December 31, 1994.

     In certain instances, relatives of the owners of the EyeCorp, Inc. -- Coleman Acquisition Practice are employees of the clinics.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of EyeCorp, Inc.

     We have audited the accompanying combined balance sheet of EyeCorp, Inc. -- Eggleston Acquisition Practice, (as identified in Note 1) as of December 31, 1994 and the related combined statements of excess of revenues over expenses, equity, and cash flows for the year then ended. These financial statements are the responsibility of the EyeCorp, Inc. -- Eggleston Acquisition Practice's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the financial statements and are not intended to be a complete presentation of the EyeCorp, Inc. -- Eggleston Acquisition Practice.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EyeCorp, Inc. -- Eggleston Acquisition Practice as of December 31, 1994, and the excess of revenues over expenses and its cash flows for the year then ended, as described in Note 1, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Memphis, Tennessee
November 16, 1995

                EYECORP, INC. -- EGGLESTON ACQUISITION PRACTICE

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                  ------------
Current assets:
  Cash...........................................................................   $ 85,035
  Accounts receivable less allowance for uncollectible amounts of $276,000 for
     1994 and $232,000 for 1995..................................................    522,517
  Prepaid expenses and other current assets......................................     15,113
                                                                                    --------
          Total current assets...................................................    622,665
Property and equipment, net......................................................
                                                                                    --------
          Total assets...........................................................   $622,665
                                                                                    ========
                                    LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable and accrued expenses..........................................   $448,989
  Accrued salaries and benefits..................................................     43,522
                                                                                    --------
          Total liabilities......................................................    492,511
Commitments and contingencies (Note 5)
Equity...........................................................................    130,154
                                                                                    --------
          Total liabilities and equity...........................................   $622,665
                                                                                    ========

   The accompanying notes are an integral part of these financial statements.

                EYECORP, INC. -- EGGLESTON ACQUISITION PRACTICE

            COMBINED STATEMENTS OF EXCESS OF REVENUES OVER EXPENSES

                                                                       YEAR ENDED DECEMBER 31,
                                                                      --------------------------
                                                                         1994           1995
                                                                      ----------     -----------
                                                                                     (UNAUDITED)
Revenues:
  Medical service revenues, net.....................................  $4,056,086     $ 3,345,276
  Other revenues....................................................      24,941          39,953
                                                                      ----------     -----------
          Total revenues............................................   4,081,027       3,385,229
                                                                      ----------     -----------
Costs and expenses:
  Compensation to physician owners..................................     226,075         483,198
  Salaries, wages and benefits......................................   1,206,532       1,010,739
  Pharmaceuticals and supplies......................................     239,598         249,981
  General and administrative expenses...............................   1,152,024         855,011
  Rent expense......................................................     814,948         914,059
  Depreciation and amortization.....................................      15,502          13,149
  Interest expense..................................................      12,563             469
  Other expense, net................................................      28,651          25,641
                                                                      ----------     -----------
          Total costs and expenses..................................   3,695,893       3,552,247
                                                                      ----------     -----------
          Excess (deficiency) of revenues over expenses.............  $  385,134     $  (167,018)
                                                                      ==========     ===========
Supplemental disclosure:
  Combined compensation to owners and excess (deficiency) of
     revenues over expenses.........................................  $  611,209     $   316,180
                                                                      ==========     ===========

   The accompanying notes are an integral part of these financial statements.

                EYECORP, INC. -- EGGLESTON ACQUISITION PRACTICE

                         COMBINED STATEMENTS OF EQUITY

Balance, December 31, 1993.......................................................  $(609,511)
  Contributions from owner, net..................................................    354,531
  Excess of revenues over expenses...............................................    385,134
                                                                                   ---------
Balance, December 31, 1994.......................................................    130,154
  Contributions from owner (unaudited)...........................................    440,010
  Deficiency of revenues over expenses (unaudited)...............................   (167,018)
                                                                                   ---------
Balance, December 31, 1995 (unaudited)...........................................  $ 403,146
                                                                                   =========

   The accompanying notes are an integral part of these financial statements.

                EYECORP, INC. -- EGGLESTON ACQUISITION PRACTICE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                        YEAR ENDED DECEMBER 31,
                                                                       -------------------------
                                                                         1994           1995
                                                                       ---------     -----------
                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Excess (deficiency) of revenues over expenses......................  $ 385,134      $ (167,018)
  Adjustments to reconcile excess (deficiency) of revenues over expenses to net cash provided by (used in) operating activities:
     Depreciation and amortization...................................     15,502          13,149
     Changes in assets and liabilities:
       Accounts receivable, net......................................     30,587           3,922
       Prepaid expenses and other current assets.....................      2,774          28,372
       Accounts payable and accrued expenses.........................   (246,190)        (37,739)
       Accrued salaries and benefits.................................      7,438          23,221
                                                                       ---------      ----------
          Net cash provided by (used in) operating activities........    195,245        (136,093)
                                                                       ---------      ----------
Cash flows from investing activities:
  Purchase of property and equipment.................................                   (394,463)
                                                                                      ----------
          Net cash used in financing activities......................                   (394,463)
                                                                                      ----------
Cash flows from financing activities:
  Increase (decrease) in bank overdraft..............................   (164,741)          5,511
  Repayment of long-term obligations.................................   (300,000)
  Owner contributions, net...........................................    354,531         440,010
                                                                       ---------      ----------
          Net cash provided by (used in) financing activities........   (110,210)        445,521
Net increase (decrease) in cash and cash equivalents.................     85,035         (85,035)
Cash and cash equivalents, beginning of period.......................                     85,035
                                                                       ---------      ----------
Cash and cash equivalents, end of period.............................  $  85,035      $        0
                                                                       =========      ==========
Supplemental disclosure of noncash investment activities --
  Cash paid for interest.............................................  $  12,563      $      469
                                                                       =========      ==========

   The accompanying notes are an integral part of these financial statements.

                EYECORP, INC. -- EGGLESTON ACQUISITION PRACTICE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Eyecorp, Inc. (Eyecorp) was formed to create an eye care services company which will own the assets of and provide management service to ophthalmic and optometric businesses. Eyecorp plans to consummate acquisitions through the exchange of cash, notes and shares of its common stock for selected assets of, and liabilities associated with approximately 50 eyecare practices.

     The combined financial statements of the Eyecorp, Inc. -- Eggleston Acquisition Practice includes entities which conduct business under the names Eagle Eye Care and Creve Coeur Surgery Center, Inc. Both entities are owned by the same individual.

     The Eyecorp, Inc. -- Eggleston Acquisition Practice maintained its books and records on the cash basis of accounting. The accompanying financial statements have been prepared on the accrual basis of accounting. These financial statements have been prepared to show the operations and financial position of the Eyecorp, Inc. -- Eggleston Acquisition Practice, substantially all of whose assets and operations will be acquired by Eyecorp. Because the entities comprising the Eyecorp, Inc. -- Eggleston Acquisition Practice were either nontaxpaying or managed to result in taxes being the responsibility of the owner, the financial statements have been presented on a pretax basis, as further described in Note 2. The supplemental caption on the combined statement of excess of revenues over expenses, combined compensation to and excess of revenues over expenses of owners, reflects the total earnings available to the owner.

     The accompanying financial statements of the Eyecorp, Inc. -- Eggleston Acquisition Practice have been prepared as supplemental information about the entities to which Eyecorp will provide management services following the consummation of the acquisitions. The entities comprising the Eyecorp, Inc. -- Eggleston Acquisition Practice have previously operated as separate entities. The accompanying financial statements do not reflect any adjustments relating to the proposed acquisition. Eyecorp will provide management services to the Eyecorp, Inc. -- Eggleston Acquisition Practice. Eyecorp will not own the medical practice nor practice medicine. Thus, the financial statements are not representative of the future operations or financial position of Eyecorp.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     The Eyecorp, Inc. -- Eggleston Acquisition Practice considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payers for medical services provided by physicians. Such amounts are reduced by an allowance for uncollectible amounts.

  Property and Equipment

     Property and equipment are stated at cost. Equipment under capital leases is stated at the net present value of the future minimum lease payments at the inception of the related leases. Depreciation of property and equipment is calculated using straight-line and accelerated methods over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

                EYECORP, INC. -- EGGLESTON ACQUISITION PRACTICE

  Income Taxes

     The entities comprising the Eyecorp, Inc. -- Eggleston Acquisition Practice include a personal service corporation and an S Corporation for federal and state income tax purposes. The personal service corporation historically has not incurred significant tax liabilities for federal or state income taxes. Compensation to the owner has traditionally reduced taxable income to nominal levels. Federal and state income taxes for the S Corporation are the responsibility of the shareholders. These relationships would be expected to continue in the absence of the Eyecorp acquisition. Because of this practice, provisions for income taxes and deferred tax assets and liabilities of the taxable entity have not been reflected in these financial statements.

  Equity

     Equity includes the capital stock, additional paid-in capital, and retained earnings of the entities comprising the Eyecorp, Inc. -- Eggleston Acquisition Practice.

  Revenues

     Medical service revenues are accounted for in the period the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payers and others. Due to the demographics of ophthalmic patients, a significant portion of the Eyecorp, Inc. -- Eggleston Acquisition Practice's medical service revenues are related to Medicare and other governmental programs. Medicare and other governments programs reimburse physicians based on fee schedules which are determined by the related governmental agency. In the ordinary course of business, practices receiving reimbursement from Medicare and other governmental programs are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Additionally, the Eyecorp, Inc. -- Eggleston Acquisition Practice participates in agreements with managed care organizations to provide services at negotiated rates.

  Concentration Of Credit Risk

     The Eyecorp, Inc. -- Eggleston Acquisition Practice extends credit to patients covered by insurance programs such as governmental programs like Medicare and Medicaid and private insurers. The Eyecorp, Inc. -- Eggleston Acquisition Practice manages credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, where appropriate.

  Interim Financial Information

     The unaudited interim financial statements as of September 30, 1995 and for the nine months ended September 30, 1994 and 1995 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying interim financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

                EYECORP, INC. -- EGGLESTON ACQUISITION PRACTICE

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    ESTIMATED
                                                                   USEFUL LIVES
                                                                     (YEARS)
                                                                   ------------
    Equipment......................................................     3-10        $ 469,031
    Less accumulated depreciation..................................                  (469,031)
                                                                                    ---------
    Net property and equipment.....................................                 $      --
                                                                                    =========

4. COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, the EyeCorp, Inc. -- Eggleston Acquisition Practice has been named in a lawsuit alleging medical malpractice. In the opinion of the EyeCorp, Inc. -- Eggleston Acquisition Practice's management, the ultimate liability, if any and without considering possible insurance recoveries, will not have a material impact on its financial position, results of operations, or cash flows.

     Additionally, the EyeCorp, Inc. -- Eggleston Acquisition Practice is insured with respect to medical malpractice risks on a claims made basis.

5. RELATED PARTY TRANSACTIONS:

     EyeCorp, Inc. -- Eggleston Acquisition Practice leases its primary office facilities and equipment from the president under an informal rental agreement. During 1994, the Company paid rent to the president of $807,052.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of EyeCorp, Inc.

     We have audited the accompanying combined balance sheet of EyeCorp, Inc. -- Gordon Acquisition Practice, (as identified in Note 1) as of December 31, 1994 and the related combined statements of excess of revenues over expenses, equity and cash flows for the year then ended. These financial statements are the responsibility of the EyeCorp, Inc. -- Gordon Acquisition Practice's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the financial statements and are not intended to be a complete presentation of the EyeCorp, Inc. -- Gordon Acquisition Practice.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EyeCorp, Inc. -- Gordon Acquisition Practice as of December 31, 1994, and the excess of revenues over expenses and its cash flows for the year then ended, as described in Note 1, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Memphis, Tennessee
October 23, 1995

                  EYECORP, INC. -- GORDON ACQUISITION PRACTICE

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                  ------------
  Current assets:
  Accounts receivable, less allowance for uncollectible amounts of $382,000 for
     1994 and $370,000 for 1995..................................................  $  421,323
  Inventories....................................................................      99,592
  Prepaid expenses and other current assets......................................      10,907
                                                                                   ----------
          Total current assets...................................................     531,822
Property and equipment, net......................................................     480,193
Other noncurrent assets, net.....................................................       1,100
                                                                                   ----------
          Total assets...........................................................  $1,013,115
                                                                                   ==========
                                    LIABILITIES AND EQUITY
Current liabilities:
  Bank overdraft.................................................................  $  551,323
  Short-term notes payable.......................................................      96,000
  Current portion of obligations under capital leases............................      49,143
  Accounts payable and accrued expenses..........................................     106,066
  Accrued salaries and benefits..................................................      92,402
                                                                                   ----------
          Total current liabilities..............................................     894,934
Long-term obligations under capital leases, net of current portion...............      24,768
                                                                                   ----------
          Total liabilities......................................................     919,702
Commitments and contingencies (Note 5)...........................................
Equity (deficit).................................................................      93,413
                                                                                   ----------
          Total liabilities and equity...........................................  $1,013,115
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                  EYECORP, INC. -- GORDON ACQUISITION PRACTICE

                        COMBINED STATEMENTS OF EXCESS OF
                       REVENUES OVER EXPENSES AND EQUITY

                                                                       YEAR ENDED DECEMBER 31,
                                                                      --------------------------
                                                                         1994           1995
                                                                      ----------     -----------
                                                                                     (UNAUDITED)
Revenues:
  Medical service revenues, net.....................................  $3,728,721     $ 3,294,009
  Other revenues....................................................     426,376         235,515
                                                                      ----------     -----------
          Total revenues............................................   4,155,097       3,529,524
                                                                      ----------     -----------
Costs and expenses:
  Compensation to owners............................................   1,308,329         948,833
  Salaries, wages and benefits......................................   1,708,199       1,467,829
  Pharmaceuticals and supplies......................................     249,128         212,356
  General and administrative expenses...............................     966,658         813,430
  Depreciation and amortization.....................................     176,440         176,620
  Interest expense..................................................      25,431          58,331
  Other expense, net................................................      21,873
                                                                      ----------     -----------
          Total costs and expenses..................................   4,456,058       3,677,399
                                                                      ----------     -----------
          Deficiency of revenues over expenses......................  $ (300,961)    $  (147,875)
                                                                      ==========     ===========
Supplemental disclosure:
  Combined compensation to owners and deficiency of revenues
     over expenses..................................................  $1,007,368     $   800,958
                                                                      ==========     ===========

   The accompanying notes are an integral part of these financial statements.

                  EYECORP, INC. -- GORDON ACQUISITION PRACTICE

                         COMBINED STATEMENTS OF EQUITY

Balance, December 31, 1993.......................................................  $ 385,410
  Excess (deficiency) of revenues over expenses..................................   (300,961)
  Contributions from owner.......................................................      8,964
                                                                                   ---------
Balance, December 31, 1994.......................................................     93,413
  Excess (deficiency) of revenues over expenses (unaudited)......................   (147,875)
                                                                                   ---------
Balance, December 31, 1995 (unaudited)...........................................  $ (54,462)
                                                                                   =========

   The accompanying notes are an integral part of these financial statements.

                  EYECORP, INC. -- GORDON ACQUISITION PRACTICE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                                      -------------------------
                                                                        1994           1995
                                                                      ---------     -----------
                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Deficiency of revenues over expenses..............................  $(300,961)     $(147,875)
  Adjustments to reconcile deficiency of
     revenues over expenses to net cash used in
     operating activities:
     Depreciation and amortization..................................    176,440        176,620
     Loss on disposal of property and equipment.....................      1,113
     Changes in assets and liabilities:
       Accounts receivable, net.....................................     80,279        (55,704)
       Inventories..................................................      3,517        (10,529)
       Prepaid expenses and other current assets....................     21,460         10,907
       Other noncurrent assets......................................                    (1,500)
       Accounts payable and accrued expenses........................    (41,303)       (27,277)
       Accrued salaries and benefits................................     35,648         39,184
                                                                      ---------      ---------
          Net cash used in operating
            activities..............................................    (23,807)       (16,174)
                                                                      ---------      ---------
Cash flows from investing activities:
  Purchase of property and equipment................................    (77,428)       (48,174)
                                                                      ---------      ---------
          Net cash used by investing activities.....................    (77,428)       (48,174)
                                                                      ---------      ---------
Cash flows from financing activities:
  Proceeds from short-term obligations..............................     71,333        608,125
  Repayment of short-term obligations...............................   (479,729)      (118,601)
  Repayment of obligations under capital leases.....................    (38,589)       (27,947)
  Bank overdraft....................................................    539,258       (396,579)
  Capital contributions from owner..................................      8,962
                                                                      ---------      ---------
          Net cash provided by financing
            activities..............................................    101,235         64,998
                                                                      ---------      ---------
Net increase (decrease) in cash and cash equivalents................          0            650
Cash and cash equivalents, beginning of period......................          0              0
                                                                      ---------      ---------
Cash and cash equivalents, end of period............................  $       0      $     650
                                                                      =========      =========
Supplemental disclosure of noncash investment activities:
  Capital lease obligations incurred to acquire
     equipment......................................................  $  88,754
                                                                      =========

   The accompanying notes are an integral part of these financial statements.

                  EYECORP, INC. -- GORDON ACQUISITION PRACTICE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Eyecorp, Inc. (Eyecorp) was formed to create an eye care service company which will own the assets of and provide management services to ophthalmic and optometric businesses. Eyecorp plans to consummate acquisitions through the exchange of cash, notes and shares of its common stock for selected assets of, and liabilities associated with approximately 50 eyecare practices.

     The combined financial statements of Eyecorp, Inc. -- Gordon Acquisition Practice includes entities which conduct business under the names Eye Health Care of St. Louis, Inc. and Eye Health Care of Illinois, Ltd. Both entities are owned by the same individuals.

     The Eyecorp, Inc. -- Gordon Acquisition Practice maintained its books and records on the cash basis of accounting. The accompanying financial statements have been prepared on the accrual basis of accounting. These financial statements have been prepared to show the operations and financial position of the Eyecorp, Inc. -- Gordon Acquisition Practice, substantially all of whose assets and operations will be acquired by Eyecorp. Because the entities comprising the Eyecorp, Inc. -- Gordon Acquisition Practice were either nontaxpaying or managed to result in taxes being the responsibility of the respective owners. The financial statements have been presented on a pretax basis, as further described in Note 2. The supplemental caption on the combined statement of excess of revenues over expenses, combined compensation to owners and excess of revenues over expenses, reflects the total earnings available to the owners.

     The accompanying financial statements of the Eyecorp, Inc. -- Gordon Acquisition Practice have been prepared as supplemental information about the entities to which Eyecorp will provide management services following the consummation of the acquisitions. The entities comprising the Eyecorp, Inc. -- Gordon Acquisition Practice have previously operated as separate entities. The accompanying financial statements do not reflect any adjustments relating to the proposed acquisition. Eyecorp will provide management services to the Eyecorp, Inc. -- Gordon Acquisition Practice. Eyecorp will not own the medical practice nor practice medicine. Thus, the financial statements are not representative of the future operations or financial position of Eyecorp.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     The Eyecorp, Inc. -- Gordon Acquisition Practice considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Eyecorp, Inc. -- Gordon Acquisition Practice historically has a bank overdraft due to its cash management practice of maintaining cash balances only to the extent of checks presented.

  Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs and other third-party payers for medical services provided by physicians. Such amounts are reduced by an allowance for uncollectible amounts.

  Inventories

     Inventories consist primarily of spectacle frames, optical lenses and contact lenses and are valued at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost. Equipment under capital leases is stated at the net present value of the future minimum lease payments at the inception of the related leases. Depreciation of property

                  EYECORP, INC. -- GORDON ACQUISITION PRACTICE and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

  Income Taxes

     The entities comprising the Eyecorp, Inc. -- Gordon Acquisition Practice are personal service corporations for federal and state income tax purposes. These personal service corporations historically have not incurred significant tax liabilities for federal or state income taxes. Compensation to owners has traditionally reduced taxable income to nominal levels. These relationships would be expected to continue in the absence of the Eyecorp Acquisition. Because of this practice, provisions for income taxes and deferred tax assets and liabilities of the taxable entity have not been reflected in these financial statements.

  Equity

     Equity includes the capital stock, additional paid-in capital and retained earnings of the Eyecorp, Inc. -- Gordon Acquisition Practice.

  Revenues

     Medical service revenues are accounted for in the period the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payers and others. Due to the demographics of ophthalmic patients, a significant portion of Eyecorp, Inc. -- Gordon Acquisition Practice's medical service revenues are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. In the ordinary course of business, practices receiving reimbursement from Medicare and other governmental programs are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Additionally, the Eyecorp, Inc. -- Gordon Acquisition Practice participates in agreements with managed care organizations to provide services at negotiated rates.

     Other revenues consist primarily of sales of spectacle frames and lenses and contact lenses.

  Concentration of Credit Risk

     The Eyecorp, Inc. -- Gordon Acquisition Practice extends credit to patients covered by insurance programs such as governmental programs like Medicare and Medicaid and private insurers. The Eyecorp, Inc. -- Gordon Acquisition Practice manages credit risk with the various public and private insurance providers, as appropriate. allowances for doubtful accounts have been made for potential losses, where appropriate.

  Unaudited Financial Information

     The unaudited financial statements for the year ended December 31, 1995 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the unaudited financial statements. All such adjustments are of a normal and recurring nature.

                  EYECORP, INC. -- GORDON ACQUISITION PRACTICE

3. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                                   ESTIMATED
                                                                  USEFUL LIVES
                                                                    (YEARS)
                                                                  ------------
    Equipment.....................................................     3-10        $  808,868
    Leasehold improvements........................................     5-10           194,666
    Furniture and fixtures........................................      5-7           198,528
    Equipment under capital leases................................      5-7           109,251
                                                                                   ----------
                                                                                    1,311,313
    Less -- accumulated depreciation..............................                   (831,120)
                                                                                   ----------
              Net property and equipment..........................                 $  480,193
                                                                                   ==========

4. SHORT-TERM AND LONG-TERM OBLIGATIONS:

  Short-Term Notes Payable

     The EyeCorp, Inc. -- Gordon Acquisition Practice has an agreement with United Missouri Bank of St. Louis, expiring in March 1995, which provides for a master revolving note bearing interest at the prime rate. Borrowings are limited to $100,000. The borrowings are collateralized by the accounts receivable, equipment, furniture and fixtures of the Company. At December 31, 1994, borrowings under the master revolving note totaled $96,000. (See Note 7.)

     The EyeCorp, Inc. -- Gordon Acquisition Practice leases certain equipment under capital leases which expire at various dates. At December 31, 1994, minimum annual rental commitments under capital leases are as follows:

                                                                                 CAPITAL
                                                                                 LEASES
                                                                                 -------
    1995.......................................................................  $58,178
    1996.......................................................................    7,562
    1997.......................................................................    7,562
    1998.......................................................................    7,562
    1999.......................................................................    7,562
    Thereafter.................................................................    5,971
                                                                                 -------
    Total minimum lease payments...............................................   94,397
    Less -- Amounts representing interest......................................   20,486
                                                                                 -------
    Present value of minimum capital lease payments............................   73,911
    Less -- Current portion of obligations under capital leases................   49,143
                                                                                 -------
    Long-term obligations under capital leases, net of current portion.........  $24,768
                                                                                 =======

     Rent expense related to operating leases amounted to $157,689 for the year ended December 31, 1994. Cash interest paid was approximately $24,021 in 1994.

5. COMMITMENTS AND CONTINGENCIES:

     The EyeCorp, Inc. -- Gordon Acquisition Practice is insured with respect to medical malpractice risks on a claims made basis. Management is not aware of any malpractice claims which might have a material impact

                  EYECORP, INC. -- GORDON ACQUISITION PRACTICE on the financial position, results of operations, or cash flows of the EyeCorp, Inc. -- Gordon Acquisition Practice.

     A physician formerly affiliated with the EyeCorp, Inc. -- Gordon Acquisition Practice is alleging that the Practice owes the physician for services rendered of approximately $180,000. The Practice believes it has meritorious defenses and will vigorously defend its position. It is the opinion of management that the ultimate resolution of this claim, if filed, will not have a material effect on the Practice's financial position, results of operations, or cash flows.

6. RELATED PARTY TRANSACTIONS:

     The EyeCorp, Inc. -- Gordon Acquisition Practice leases the St. Louis practice office facility from a partnership, 50% of which is owned by the president. The EyeCorp, Inc. -- Gordon Acquisition Practice pays all related building expenses including building maintenance and related property taxes which amounted to $112,207 in 1994. No formal lease agreement exists.

7. SUBSEQUENT EVENTS:

     Subsequent to year end, the EyeCorp, Inc. -- Gordon Acquisition Practice entered into a promissory note with a borrowing limit of $100,000 which matures on February 10, 1996. The note bears interest at the bank's referenced rate plus 1% and is collateralized by inventory and accounts receivable. The proceeds from this borrowing were used to pay the short term note payable as described in Note 4.

     Additionally, the EyeCorp, Inc. -- Gordon Acquisition Practice entered into an agreement borrowing $500,000 which is due on February 10, 1996. Interest accrues at the bank's referenced rate plus 2%.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of EyeCorp, Inc.

     We have audited the accompanying combined balance sheets of EyeCorp, Inc. -- Post Acquisition Practice, (as identified in Note 1) as of December 31, 1993 and 1994 and the related combined statements of excess of revenues over expenses, equity and cash flows for the years then ended. These financial statements are the responsibility of the EyeCorp, Inc. -- Post Acquisition Practice's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the financial statements and are not intended to be a complete presentation of the EyeCorp, Inc. -- Post Acquisition Practice.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EyeCorp, Inc. -- Post Acquisition Practice as of December 31, 1993 and 1994, and the excess of revenues over expenses and its cash flows for the years then ended, as described in Note 1, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Memphis, Tennessee
October 20, 1995

                   EYECORP, INC. -- POST ACQUISITION PRACTICE

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1993          1994
                                                                       --------     ----------
Current assets:
  Cash and cash equivalents..........................................  $            $   61,154
  Accounts receivable, less allowance for uncollectible amounts of
     $279,000 in 1993, $344,000 in 1994 and $371,000 in 1995.........   294,012        423,286
  Prepaid expenses and other current assets..........................    17,518         25,585
                                                                       --------     ----------
          Total current assets.......................................   311,530        510,025
  Property and equipment, net........................................   671,960      1,098,933
  Other noncurrent assets............................................     1,591
                                                                       --------     ----------
          Total assets...............................................  $985,081     $1,608,958
                                                                       ========     ==========
                                    LIABILITIES AND EQUITY
Current liabilities:
  Bank overdraft.....................................................  $ 76,062
  Accounts payable and accrued expenses..............................    87,865     $  101,921
  Accrued salaries and benefits......................................     9,469         14,774
  Current portion of long-term debt..................................    17,857        123,853
  Current portion of obligations under capital leases................     5,629          4,505
  Current portion of note payable to owner...........................   306,700        529,240
                                                                       --------     ----------
          Total current liabilities..................................   503,582        774,293
Long-term debt, net of current portion...............................    40,179        225,493
Long-term obligations under capital leases, net of current portion...    12,583          8,078
Note payable to owner, net of current portion........................    85,000
                                                                       --------     ----------
          Total liabilities..........................................   641,344      1,007,864
Commitments and contingencies (Note 6)
Equity...............................................................   343,737        601,094
                                                                       --------     ----------
          Total liabilities and equity...............................  $985,081     $1,608,958
                                                                       ========     ==========

   The accompanying notes are an integral part of these financial statements.

                   EYECORP, INC. -- POST ACQUISITION PRACTICE

            COMBINED STATEMENTS OF EXCESS OF REVENUES OVER EXPENSES

                                                                  YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                            1993           1994           1995
                                                         ----------     ----------     -----------
                                                                                       (UNAUDITED)
Revenues:
  Medical service revenues, net........................  $2,498,532     $3,757,098     $ 4,637,025
  Other revenues.......................................      99,119         59,131          59,692
                                                         ----------     ----------     -----------
          Total revenues...............................   2,597,651      3,816,229       4,696,717
                                                         ----------     ----------     -----------
Costs and expenses:
  Compensation to owner................................     837,979        931,761       1,306,392
  Salaries, wages and benefits.........................     983,829      1,186,668       1,605,914
  Pharmaceuticals and supplies.........................     110,874        344,959         365,578
  General and administrative expenses..................     572,024        767,273         723,335
  Depreciation.........................................     144,714        268,463         283,351
  Interest expense.....................................      42,617         69,748          38,818
                                                         ----------     ----------     -----------
          Total costs and expenses.....................   2,692,037      3,568,872       4,323,388
                                                         ----------     ----------     -----------
          Excess (deficiency) of revenues over
            expenses...................................  $  (94,386)    $  247,357     $   373,329
                                                         ==========     ==========     ===========
Supplemental disclosure:
  Combined compensation to owners and excess
     (deficiency) of revenues over expenses............  $  743,593     $1,179,118     $ 1,679,721
                                                         ==========     ==========     ===========

   The accompanying notes are an integral part of these financial statements.

                   EYECORP, INC. -- POST ACQUISITION PRACTICE

                         COMBINED STATEMENTS OF EQUITY

Balance, December 31, 1992.......................................................  $  438,123
  Excess (deficiency) of revenues over expenses..................................     (94,386)
                                                                                   ----------
Balance, December 31, 1993.......................................................     343,737
  Excess (deficiency) of revenues over expenses..................................     247,357
  Capital contributions by owner.................................................      10,000
                                                                                   ----------
Balance, December 31, 1994.......................................................     601,094
  Excess of revenues over expenses (unaudited)...................................     373,329
                                                                                   ----------
Balance, September 30, 1995 (unaudited)..........................................  $  974,423
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                   EYECORP, INC. -- POST ACQUISITION PRACTICE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                            -------------------------------------
                                                              1993         1994          1995
                                                            ---------    ---------    -----------
                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Excess (deficiency) of revenues over
     expenses.............................................  $ (94,386)   $ 247,357     $ 373,329
  Adjustments to reconcile excess (deficiency) of revenues
     over expenses to net cash provided by operating
     activities:
     Depreciation.........................................    144,714      268,463       283,351
     Changes in assets and liabilities:
       Accounts receivable, net...........................     44,673     (129,274)       25,975
       Prepaid expenses and other current assets..........     (7,727)      (8,067)       25,309
       Other noncurrent assets............................                   1,591
       Accounts payable and accrued expenses..............    (24,434)      14,056       (43,923)
       Accrued salaries and benefits......................      5,053        5,305           904
                                                            ---------    ---------    ----------
          Net cash provided by operating activities.......     67,893      399,431       664,945
                                                            ---------    ---------    ----------
Cash flows from investing activities:
  Purchase of property and equipment......................   (121,904)    (695,436)      (77,387)
                                                            ---------    ---------    ----------
          Net cash used in investing activities...........   (121,904)    (695,436)      (77,387)
                                                            ---------    ---------    ----------
Cash flows from financing activities:
  Bank overdraft..........................................     76,062      (76,062)
  Proceeds from long-term obligations.....................                 309,167
  Repayment of long-term obligations......................   (114,857)     (17,857)     (349,346)
  Proceeds from obligations under capital leases..........                                 1,432
  Repayment of obligations under capital leases...........     (2,003)      (5,629)       (3,900)
  Repayment of loans from owners..........................                              (529,240)
  Net proceeds from note payable to owner.................                 137,540       371,700
  Capital contribution to owner...........................                  10,000
                                                            ---------    ---------    ----------
          Net cash provided by (used in) financing
            activities....................................    (40,798)     357,159      (509,354)
                                                            ---------    ---------    ----------
Net increase (decrease) in cash and cash equivalents......    (94,809)      61,154        78,204
Cash and cash equivalents, beginning of period............     94,809                     61,154
                                                            ---------    ---------    ----------
Cash and cash equivalents, end of period..................  $       0    $  61,154     $ 139,358
                                                            =========    =========    ==========
Supplemental disclosure of noncash investment activities:
  Capital lease obligations incurred to acquire
     equipment............................................  $  20,215
                                                            =========

   The accompanying notes are an integral part of these financial statements.

                   EYECORP, INC. -- POST ACQUISITION PRACTICE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Eyecorp, Inc. (Eyecorp) was formed to create an eye care service company which will own the assets of and provide management services to ophthalmic and optometric businesses. Eyecorp plans to consummate acquisitions through the exchange of cash, notes and shares of its common stock for selected assets of, and liabilities associated with approximately 50 Eyecare practices.

     The combined financial statements of Eyecorp, Inc. -- Post Acquisition Practice include entities which conduct business under the names Post Eye Center, P.C. and Plymouth Laser and Surgery Center. Plymouth Laser and Surgery Center is a subchapter S-Corporation which is wholly owned by the same stockholder as that of Post Eye Center.

     The Eyecorp Inc. -- Post Acquisition Practice maintained its books and records on the cash basis of accounting. The accompanying financial statements have been prepared on the accrual basis of accounting. These financial statements have been prepared to show the operations and financial position of the Eyecorp, Inc. -- Post Acquisition Practice, substantially all of whose assets and operations will be acquired by Eyecorp. Because the entities comprising the Eyecorp, Inc. -- Post Acquisition Practice were either nontaxpaying or managed to result in taxes being the responsibility of the owner, the financial statements have been presented on a pretax basis, as further described in Note 2. The supplemental caption on the statements of excess of revenues over expenses, combined compensation to owners and excess of revenues over expenses, reflects the total earnings available to the owners.

     The accompanying financial statements of the Eyecorp, Inc. -- Post Eye Center Acquisition Practice have been prepared as supplemental information about the entities to which Eyecorp will provide management services following the consummation of the acquisitions. The entities comprising the Eyecorp, Inc. -- Post Acquisition Practice have previously operated as separate entities. The accompanying financial statements do not reflect any adjustments relating to the proposed acquisition. Eyecorp will provide management services to the Eyecorp, Inc. -- Post Acquisition Practice. Eyecorp will not own the medical practice nor practice medicine. Thus, the financial statements are not representative of the future operations or financial position of Eyecorp.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     The Eyecorp, Inc. -- Post Acquisition Practice considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     Accounts receivable primarily consists of receivables from patients, insurers, government programs and other third-party payers for medical services provided by physicians. Such amounts are reduced by an allowance for uncollectible amounts. Contractual adjustments result from the differences between the rates charged by the physicians for services performed and the amounts allowed by the Medicare and Medicaid programs and other public and private insurers.

  Property and Equipment

     Property and equipment are stated at cost. Equipment under capital leases is stated at the net present value of the future minimum lease payments at the inception of the related leases. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

                   EYECORP, INC. -- POST ACQUISITION PRACTICE

  Income Taxes

     The entities comprising the Eyecorp, Inc. -- Post Acquisition Practice include a personal service corporation and a subchapter S Corporation for federal and state income tax purposes. The personal service Corporation historically has not incurred significant tax liabilities for federal or state income taxes. Compensation to the owner has traditionally reduced taxable income to nominal levels. Federal and state income taxes for the subchapter S Corporation are the responsibility of the shareholders. These relationships would be expected to continue in the absence of the Eyecorp acquisition. Because of this practice, provisions for income taxes and deferred tax assets and liabilities of the taxable entity have not been reflected in these financial statements.

  Equity

     Equity includes the capital stock, additional paid-in capital, and retained earnings of the entities comprising the Eyecorp, Inc. -- Post Acquisition Practice.

  Revenues

     Medical service revenues are accounted for in the period the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payers and others. Due to the demographics of ophthalmic patients, a significant portion of the Eyecorp, Inc. -- Post Acquisition Practice's medical service revenues are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. In the ordinary course of business, practices receiving reimbursement from Medicare and other governmental programs are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Additionally, the Eyecorp, Inc. -- Post Acquisition Practice participates in agreements with managed care organizations to provide services at negotiated rates.

  Concentration of Credit Risk

     The Eyecorp, Inc. -- Post Acquisition Practice extends credit to patients covered by insurance programs such as governmental programs like Medicare and Medicaid and private insurers. The Eyecorp, Inc. -- Post Acquisition Practice manages credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, where appropriate.

  Unaudited Financial Information

     The unaudited financial statements for the year ended December 31, 1995 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the unaudited financial statements. All such adjustments are of a normal and recurring nature.

                   EYECORP, INC. -- POST ACQUISITION PRACTICE

3. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                     ESTIMATED                DECEMBER
                                                    USEFUL LIVES     --------------------------
                                                      (YEARS)           1993           1994
                                                    ------------     ----------     -----------
    Equipment.....................................      3-10         $  467,472     $   868,462
    Leasehold improvements........................      5-10            491,241         782,776
    Furniture and fixtures........................       5-7            436,827         439,738
    Equipment under capital leases................       3-5             20,215          20,215
                                                        ----         ----------     -----------
                                                                      1,415,755       2,111,191
    Less -- accumulated depreciation..............                     (743,795)     (1,012,258)
                                                                     ----------     -----------
              Net property and equipment..........                   $  671,960     $ 1,098,933
                                                                     ==========     ===========

4. LONG-TERM OBLIGATIONS:

     Long-term debt consists of the following:

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1993         1994
                                                                      -------     --------
    Unsecured note payable, due in March, 1997, payable in monthly installments of $1,488 plus accrued interest at prime plus
      1%..........................................................    $58,036     $ 40,179
    Line of Credit with bank, due November, 1997, payable in equal monthly principal installments of $8,833 plus accrued
      interest at prime plus 2%...................................                 309,167
                                                                      -------     --------
                                                                      $58,036     $349,346
                                                                      =======     ========

     These debt instruments are guaranteed by the owner of the EyeCorp, Inc. -- Post Acquisition Practice or related entities.

     As of December 31, 1994, the aggregate amounts of annual principal maturities of long-term debt (excluding capital lease obligations) are as follows:

                1995..............................................  $123,853
                1996..............................................   123,853
                1997..............................................   101,640
                                                                    --------
                          Total...................................  $349,346
                                                                    ========

                   EYECORP, INC. -- POST ACQUISITION PRACTICE

     The EyeCorp, Inc. -- Post Acquisition Practice leases office space, an automobile and certain equipment under capital leases and noncancelable operating leases which expire at various dates. At December 31, 1994, minimum annual rental commitments under capital leases with terms in excess of one year are as follows:

                                                                    CAPITAL     OPERATING
                                                                    LEASES        LEASES
                                                                    -------     ----------
    1995..........................................................  $ 4,505     $  247,200
    1996..........................................................    4,505        247,200
    1997..........................................................    3,573        243,800
    1998..........................................................                 240,200
    1999..........................................................                 240,200
    Thereafter....................................................               1,997,296
                                                                    -------     ----------
              Total minimum lease payments........................  $12,583     $3,215,896
                                                                    =======     ==========

     Rent expense related to operating leases amounted to $179,150 and $284,192 for the years ended December 31, 1993 and 1994. Cash interest paid was $42,600 and $69,000 in 1993 and 1994, respectively.

5. EMPLOYEE BENEFIT PLANS:

     The EyeCorp, Inc. -- Post Acquisition Practice has a qualified defined contribution plan which permits participants to make voluntary contributions. The EyeCorp, Inc. -- Post Acquisition Practice pays all general and administrative expenses of the plan and, in some cases, makes matching contributions on behalf of the employees. The EyeCorp, Inc. -- Post Acquisition Practice made contributions related to this plan totaling $16,165 and $14,544 in 1993 and 1994, respectively.

6. COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, the EyeCorp, Inc. -- Post Acquisition Practice and a physician formerly associated with the EyeCorp, Inc. -- Post Acquisition Practice have been named in a lawsuit alleging medical malpractice. In the opinion of the EyeCorp, Inc. -- Post Acquisition Practice's management, the ultimate liability, if any and without considering possible insurance recoveries, will not have a material impact on its financial position, results of operations, or cash flows.

     Additionally, the EyeCorp, Inc. -- Post Acquisition Practice and the physician formerly associated with the EyeCorp, Inc. -- Post Acquisition Practice are insured with respect to medical malpractice risks on a claims made basis.

7. RELATED PARTY TRANSACTIONS:

     The EyeCorp, Inc. -- Post Acquisition Practice leases facility space from an entity which includes the owner. These leases are classified as operating leases. Rent expense on related party operating leases amounted to $164,450, and $240,200 for the years ended December 31, 1993 and 1994, respectively.

     Included in notes payable at December 31, 1993 and 1994 are $391,700 and $529,240 of amounts due to the owner of the EyeCorp, Inc. -- Post Acquisition Practice, respectively. These notes are due on demand in 1995, thus all have been classified as current at December 31, 1994. The notes accrue interest at rates between 8% and 10%, which is to be paid monthly.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of EyeCorp, Inc.

     We have audited the accompanying balance sheets of EyeCorp, Inc. -- Southern Eye Center Acquisition Practice, (as identified in Note 1) as of December 31, 1993 and 1994 and the related statements of excess of revenues over expenses, equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the EyeCorp, Inc. -- Southern Eye Center Acquisition Practice's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the financial statements and are not intended to be a complete presentation of the EyeCorp, Inc. -- Southern Eye Center Acquisition Practice.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EyeCorp, Inc. -- Southern Eye Center Acquisition Practice as of December 31, 1993 and 1994, and the excess of revenues over expenses and its cash flows for each of the three years in the period ended December 31, 1994, as described in Note 1, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Memphis, Tennessee
November 3, 1995

           EYECORP, INC. -- SOUTHERN EYE CENTER ACQUISITION PRACTICE

                                 BALANCE SHEETS

                                     ASSETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1993           1994
                                                                      ----------     ----------
Current assets:
  Cash and cash equivalents.........................................  $   67,998     $  446,848
  Accounts receivable, less allowance for uncollectible amounts of
     $517,000 in 1993, $868,000 in 1994 and $795,000 in 1995........     522,837        954,840
  Prepaid expenses and other current assets.........................      27,718         21,025
                                                                      ----------     ----------
          Total current assets......................................     618,553      1,422,713
Property and equipment, net.........................................     549,698        310,209
Other noncurrent assets, net........................................      55,435         46,708
                                                                      ----------     ----------
          Total assets..............................................  $1,223,686     $1,779,630
                                                                      ==========     ==========
                                    LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable and accrued expenses.............................  $  105,366     $  145,773
  Accrued salaries and benefits.....................................     107,633        123,297
                                                                      ----------     ----------
          Total current liabilities.................................     212,999        269,070
Commitments and contingencies (Note 8)
Equity..............................................................   1,010,687      1,510,560
                                                                      ----------     ----------
          Total liabilities and equity..............................  $1,223,686     $1,779,630
                                                                      ==========     ==========

   The accompanying notes are an integral part of these financial statements.

           EYECORP, INC. -- SOUTHERN EYE CENTER ACQUISITION PRACTICE

                 STATEMENTS OF EXCESS OF REVENUES OVER EXPENSES

                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                              1993          1994          1995
                                                           ----------    ----------    ----------
                                                                                       (UNAUDITED)
Revenues:
  Medical service revenues, net..........................  $2,935,667    $4,944,122    $6,734,102
                                                           ----------    ----------    ----------
Costs and expenses:
  Compensation to owners.................................   1,040,000     1,350,521     3,640,738
  Salaries, wages and benefits...........................     832,751     1,631,478     2,014,936
  Pharmaceuticals and supplies...........................      43,725       304,143       397,185
  General and administrative expenses....................     572,457       806,122       833,968
  Depreciation and amortization..........................     142,121       149,313       159,587
  Interest expense.......................................       5,781
  Other expense (income), net............................      (3,316)      (36,950)       (7,902)
                                                           ----------    ----------    ----------
          Total costs and expenses.......................   2,633,519     4,204,627     7,038,512
                                                           ----------    ----------    ----------
          Excess (deficiency) of revenues over
            expenses.....................................  $  302,148    $  739,495    $ (304,410)
                                                           ==========    ==========    ==========
Supplemental disclosure:
  Combined compensation to owners and excess (deficiency)
     of revenues over expenses...........................  $1,342,148    $2,090,016    $3,336,328
                                                           ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

           EYECORP, INC. -- SOUTHERN EYE CENTER ACQUISITION PRACTICE

                              STATEMENTS OF EQUITY

Balance, December 31, 1992.......................................................  $  608,798
  Excess of revenues over expenses...............................................     302,148
  Capital contributions by owners................................................      99,741
                                                                                   ----------
Balance, December 31, 1993.......................................................   1,010,687
  Excess of revenues over expenses...............................................     739,495
  Distribution of property and equipment to owners...............................    (239,622)
                                                                                   ----------
Balance, December 31, 1994.......................................................   1,510,560
  Excess of revenues over expenses (unaudited)...................................    (304,410)
                                                                                   ----------
Balance, December 31, 1995 (unaudited)...........................................  $1,206,150
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

           EYECORP, INC. -- SOUTHERN EYE CENTER ACQUISITION PRACTICE

                            STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1993        1994         1995
                                                              ---------   ---------   ----------
                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Excess (deficiency) of revenues over expenses.............  $ 302,148   $ 739,495   $ (304,410)
  Adjustments to reconcile excess of revenues over expenses
     to net cash provided by (used in) operating
     activities --
     Depreciation and amortization..........................    142,121     149,313      159,587
     Changes in assets and liabilities:
       Accounts receivable, net.............................    (72,410)   (432,003)     166,222
       Prepaid expenses and other current assets............    (19,515)    (13,210)     (13,975)
       Noncurrent assets....................................                             (23,764)
       Accounts payable and accrued expenses................    (95,578)     40,407      (88,772)
       Accrued salaries and benefits........................     11,892      15,664       40,875
                                                              ---------   ---------   ----------
          Net cash provided by (used in) operating
            activities......................................    268,658     499,666      (64,237)
                                                              ---------   ---------   ----------
Cash flows from investing activities:
  Acquisition of eyecare practice...........................    (90,000)
  Purchase of property and equipment........................   (283,526)   (120,816)    (136,507)
                                                              ---------   ---------   ----------
          Net cash used in investing activities.............   (373,526)   (120,816)    (136,507)
                                                              ---------   ---------   ----------
Cash flows from financing activities --
  Cash contributions by owners..............................     99,741
                                                              ---------   ---------   ----------
          Net cash provided by financing activities.........     99,741
                                                              ---------   ---------   ----------
Net increase (decrease) in cash and cash equivalents........     (5,127)    378,850     (200,744)
Cash and cash equivalents, beginning of period..............     73,125      67,998      446,848
                                                              ---------   ---------   ----------
Cash and cash equivalents, end of period....................  $  67,998   $ 446,848   $  246,104
                                                              =========   =========   ==========

Supplemental disclosure of noncash investment activities:

  During 1994, the practice distributed medical equipment with a cost of $262,036 and a net book value of $221,717 and other current assets of $17,905 to the owner.

   The accompanying notes are an integral part of these financial statements.

           EYECORP, INC. -- SOUTHERN EYE CENTER ACQUISITION PRACTICE

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Eyecorp, Inc. (Eyecorp) was formed to create an eye care service company which will own the assets of and provide management services to ophthalmic and optometric businesses. Eyecorp plans to consummate acquisitions through the exchange of cash, notes and shares of its common stock for selected assets of, and liabilities associated with approximately 50 eyecare practices.

     The financial statements of Eyecorp, Inc. -- Southern Eye Center Acquisition Practice include eyecare facilities which conduct businesses in Hattiesburg, MS., Pascagoula, MS., and Biloxi, MS. (D/B/A Southern Eye Center). Southern Eye Center is a subchapter S-Corporation. In June 1994, the Eyecorp, Inc. -- Southern Eye Center Acquisition Practice began operating a new ambulatory surgery center which increased medical service revenues, net by approximately $1,100,000.

     The Eyecorp Inc. -- Southern Eye Center Acquisition Practice maintained its books and records on the cash basis of accounting. The accompanying financial statements have been prepared on the accrual basis of accounting. These financial statements have been prepared to show the operations and financial position of the Eyecorp, Inc. -- Southern Eye Center Acquisition Practice, substantially all of whose assets and operations will be acquired by Eyecorp. Because Eyecorp, Inc. -- Southern Eye Center Acquisition Practice was an S-Corporation with taxes on income being the responsibility of the owner, the financial statements have been presented on a pretax basis, as further described in Note 2. The supplemental caption on the statements of excess of revenues over expenses, combined compensation to owners and excess of revenues over expenses, reflects the total earnings available to the owners.

     The accompanying financial statements of the Eyecorp, Inc. -- Southern Eye Center Acquisition Practice have been prepared as supplemental information about the entities to which Eyecorp will provide management services following the consummation of the acquisitions. The accompanying financial statements do not reflect any adjustments relating to the proposed acquisition. Eyecorp will provide management services to the Eyecorp, Inc. -- Southern Eye Center Acquisition Practice. Eyecorp will not own the medical practice nor practice medicine. Thus, the financial statements are not representative of the future operations or financial position of Eyecorp.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash equivalents

     The Eyecorp, Inc. -- Southern Eye Center Acquisition Practice considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Accounts receivable

     Accounts receivable primarily consists of receivables from patients, insurers, government programs and other third-party payers for medical services provided by physicians. Such amounts are reduced by an allowance for uncollectible amounts.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

           EYECORP, INC. -- SOUTHERN EYE CENTER ACQUISITION PRACTICE

  Other Noncurrent Assets

     Other noncurrent assets consist primarily of the excess of cost of acquired assets over the fair value (Goodwill) and noncompete agreements. Goodwill is amortized on a straight-line basis over 15 years. Noncompete agreements are amortized on the straight-line basis over the three year term of the agreements.

  Income Taxes

     Eyecorp, Inc. -- Southern Eye Center Acquisition Practice is an subchapter S Corporation for federal and state income tax purposes. Federal and state income taxes for the subchapter S Corporation are the responsibility of the shareholder. This relationship would be expected to continue in the absence of the Eyecorp acquisition. Because of this practice, provisions for income taxes and deferred tax assets and liabilities of the taxable entity have not been reflected in these financial statements.

  Equity

     Equity includes the capital stock, additional paid-in capital, and retained earnings of the Eyecorp, Inc. -- Southern Eye Center Acquisition Practice.

  Revenues

     Medical service revenues are accounted for in the period the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payers and others. Due to the demographics of ophthalmic patients, a significant portion of the Eyecorp, Inc. -- Southern Eye Center Acquisition Practice's medical service revenues are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. In the ordinary course of business, practices receiving reimbursement from Medicare and other governmental programs are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Additionally, the Eyecorp, Inc. -- Southern Eye Center Acquisition Practice participates in agreements with managed care organizations to provide services at negotiated rates.

  Concentration of Credit Risk

     The Eyecorp, Inc. -- Southern Eye Center Acquisition Practice extends credit to patients covered by insurance programs such as governmental programs like Medicare and Medicaid and private insurers. The Eyecorp, Inc. -- Southern Eye Center Acquisition Practice manages credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, where appropriate.

  Unaudited Financial Information

     The unaudited financial statements for the year ended December 31, 1995 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ('SEC'). The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the unaudited financial statements. All such adjustments are of a normal and recurring nature.

3. ACQUISITIONS:

     The EyeCorp, Inc. -- Southern Eye Center Acquisition Practice completed an acquisition of certain operating assets of an eyecare practice during 1993. The acquisition was accounted for using the purchase method. The financial results of the acquisition have been included in the financial statements of the EyeCorp, Inc. -- Southern Eye Center Acquisition Practice from the date of its acquisition. The pro forma effect of the

           EYECORP, INC. -- SOUTHERN EYE CENTER ACQUISITION PRACTICE acquisition was not material to the results of operations or financial position of the EyeCorp, Inc. -- Southern Eye Center Acquisition Practice. The estimated fair value of assets acquired consisted of property and equipment and intangible assets of $40,500 and $49,500, respectively.

4. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                        ESTIMATED              DECEMBER
                                                       USEFUL LIVES    ------------------------
                                                         (YEARS)          1993          1994
                                                       ------------    ----------    ----------
    Equipment........................................      3-10        $  693,159    $  522,547
    Leasehold improvements...........................      5-10           185,553       194,930
    Furniture and fixtures...........................       5-7           343,571       363,597
    Equipment under capital leases...................       3-5            29,278        29,278
                                                                       ----------    ----------
                                                                        1,251,561     1,110,352
    Less -- accumulated depreciation.................                    (701,863)     (800,143)
                                                                       ----------    ----------
              Net property and equipment.............                  $  549,698    $  310,209
                                                                       ==========    ==========

5. OTHER NONCURRENT ASSETS:

     Other noncurrent assets consist of the following:

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1993         1994
                                                                      -------     --------
    Excess of cost of acquired assets over fair value...............  $18,000     $ 18,000
    Non compete agreements..........................................   31,500       31,500
    Other...........................................................    6,910        8,908
                                                                      -------     --------
                                                                       56,410       58,408
    Less -- Accumulated amortization................................     (975)     (11,700)
                                                                      -------     --------
                                                                      $55,435     $ 46,708
                                                                      =======     ========

6. LONG-TERM OBLIGATIONS:

     The EyeCorp, Inc. -- Southern Eye Center Acquisition Practice leases office space, as well as certain equipment under operating leases which expire at various dates. At December 31, 1994, minimum annual rental commitments under noncancelable operating leases with terms in excess of one year are as follows:

                                                                               OPERATING
                                                                                 LEASES
                                                                               ----------
    1995.....................................................................  $  163,095
    1996.....................................................................     259,095
    1997.....................................................................     163,095
    1998.....................................................................     163,095
    1999.....................................................................      94,183
    Thereafter...............................................................     336,000
                                                                               ----------
              Total minimum lease payments...................................  $1,178,563
                                                                               ==========

     Rent expense related to operating leases amounted to $84,000, $88,654 and $246,376 for the years ended December 31, 1992, 1993 and 1994, respectively.

           EYECORP, INC. -- SOUTHERN EYE CENTER ACQUISITION PRACTICE

7. COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, the EyeCorp, Inc. -- Southern Eye Center Acquisition Practice has been named in a lawsuit alleging medical malpractice. In the opinion of the EyeCorp, Inc. -- Southern Eye Center Acquisition Practice's management, the ultimate liability, if any and without considering possible insurance recoveries, will not have a material impact on its financial position, results of operations, or cash flows.

     Additionally, the EyeCorp, Inc. -- Southern Eye Center Acquisition Practice is insured with respect to medical malpractice risks on a claims made basis.

8. RELATED PARTY TRANSACTIONS:

     The EyeCorp, Inc. -- Southern Eye Center Acquisition Practice leases facility space and equipment from the owner under operating leases. Rent expense for related party operating leases amounted to $84,000, $77,000, and $232,910 in 1992, 1993 and 1994, respectively. Rent expense for related party operating leases in 1994 includes $80,000 of rent expense attributable to the new ambulatory surgery center described in Note 1.

     The EyeCorp, Inc. -- Southern Eye Center Acquisition Practice distributed medical equipment with a cost of $262,036 and a net book value of $221,717 and other current assets of $17,905 to the owner during 1994. The medical equipment was leased back to the practice. Rent expense associated with this lease was $45,819 in 1994.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of EyeCorp, Inc.

     We have audited the accompanying combined balance sheet of EyeCorp, Inc. -- Selected Acquisition Practices (as identified in Note 1) as of December 31, 1994 and the related combined statements of excess of revenues over expenses, equity and cash flows for the year then ended. These financial statements are the responsibility of the EyeCorp, Inc. -- Selected Acquisition Practices' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the financial statements and are not intended to be a complete presentation of the EyeCorp, Inc. -- Selected Acquisition Practices.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EyeCorp, Inc. -- Selected Acquisition Practices as of December 31, 1994 and the excess of revenues over expenses and its cash flows for the year then ended, as described in Note 1, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Memphis, Tennessee
October 24, 1995

                EYECORP, INC. -- SELECTED ACQUISITION PRACTICES

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                  ------------
Current assets:
  Cash and cash equivalents.....................................................   $  230,233
  Accounts receivable, less allowance for uncollectible amounts of $1,449,000
     for 1994 and $1,091,000 for 1995...........................................    1,072,630
  Inventories...................................................................       88,682
  repaid expenses and other current assets......................................       66,745
                                                                                   ----------
          Total current assets..................................................    1,458,290
Property and equipment, net.....................................................    1,123,632
Other noncurrent assets.........................................................       55,998
                                                                                   ----------
          Total assets..........................................................   $2,637,920
                                                                                   ==========
                                    LIABILITIES AND EQUITY
Current liabilities:
  Short-term notes payable......................................................   $  281,685
  Current portion of long-term debt.............................................      219,047
     Current portion of obligations under capital leases........................        7,349
  Bank overdrafts...............................................................       48,051
  Accounts payable and accrued expenses.........................................      536,536
  Accrued salaries and benefits.................................................      303,055
                                                                                   ----------
          Total current liabilities.............................................    1,395,723
Long-term debt, net of current portion..........................................      234,149
                                                                                   ----------
          Total liabilities.....................................................    1,629,872
Commitments and contingencies (Note 6)
Equity..........................................................................    1,008,048
                                                                                   ----------
          Total liabilities and equity..........................................   $2,637,920
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                EYECORP, INC. -- SELECTED ACQUISITION PRACTICES

            COMBINED STATEMENTS OF EXCESS OF REVENUES OVER EXPENSES

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1995
                                                                    -----------     -----------
                                                                                    (UNAUDITED)
Revenues:
  Medical service revenues, net...................................  $12,051,430     $12,186,852
                                                                    -----------     -----------
Costs and expenses:
  Compensation to owners..........................................    4,641,566       4,873,137
  Salaries, wages and benefits....................................    3,512,830       3,649,858
  Pharmaceuticals and supplies....................................      869,600         957,765
  Film development and supplies...................................      113,621         129,104
  General and administrative expenses.............................    2,451,830       2,092,931
  Depreciation and amortization...................................      302,388         318,547
  Interest expense................................................       62,222          75,663
  Other (income) expense, net.....................................      (15,838)          8,315
                                                                    -----------     -----------
          Total costs and expenses................................   11,938,219      12,105,320
                                                                    -----------     -----------
          Excess of revenues over expenses........................  $   113,211     $    81,532
                                                                    ===========     ===========
Supplemental disclosure:
  Combined compensation to owners and excess of revenues over
     expenses.....................................................  $ 4,754,777     $ 4,954,669
                                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                EYECORP, INC. -- SELECTED ACQUISITION PRACTICES

                         COMBINED STATEMENTS OF EQUITY

Balance, December 31, 1993.......................................................  $1,150,307
  Excess of revenues over expenses...............................................    113,211
  Capital contributions by owners................................................     56,460
  Purchase of company stock......................................................    (93,540)
  Issuance of common stock.......................................................      1,500
  Loan to shareholder............................................................   (219,890)
                                                                                   ----------
Balance, December 31, 1994.......................................................  1,008,048
  Excess of revenues over expenses (unaudited)...................................     81,532
  Issuance of common stock (unaudited)...........................................      3,000
                                                                                   ----------
Balance, September 30, 1995 (unaudited)..........................................  $1,092,580
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                EYECORP, INC. -- SELECTED ACQUISITION PRACTICES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31,
                                                                       ------------------------
                                                                                       1995
                                                                         1994       -----------
                                                                       ---------    (UNAUDITED)
Cash flows from operating activities:
  Excess of revenues over expenses...................................  $ 113,211     $  81,532
  Adjustments to reconcile excess of revenues over expenses to net cash provided by operating activities:
     Depreciation and amortization...................................    302,388       318,547
     Gain on sale of assets..........................................     (9,323)
     Changes in assets and liabilities:
       Accounts receivable, net......................................     11,966        76,593
       Inventories...................................................      3,268        (6,746)
       Prepaid expenses and other current assets.....................     36,455           603
       Other noncurrent assets.......................................                  (18,907)
       Notes receivable..............................................                  (10,270)
       Accounts payable and accrued expenses.........................   (108,079)      (95,413)
       Accrued salaries and benefits.................................     47,367       (13,019)
                                                                       ---------     ---------
          Net cash provided by operating activities..................    397,253       332,920
                                                                       ---------     ---------
Cash flows from investing activities:
  Proceeds from sale of property and equipment.......................     20,000        19,035
  Purchase of property and equipment.................................   (204,858)     (298,681)
                                                                       ---------     ---------
          Net cash used in investing activities......................   (184,858)     (279,646)
                                                                       ---------     ---------
Cash flows from financing activities:
  Bank overdrafts....................................................     48,051       (48,051)
  Repayment of short-term obligations................................
  Proceeds from long-term obligations................................    358,349       356,419
  Repayment of long-term obligations.................................   (428,136)     (315,605)
  Repayment of obligations under capital lease.......................    (17,083)       (1,563)
  Loan to shareholder................................................   (219,890)
  Cash contributions by owners and partners..........................     56,460
  Owner distributions................................................
  Purchase of company stock..........................................    (93,540)
  Proceeds from sale of common stock.................................      1,500         3,000
                                                                       ---------     ---------
          Net cash used in financing activities......................   (294,289)       (5,800)
                                                                       ---------     ---------
Net increase (decrease) in cash and cash equivalents.................    (81,894)       47,474
Cash and cash equivalents, beginning of period.......................    312,127       230,233
                                                                       ---------     ---------
Cash and cash equivalents, end of period.............................  $ 230,233     $ 277,707
                                                                       =========     =========

   The accompanying notes are an integral part of these financial statements.

                EYECORP, INC. -- SELECTED ACQUISITION PRACTICES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION:

     Eyecorp, Inc. (Eyecorp) was formed to create an eye care service company which will own the assets of and provide management services to ophthalmic and optometric businesses. Eyecorp plans to consummate acquisitions through the exchange of cash, notes and shares of its common stock for selected assets of, and liabilities associated with approximately 50 eye care practices.

     The accompanying combined financial statements of the Eyecorp, Inc. -- Selected Acquisition Practices consist of eight eye care practices which are individually insignificant but (in the aggregate) are required to be audited in accordance with Securities and Exchange Commission rules and regulations. The Eyecorp, Inc. -- Selected Acquisition Practices, which are comprised of numerous legal entities, conduct business as Aden Eye Clinic; Advanced Eye Care; Dr. Fred
L. McMillan, P.A.; Eye Care Associates; Johnny Justice, Inc.; Louis Glazer, M.D.; Newton Eye Center; and Ohio Eye Alliance. The Eyecorp, Inc. -- Selected Acquisition Practices are based in Tennessee, Mississippi, Ohio and Texas.

     The combined financial statements of the Eyecorp, Inc. -- Selected Acquisition Practices have been prepared as supplemental information about the entities to which Eyecorp will provide management services following consummation of the Acquisitions. The entities comprising the Eyecorp, Inc. -- Selected Acquisition Practices previously have operated as separate independent entities. Their historical financial positions, excess of revenues over expenses and cash flows have been combined in the accompanying financial statements and do not reflect any adjustments relating to the proposed acquisition or the impact that may have occurred if the operations of the Eyecorp, Inc. -- Selected Acquisition Practices had been combined. Eyecorp will provide management services to The Eyecorp, Inc. -- Selected Acquisition Practices. Eyecorp will not own the medical practice nor practice medicine, thus the combined financial statements are not necessarily representative of the future operations or financial position of Eyecorp.

     Most of the Eyecorp, Inc. -- Selected Acquisition Practices maintained their books and records on the cash basis of accounting. The accompanying financial statements have been prepared on the accrual basis of accounting. These combined financial statements have been prepared to show the excess of revenues over expenses and financial position of The Eyecorp, Inc. -- Selected Acquisition Practice, substantially all of whose assets and operations will be acquired by Eyecorp. Because certain entities comprising The Eyecorp, Inc. -- Selected Acquisition Practices were either nontaxpaying (i.e., partnerships, S Corporations) or managed to result in taxes being the responsibility of the respective owners, the financial statements have been presented on a pretax basis, as further described in Note 2. The supplemental caption on the statement of excess of revenues over expenses, combined compensation to owners and excess of revenues over expenses, reflects the earnings available to the owners.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     The Eyecorp, Inc. -- Selected Acquisition Practices consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Accounts Receivable

     Accounts receivable primarily consists of receivables from patients, insurers, government programs and other third-party payers for medical services provided by physicians. Such amounts are reduced by an allowance for uncollectible amounts.

                EYECORP, INC. -- SELECTED ACQUISITION PRACTICES

  Inventories

     Inventories consist primarily of spectacle frames, optical lenses and contact lenses and are valued at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment are stated at cost. Equipment under capital leases is stated at the net present value of the future minimum lease payments at the inception of the related leases. Depreciation of property and equipment is calculated using straight-line and accelerated methods over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

  Income Taxes

     Certain of the Eyecorp, Inc. -- selected acquisition practices are S Corporations, personal service corporations, or partnerships, accordingly, income tax liabilities are the responsibility of the respective owners or partners. The taxable corporations included in the Eyecorp, Inc. -- Selected Acquisition Practices historically have not incurred significant tax liabilities for federal or state income taxes. Compensation to owners has traditionally reduced taxable income to nominal levels. This relationship would be expected to continue in the absence of the Eyecorp Acquisition. Because of this practice, provisions for income taxes and deferred tax assets and liabilities of the taxable entities have not been reflected in these combined financial statements. The consistent presentation of the financial statements on a pretax basis also provides comparability that would not otherwise be the case when presenting a combination of various taxable and nontaxable entities.

  Equity

     Equity includes the respective capital stock, additional paid-in capital, partnership capital and retained earnings of the various legal entities comprising the Eyecorp, Inc. -- Selected Acquisition Practices. For the Eyecorp, Inc. -- Selected Acquisition Practices with multiple owners, ownership agreements call for the transfer of an ownership interest to the continuing owners in the case of certain events such as the owner's retirement or death. Frequently, the existing owners or practices are required to pay the departed owner for his interest or for the company to repurchase the owner's stock, in which case, the cost of the acquired shares are charged to equity and classified as treasury stock.

     Certain practices of the Eyecorp, Inc. -- Selected Acquisition Practices provide stock options to the practicing doctors. These options are exercisable upon the completion of a pre-determined length of service.

  Revenues

     Medical service revenues are accounted for in the period the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payers and others. Due to the demographics of ophthalmic patients, a significant portion of the Eyecorp, Inc. -- Selected Acquisition Practices' medical service revenues are related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. In the ordinary course of business, practices receiving reimbursement from Medicare and other governmental programs are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Additionally, the Eyecorp, Inc. -- Selected Acquisition Practices participate in agreements with managed care organizations to provide services at negotiated rates.

                EYECORP, INC. -- SELECTED ACQUISITION PRACTICES

  Concentration of Credit Risk:

     The Eyecorp, Inc. -- Selected Acquisition Practices extend credit to patients covered by insurance programs such as governmental programs like medicare and Medicaid and private insurers. The Eyecorp, Inc. -- Selected Acquisition Practices manage credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, where appropriate.

  Unaudited Financial Information

     The unaudited financial statements for the year ended December 31, 1995 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the unaudited financial statements. All such adjustments are of a normal and recurring nature.

3. PROPERTY AND EQUIPMENT:

     Property and Equipment at December 31, 1994 consist of the following:

                                                                   ESTIMATED
                                                                  USEFUL LIVES
                                                                    (YEARS)
                                                                  ------------
    Land........................................................                   $   54,299
    Building....................................................        40            137,739
    Equipment...................................................      3-10          2,783,065
    Leasehold improvements......................................      5-10            245,667
    Furniture and fixtures......................................       5-7            834,960
    Equipment under capital leases..............................       5-7             12,335
                                                                                   ----------
                                                                                    4,068,065
    Less -- accumulated depreciation............................                   (2,944,433)
                                                                                   ----------
              Net property and equipment........................                   $1,123,632
                                                                                   ==========

4. SHORT-TERM AND LONG-TERM OBLIGATIONS:

  Short-Term Notes Payable

     Short-term debt at December 31, 1994 consists of the following:

    Demand notes payable to a bank. Interest accrues at rates between prime plus .50% and .75%. The notes are secured by various assets of the practice with a net book value of $651,970..............................  $ 76,015
    Line of credit of $250,000 with a bank due upon demand with interest due in monthly installments at prime plus .25%, (8.75% at December 31,
      1994). The line is secured by various assets of the practice with a net
      book value of $651,970..................................................   190,620
    Unsecured note payable to a bank due December 1995, due in monthly installments of $675 including interest calculated at prime plus .50%,
      (9.0% at December 31, 1994).............................................    15,050
                                                                                --------
                                                                                $281,685
                                                                                ========

                EYECORP, INC. -- SELECTED ACQUISITION PRACTICES

  Long-Term Debt

     Long-term debt at December 31, 1994 consists of the following:

    Unsecured promissory note to a bank with a maturity date of June 1995.
      Monthly payments are $750 including interest at prime plus 1.00% (9.50%
      at December 31, 1994)...................................................  $ 43,966
    Promissory note to a bank with a maturity date of June 1995. Monthly payments are $2,030 including interest at prime plus 1.00% (9.50% at
      December 31, 1994). The note is collateralized by a building with a net
      book value of $113,348..................................................   130,272
    Installment notes payable to a bank with maturity dates between June 1995 and September 1997. Monthly payments are between $277 and $755 including interest of between 7.50% and 8.62%. The notes are collateralized by various autos and equipment with an aggregate net book value of
      $52,902.................................................................    32,772
    Installment notes payable to a bank with maturity dates between February
      1998 and May 1999. Monthly payments are between $450 and $2,691 including interest of between prime plus .25% and .75% (8.75% and 9.25%
      at December 31, 1994.) These notes are secured by various assets of a
      practice with a net book value of $651,970..............................   246,186
                                                                                --------
                                                                                $453,196
                                                                                ========

     Certain debt obligations contain covenants that require maintenance of certain financial ratios. Default of any covenant could affect the ability of individual entities to borrow under the agreements and, if not waived or corrected, could accelerate the maturity of any borrowings outstanding under the agreements. As of December 31, 1994, the EyeCorp, Inc. -- Selected Acquisition Practices have complied with existing loan covenants. Certain of these debt instruments are guaranteed by the owners of the EyeCorp, Inc. -- Selected Acquisition Practices or related entities. The EyeCorp, Inc. -- Selected Acquisition Practices have also guaranteed debt of other parties. EyeCorp, Inc. -- Selected Acquisition Practices have not previously been required to assume any significant responsibility for these financial obligations as a result of defaults and are not aware of any existing conditions which would adversely affect the financial position or results of operations of the EyeCorp, Inc. -- Selected Acquisition Practices.

     As of December 31, 1994, the aggregate amounts of annual principal maturities of long-term debt (excluding capital lease obligations) are as follows:

    1995......................................................................   $219,047
    1996......................................................................     81,799
    1997......................................................................     77,577
    1998......................................................................     50,334
    1999......................................................................     24,439
                                                                                 --------
              Total...........................................................   $453,196
                                                                                 ========

                EYECORP, INC. -- SELECTED ACQUISITION PRACTICES

     The EyeCorp, Inc. -- Selected Acquisition Practices lease office space as well as certain equipment under capital leases and noncancelable operating lease agreements which expire at various dates. At December 31, 1994, minimum annual rental commitments under capital leases amounted to $7,349 and noncancelable operating leases with terms in excess of one year amounted to the following:

                                                                                 OPERATING
                                                                                  LEASES
                                                                                 --------
    1995......................................................................   $157,454
    1996......................................................................     83,177
    1997......................................................................     80,267
    1998......................................................................     80,012
    1999......................................................................     80,012
                                                                                 --------
              Total minimum lease payments....................................   $480,922
                                                                                 ========

     Rent expense related to operating leases amounted to $479,218 for the year ended December 31, 1994.

5. EMPLOYEE BENEFIT PLANS:

     The EyeCorp, Inc. -- Selected Acquisition Practices have qualified defined contribution plans which permit participants to make voluntary contributions. The applicable EyeCorp, Inc. -- Selected Acquisition Practices pay all general and administrative expenses of the plans and, in some cases, make matching contributions on behalf of the employees. The EyeCorp, Inc. -- Selected Acquisition Practices made contributions related to these plans that totaled $206,763 in 1994.

     One of the EyeCorp, Inc. -- Selected Acquisition Practices provides a deferred compensation plan for the owners. The plan provides for the payment of 60% of the participants' average annual salary over the participants' most recent 6 years of service prior to retirement for a period of 5 years. The plan is unfunded. Included in accrued salaries and benefits is a deferred compensation liability of $196,111 at December 31, 1994. The plan is to be terminated upon acquisition by EyeCorp, Inc. Payments will continue to those participants currently receiving distributions from the plan.

6. COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, certain of the individual EyeCorp, Inc. -- Selected Acquisition Practices have been named in various lawsuits, primarily alleging medical malpractice. In the opinion of the EyeCorp, Inc. -- Selected Acquisition Practices' management, the ultimate liability, if any and without considering possible insurance recoveries, will not have a material impact on its financial position, results of operations, or cash flows.

     Additionally, the EyeCorp, Inc. -- Selected Acquisition Practices are insured with respect to medical malpractice risks on a claims made basis.

7. RELATED PARTY TRANSACTIONS:

     The EyeCorp, Inc. -- Selected Acquisition Practices lease facility space and equipment from certain entities which include owners. Rent expense in related party operating leases amounted to $176,011 for the year ended December 31, 1994.

     In certain instances, relatives of the owners of the EyeCorp, Inc. -- Selected Acquisition Practices are employees of the clinics.

                EYECORP, INC. -- SELECTED ACQUISITION PRACTICES

     The EyeCorp, Inc. -- Selected Acquisition Practices lease office space as well as certain equipment under capital leases and noncancelable operating lease agreements which expire at various dates. At December 31, 1994, minimum annual rental commitments under capital leases amounted to $7,349 and noncancelable operating leases with terms in excess of one year amounted to the following:

                                                                                 OPERATING
                                                                                  LEASES
                                                                                 --------
    1995......................................................................   $157,454
    1996......................................................................     83,177
    1997......................................................................     80,267
    1998......................................................................     80,012
    1999......................................................................     80,012
                                                                                 --------
              Total minimum lease payments....................................   $480,922
                                                                                 ========

     Rent expense related to operating leases amounted to $479,218 for the year ended December 31, 1994.

5. EMPLOYEE BENEFIT PLANS:

     The EyeCorp, Inc. -- Selected Acquisition Practices have qualified defined contribution plans which permit participants to make voluntary contributions. The applicable EyeCorp, Inc. -- Selected Acquisition Practices pay all general and administrative expenses of the plans and, in some cases, make matching contributions on behalf of the employees. The EyeCorp, Inc. -- Selected Acquisition Practices made contributions related to these plans that totaled $206,763 in 1994.

     One of the EyeCorp, Inc. -- Selected Acquisition Practices provides a deferred compensation plan for the owners. The plan provides for the payment of 60% of the participants' average annual salary over the participants' most recent 6 years of service prior to retirement for a period of 5 years. The plan is unfunded. Included in accrued salaries and benefits is a deferred compensation liability of $196,111 at December 31, 1994. The plan is to be terminated upon acquisition by EyeCorp, Inc. Payments will continue to those participants currently receiving distributions from the plan.

6. COMMITMENTS AND CONTINGENCIES:

     In the normal course of business, certain of the individual EyeCorp, Inc. -- Selected Acquisition Practices have been named in various lawsuits, primarily alleging medical malpractice. In the opinion of the EyeCorp, Inc. -- Selected Acquisition Practices' management, the ultimate liability, if any and without considering possible insurance recoveries, will not have a material impact on its financial position, results of operations, or cash flows.

     Additionally, the EyeCorp, Inc. -- Selected Acquisition Practices are insured with respect to medical malpractice risks on a claims made basis.

7. RELATED PARTY TRANSACTIONS:

     The EyeCorp, Inc. -- Selected Acquisition Practices lease facility space and equipment from certain entities which include owners. Rent expense in related party operating leases amounted to $176,011 for the year ended December 31, 1994.

     In certain instances, relatives of the owners of the EyeCorp, Inc. -- Selected Acquisition Practices are employees of the clinics.

================================================================================


     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                                          PAGE
                                                          ----
                 Prospectus Summary.....................    3
                 The Company............................    6
                 Risk Factors...........................    6
                 Recent Developments....................   12
                 Use of Proceeds........................   14
                 Price Range of Common Stock............   14
                 Dividend Policy........................   14
                 Capitalization.........................   15
                 Unaudited Pro Forma Combined Financial
                   Statements...........................   16
                 Selected Financial Data................   19
                 Management's Discussion and Analysis of
                   Financial Condition and Results of
                   Operations...........................   20
                 Business...............................   26
                 Management.............................   38
                 Certain Transactions...................   44
                 Principal and Selling Stockholders.....   47
                 Description of Capital Stock...........   50
                 Shares Eligible for Future Sale........   55
                 Underwriting...........................   57
                 Legal Matters..........................   58
                 Experts................................   58
                 Available Information..................   59
                 Index to Financial Statements..........  F-1


================================================================================


================================================================================


                                5,000,000 SHARES


                    [PHYSICIANS RESOURCE GROUP, INC. LOGO]


                                  COMMON STOCK


                                  ------------


                                   PROSPECTUS


                                  MAY   , 1996


                                  ------------


                               SMITH BARNEY INC.


                               ALEX. BROWN & SONS
                                  INCORPORATED


                             VOLPE, WELTY & COMPANY


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be paid by PRG (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement.

    SEC Registration Fee.....................................................  $   54,279
    NASD Filing Fee..........................................................      16,241
    New York Stock Exchange, Inc. Listing Fee................................      25,000
    Blue Sky Fees and Expenses...............................................      15,000
    Printing and Engraving Costs.............................................     250,000
    Legal Fees and Expenses..................................................     250,000
    Accounting Fees and Expenses.............................................     600,000
    Transfer Agent and Registrar Fees and Expenses...........................      15,000
    Miscellaneous............................................................     474,480
                                                                               ----------
              Total..........................................................  $1,700,000
                                                                               ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     PRG's Third Amended and Restated Bylaws provide that PRG shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Eight of PRG's Restated Certificate of Incorporation, as amended, provides that PRG's directors will not be personally liable to PRG or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except for liability (a) for any breach of the duty of loyalty to PRG or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

     Reference is made to Article VII, Section 8 of PRG's Third Amended and Restated Bylaws, Exhibit 3.3 of this Registration Statement, which provides for indemnification of directors and officers.

     In April 1995, PRG entered into an indemnification agreement with certain of its directors and director nominees, pursuant to which PRG agreed to indemnify such persons for losses arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement of which this Prospectus forms a part.

     PRG has procured insurance that purports to insure PRG's directors and officers against certain liabilities incurred by them in the discharge of their functions as directors and officers, with certain exceptions including exceptions for liabilities arising from such directors' and officers' own malfeasance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of PRG issued or sold within the past three years that were not registered under the Securities Act:

          (i) In December 1993, PRG issued 100 shares of Common Stock to Notre in connection with the initial capitalization of PRG for an aggregate purchase price of $100. This transaction was effected without registration under the Securities Act in reliance upon the exemptions provided by
     Section 4(2) of the Securities Act. Effective November 14, 1994, PRG issued a dividend to the holders of its Common Stock of 10,999 shares of Common Stock for each share of Common Stock then outstanding. This transaction was completed without registration of the shares of Common Stock under the Securities Act because it did not involve a sale of securities. Effective March 17, 1995, PRG effectuated a 1.090632 for one stock split with respect to its Common Stock. This transaction was completed without registration of the shares of Common Stock under the Securities Act because it did not involve a sale of securities.

          (ii) Between November 14, 1994 and December 31, 1994, PRG issued an aggregate of 382,525 shares (after giving effect to the 1.090632 for one stock split described in (i), above) of Common Stock to John Pinto, Mark Kingston, Richard M. Owen, John Gilbert, J. Michael Casas, Richard E. Talbot and Gregory L. Solomon for an aggregate purchase price of $3,825.25. These transactions were effected without registration under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act.

          (iii) Simultaneously with the completion of the IPO, PRG issued 4,382,861 shares of Common Stock in connection with the acquisition of the assets of the Founding Affiliated Practices. This transaction was effected without registration of the Common Stock under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act.

          (iv) On March 20, 1995, PRG issued options to purchase 20,000 shares of Common Stock to Steven Cook. On March 31, 1995, the Company issued options to purchase, in the aggregate, 53,750 shares of Common Stock to Emmett E. Moore and Richard J. D'Amico. On April 14, 1995, the Company issued options to purchase, in the aggregate, 41,000 shares of Common Stock to John Pinto, Kevin Corcoran and Don Evens. On April 21, 1995, the Company issued options to purchase, in the aggregate, 516,250 shares of Common Stock to Gregory L. Solomon, Emmett E. Moore, Richard M. Owen, Mark P. Kingston, Richard J. D'Amico, Richard E. Talbot and John N. Bingham. These transactions were effected without registration of such options, or the underlying shares of Common Stock, under the Securities Act in reliance upon Rule 701 under the Securities Act.

          (v) On March 31, 1995, PRG entered into a Subscription Agreement with Notre, under which Notre received 174,500 shares of PRG's Class A Preferred Stock. This transaction was effected without registration of the Common Stock under the Securities Act in reliance upon the exemption provided by
     Section 4(2) of the Securities Act.

          (vi) Between January 24, 1996 and February 29, 1996, PRG issued 1,446,437 shares of Common Stock in connection with the 1996 Acquisitions. These transactions were effected without registration of the Common Stock under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act.

          (vii) On March 18, 1996, PRG issued 6,089,506 shares of Common Stock in connection with the EyeCorp Merger. Such transaction was effected without registration of the Common Stock under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

     In relying on the exemption provided by Section 4(2) of the Securities Act in connection with the private placements described above, PRG relied upon written representations of the persons acquiring PRG's shares, that they were acquiring the shares for investment purposes and that they had received adequate opportunity to obtain information, and had reviewed such information, regarding PRG. Certificates representing the shares issued to these persons contained a legend restricting transfer thereof absent registration under the Securities Act or the availability of an exemption therefrom.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


      EXHIBIT
       NUMBER                                      DESCRIPTION
- -------------------- ------------------------------------------------------------------------
         1.1         -- Form of Underwriting Agreement.(2)
         2.1         -- Agreement and Plan of Reorganization and Contribution Agreement,
                        dated as of the   day of April, 1995 by and among Physicians Resource
                        Group, Inc., Notre Capital Ventures, Ltd., Joseph C. Noreika, M.D.,
                        Inc., Eye Care of Medina, Inc., Joseph C. Noreika Trust for The
                        Benefit of Sarah Noreika, Joseph C. Noreika Trust for the Benefit of
                        Michael Noreika, Joseph C. Noreika Trust for the Benefit of Katya
                        Emily Noreika, Joseph C. Noreika Trust, Joanne Noreika as Trustee on
                        behalf of the foregoing Trusts and Joseph C. Noreika, M.D.(1)
         2.2         -- First Amendment to Agreement and Plan of Reorganization and
                        Contribution Agreement, dated as of April 17, 1995 by and among
                        Physicians Resource Group, Inc., Notre Capital Ventures, Ltd., Joseph
                        C. Noreika, M.D., Inc., Eye Care of Medina, Inc., Joseph C. Noreika
                        Trust, Joseph C. Noreika Trust for the Benefit of Sarah Noreika,
                        Joseph C. Noreika Trust for the Benefit of Michael Noreika, Joseph C.
                        Noreika Trust for the Benefit of Katya Emily Noreika, Joanne Noreika,
                        as Trustee on behalf of the foregoing Trusts, and Joseph C. Noreika,
                        M.D.(1)
         2.3         -- Agreement and Plan of Reorganization and Contribution Agreement,
                        dated as of the 18th day of April, 1995 by and among Physicians
                        Resource Group, Inc., Notre Capital Ventures, Ltd., The Eye Clinic of
                        Galveston, P.A., Rims & Lenses, Inc., Milstein, Fradkin & Gold
                        Leasing and the Stockholders as follows: Bernard A. Milstein, M.D.,
                        Daniel Gold, M.D. and Allan Fradkin, M.D.(1)
         2.4         -- Agreement and Plan of Reorganization and Contribution Agreement,
                        dated as of the 11th day of April, 1995 by and among Physicians
                        Resource Group, Inc., Notre Capital Ventures, Ltd., David M.
                        Schneider, M.D., Inc. and David M. Schneider, M.D.(1)
         2.5         -- Agreement and Plan of Reorganization and Contribution Agreement,
                        dated as of the 18th day of April, 1995 by and among Physicians
                        Resource Group, Inc., Notre Capital Ventures, Ltd., Texas Eye
                        Institute Assoc., Memorial Southeast Laser Center, Inc., First Colony
                        Optical, Inc., Optics West, Inc., Y.A.G., Inc., Sargent, Baum, Pitts,
                        Decker & Master, Ophthalmic Technology and the Stockholders as
                        follows: Charles A. Sargent, M.D., Alan C. Baum, M.D., R. Edwin
                        Pitts, M.D., William L. Decker, M.D., Gynette Carol Master, M.D.,
                        Lacy A. Koonce, M.D., Edmund L. Burnett, M.D., Charles A. Johnson,
                        M.D.(1)
         2.6         -- Agreement and Plan of Reorganization and Contribution Agreement dated as of the 3rd day of April, 1995 by and among Physicians Resource
                        Group, Inc., Notre Capital Ventures, Ltd., McDonald Eye Associates,
                        P.A., Fayetteville Optical Services, Inc., Micro Support Services,
                        Inc. d/b/a Medical Billing Specialist, Inc., McDonald Software
                        Systems, Inc., James E. McDonald, II, M.D., Judy McDonald and Baja
                        Leasing.(1)

      EXHIBIT
       NUMBER                                      DESCRIPTION
- -------------------- ------------------------------------------------------------------------
         2.7         -- First Amendment to Agreement and Plan of Reorganization and
                        Contribution Agreement, dated as of April 12, 1995 by and among
                        Physicians Resource Group, Inc., Notre Capital Ventures, Ltd.,
                        McDonald Eye Associates, P.A., Fayetteville Optical Services, Inc.,
                        Micro Support Services, Inc., d/b/a Medical Billing Specialist, Inc.,
                        McDonald Software Systems, Inc., James E. McDonald, II, M.D., Judy
                        McDonald and Baja Leasing.(1)
         2.8         -- Agreement and Plan of Reorganization dated, as of the 3rd day of
                        April, 1995 by and among Physicians Resource Group, Inc., Notre
                        Capital Ventures, Ltd., Michael A. Minadeo, M.D., P.A., Red River
                        Optical, Inc. and Michael A. Minadeo, M.D.(1)
         2.9         -- First Amendment to Agreement and Plan of Reorganization, dated as of
                        April 12, 1995 by and among Physicians Resource Group, Inc., Notre
                        Capital Ventures, Ltd., Michael A. Minadeo, M.D., P.A., Red River
                        Optical, Inc. and Michael A. Minadeo, M.D.(1)
         2.10        -- Agreement and Plan of Reorganization and Contribution Agreement dated as of the 17th day of April, 1995 by and among Physicians Resource
                        Group, Inc., Notre Capital Ventures, Ltd., Southern Nevada Eye
                        Clinic, Kenneth C. Westfield, M.D., Ltd., Nevada Institute of
                        Ambulatory Surgery, Inc., K&K Leasing, Carr Trust dated 1/24/91,
                        Tyree Carr, M.D. and Kenneth C. Westfield, M.D.(1)
         2.11        -- Contribution Agreement, dated as of the 5th day of April, 1995 by and among Physicians Resource Group, Inc., Notre Capital Ventures, Ltd.,
                        Eye Clinic P.C., James A. Price, M.D., Ben F. House, M.D., Bruce E.
                        Herron, M.D.: Arthur H. Woods, M.D., Mark R. Bateman, M.D. and House,
                        Price, Herron & Woods Partnership.(1)
         2.12        -- Contribution Agreement, dated as of the 12th day of April, 1995 by and among Physicians Resource Group, Inc., Notre Capital Ventures,
                        Ltd., Charles D. Fritch, M.D., Inc., Charles D. Fritch, M.D., Judith
                        K. Fritch and The Fritch Living Trust.(1)
         2.13        -- Stock Purchase Agreement, dated as of the 12th day of April, 1995 by and among Physicians Resource Group, Inc., Superior Eye Care, Inc.
                        and Benson Eyecare Corporation.(1)
         2.14        -- Agreement and Plan of Reorganization, dated as of the 14th day of
                        April, 1995 by and among Physicians Resource Group, Inc., Notre
                        Capital Ventures, Ltd., Pacific Vision Services, Inc. and the
                        Stockholders as follows: Paul A. Blacharski, Loren L. Denier, Wayne
                        B. Isaeff, N. Lome Muth, Carl S. Shibata, Tom S. Tooma and P. Harold
                        Wallar.(1)
         2.15        -- Asset Purchase Agreement by and among Sun Valley Acquisition
                        Corporation, Barnet-Dulaney Eye Center, P.L.L.C., Ronald W. Barnet,
                        M.D., David D. Dulaney, M.D., Robert B. Pinkert, O.D. and Scott A.
                        Perkins, M.D. dated November 29, 1995.(7)
         2.16        -- First Amendment to Asset Purchase Agreement by and among Sun Valley
                        Acquisition Corporation, Barnet-Dulaney Eye Center, P.L.L.C., Ronald
                        W. Barnet, M.D., David D. Dulaney, M.D., Robert B. Pinkert, O.D. and
                        Scott A. Perkins, M.D. dated February 14, 1996.(8)
         2.17        -- Agreement and Plan of Reorganization by and among PRG Texas
                        Acquisition Corporation III, Inc., Physicians Resource Group, Inc.,
                        Daniel I. Goldman, M.D., P.A. and Daniel I. Goldman, M.D. dated
                        December 7, 1995.(7)

      EXHIBIT
       NUMBER                                      DESCRIPTION
- -------------------- ------------------------------------------------------------------------
         2.18        -- First Amendment to Agreement and Plan of Reorganization by and among
                        Texas PRG I, Inc., a Delaware corporation (f/k/a PRG Texas
                        Acquisition Corporation I, Inc.), PRG Texas Acquisition Corporation
                        III, Inc., Physicians Resource Group, Inc., Daniel I. Goldman, M.D.,
                        P.A. and Daniel I. Goldman, M.D. dated February 14, 1996.(8)
         2.19        -- Agreement and Plan of Reorganization by and among PRG Texas
                        Acquisition Corporation II, Inc., Physicians Resource Group, Inc.,
                        The Clariday Eye Center, P.A. and Gregory T. Clariday, M.D. dated
                        December 7, 1995.(7)
         2.20        -- First Amendment to Agreement and Plan of Reorganization by and among
                        Texas PRG I, Inc., a Delaware corporation (f/k/a PRG Texas
                        Acquisition Corporation I, Inc.), PRG Texas Acquisition Corporation
                        II, Inc., Physicians Resource Group, Inc., The Clariday Eye Center,
                        P.A. and Gregory T. Clariday, M.D. dated February 14, 1996.(8)
         2.21        -- Agreement and Plan of Reorganization by and among PRG Texas
                        Acquisition Corporation I, Inc., Physicians Resource Group, Inc.,
                        William Lipsky, M.D., P.A., William Lipsky, M.D. and William Wynn
                        McMullen, M.D. dated December 7, 1995.(7)
         2.22        -- First Amendment to Agreement and Plan of Reorganization by and among
                        Texas PRG I, Inc., a Delaware corporation (f/k/a PRG Texas
                        Acquisition Corporation I, Inc.), Physicians Resource Group, Inc.,
                        William Lipsky, M.D., P.A., William Lipsky, M.D. and William Wynn
                        McMullen, M.D. dated February 14, 1996.(8)
         2.23        -- Agreement and Plan of Merger by and among Physicians Resource Group,
                        Inc., Sun Valley Acquisition Corporation, SVAC Acquisition
                        Corporation, Daniel D. Chambers, Michael R. Beck, John R. Hedrick and
                        Michael Yeary dated December 6, 1995.(7)
         2.24        -- Agreement and Plan of Reorganization by and among PRG OK Acquisition
                        Corporation I, Inc., Physicians Resource Group, Inc., Oklahoma Eye
                        Associates, Inc. and Robert A. Hummel, M.D. dated December 6,
                        1995.(7)
         2.25        -- Agreement and Plan of Reorganization by and among PRG Nevada
                        Acquisition Corporation II, Inc. Physicians Resource Group, Inc.,
                        Shepherd Eye Surgicenter, Ltd., John R. Shepherd, M.D. and Steven
                        Hansen, M.D. dated December 6, 1995.(7)
         2.26        -- Agreement and Plan of Reorganization by and among PRG Nevada
                        Acquisition Corporation III, Inc., Physicians Resource Group, Inc.,
                        John R. Shepherd, M.D., Ltd., d/b/a Shepherd Eye Center, John R.
                        Shepherd, M.D. and Steven Hansen, M.D., dated December 6, 1995.(7)
         2.27        -- Asset Purchase Agreement by and among Sun Valley Acquisition
                        Corporation, Mann Berkeley Eye Center, P.A., Paul Michael Mann, M.D.
                        and Ralph G. Berkeley, M.D. dated November 11, 1995.(7)
         2.28        -- First Amendment to Asset Purchase Agreement by and among Sun Valley
                        Acquisition Corporation, Mann Berkeley Eye Center, P.A., Paul Michael
                        Mann, M.D. and Ralph G. Berkeley, M.D. dated February 14, 1996.(8)
         2.29        -- Asset Purchase Agreement by and among PRG Nevada Acquisition
                        Corporation, Physicians Resource Group, Inc., Excimer, Inc., Rudy R.
                        Manthei, D.O. and Douglas C. Lorenz, D.O. dated November 29, 1995.(7)
         2.30        -- Asset Purchase Agreement by and among Four Quarters, Inc., PRG Nevada
                        Acquisition Corporation, Physicians Resource Group, Inc., Rudy R.
                        Manthei, D.O., Scott Manthei, D.O. and Douglas C. Lorenz, D.O. dated
                        November 29, 1995.(7)

      EXHIBIT
       NUMBER                                      DESCRIPTION
- -------------------- ------------------------------------------------------------------------
         2.31        -- Agreement and Plan of Reorganization by and among PRG Nevada
                        Acquisition Corporation, Physicians Resource Group, Inc., Manthei,
                        Manthei, Lorenz & Hatcher, Ltd. dba Nevada Eye and Ear, Rudy R.
                        Manthei, D.O., Douglas C. Lorenz, D.O. and Scott Manthei, D. O. dated
                        November 29, 1995.(7)
         2.32        -- Agreement and Plan of Reorganization by and among PRG OK Acquisition
                        Corporation III, Inc., Physicians Resource Group, Inc., Ophthalmology
                        Associates, P.C., Dr. Ned M. Reinstein, M.D. and Dr. Hubert M.
                        McClure, M.D. dated December 6, 1995.(7)
         2.33        -- Agreement and Plan of Reorganization by and among PRG OK Acquisition
                        Corporation III, Inc., Physicians Resource Group, Inc., Ophthalmology
                        Associates, P.C., Dr. Ned M. Reinstein, M.D. and Dr. Hubert M.
                        McClure, M.D. dated December 6, 1995.(7)
         2.34        -- Form of First Amendment to Agreement and Plan of Reorganization by
                        and among PRG OK Acquisition Corporation III, Inc., Physicians
                        Resource Group, Inc., Ophthalmology Associates, P.C., Dr. Ned M.
                        Reinstein, M.D. and Dr. Hubert M. McClure, M.D. dated January 29,
                        1996.(8)
         2.35        -- Agreement and Plan of Reorganization by and among PRG Ohio
                        Acquisition Corporation, Physicians Resource Group, Inc., Sandusky
                        Ophthalmology, Inc., John M. Parschauer, M.D., and Kenneth E.
                        Parschauer, M.D.(8)
         2.36        -- Amended and Restated Agreement and Plan of Merger by and among
                        Physicians Resource Group, Inc., PRG Acquisition Corporation and
                        EyeCorp, Inc., dated December 22, 1995.(7)
         2.37        -- Stock Purchase Agreement, dated as of March 19, 1996, by and among
                        James A. Price, M.D., Ben F. House, M.D., Bruce E. Herron, M.D.,
                        Arthur H. Woods, M.D., Mark R. Bateman, M.D. and Physicians Resource
                        Group, Inc.(5)
         3.1         -- Restated Certificate of Incorporation of Physicians Resource Group,
                        Inc.(1)
         3.2         -- Certificate of Designations, Preferences, Rights and Limitations of
                        Class A Preferred Stock of Physicians Resource Group, Inc.(1)
         3.3         -- Third Amended and Restated Bylaws of Physicians Resource Group,
                        Inc.(5)
         3.4         -- Form of Warrant Certificate.(1)
         3.5         -- Rights Agreement dated as of April 19, 1996 between Physicians
                        Resource Group Inc. and Chemical Mellon Shareholder Services(9)
         4.1         -- Form of certificate evidencing ownership of Common Stock of
                        Physicians Resource Group, Inc.(1)
         5.1         -- Opinion of Jackson & Walker, L.L.P.*
        10.1         -- Physicians Resource Group, Inc. Amended and Restated 1995 Stock
                        Option Plan.(5)
        10.2         -- Physicians Resource Group, Inc. 1995 Health Care Professionals Stock
                        Option Plan.(1)
        10.3         -- Employment Agreement between Physicians Resource Group, Inc. and
                        Gregory L. Solomon.(1)
        10.4         -- Employment Agreement between Physicians Resource Group, Inc. and
                        Emmett E. Moore.(1)
        10.5         -- Employment Agreement between Physicians Resource Group, Inc. and
                        Richard M. Owen.(1)
        10.6         -- Form of Indemnification Agreement for certain Directors.(1)

      EXHIBIT
       NUMBER                                      DESCRIPTION
- -------------------- ------------------------------------------------------------------------
        10.7         -- Form of Service Agreement by and between Physicians Resource Group,
                        Inc., Physicians Resource Group Subsidiary, Inc. and TPZ, Inc. d/b/a/
                        Eye Care of Medina, Inc.(1)
        10.8         -- Form of Service Agreement by and between Physicians Resource Group,
                        Inc., its wholly-owned subsidiary and The Eye Clinic of Texas.(1)
        10.9         -- Form of Service Agreement by and between Physicians Resource Group,
                        Inc., its wholly-owned subsidiary and David M. Schneider, M.D.,
                        Inc.(1)
        10.10        -- Form of Service Agreement by and between Physicians Resource Group,
                        Inc., its wholly-owned subsidiary and Texas Eye Institute Assoc.(1)
        10.11        -- Form of Service Agreement by and between Physicians Resource Group
                        Subsidiary, Inc., its wholly-owned subsidiary and McDonald Eye
                        Associates, P.A.(1)
        10.12        -- Form of Service Agreement by and between Physicians Resource Group,
                        Inc., its wholly-owned subsidiary and Michael A. Minadeo, M.D.,
                        P.A.(1)
        10.13        -- Form of Service Agreement by and between Physicians Resource Group,
                        Inc., its wholly-owned subsidiary and Southern Nevada Eye Clinic,
                        Inc., Kenneth C. Westfield, M.D., Ltd. and Nevada Institute of
                        Ambulatory Surgery, Inc.(1)
        10.14        -- Form of Service Agreement by and between Physicians Resource Group,
                        Inc., its wholly-owned subsidiary and Eye Clinic, P.C.(1)
        10.15        -- Form of Service Agreement by and between Superior Eye Care, Inc. and
                        Charles D. Fritch, M.D., Inc.(1)
        10.16        -- Form of Service Agreement by and among Pacific Vision Services, Inc.
                        and Loma Linda Ophthalmology Medical Group, Inc., Inland Eye
                        Institute Medical Group, Inc. and T.E.S.C., Inc.(1)
        10.17        -- First Amendment to Service Agreement by and among Physicians Resource
                        Group, Inc., as successor by merger to Pacific Vision Services, Inc.,
                        Loma Linda Ophthalmology Medical Group, Inc., Inland Eye Institute
                        Medical Group, Inc. and T.E.S.C., Inc. dated August 9, 1995.(4)
        10.18        -- Subscription Agreement, dated March 31, 1995 between Notre Capital
                        Ventures, Ltd. and Physicians Resource Group, Inc.(1)
        10.19        -- Form of Registration Rights Agreement.(1)
        10.20        -- Form of Registration Rights Agreement.(1)
        10.21        -- Form of Registration Rights and Stockholders Agreement.(1)
        10.22        -- Form of Registration Rights Agreement dated as of March 7, 1996, by and among Physicians Resource Group, Inc. and the former stockholders of EyeCorp, Inc.(5)
        10.23        -- Form of Option Agreement between Physicians Resource Group, James A.
                        Price, M.D., Ben F. House, M.D., Bruce E. Herron, M.D. and Mark R.
                        Bateman, M.D.(1)
        10.24        -- Separation and Mutual Release Agreement between Gregory Solomon and
                        Physicians Resource Group.(6)
        10.25        -- Loan Agreement dated as of January 8, 1996 between PRG and
                        NationsBank of Tennessee, N.A. ("NationsBank").(7)
        10.26        -- Subordination Agreement dated as of December 28, 1995 by and among
                        NationsBank, EyeCorp, Eyecare Resource, Inc., the EyePA, Inc. and
                        PRG.(5)
        10.27        -- Reimbursement Agreement dated as of December 28, 1995 between EyeCorp and PRG.(7)

      EXHIBIT
       NUMBER                                      DESCRIPTION
- -------------------- ------------------------------------------------------------------------
        10.28        -- Service Agreement dated as of February 23, 1994, by and between
                        EyeCorp, Inc., the Vitreoretinal Foundation and David Meyer, M.D.,
                        John E. Linn, M.D., John D. Armstrong, M.D., John L. Elfervig, M.D.
                        and Thomas A. Browning, M.D.(5)
        10.29        -- Amendment to Service Agreement, dated March 8, 1996, by and between the Vitreoretinal Foundation, David Meyer, M.D., John E. Linn, M.D.,
                        John D. Armstrong, M.D., John L. Elfervig, M.D. and Thomas A.
                        Browning, M.D. and EyeCorp, Inc.(5)
        10.30        -- Second Amendment to Service Agreement dated as of February 23, 1994, by and between EyeCorp, Inc., the Vitreoretinal Foundation and David
                        Meyer, M.D., John E. Linn, M.D., John D. Armstrong, M.D., John L.
                        Elfervig, M.D. and Thomas A. Browning, M.D.(5)
        10.31        -- Loan and Security Agreement dated as of December 28, 1995 among
                        EyeCorp, Inc., EyeCare Resource, Inc. The EyePA, Inc. and NationsBank
                        of Tennessee, N.A.(5)
        11.1         -- Statement re computation of per share earnings.*
        21.1         -- Subsidiaries.*
        23.1         -- Consent of Arthur Andersen LLP.(2)
        23.2         -- Consent of Coopers & Lybrand, L.L.P.(2)
        23.3         -- Consent of Jackson & Walker, L.L.P. (contained in its opinion filed as Exhibit 5.1).
        24.1         -- Power of Attorney (contained on the signature page of this
                        Registration Statement).


- ---------------


  * Previously filed.


(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-91440) and incorporated herein by reference.

(2)  Filed herewith.

(3) Previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ending June 30, 1995, and incorporated herein by reference.

(4) Previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ending June 30, 1995, and incorporated herein by reference.

(5) Previously filed as an exhibit to the Company's annual report on Form 10-K for the year ended December 31, 1995, and incorporated herein by reference.

(6) Previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ending September 30, 1995, and incorporated by reference.

(7) Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (No. 333-00230) and incorporated herein by reference.

(8) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated February 14, 1996 and incorporated herein by reference.

(9) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated April 19, 1996 and incorporated by reference herein.

     (b) Financial Statement Schedules -- None

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

          (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) That, for the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURE PAGE


     Pursuant to the requirements of the Securities Act of 1933, as amended, Physicians Resource Group, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 10, 1996.


                                            PHYSICIANS RESOURCE GROUP, INC.


                                            By:    /s/  EMMETT E. MOORE*
                                               -------------------------------
                                                      Emmett E. Moore
                                             Chairman of the Board of Directors
                                               President and Chief Executive
                                                          Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on May 10, 1996.



                  SIGNATURE                                         TITLE
- ---------------------------------------------   ----------------------------------------------
           /s/  EMMETT E. MOORE*                Chairman of the Board of Directors, President
- ---------------------------------------------      and Chief Executive Officer (Principal
               Emmett E. Moore                     Executive Officer)

           /s/  RICHARD M. OWEN*                Senior Vice President, Chief Financial Officer
- ---------------------------------------------      and Director (Principal Financial Officer)
               Richard M. Owen

           /s/  JOHN N. BINGHAM*                Vice President, Controller and Chief
- ---------------------------------------------      Accounting Officer (Principal Accounting
               John N. Bingham                     Officer)

           /s/  ALAN C. BAUM, M.D.*             Director
- ---------------------------------------------
               Alan C. Baum, M.D.

           /s/  LUCIUS E. BURCH, III*           Director
- ---------------------------------------------
               Lucius E. Burch, III

           /s/  CHARLES D. FRITCH, M.D.*        Director
- ---------------------------------------------
               Charles D. Fritch, M.D.

           /s/  RICHARD A. GILLELAND*           Director
- ---------------------------------------------
               Richard A. Gilleland

           /s/  BRUCE E. HERRON, M.D.*          Director
- ---------------------------------------------
               Bruce E. Herron, M.D.
                                                Director
- ---------------------------------------------
               David Meyer, M.D.

           /s/  JAMES E. McDONALD, II, M.D.*    Director
- ---------------------------------------------
               James E. McDonald, II, M.D.

           /s/  JOSEPH C. NOREIKA, M.D.*        Director
- ---------------------------------------------
              Joseph C. Noreika, M.D.

           /s/  JAMES W. RAYNER, M.D.*          Director
- ---------------------------------------------
               James W. Rayner, M.D.

                  SIGNATURE                                         TITLE
- ---------------------------------------------   ----------------------------------------------
        /s/  DAVID M. SCHNEIDER, M.D.*          Director
- ---------------------------------------------
            David M. Schneider, M.D.

        /s/  PAUL M. SHIMOFF*                   Director
- ---------------------------------------------
            Paul M. Shimoff

        /s/  RONALD L. STANFA*                  Director
- ---------------------------------------------
              Ronald L. Stanfa

        /s/  P. HAROLD WALLAR, M.D.*            Director
- ---------------------------------------------
           P. Harold Wallar, M.D.

        /s/  KENNETH C. WESTFIELD, M.D.*        Director
- ---------------------------------------------
            Kenneth C. Westfield, M.D.



* Pursuant to a power of attorney executed by the named individuals and filed with the Commission, Richard J. D'Amico has executed this Amendment No.1 to Registration Statement on behalf of such individual in the space provided below on April 18, 1996.



    /s/  RICHARD J. D'AMICO
- ------------------------------------
         Richard J. D'Amico
          Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                                   SEQUENTIALLY
 EXHIBIT                                                                             NUMBERED
  NUMBER                                DESCRIPTION                                    PAGE
- ---------- ----------------------------------------------------------------------  ------------
    1.1    -- Form of Underwriting Agreement.(2)
    2.1    -- Agreement and Plan of Reorganization and Contribution Agreement,
              dated as of the   day of April, 1995 by and among Physicians
              Resource Group, Inc., Notre Capital Ventures, Ltd., Joseph C.
              Noreika, M.D., Inc., Eye Care of Medina, Inc., Joseph C. Noreika
              Trust for The Benefit of Sarah Noreika, Joseph C. Noreika Trust for
              the Benefit of Michael Noreika, Joseph C. Noreika Trust for the
              Benefit of Katya Emily Noreika, Joseph C. Noreika Trust, Joanne
              Noreika as Trustee on behalf of the foregoing Trusts and Joseph C.
              Noreika, M.D.(1)
    2.2    -- First Amendment to Agreement and Plan of Reorganization and
              Contribution Agreement, dated as of April 17, 1995 by and among
              Physicians Resource Group, Inc., Notre Capital Ventures, Ltd.,
              Joseph C. Noreika, M.D., Inc., Eye Care of Medina, Inc., Joseph C.
              Noreika Trust, Joseph C. Noreika Trust for the Benefit of Sarah
              Noreika, Joseph C. Noreika Trust for the Benefit of Michael
              Noreika, Joseph C. Noreika Trust for the Benefit of Katya Emily
              Noreika, Joanne Noreika, as Trustee on behalf of the foregoing
              Trusts, and Joseph C. Noreika, M.D.(1)
    2.3    -- Agreement and Plan of Reorganization and Contribution Agreement,
              dated as of the 18th day of April, 1995 by and among Physicians
              Resource Group, Inc., Notre Capital Ventures, Ltd., The Eye Clinic
              of Galveston, P.A., Rims & Lenses, Inc., Milstein, Fradkin & Gold
              Leasing and the Stockholders as follows: Bernard A. Milstein, M.D.,
              Daniel Gold, M.D. and Allan Fradkin, M.D.(1)
    2.4    -- Agreement and Plan of Reorganization and Contribution Agreement,
              dated as of the 11th day of April, 1995 by and among Physicians
              Resource Group, Inc., Notre Capital Ventures, Ltd., David M.
              Schneider, M.D., Inc. and David M. Schneider, M.D.(1)
    2.5    -- Agreement and Plan of Reorganization and Contribution Agreement,
              dated as of the 18th day of April, 1995 by and among Physicians
              Resource Group, Inc., Notre Capital Ventures, Ltd., Texas Eye
              Institute Assoc., Memorial Southeast Laser Center, Inc., First
              Colony Optical, Inc., Optics West, Inc., Y.A.G., Inc., Sargent,
              Baum, Pitts, Decker & Master, Ophthalmic Technology and the
              Stockholders as follows: Charles A. Sargent, M.D., Alan C. Baum,
              M.D., R. Edwin Pitts, M.D., William L. Decker, M.D., Gynette Carol
              Master, M.D., Lacy A. Koonce, M.D., Edmund L. Burnett, M.D.,
              Charles A. Johnson, M.D.(1)
    2.6    -- Agreement and Plan of Reorganization and Contribution Agreement
              dated as of the 3rd day of April, 1995 by and among Physicians
              Resource Group, Inc., Notre Capital Ventures, Ltd., McDonald Eye
              Associates, P.A., Fayetteville Optical Services, Inc., Micro
              Support Services, Inc. d/b/a Medical Billing Specialist, Inc.,
              McDonald Software Systems, Inc., James E. McDonald, II, M.D., Judy
              McDonald and Baja Leasing.(1)
    2.7    -- First Amendment to Agreement and Plan of Reorganization and
              Contribution Agreement, dated as of April 12, 1995 by and among
              Physicians Resource Group, Inc., Notre Capital Ventures, Ltd.,
              McDonald Eye Associates, P.A., Fayetteville Optical Services, Inc.,
              Micro Support Services, Inc., d/b/a Medical Billing Specialist,
              Inc., McDonald Software Systems, Inc., James E. McDonald, II, M.D.,
              Judy McDonald and Baja Leasing.(1)

                                                                                   SEQUENTIALLY
 EXHIBIT                                                                             NUMBERED
  NUMBER                                DESCRIPTION                                    PAGE
- ---------- ----------------------------------------------------------------------  ------------
    2.8    -- Agreement and Plan of Reorganization dated, as of the 3rd day of
              April, 1995 by and among Physicians Resource Group, Inc., Notre
              Capital Ventures, Ltd., Michael A. Minadeo, M.D., P.A., Red River
              Optical, Inc. and Michael A. Minadeo, M.D.(1)
    2.9    -- First Amendment to Agreement and Plan of Reorganization, dated as of April 12, 1995 by and among Physicians Resource Group, Inc.,
              Notre Capital Ventures, Ltd., Michael A. Minadeo, M.D., P.A., Red
              River Optical, Inc. and Michael A. Minadeo, M.D.(1)
    2.10   -- Agreement and Plan of Reorganization and Contribution Agreement
              dated as of the 17th day of April, 1995 by and among Physicians
              Resource Group, Inc., Notre Capital Ventures, Ltd., Southern Nevada
              Eye Clinic, Kenneth C. Westfield, M.D., Ltd., Nevada Institute of
              Ambulatory Surgery, Inc., K&K Leasing, Carr Trust dated 1/24/91,
              Tyree Carr, M.D. and Kenneth C. Westfield, M.D.(1)
    2.11   -- Contribution Agreement, dated as of the 5th day of April, 1995 by and among Physicians Resource Group, Inc., Notre Capital Ventures,
              Ltd., Eye Clinic P.C., James A. Price, M.D., Ben F. House, M.D.,
              Bruce E. Herron, M.D.: Arthur H. Woods, M.D., Mark R. Bateman, M.D.
              and House, Price, Herron & Woods Partnership.(1)
    2.12   -- Contribution Agreement, dated as of the 12th day of April, 1995 by and among Physicians Resource Group, Inc., Notre Capital Ventures,
              Ltd., Charles D. Fritch, M.D., Inc., Charles D. Fritch, M.D.,
              Judith K. Fritch and The Fritch Living Trust.(1)
    2.13   -- Stock Purchase Agreement, dated as of the 12th day of April, 1995 by and among Physicians Resource Group, Inc., Superior Eye Care,
              Inc. and Benson Eyecare Corporation.(1)
    2.14   -- Agreement and Plan of Reorganization, dated as of the 14th day of
              April, 1995 by and among Physicians Resource Group, Inc., Notre
              Capital Ventures, Ltd., Pacific Vision Services, Inc. and the
              Stockholders as follows: Paul A. Blacharski, Loren L. Denier, Wayne
              B. Isaeff, N. Lome Muth, Carl S. Shibata, Tom S. Tooma and P.
              Harold Wallar.(1)
    2.15   -- Asset Purchase Agreement by and among Sun Valley Acquisition
              Corporation, Barnet-Dulaney Eye Center, P.L.L.C., Ronald W. Barnet,
              M.D., David D. Dulaney, M.D., Robert B. Pinkert, O.D. and Scott A.
              Perkins, M.D. dated November 29, 1995.(7)
    2.16   -- First Amendment to Asset Purchase Agreement by and among Sun Valley
              Acquisition Corporation, Barnet-Dulaney Eye Center, P.L.L.C.,
              Ronald W. Barnet, M.D., David D. Dulaney, M.D., Robert B. Pinkert,
              O.D. and Scott A. Perkins, M.D. dated February 14, 1996.(8)
    2.17   -- Agreement and Plan of Reorganization by and among PRG Texas
              Acquisition Corporation III, Inc., Physicians Resource Group, Inc.,
              Daniel I. Goldman, M.D., P.A. and Daniel I. Goldman, M.D. dated
              December 7, 1995.(7)
    2.18   -- First Amendment to Agreement and Plan of Reorganization by and
              among Texas PRG I, Inc., a Delaware corporation (f/k/a PRG Texas
              Acquisition Corporation I, Inc.), PRG Texas Acquisition Corporation
              III, Inc., Physicians Resource Group, Inc., Daniel I. Goldman,
              M.D., P.A. and Daniel I. Goldman, M.D. dated February 14, 1996.(8)

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
                                                                                   SEQUENTIALLY
 EXHIBIT                                                                             NUMBERED
  NUMBER                                DESCRIPTION                                    PAGE
- ---------- ----------------------------------------------------------------------  ------------
    2.19   -- Agreement and Plan of Reorganization by and among PRG Texas
              Acquisition Corporation II, Inc., Physicians Resource Group, Inc.,
              The Clariday Eye Center, P.A. and Gregory T. Clariday, M.D. dated
              December 7, 1995.(7)
    2.20   -- First Amendment to Agreement and Plan of Reorganization by and
              among Texas PRG I, Inc., a Delaware corporation (f/k/a PRG Texas
              Acquisition Corporation I, Inc.), PRG Texas Acquisition Corporation
              II, Inc., Physicians Resource Group, Inc., The Clariday Eye Center,
              P.A. and Gregory T. Clariday, M.D. dated February 14, 1996.(8)
    2.21   -- Agreement and Plan of Reorganization by and among PRG Texas
              Acquisition Corporation I, Inc., Physicians Resource Group, Inc.,
              William Lipsky, M.D., P.A., William Lipsky, M.D. and William Wynn
              McMullen, M.D. dated December 7, 1995.(7)
    2.22   -- First Amendment to Agreement and Plan of Reorganization by and
              among Texas PRG I, Inc., a Delaware corporation (f/k/a PRG Texas
              Acquisition Corporation I, Inc.), Physicians Resource Group, Inc.,
              William Lipsky, M.D., P.A., William Lipsky, M.D. and William Wynn
              McMullen, M.D. dated February 14, 1996.(8)
    2.23   -- Agreement and Plan of Merger by and among Physicians Resource
              Group, Inc., Sun Valley Acquisition Corporation, SVAC Acquisition
              Corporation, Daniel D. Chambers, Michael R. Beck, John R. Hedrick
              and Michael Yeary dated December 6, 1995.(7)
    2.24   -- Agreement and Plan of Reorganization by and among PRG OK
              Acquisition Corporation I, Inc., Physicians Resource Group, Inc.,
              Oklahoma Eye Associates, Inc. and Robert A. Hummel, M.D. dated
              December 6, 1995.(7)
    2.25   -- Agreement and Plan of Reorganization by and among PRG Nevada
              Acquisition Corporation II, Inc. Physicians Resource Group, Inc.,
              Shepherd Eye Surgicenter, Ltd., John R. Shepherd, M.D. and Steven
              Hansen, M.D. dated December 6, 1995.(7)
    2.26   -- Agreement and Plan of Reorganization by and among PRG Nevada
              Acquisition Corporation III, Inc., Physicians Resource Group, Inc.,
              John R. Shepherd, M.D., Ltd., d/b/a Shepherd Eye Center, John R.
              Shepherd, M.D. and Steven Hansen, M.D., dated December 6, 1995.(7)
    2.27   -- Asset Purchase Agreement by and among Sun Valley Acquisition
              Corporation, Mann Berkeley Eye Center, P.A., Paul Michael Mann,
              M.D. and Ralph G. Berkeley, M.D. dated November 11, 1995.(7)
    2.28   -- First Amendment to Asset Purchase Agreement by and among Sun Valley
              Acquisition Corporation, Mann Berkeley Eye Center, P.A., Paul
              Michael Mann, M.D. and Ralph G. Berkeley, M.D. dated February 14,
              1996.(8)
    2.29   -- Asset Purchase Agreement by and among PRG Nevada Acquisition
              Corporation, Physicians Resource Group, Inc., Excimer, Inc., Rudy
              R. Manthei, D.O. and Douglas C. Lorenz, D.O. dated November 29,
              1995.(7)
    2.30   -- Asset Purchase Agreement by and among Four Quarters, Inc., PRG
              Nevada Acquisition Corporation, Physicians Resource Group, Inc.,
              Rudy R. Manthei, D.O., Scott Manthei, D.O. and Douglas C. Lorenz,
              D.O. dated November 29, 1995.(7)

                                                                                   SEQUENTIALLY
 EXHIBIT                                                                             NUMBERED
  NUMBER                                DESCRIPTION                                    PAGE
- ---------- ----------------------------------------------------------------------  ------------
    2.31   -- Agreement and Plan of Reorganization by and among PRG Nevada
              Acquisition Corporation, Physicians Resource Group, Inc., Manthei,
              Manthei, Lorenz & Hatcher, Ltd. dba Nevada Eye and Ear, Rudy R.
              Manthei, D.O., Douglas C. Lorenz, D.O. and Scott Manthei, D. O.
              dated November 29, 1995.(7)
    2.32   -- Agreement and Plan of Reorganization by and among PRG OK
              Acquisition Corporation III, Inc., Physicians Resource Group, Inc.,
              Ophthalmology Associates, P.C., Dr. Ned M. Reinstein, M.D. and Dr.
              Hubert M. McClure, M.D. dated December 6, 1995.(7)
    2.33   -- Agreement and Plan of Reorganization by and among PRG OK
              Acquisition Corporation III, Inc., Physicians Resource Group, Inc.,
              Ophthalmology Associates, P.C., Dr. Ned M. Reinstein, M.D. and Dr.
              Hubert M. McClure, M.D. dated December 6, 1995.(7)
    2.34   -- Form of First Amendment to Agreement and Plan of Reorganization by
              and among PRG OK Acquisition Corporation III, Inc., Physicians
              Resource Group, Inc., Ophthalmology Associates, P.C., Dr. Ned M.
              Reinstein, M.D. and Dr. Hubert M. McClure, M.D. dated January 29,
              1996.(8)
    2.35   -- Agreement and Plan of Reorganization by and among PRG Ohio
              Acquisition Corporation, Physicians Resource Group, Inc., Sandusky
              Ophthalmology, Inc., John M. Parschauer, M.D., and Kenneth E.
              Parschauer, M.D.(8)
    2.36   -- Amended and Restated Agreement and Plan of Merger by and among
              Physicians Resource Group, Inc., PRG Acquisition Corporation and
              EyeCorp, Inc., dated December 22, 1995.(7)
    2.37   -- Stock Purchase Agreement, dated as of March 19, 1996, by and among
              James A. Price, M.D., Ben F. House, M.D., Bruce E. Herron, M.D.,
              Arthur H. Woods, M.D., Mark R. Bateman, M.D. and Physicians
              Resource Group, Inc.(5)
    3.1    -- Restated Certificate of Incorporation of Physicians Resource Group,
              Inc.(1)
    3.2    -- Certificate of Designations, Preferences, Rights and Limitations of
              Class A Preferred Stock of Physicians Resource Group, Inc.(1)
    3.3    -- Third Amended and Restated Bylaws of Physicians Resource Group,
              Inc.(5)
    3.4    -- Form of Warrant Certificate.(1)
    3.5    -- Rights Agreement dated as of April 19, 1996 between Physicians
              Resource Group, Inc. and Chemical Mellon Shareholder Services(9)
    4.1    -- Form of certificate evidencing ownership of Common Stock of
              Physicians Resource Group, Inc.(1)
    5.1    -- Opinion of Jackson & Walker, L.L.P.*
   10.1    -- Physicians Resource Group, Inc. Amended and Restated 1995 Stock
              Option Plan.(5)
   10.2    -- Physicians Resource Group, Inc. 1995 Health Care Professionals
              Stock Option Plan.(1)
   10.3    -- Employment Agreement between Physicians Resource Group, Inc. and
              Gregory L. Solomon.(1)
   10.4    -- Employment Agreement between Physicians Resource Group, Inc. and
              Emmett E. Moore.(1)
   10.5    -- Employment Agreement between Physicians Resource Group, Inc. and
              Richard M. Owen.(1)

                                                                                   SEQUENTIALLY
 EXHIBIT                                                                             NUMBERED
  NUMBER                                DESCRIPTION                                    PAGE
- ---------- ----------------------------------------------------------------------  ------------
   10.6    -- Form of Indemnification Agreement for certain Directors.(1)
   10.7    -- Form of Service Agreement by and between Physicians Resource Group,
              Inc., Physicians Resource Group Subsidiary, Inc. and TPZ, Inc.
              d/b/a/ Eye Care of Medina, Inc.(1)
   10.8    -- Form of Service Agreement by and between Physicians Resource Group,
              Inc., its wholly-owned subsidiary and The Eye Clinic of Texas.(1)
   10.9    -- Form of Service Agreement by and between Physicians Resource Group,
              Inc., its wholly-owned subsidiary and David M. Schneider, M.D.,
              Inc.(1)
   10.10   -- Form of Service Agreement by and between Physicians Resource Group,
              Inc., its wholly-owned subsidiary and Texas Eye Institute Assoc.(1)
   10.11   -- Form of Service Agreement by and between Physicians Resource Group
              Subsidiary, Inc., its wholly-owned subsidiary and McDonald Eye
              Associates, P.A.(1)
   10.12   -- Form of Service Agreement by and between Physicians Resource Group,
              Inc., its wholly-owned subsidiary and Michael A. Minadeo, M.D.,
              P.A.(1)
   10.13   -- Form of Service Agreement by and between Physicians Resource Group,
              Inc., its wholly-owned subsidiary and Southern Nevada Eye Clinic,
              Inc., Kenneth C. Westfield, M.D., Ltd. and Nevada Institute of
              Ambulatory Surgery, Inc.(1)
   10.14   -- Form of Service Agreement by and between Physicians Resource Group,
              Inc., its wholly-owned subsidiary and Eye Clinic, P.C.(1)
   10.15   -- Form of Service Agreement by and between Superior Eye Care, Inc.
              and Charles D. Fritch, M.D., Inc.(1)
   10.16   -- Form of Service Agreement by and among Pacific Vision Services,
              Inc. and Loma Linda Ophthalmology Medical Group, Inc., Inland Eye
              Institute Medical Group, Inc. and T.E.S.C., Inc.(1)
   10.17   -- First Amendment to Service Agreement by and among Physicians
              Resource Group, Inc., as successor by merger to Pacific Vision
              Services, Inc., Loma Linda Ophthalmology Medical Group, Inc.,
              Inland Eye Institute Medical Group, Inc. and T.E.S.C., Inc. dated
              August 9, 1995.(4)
   10.18   -- Subscription Agreement, dated March 31, 1995 between Notre Capital
              Ventures, Ltd. and Physicians Resource Group, Inc.(1)
   10.19   -- Form of Registration Rights Agreement.(1)
   10.20   -- Form of Registration Rights Agreement.(1)
   10.21   -- Form of Registration Rights and Stockholders Agreement.(1)
   10.22   -- Form of Registration Rights Agreement dated as of March 7, 1996, by and among Physicians Resource Group, Inc. and the former
              stockholders of EyeCorp, Inc.(5)
   10.23   -- Form of Option Agreement between Physicians Resource Group, James
              A. Price, M.D., Ben F. House, M.D., Bruce E. Herron, M.D. and Mark
              R. Bateman, M.D.(1)
   10.24   -- Separation and Mutual Release Agreement between Gregory Solomon and
              Physicians Resource Group.(6)
   10.25   -- Loan Agreement dated as of January 8, 1996 between PRG and
              NationsBank of Tennessee, N.A. ("NationsBank").(7)

                                                                                   SEQUENTIALLY
 EXHIBIT                                                                             NUMBERED
  NUMBER                                DESCRIPTION                                    PAGE
- ---------- ----------------------------------------------------------------------  ------------
   10.26   -- Subordination Agreement dated as of December 28, 1995 by and among
              NationsBank, EyeCorp, Eyecare Resource, Inc., the EyePA, Inc. and
              PRG.(5)
   10.27   -- Reimbursement Agreement dated as of December 28, 1995 between
              EyeCorp and PRG.(7)
   10.28   -- Service Agreement dated as of February 23, 1994, by and between
              EyeCorp, Inc., the Vitreoretinal Foundation and David Meyer, M.D.,
              John E. Linn, M.D., John D. Armstrong, M.D., John L. Elfervig, M.D.
              and Thomas A. Browning, M.D.(5)
   10.29   -- Amendment to Service Agreement, dated March 8, 1996, by and between the Vitreoretinal Foundation, David Meyer, M.D., John E. Linn,
              M.D., John D. Armstrong, M.D., John L. Elfervig, M.D. and Thomas A.
              Browning, M.D. and EyeCorp, Inc.(5)
   10.30   -- Second Amendment to Service Agreement dated as of February 23,
              1994, by and between EyeCorp, Inc., the Vitreoretinal Foundation and David Meyer, M.D., John E. Linn, M.D., John D. Armstrong, M.D.,
              John L. Elfervig, M.D. and Thomas A. Browning, M.D.(5)
   10.31   -- Loan and Security Agreement dated as of December 28, 1995 among
              EyeCorp, Inc., EyeCare Resource, Inc. The EyePA, Inc. and
              NationsBank of Tennessee, N.A.(5)
   11.1    -- Statement re computation of per share earnings.*
   21.1    -- Subsidiaries.*
   23.1    -- Consent of Arthur Andersen LLP.(2)
   23.2    -- Consent of Coopers & Lybrand, L.L.P.(2)
   23.3    -- Consent of Jackson & Walker, L.L.P. (contained in its opinion filed as Exhibit 5.1).
   24.1    -- Power of Attorney (contained on the signature page of this
              Registration Statement).


- ---------------


  * Previously filed.


(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-91440) and incorporated herein by reference.

(2)  Filed herewith.

(3) Previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ending June 30, 1995, and incorporated herein by reference.

(4) Previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ending June 30, 1995, and incorporated herein by reference.

(5) Previously filed as an exhibit to the Company's annual report on Form 10-K for the year ended December 31, 1995, and incorporated herein by reference.

(6) Previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ending September 30, 1995, and incorporated by reference.

(7) Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (No. 333-00230) and incorporated herein by reference.

(8) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated February 14, 1996 and incorporated herein by reference.

(9) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated April 19, 1996 and incorporated by reference herein.